As filed with the Securities and Exchange Commission on July 18, 2025

Registration No. 333-288087

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRI-COUNTY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6022	36-3412522
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

706 Washington Street

Mendota, Illinois 61342

(815) 538-2265

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Timothy McConville

President and Chief Executive Officer

Tri-County Financial Group, Inc.

706 Washington Street

Mendota, Illinois 61342

(815) 538-2265

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert M. Fleetwood

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

563,064 Shares

Common Stock

$1.00 Par Value Per Share

This prospectus relates to the sale of up to 563,064 shares of our voting common stock which may be offered by the selling shareholder, Castle Creek Capital Partners VI, LP, which we refer to as “Castle Creek,” or the “Selling Shareholder.” Unlike an initial public offering, the resale by the Selling Stockholder is not being underwritten by any investment bank. The shares of common stock offered by the Selling Shareholder are subject to a Registration Rights Agreement, dated October 6, 2017, as subsequently amended, which we refer to as the “Rights Agreement.” See “The Selling Shareholder” for a description of the Rights Agreement. Such registration does not mean that the Selling Shareholder will actually offer or sell any of these shares. We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sales of the above shares of our common stock by the Selling Shareholder.

All references to “common stock” in this prospectus relate to our shares of voting common stock, unless otherwise noted. We also have a class of nonvoting common stock authorized by our certificate of incorporation. No shares of nonvoting common stock are currently issued and we do not anticipate issuing any shares of nonvoting common stock in the future.

Shares of our common stock are quoted on the OTC Market Group, Inc. OTCQX Marketplace under the symbol “TYFG”. On July 17, 2025, the last reported sale price of our common stock on the OTCQX was $44.25 per share. Please see “Market Price and Dividend Information” for more information.

As of the date of this prospectus, we had 2,388,443 shares of common stock outstanding, of which 707,356 shares were held by affiliates, including the Selling Shareholder. As of the date of this prospectus, there are no shares of any other class of securities issued.

The Selling Shareholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, if any, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices, directly or through a broker or brokers, who may act as agent or as a principal or by a combination of such methods of sale. The Selling Shareholder will receive all proceeds from the sale of the common stock.

Investing in our common stock involves risks. We encourage you to read and carefully consider this prospectus in its entirety, in particular, the “Risk Factors” beginning on page 7 as well as other information in any documents we incorporate by reference into this prospectus, for a discussion of factors that you should consider with respect to this prospectus.

The shares of common stock offered are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

Neither the SEC, any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2025.

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ABOUT THIS PROSPECTUS

As used in this prospectus, the terms “Company” “we,” “our,” and “us” refer to Tri-County Financial Group, Inc., and its consolidated subsidiaries unless the context indicates otherwise. When we refer to the “Bank” or “our Bank” in this prospectus, we are referring to First State Bank, an Illinois state-chartered bank and wholly-owned subsidiary of the Company.

This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. You should only rely on the information contained in this prospectus. We have not, and the Selling Shareholder has not, authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. The Selling Shareholder is offering to sell common stock only in jurisdictions where those sales are permitted. Any references to our website herein are not intended to be active links and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.

This prospectus describes the specific details regarding the sale of our common stock by the Selling Shareholder, the terms of the common stock being offered and the risks of investing in our common stock. You should read this prospectus before making your investment decision. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size is based on information from various sources, including information obtained from various independent, third-party industry sources, publications, government reports, trade and business organizations and other contacts in the markets in which we operate and our own internal data, estimates and forecasts, as well as assumptions that we have made that are based on such data and other similar sources, and on our knowledge of the market for our products and services.

Although we believe that this information (including the industry publications and third-party research surveys and studies) is generally reliable, information of this sort is inherently imprecise. This information involves a number of assumptions and limitations. In addition, estimates, forecasts and assumptions of our future performance and the performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

●	we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

●	we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

●	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

In this prospectus, we have elected to take advantage of the reduced disclosure requirements and other relief described above, and in the future we may take advantage of any or all of these exemptions for as long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.235 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the date of this prospectus, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the end of the first fiscal year in which (A) the market value of our equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year, (B) we have been a public reporting company under the Securities Exchange Act of 1934, as amended, or Exchange Act, for at least twelve calendar months and (C) we have filed at least one annual report on Form 10-K.

In addition to the relief described above, the JOBS Act permits us to take advantage of an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

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SUMMARY

This summary does not contain all of the information that may be important to you or that you should consider before investing in our common stock. This summary is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. Before making your investment decision, you should read this entire prospectus, including the “Risk Factors” section and those documents incorporated by reference. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares of our common stock to cover any over-allotments.

Our Business

The Company is a bank holding company that was incorporated under the laws of the State of Delaware in 1986. The Company conducts a majority of its business through its wholly-owned subsidiary, First State Bank. The Bank has two wholly-owned subsidiaries: First State Mortgage Services, LLC (“FSM”) and Tri-County Insurance Services, Inc. (d/b/a First State Insurance) (“FSI”). As of March 31, 2025, the Company had approximately $1.54 billion in consolidated total assets. The Company and the Bank are headquartered in Mendota, Illinois. Currently, the Bank has 19 branch offices in 18 communities located primarily in north central Illinois.

The Bank was founded in 1940 and has focused on providing comprehensive banking services to the communities it serves. For the first several decades, the Bank conducted its business through its headquarters in Mendota. In the 1980s and 1990s, the Bank began expanding to nearby communities, including facilities in LaMoille, Peru, Streator, Ottawa and McNabb. During the early 2000s, the Bank focused on expanding its service offerings and established FSI, a full-serve insurance agency. As the Bank increased its branch locations, it also developed FSM, a full-service mortgage lending operation. Over the next several years, the Bank engaged in the acquisition of several smaller banks and grew to over $1.0 billion in assets.

The Bank focuses primarily on the origination and servicing of (i) commercial loans, including commercial and industrial loans; (ii) real estate loans, including commercial real estate, agricultural real estate and one-to-four family residential mortgage loans; and (iii) agricultural loans, including agricultural operating loans. Demand, savings (including money market), and time deposits are the Bank’s primary funding sources. The funding mix also includes securities sold under agreement to repurchase and borrowings from the Federal Home Loan Bank of Chicago.

The Bank’s primary deposit gathering and lending markets consist of communities throughout north central Illinois. We are headquartered in Mendota, Illinois, and have branches in Batavia, Bloomington, Champaign, Geneva, LaMoille, McNabb, North Aurora, Ottawa, Peru, Princeton, Rochelle, Shabonna, St. Charles, Streator, Sycamore, Waterman and West Brooklyn, Illinois. The primary industries within these respective markets are also diverse and dependent upon a wide array of industry and governmental activity for their economic base.

The Company faces strong competition both in attracting deposits and making real estate, commercial and other loans. Its most direct competition for deposits and loans comes from large national and regional banks, local community banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market mutual funds, credit unions, financial technology (fintech) companies and other non-bank financial service providers located in its principal market areas, including many larger financial institutions which have greater financial and marketing resources available to them. The Bank competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers.

The Bank strives to provide a full range of financial products and services to individuals as well as to small- and medium-sized businesses in each market area it serves. The Bank targets consumers for their mortgage needs as well as owner-operated businesses for small business and commercial real estate. The Bank has a loan committee with authority to approve credits within established guidelines. Concentrations in excess of those guidelines must be approved by either a corporate loan committee comprised of the Bank’s Chief Executive Officer, the Chief Credit Officer, and other senior commercial lenders or the Bank’s board of directors. When lending to an entity, the Bank generally obtains a guaranty from the principals of the entity. The loan mix is subject to the discretion of the Bank’s board of directors and the demands of the local marketplace.

The Selling Shareholder

On October 6, 2017, we sold 95,564 shares of our voting common stock and 46,750 shares of our nonvoting series B preferred stock to Castle Creek. Castle Creek later converted its holdings of nonvoting series B preferred stock into holdings of our common stock. In connection with this transaction, we entered into a Stock Purchase Agreement, dated as of October 6, 2017, and the Rights Agreement with Castle Creek. Under these agreements, we have agreed to comply with certain continuing obligations with respect to Castle Creek which are described in more detail in “Selling Shareholder” beginning on page 96. Pursuant to the Rights Agreement, and certain amendments thereto, the Company must file a registration statement with the SEC by June 16, 2025, so that Castle Creek may resell its shares of common stock. The Company has filed this Registration Statement pursuant to the Rights Agreement.

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The Offering

Shares of Common Stock Offered by Us	None

Shares of Common Stock Offered by the Selling Shareholder	563,064 shares

Common Stock Outstanding After the Offering(1)	2,388,443 shares

Use of Proceeds	We will not receive any proceeds for the sale of shares of common stock by the Selling Shareholder pursuant to this prospectus.

Offering Price

The Selling Shareholder may sell all or a portion of the Shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

Market Trading	Our common stock is currently quoted on the OTC Markets Group, Inc. OTCQX under the symbol “TYFG.” The last reported closing price of our common stock on July 17, 2025, was $44.25 per share.

Risk Factors

See “Risk Factors” and other information included in this prospectus (including information incorporated by reference) for a discussion of factors you should consider before investing in our common stock.

(1)	The number of our shares outstanding as of the date of this prospectus is based on 2,388,443 shares of our common stock outstanding as of May 31, 2025.

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SELECTED FINANCIAL DATA

The following tables set forth selected consolidated financial data for us at and for each of the years in the three-year period ended December 31, 2024 and at and for the three-month periods ended March 31, 2025 and 2024. Historical results are not necessarily indicative of future results and the results for the three months ended March 31, 2025 are not necessarily indicative of our expected results for the full year ending December 31, 2025 or any other period.

You should read this information in conjunction with our consolidated financial statements and related Notes, from which this information is derived. See the section entitled “Incorporation of Certain Information by Reference” included elsewhere herein.

(Dollars in thousands, except per share data)	At or For the Years Ended December 31,		At or For the Three Months Ended March 31,
	2024	2023	2025	2024
	(Dollars in thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$44,976	$28,018	$45,534	$22,725
Debt securities available-for-sale	143,735	174,846	147,398	169,149
Mortgage loans held for sale	9,011	10,189	15,578	10,504
Loans (not including loans held for sale)	1,276,409	1,273,602	1,262,756	1,280,143
Allowance for credit losses	(14,444)	(15,990)	(14,504)	(15,005)
Loans, net	1,261,965	1,257,612	1,248,252	1,265,138
Cash surrender value of life insurance	20,269	19,728	20,409	19,858
Goodwill and other intangible assets	8,700	8,723	8,694	8,717
Other assets	50,628	53,779	50,627	53,879
Total assets	$1,539,284	$1,552,895	$1,536,492	$1,549,970

Deposits	$1,273,296	$1,246,731	$1,302,944	$1,284,784
Securities sold under agreement to repurchase	22,679	22,488	22,266	21,107
Federal Home Loan Bank advances	67,917	116,000	32,917	74,500
Subordinated debt	9,834	9,810	9,840	9,816
Other liabilities	22,364	21,723	22,471	22,311
Total liabilities	1,396,090	1,416,752	1,390,438	1,412,518
Stockholders’ equity	143,194	136,143	146,054	137,452
Total liabilities and stockholders’ equity	$1,539,284	$1,552,895	$1,536,492	$1,549,970

Average earning assets	$1,465,309	$1,454,959	$1,461,302	$1,480,132
Average total assets	$1,530,408	$1,515,831	$1,523,355	$1,549,062
Average stockholders’ equity	$140,057	$131,189	$144,834	$136,475

Statement of Income Data
Interest income	$77,896	$69,319	$19,530	$18,989
Interest expense	34,988	26,570	7,892	8,510
Net interest income	42,908	42,749	11,638	10,479
Credit loss expense (recovery)	(1,284)	(850)	501	(1,287)
Noninterest income	15,632	15,522	3,596	3,013
Noninterest expense	45,967	45,744	11,300	11,189
Income tax expense	3,428	3,332	879	915
Net Income	$10,429	$10,045	$2,554	$2,675

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(Dollars in thousands, except per share data)	At or For the Years Ended December 31,		At or For the Three Months Ended March 31,
	2024	2023	2025	2024
Per Share Data
Basic earnings	$4.32	$4.09	$1.07	$1.10
Diluted earnings	$4.28	$4.05	$1.06	$1.09
Dividends declared	$0.85	$0.90	$0.25	$0.20
Book value at period end	$59.81	$56.20	$61.15	$56.72

Weighted average shares outstanding:
Basic earnings per share	2,412,573	2,454,027	2,388,888	2,423,785
Diluted earnings per share	2,438,755	2,481,343	2,407,526	2,443,076
Shares outstanding at period end	2,394,193	2,422,358	2,388,443	2,423,518

Selected Financial Ratios
Return on average assets	0.68%	0.66%	0.71%	0.69%
Return on average equity	7.45%	7.66%	7.15%	7.88%
Net interest margin (1)	2.96%	2.97%	3.26%	2.88%
Loans/deposits	100.24%	102.16%	96.92%	99.64%
Allowance for credit losses to total loans (2)	1.13%	1.26%	1.15%	1.17%
Nonperforming loans to total loans (2)	0.33%	0.55%	0.41%	0.64%
Allowance for credit losses to nonperforming loans (2)	346.88%	226.52%	283.06%	179.93%
Nonperforming assets to total assets	0.33%	0.46%	0.35%	0.54%
Tier 1 leverage capital ratio of subsidiary Bank	10.30%	9.80%	10.30%	9.80%
Risk-based total capital ratio of subsidiary Bank	14.50%	14.00%	15.00%	14.10%
Stockholders’ equity to total assets	9.30%	8.77%	9.51%	8.87%
Dividend payout ratio	19.66%	21.93%	23.38%	18.13%

(1) Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

(2) The ratio excludes loans held for sale.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. The material risks and uncertainties that management believes affect us are described below. Before you decide to invest, you should carefully review and consider the risks described below, together with all other information included in this prospectus. Any of the following risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition, results of operations and growth prospects. As a result, the trading price of our common stock could decline, and you could experience a partial or complete loss of your investment. Further, to the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See “Cautionary Note Regarding Forward-Looking Statements” on page 22.

Credit Risks

We must effectively manage our credit risk.

There are risks inherent in making any loan, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and risks resulting from changes in economic and industry conditions. In general, these risks have increased as a result of sustained elevated interest rates, uncertainties associated with inflation, and uncertainties associated with new economic policies being announced by the Trump Administration and Congress, including, in particular, tariff policy and implementation. These factors and uncertainties potentially increased the risk of a near-term decline in growth or an economic downturn. We attempt to minimize our credit risk through prudent loan application approval procedures, careful monitoring of the concentration of our loans within specific industries and periodic independent reviews of outstanding loans by our credit review department and external consultants. However, we cannot assure you that such approval and monitoring procedures will reduce these credit risks.

Most of our loans are commercial, real estate or agricultural loans or residential real estate loans each of which is subject to distinct types of risk. To reduce the lending risks we face, we generally take a security interest in borrowers’ property for all four types of loans. Nevertheless, the risk of non-payment is inherent in all types of loans, and if we are unable to collect amounts owed, it may materially affect our operations and financial performance.

Our business is subject to domestic and, to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could materially and adversely affect us.

Our financial performance generally, and in particular the ability of customers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer, is highly dependent upon the business environment not only in the markets where we operate, but also in the state of Illinois generally and in the United States as a whole. A favorable business environment is generally characterized by, among other factors: economic growth; efficient capital markets; low inflation; low unemployment; high business and investor confidence; and strong business earnings. Unfavorable or uncertain economic and market conditions can be caused by: declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; increases in inflation or interest rates; high unemployment; uncertainty in U.S. trade policies, legislation, treaties and tariffs; natural disasters; acts of war or terrorism, including the current conflicts in Israel and Ukraine; widespread disease or pandemics; or a combination of these or other factors.

Economic conditions in the state of Illinois are generally impacted by commodity prices, which may adversely impact the Illinois economy, specifically the agricultural sector. Declines in commodity prices could materially and adversely affect our results of operations. The agricultural economy in the Midwest, including Illinois, has generally weakened over the previous several years. A prolonged period of weakness in the agricultural economy could result in a decrease in demand for loans or other products and services offered by us, an increase in agricultural loan delinquencies and defaults, an increase in impaired assets and foreclosures, a decline in the value of our loans secured by real estate, and an inability to sell foreclosed assets. The effects of a prolonged period of a weakened agricultural economy could have a material adverse effect on our business, financial condition and results of operations.

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Elevated levels of inflation could adversely impact our business and results of operations.

The United States is experiencing elevated levels of inflation. Continued levels of inflation could have complex effects on our business and results of operations, some of which could be materially adverse. For example, elevated inflation harms consumer purchasing power, which could negatively affect our retail customers and the economic environment and, ultimately, many of our business customers, and could also negatively affect our levels of non-interest expense. When interest rates rise in response to, or as a result of, elevated levels of inflation, the value of our securities portfolio would be negatively impacted. Continued elevated levels of inflation could also cause increased volatility and uncertainty in the business environment, which could adversely affect loan demand and our clients’ ability to repay indebtedness. It is also possible that governmental responses to inflation could adversely affect our business, such as changes to monetary and fiscal policy that are too strict, or the imposition or threatened imposition of price controls. The duration and severity of an inflationary period cannot be estimated with precision.

Our allowance for credit losses may prove to be insufficient to absorb losses in our loan portfolio.

As of January 1, 2023, the Company was required to adopt accounting standard update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326), commonly referred to as “CECL”. CECL changed how the Company calculates its allowance for credit losses by requiring the Company to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. This is a change from the previous method of providing allowances for credit losses that are probable.

We maintain our allowance for credit losses at a level considered appropriate by management to absorb all expected future losses in the loan portfolio and off balance sheet exposures at the balance sheet date. Additionally, our Board of Directors regularly monitors the appropriateness of our allowance for credit losses. The allowance is also subject to regulatory examinations and a determination by the regulatory agencies as to the appropriate level of the allowance. The amount of future credit losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates and the value of the underlying collateral, which may be beyond our control, and such losses may exceed current estimates. At December 31, 2024, our allowance for credit losses as a percentage of total loans, was 1.13%, and as a percentage of total non-performing loans was 346.9%. Although management believes that the allowance for credit losses is appropriate to absorb future losses on any existing loans and off balance sheet exposures that may become uncollectible, we cannot predict credit losses with certainty, nor can we assure you that our allowance for credit losses will prove sufficient to cover actual credit losses in the future. Credit losses in excess of our reserves will adversely affect our business, financial condition and results of operations.

Our loan portfolio has a large concentration of real estate loans, which involve risks specific to real estate value.

Real estate lending (including commercial and agricultural real estate, construction and land and residential real estate) is a large portion of our loan portfolio. These categories totaled $1.1 billion, or approximately 87.6% of our total loan portfolio, as of December 31, 2024. As of December 31, 2024, construction and land loans comprised $21.8 million, or 1.7%, of our loan portfolio; one-to-four family residential mortgage loans, excluding $9.0 million of loans held for sale, comprised $386.5 million, or 30.3%, of our loan portfolio; commercial real estate loans compromised $538.8 million, or 42.2%, of our total loan portfolio; and agricultural real estate loans totaled $170.4 million, or 13.4%, of our total loan portfolio. The market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the geographic area in which the real estate is located. Although a significant portion of commercial real estate, agricultural real estate and construction and land loans are secured by a secondary form of collateral, adverse developments affecting real estate values in one or more of our markets could increase the credit risk associated with our loan portfolio. Additionally, real estate lending typically involves higher loan principal amounts, and the repayment of the loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Economic events or governmental regulations outside of the control of the borrower or lender could negatively impact the future cash flow and market values of the affected properties, (i) declines in the rents or decreases in occupancy and, therefore, in the cash flows generated by those real properties on which the borrowers depend to fund their loan payments to us, (ii) decreases in the values of those real properties, which make it more difficult for the borrowers to sell those real properties for amounts sufficient to repay their loans in full, and (iii) job losses of residential home buyers, which makes it more difficult for these borrowers to fund their loan payments. Adverse changes affecting real estate values, including decreases in office occupancy due to the shift to remote working environments, and the liquidity of real estate in one or more of our markets could increase the credit risk associated with the our loan portfolio, significantly impair the value of property pledged as collateral on loans and affect the our ability to sell the collateral upon foreclosure without a loss or additional losses or the our ability to sell those loans on the secondary market.

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If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, then we may not be able to realize the amount of security that we anticipated at the time of originating the loan, which could cause us to increase our provision for credit losses and adversely affect our operating results and financial condition. In light of such risks as discussed above, the uncertainty that exists in the economy and credit markets nationally, there can be no guarantee that we will not experience additional deterioration in credit performance by our real estate loan customers.

Our construction and land loans expose us to increased lending risks.

Construction and land loans comprised $21.8 million, or 1.7% of our loan portfolio at December 31, 2024. A majority of these loans are made to contractors and builders to finance the construction of single and multifamily homes, subdivisions, as well as commercial properties. Land loans include the purchase or refinance of unimproved land held for future residential development, improved residential lots held for speculative investment purposes, lines of credit secured by land, and land development loans. We originate these loans regardless of whether the borrower has a sales contract for the property used as collateral. Therefore, ultimate repayment of the loan is dependent on finding end-purchasers for finished projects.

Construction lending involves inherent risks due to estimating costs in relation to project values. Uncertainties in construction costs, market value, the timing of project completion and regulatory impacts make accurately evaluating total project funds and loan-to-value ratios challenging. Moreover, certain construction loans do not require borrower payments during the term, accumulating interest into the principal. Therefore, repayment depends heavily on project success and the borrower’s ability to sell, lease, or secure permanent financing, rather than their ability to repay principal and interest directly. Misjudging a project’s value could leave us with inadequate security and potential losses upon completion. Additionally, factors like shifts in housing demand and unexpected building costs can significantly deviate actual results from estimates. A downturn of real estate in the markets we serve could escalate delinquencies, defaults, foreclosures, and compromise collateral value.

Our concentration of one-to-four family residential mortgage loans may result in lower yields and profitability.

We originate one-to-four family loans through our traditional banking operations as well as through FSM, the Bank’s wholly-owned mortgage subsidiary. One-to-four family residential mortgage loans, excluding $9.0 million of loans held for sale, comprised $386.5 million, or 30.3%, of our loan portfolio at December 31, 2024. These loans are secured primarily by properties located in the state of Illinois. Our concentration of these loans results in lower yields relative to other loan categories within our loan portfolio. While these loans generally possess higher yields than investment securities, their repayment characteristics are not as well defined, and they generally possess a higher degree of interest rate risk versus other loans and investment securities within our portfolio. This increased interest rate risk is due to the repayment and prepayment options inherent in residential mortgage loans which are exercised by borrowers based upon the overall level of interest rates. These residential mortgage loans are generally made on the basis of the borrower’s ability to make repayments from his or her employment and the value of the property securing the loan. Thus, as a result, repayment of these loans is also subject to general economic and employment conditions within the communities and surrounding areas where the property is located.

A decline in residential real estate market prices or home sales has the potential to adversely affect our one-to-four family residential mortgage portfolio in several ways, such as a decrease in collateral values and an increase in non-performing loans, each of which could adversely affect our operating results and/or financial condition. Additionally, the profitability of FSM, our mortgage subsidiary, is dependent upon its ability to originate loans and sell them to investors. Loan production levels are sensitive to changes in the level of interest rates and changes in economic conditions. Loan production levels may suffer if we experience a slowdown in housing markets, tightening credit conditions or increasing interest rates. Any sustained period of decreased activity caused by fewer refinancing transactions, higher interest rates, housing price pressure, or loan underwriting restrictions would adversely affect our mortgage originations and, consequently, could significantly reduce our income from mortgage activities. Operating FSM as a separate mortgage subsidiary adds a layer of costs associated with our mortgage activities, including operational, regulatory and compliance costs. With the recent interest rate environment, mortgage volume has been muted, and FSM, as a stand-alone subsidiary, has not been profitable since 2021. If mortgage volume does not improve, then FSM’s profitability will continue to lag and will adversely affect our financial condition and results of operations.

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The Company’s loan portfolio has a large concentration of commercial real estate loans, which involve risks specific to real estate values and the health of the real estate market generally.

As of December 31, 2024, the Company had $538.8 million of commercial real estate loans, consisting of $182.1 million of non-owner occupied loans, $173.7 million of owner occupied loans, and $183.0 million of loans secured by multifamily residential properties. Commercial real estate loans represented 42.2% of the Company’s total loan portfolio and 321.6% of the Bank’s total capital at December 31, 2024.

Total commercial real estate loans as of March 31, 2025 and December 31, 2024 and 2023 are scheduled below, together with their respective nonperforming loans and other past due loans and net loan charge-offs (recoveries) during the period.

	At or for the Quarter Ended	At or for the Year Ended		Percentage of Total Loans
Commercial Real Estate Loans	March 31,	December 31,		March 31,	December 31,
(Dollars in thousands)	2025	2024	2023	2025	2024	2023

Total loans outstanding	$545,777	$538,810	$509,688

Non performing and other past due loans Loans past due 90 days or more and still accruing	$79	$353	$442	0.01%	0.07%	0.08%
Nonaccrual loans	2,938	2,974	1,315	0.54%	0.55%	0.26%
Total nonperforming loans	3,017	3,327	1,757	0.55%	0.62%	0.34%
Loans past 30-89 days and still accruing	530	385	1,315	0.10%	0.07%	0.26%
Total past due loans	$3,547	$3,712	$3,072	0.65%	0.69%	0.60%

Net loan charge-offs (recoveries) during the period	$-	$28	$(229)

The levels of nonperforming loans and total past due loans have remained at manageable levels during the first quarter of 2025 and the years ended December 31, 2024 and 2023, with each measure less than 1% of total commercial real estate loans at the end of each period. There were no commercial real estate loan charge-offs or recoveries during the first quarter of 2025, compared to minimal net charge-offs in 2024 and net recoveries in 2023.

The market value of real estate can fluctuate significantly in a short period of time as a result of interest rates and market conditions in the area in which the real estate is located and some of these values have been negatively affected by the rise in prevailing interest rates. Adverse developments affecting real estate values in the Company’s market areas could increase the credit risk associated with the Company’s loan portfolio. Additionally, the repayment of commercial real estate loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, then the Company may not be able to realize the full value of the collateral that the Company anticipated at the time of originating the loan, which could force the Company to take charge-offs or require the Company to increase the Company’s provision for credit losses, which could have a material adverse effect on the Company’s business, financial condition, results of operations and growth prospects.

Commercial loans make up a significant portion of our loan portfolio.

Commercial loans comprised $69.7 million, or 5.5%, of our loan portfolio at December 31, 2024. Our commercial loans are made based primarily on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of accounts receivable, inventory, or machinery. Credit support provided by the borrower for most of these loans, and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. Due to the larger average size of each commercial loan as compared with other loans such as consumer and residential real estate loans, as well as collateral that is generally less readily marketable, losses incurred on a small number of commercial loans could have a material adverse impact on our financial condition and results of operations.

Our agricultural loans and the ability of the borrower to repay may be affected by many factors outside of the borrower’s control.

Agricultural operating loans comprised $80.6 million, or 6.3%, of our loan portfolio at December 31, 2024. The repayment of agricultural operating loans is dependent on the successful operation or management of the farm property. Likewise, agricultural operating loans involve a greater degree of risk than lending on residential properties, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as farm equipment, livestock or crops. We generally secure agricultural operating loans with a blanket lien on livestock, equipment, feed, hay, grain and crops. Nevertheless, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation.

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We also originate agricultural real estate loans. At December 31, 2024, agricultural real estate loans totaled $170.4 million, or 13.4% of our total loan portfolio. Agricultural real estate lending involves a greater degree of risk and typically involves larger loans to single borrowers than lending on single-family residences. As with agricultural operating loans, payments on agricultural real estate loans are dependent on the profitable operation or management of the farm property securing the loan. The success of the farm may be affected by many factors outside the control of the farm borrower, including adverse weather conditions that prevent the planting of a crop or limit crop yields (such as hail, drought and floods), loss of livestock due to disease or other factors, declines in market prices for agricultural products (both domestically and internationally) and the impact of government regulations (including changes in price supports, tariffs, trade agreements, subsidies and environmental regulations). In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm. If the cash flow from a farming operation is diminished, the borrower’s ability to repay the loan may be impaired. The primary crops in our market areas are wheat, corn and soybeans. Accordingly, adverse circumstances affecting wheat, corn and soybean crops could have an adverse effect on our agricultural real estate loan portfolio.

Our business is concentrated in and dependent upon the continued growth and welfare of the markets in which we operate, including north-central Illinois and the far west suburbs of Chicago.

We operate primarily in north central Illinois and the far west suburbs of Chicago, and as a result, our financial condition, results of operations and cash flows are subject to changes in the economic conditions in those areas. Although each market we operate in is geographically and economically diverse, our success depends upon the business activity, population, income levels, deposits and real estate activity in each of these markets. Although our customers’ business and financial interests may extend well beyond our market area, adverse economic conditions that affect our specific market area could reduce our growth rate, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations. Because of our geographic concentration, we are less able than other regional or national financial institutions to diversify our credit risks across multiple markets.

Non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition, and could result in further losses in the future.

As of December 31, 2024, our non-performing loans (which consist of non-accrual loans and loans past due 90 days or more and still accruing interest) totaled $4.2 million, or 0.33% of our loan portfolio, and our non-performing assets (which include non-performing loans plus other real estate owned) totaled $5.1 million, or 0.33% of total assets. In addition, we had $5.3 million in accruing loans that were 30-89 days delinquent as of December 31, 2024.

Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting our net income and returns on assets and equity, increasing our loan administration costs and adversely affecting our efficiency ratio. When we take collateral in foreclosure and similar proceedings, we are required to mark the collateral to its then-fair market value less the cost to sell, which may result in a loan charge off. These non-performing loans and other real estate owned also increase our risk profile and may affect the capital our regulators believe is appropriate in light of such risks. The resolution of non-performing assets requires significant time commitments from management and can be detrimental to the performance of their other responsibilities. If we experience increases in non-performing loans and non-performing assets, our net interest income may be negatively impacted and our loan administration costs could increase, each of which could have an adverse effect on our net income and related ratios, such as return on assets and equity.

Interest Rate Risks

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

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The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

The Federal Reserve has indicated that it is working to avoid abrupt or unpredictable changes in economic or financial conditions so as not to disrupt the financial systems, also known as “shocks;” despite this, the impact of these changes cannot be certain. Vulnerabilities in the financial system can amplify the impact of an initial shock following rate increases, potentially leading to unintended volatility, as well as to disruptions in the provision of financial services, such as clearing payments, the provision of liquidity, and the availability of credit. Furthermore, asset liquidation pressures can be amplified by liquidity mismatches and the leverage of certain nonbank financial intermediaries such as hedge funds. The financial crisis in March 2020, closely related to the COVID-19 pandemic, also demonstrated that pressures on dealer intermediation can limit the availability of liquidity during times of market stress. Given the interconnectedness of the global financial system, these vulnerabilities could impact the Company’s business operations and financial condition.

Interest rates and other conditions impact our results of operations.

Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Like most banking institutions, our net interest spread and margin are affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. Some observers expect that during 2025, and perhaps beyond, the FOMC may decrease interest rates. In September 2024, the FOMC began lowering interest rates with the target range for the federal funds rate decreasing by 100 basis points to a range of 4.25% to 4.50% by the end of 2024. The decrease was expressly made in response to inflation moderating and the labor market weakening. The FOMC has not lowered its target range for the federal funds rate since its December 2024 meeting. These effects from interest rate changes or from other sustained economic stress or a recession, among other matters, could have a material adverse effect on our business, financial condition, liquidity, and results of operations. We measure interest rate risk under various rate scenarios and using specific criteria and assumptions. Although we believe our current level of interest rate sensitivity is reasonable and effectively managed, significant fluctuations in interest rates may have an adverse effect on our business, financial condition and results of operations.

High interest rates may result in a further decline in value of our fixed-rate debt securities. The unrealized losses resulting from holding these securities would be recognized in other comprehensive income and reduce total stockholders’ equity. Unrealized losses, unrelated to credit, on available for sale debt securities, do not negatively impact our regulatory capital ratios, unless we are required to or plan to sell the security before its fair value is recovered; however, tangible common equity and the associated ratios would be reduced. If debt securities in an unrealized loss position are sold, such losses become realized and will reduce our regulatory capital ratios.

Declines in value may adversely impact the carrying amount of our investment portfolio and result in credit losses.

We may be required to record an allowance for credit loss on our investment securities if they suffer declines in value that relate to a permanent decline in credit quality. If the credit quality of the securities in our investment portfolio deteriorates, we may also experience a loss in interest income from the suspension of either interest or dividend payments. Numerous factors, including lack of liquidity for resales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in business climate or adverse actions by regulators could have a negative effect on our investment portfolio in future periods.

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The value of the financial instruments we own may decline in the future.

An increase in market interest rates may affect the market value of our securities portfolio, potentially reducing accumulated other comprehensive income and/or earnings. Additionally, an increase in market interest rates may reduce the value of our loan portfolio, although, in accordance with U.S. generally accepted accounting principles (“GAAP”), such a decline in value may not be reflected in the carrying balance of our loans in the same manner as our debt securities available-for-sale. The market value of these investments may be affected by factors other than the underlying performance of the servicer of the securities or the mortgages underlying the securities, such as changes in the interest rate environment, negative trends in the residential and commercial real estate markets, ratings downgrades, adverse changes in the business climate and a lack of liquidity in the secondary market for certain investment securities. In addition, we may determine to sell securities in our available for sale investment securities portfolio, and any such sale could cause us to realize currently unrealized losses that resulted from increases in prevailing interest rates.

Downgrades in the credit rating of one or more insurers that provide credit enhancement for our state and municipal securities portfolio may have an adverse impact on the market for and valuation of these types of securities.

We invest in tax-exempt and taxable state and local municipal investment securities, some of which are insured by monoline insurers. As of December 31, 2024, we had $60.0 million of municipal securities, which represented 38.0% of our total securities portfolio. Even though management generally purchases municipal securities on the overall credit strength of the issuer, the reduction in the credit rating of an insurer may negatively impact the market for and valuation of our investment securities. Such downgrade could adversely affect our liquidity, financial condition and results of operations.

Legal, Accounting and Compliance Risks

Legislative and regulatory reforms applicable to the financial services industry may have a significant impact on our business, financial condition and results of operations.

The laws, regulations, rules, policies and regulatory interpretations governing us are constantly evolving and may change significantly over time as Congress and various regulatory agencies react to adverse economic conditions or other matters. The implementation of any current, proposed or future regulatory or legislative changes to laws applicable to the financial industry may impact the profitability of our business activities and may change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These regulations and legislation may be impacted by the political ideologies of the executive and legislative branches of the U.S. government as well as the heads of regulatory and administrative agencies, which may change as a result of elections.

The Company and the Bank are subject to stringent capital and liquidity requirements.

The Basel III Rule imposes stringent capital requirements on bank holding companies and banks. In addition to the minimum capital requirements, banks and bank holding companies are also required to maintain a capital conservation buffer of 2.5% of Common Equity Tier 1 Capital on top of minimum risk-weighted asset ratios to make capital distributions (including for dividends and repurchases of stock) and pay discretionary bonuses to executive officers without restriction. Banking institutions that do not maintain capital in excess of the Basel III Rule standards including the capital conservation buffer face constraints on the payment of dividends, equity repurchases and compensation based on the amount of the shortfall. Accordingly, if the Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions from the Bank to the parent Company may be prohibited or limited.

Future increases in minimum capital requirements could adversely affect our net income. Furthermore, our failure to comply with the minimum capital requirements could result in our regulators taking formal or informal actions against us, which could restrict our future growth or operations.

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We are subject to changes in accounting principles, policies or guidelines.

Our financial performance is impacted by accounting principles, policies and guidelines. Some of these policies require the use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Some of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If such estimates or assumptions underlying our financial statements are incorrect, we may experience material losses.

From time to time, the FASB and the SEC change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our financial statements, such as the implementation of CECL. In addition, trends in financial and business reporting, including environmental social and governance (ESG) related disclosures, could require us to incur additional reporting expense. These changes are beyond our control, can be difficult to predict and could materially impact how we report our financial condition and results of operations. Changes in these standards are continuously occurring, and more drastic changes may occur in the future. The implementation of such changes could have a material adverse effect on our financial condition and results of operations.

We may be required to pay higher FDIC insurance premiums in the future.

Future bank failures may prompt the FDIC to increase its premiums above the current levels or to issue special assessments. The Bank generally is unable to control the amount of premiums or special assessments that it or its subsidiary is required to pay for FDIC insurance. Any future changes in the calculation or assessment of FDIC insurance premiums may have a material adverse effect on the Bank’s results of operations, financial condition, and the ability to continue to pay dividends on common stock at the current rate or at all.

Operational, Strategic and Reputational Risks

We face intense competition in all phases of our business from other banks and financial institutions.

The banking and financial services business in our market is highly competitive. Our competitors include large national and regional banks, local community banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market mutual funds, credit unions, fintech companies, and other non-bank financial service providers, many of which have greater financial, marketing and technological resources than us. Many of these competitors are not subject to the same regulatory restrictions that we are and may be able to compete more effectively as a result. Increased competition in our market may result in a decrease in the amounts of our loans and deposits, reduced spreads between loan rates and deposit rates or loan terms that are more favorable to the borrower. Any of these results could have a material adverse effect on our ability to grow and remain profitable. If increased competition causes us to significantly discount the interest rates we offer on loans or increase the amount we pay on deposits, our net interest income could be adversely impacted. If increased competition causes us to relax our underwriting standards, we could be exposed to higher losses from lending activities. Additionally, many of our competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than we can offer.

Technology and other changes are allowing consumers and businesses to complete financial transactions that historically have involved banks through alternative methods. For example, the wide acceptance of internet-based commerce has resulted in a number of alternative payment processing systems and lending platforms in which banks play only minor roles. Customers can also maintain funds in prepaid debit cards or digital currencies and pay bills and transfer funds directly without the direct assistance of banks. The diminishing role of banks as financial intermediaries has resulted and could continue to result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the potential loss of lower cost deposits as a source of funds could have a material adverse effect on our business, financial condition and results of operations.

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While we do not offer products relating to digital assets, including cryptocurrencies, stablecoins and other similar assets, there has been a significant increase in digital asset adoption globally over the past several years. Certain characteristics of digital asset transactions, such as the speed with which such transactions can be conducted, the ability to transact without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, and the anonymous nature of the transactions, are appealing to certain consumers notwithstanding the various risks posed by such transactions. Accordingly, digital asset service providers—which, at present are not subject to the same degree of scrutiny and oversight as banking organizations and other financial institutions—are becoming active competitors to more traditional financial institutions. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on our financial condition and results of operations. Potential partnerships with digital asset companies, moreover, could also entail significant investment.

The financial services industry continues to undergo rapid technological changes with frequent introductions of new technology-driven products and services, including internet services, cryptocurrencies and payment systems. In addition to better serving customers, the effective use of technology increases efficiency as well as enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our market area. Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that we will be able to offer, which would put us at a competitive disadvantage. Accordingly, we cannot provide you with assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

Issues with the use of artificial intelligence in our marketplace may result in reputational harm or liability, or could otherwise adversely affect the Company’s business.

Artificial intelligence, including generative artificial intelligence, is or may be enabled by or integrated into the Company’s products or those developed by its third party partners. As with many developing technologies, artificial intelligence presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. Artificial intelligence algorithms may be flawed, for example datasets may contain biased information or otherwise be insufficient, and inappropriate or controversial data practices could impair the acceptance of artificial intelligence solutions and result in burdensome new regulations. If the analyses that products incorporating artificial intelligence assist in producing for the Company or its third party partners are deficient, biased or inaccurate, the Company could be subject to competitive harm, potential legal liability and brand or reputational harm. The use of artificial intelligence may also present ethical issues. If the Company or its third party partners offer artificial intelligence enabled products that are controversial because of their purported or real impact on human rights, privacy, or other issues, the Company may experience competitive harm, potential legal liability and brand or reputational harm. In addition, the Company expects that governments will continue to assess and implement new laws and regulations concerning the use of artificial intelligence, which may affect or impair the usability or efficiency of products and services and those developed by the Company’s third party partners.

Our community banking strategy relies heavily on our management team, and the unexpected loss of key managers may adversely affect our operations.

Much of our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services and familiar with the communities in our market area. Our ability to retain executive officers, the current management teams, branch managers and loan officers will continue to be important to the successful implementation of our strategy. It is also critical, as we grow, to be able to attract and retain qualified additional management and loan officers with the appropriate level of experience and knowledge about our market area to implement our community-based operating strategy. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations.

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Labor shortages and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition.

A number of factors may adversely affect the labor force available to us or increase labor costs, including high employment levels, and decreased labor force size and participation. Although we have not experienced any material labor shortage to date, we have recently observed an overall tightening and increasingly competitive local labor market. As of December 31, 2024, Illinois’ unemployment rate was 4.9%. A sustained labor shortage or increased turnover rates within our employee base could lead to increased costs, such as increased compensation expense to attract and retain employees.

In addition, if we are unable to hire and retain employees capable of performing at a high-level, or if mitigation measures we may take to respond to a decrease in labor availability have unintended negative effects, our business could be adversely affected. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation, could have a material adverse impact on our operations, results of operations, liquidity or cash flows.

The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

As a bank, we are susceptible to fraudulent activity, information security breaches and cybersecurity-related incidents that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Information security breaches and cybersecurity-related incidents may include fraudulent or unauthorized access to systems used by us or our clients, denial or degradation of service attacks and malware or other cyber-attacks.

In recent periods, there continues to be a rise in electronic fraudulent activity, security breaches and cyber-attacks within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting commercial bank accounts. Moreover, several large corporations, including financial institutions and retail companies, have suffered major data breaches, in some cases exposing not only confidential and proprietary corporate information, but also sensitive financial and other personal information of their customers and employees and subjecting them to potential fraudulent activity. Some of our clients may have been affected by these breaches, which could increase their risks of identity theft and other fraudulent activity that could involve their accounts with us.

Information pertaining to us and our clients is maintained, and transactions are executed, on networks and systems maintained by us and certain third party partners, such as our online banking, mobile banking or accounting systems. The secure maintenance and transmission of confidential information, as well as execution of transactions over these systems, are essential to protect us and our clients against fraud and security breaches and to maintain the confidence of our clients. Breaches of information security also may occur through intentional or unintentional acts by those having access to our systems or the confidential information of our clients, including employees. In addition, increases in criminal activity levels and sophistication, advances in computer capabilities, new discoveries, vulnerabilities in third party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that we use to prevent fraudulent transactions and to protect data about us, our clients and underlying transactions, as well as the technology used by our clients to access our systems. Our third party partners’ inability to anticipate, or failure to adequately mitigate, breaches of security could result in a number of negative events, including losses to us or our clients, loss of business or clients, damage to our reputation, the incurrence of additional expenses, disruption to our business, additional regulatory scrutiny or penalties or our exposure to civil litigation and possible financial liability, any of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

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We depend on information technology and telecommunications systems of third parties, and any systems failures, interruptions or data breaches involving these systems could adversely affect our operations and financial condition.

Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems, third party servicers, accounting systems, mobile and online banking platforms and financial intermediaries. We outsource to third parties many of our major systems, such as data processing and mobile and online banking. The failure of these systems, or the termination of a third party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third party systems fail or experience interruptions. A system failure or service denial could result in a deterioration of our ability to process loans or gather deposits and provide customer service, compromise our ability to operate effectively, result in potential noncompliance with applicable laws or regulations, damage our reputation, result in a loss of customer business or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on business, financial condition, results of operations and growth prospects. In addition, failures of third parties to comply with applicable laws and regulations, or fraud or misconduct on the part of employees of any of these third parties, could disrupt our operations or adversely affect our reputation.

It may be difficult for us to replace some of our third party vendors, particularly vendors providing our core banking and information services, in a timely manner if they are unwilling or unable to provide us with these services in the future for any reason and even if we are able to replace them, it may be at higher cost or result in the loss of customers. Any such events could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our operations rely heavily on the secure processing, storage and transmission of information and the monitoring of a large number of transactions on a minute-by-minute basis, and even a short interruption in service could have significant consequences. We also interact with and rely on retailers, for whom we process transactions, as well as financial counterparties and regulators. Each of these third parties may be targets of the same types of fraudulent activity, computer break-ins and other cyber security breaches described above, and the cyber security measures that they maintain to mitigate the risk of such activity may be different than our own and may be inadequate.

As a result of financial entities and technology systems becoming more interdependent and complex, a cyber-incident, information breach or loss, or technology failure that compromises the systems or data of one or more financial entities could have a material impact on counterparties or other market participants, including ourselves. As a result of the foregoing, our ability to conduct business may be adversely affected by any significant disruptions to us or to third parties with whom we interact.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud, losses related to our depositors and data processing system failures and errors.

Employee errors and misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence. We are also subject to losses related to our depositors, whether due to simple errors or mistakes, circumvention of controls, or unauthorized override of controls by our employees, other financial institutions or other third parties.

We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. Should our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

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Our framework for managing risks may not be effective in mitigating risk and loss to us.

Our risk management framework seeks to mitigate risk and loss to us. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including liquidity risk, credit risk, market risk, interest rate risk, operational risk, compensation risk, legal and compliance risk, cyber risk, and reputational risk, among others. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated or identified. Our ability to successfully identify and manage risks facing us is an important factor that can significantly impact our results. If our risk management framework proves ineffective, we could suffer unexpected losses and could be materially adversely affected.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on our business, financial condition and results of operations.

Liquidity and Capital Risks

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our existing capital resources will satisfy our capital requirements for the foreseeable future. However, we may at some point need to raise additional capital to support continuing growth. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. In particular, if we were required to raise additional capital in the current environment, we believe the pricing and other terms investors may require in such an offering may not be attractive to us. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Risks Related to our Common Stock

An active, liquid trading market for our common stock does not currently exist and may not develop, and as a result, you may not be able to sell your common stock at or above the price you paid for them, or at all.

Our shares are not listed for trading on any exchanges, and the trading in our common shares has substantially less liquidity than publicly traded companies. As a result, an active trading market for shares of our common stock may never develop or be sustained. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. A trading market for our stock depends on the individual decisions of investors and general economic and market conditions over which we have no control. Our stock will not be listed on an exchange following this registration and will continue to be quoted on OTCQX, which provides limited liquidity. Consequently, you may not be able to sell your common stock at or above the price you paid for them or any other price or at the time that you would like to sell. As we are not a public company, we do not raise capital by selling our common stock and do not currently have the ability to expand our business by using our common stock as consideration in an acquisition.

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The stock market can be volatile, and fluctuations in our operating results and other factors could cause our stock price to decline.

The stock market has experienced, and may continue to experience, fluctuations that significantly impact the market prices of securities issued by many companies. Market fluctuations could adversely affect our stock price. These fluctuations have often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, loss of investor confidence, interest rate changes, tariffs, government shutdowns, Brexit, or international currency fluctuations, may negatively affect the market price of our common stock. Moreover, our operating results may fluctuate and vary from period to period due to the risk factors set forth herein. As a result, period-to-period comparisons should not be relied upon as an indication of future performance. Our stock price could fluctuate significantly in response to our quarterly or annual results, annual projections and the impact of these risk factors on our operating results or financial position.

The price of our common stock could be volatile, and you could lose some or all of your investment as a result.

Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. The market price of our common stock may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:

●	actual or anticipated variations in our quarterly results of operations;
●	recommendations or research reports about us or the financial services industry in general published by securities analysts;
●	operating and stock price performance of other companies that investors or analysts deem comparable to us;
●	news reports relating to trends, concerns and other issues in the financial services industry;
●	perceptions in the marketplace regarding us, our competitors or other financial institutions;
●	future sales of our common stock;
●	departures of members of our executive management team or other key personnel;
●	new technologies used, or services offered, by competitors;
●	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;
●	the effects of, and changes in, trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve;
●	changes or proposed changes in laws or regulations, or differing interpretations of existing laws and regulations, affecting our business, or enforcement of these laws and regulations;
●	litigation and governmental investigations; and
●	geopolitical conditions such as acts or threats of terrorism or military conflicts.

If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

In addition, the stock market and, in particular, the market for financial institution stocks have experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. If the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition, results of operations or growth prospects. In addition, significant fluctuations in the trading volume in our common stock may cause significant price variations to occur. Increased market volatility may materially and adversely affect the market price of our common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

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An investment in our common stock is not an insured deposit and is subject to risk of loss.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, the deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this prospectus and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

Our dividend policy may change.

Although we have historically paid dividends to our stockholders and currently intend to maintain or increase our current dividend levels in future quarters, we have no obligation to continue doing so and may change our dividend policy at any time without notice to our stockholders. Holders of our common stock are only entitled to receive such cash dividends as our board of directors, in its discretion, may declare out of funds legally available for such payments. Further, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs, and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely impact the amount of dividends paid to our common stockholders.

In addition, we are a bank holding company, and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. It is the policy of the Federal Reserve that bank and bank holding companies should generally pay dividends on capital stock only out of earnings, and only if prospective earnings retention is consistent with the organization’s expected future needs, asset quality and financial condition.

We are a separate and distinct legal entity from our subsidiaries, including the Bank. We receive substantially all of our revenue from dividends from the Bank, which we use as the principal source of funds to pay our expenses. Various federal and state laws and regulations limit the amount of dividends that the Bank and certain of our non-bank subsidiaries may pay us. Such limits are also tied to the earnings of our subsidiaries. If the Bank does not receive regulatory approval or if its earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, our ability to pay our expenses and our business, financial condition or results of operations could be materially and adversely impacted.

Future sales of our common stock in the public market, including by our current stockholders, could lower our stock price, and any increase in shares issued as part of our equity-based compensation plans or for other purposes may dilute your ownership in us.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock available for sale pursuant to this prospectus or from the perception that such sales could occur. The shares sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased or held by our affiliates as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the certain limitations imposed by the securities laws.

We cannot predict the size of future issuances or sales of our common stock or the effect, if any, that future issuances or sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline or to be more volatile.

This prospectus is for the resale of stock held by a current shareholder, we will not receive the net proceeds from common stock sold under this prospectus and have no discretion in the use of the net proceeds.

The net proceeds of this sale will go to the Selling Shareholder, and will not be reinvested in the Company. You should therefore be aware that the net proceeds from common stock sold under this prospectus will not be used in a manner that increases our market value or enhances our profitability.

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We are an emerging growth company within the meaning of the Securities Act and because we have decided to take advantage of certain exemptions from various reporting and other requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

For as long as we remain an emerging growth company, as defined in the Jumpstart Our Business Act of 2012 (the “JOBS Act”), we will have the option to take advantage of certain exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, being permitted to have an extended transition period for adopting any new or revised accounting standards that may be issued by the FASB or the SEC, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have elected to, and expect to continue to, take advantage of certain of these and other exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.235 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the end of the first fiscal year in which (A) the market value of our equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year, (B) we have been a public reporting company under the Exchange Act for at least twelve calendar months and (C) we have filed at least one annual report on Form 10-K. Further, it is possible that the Company will not continue to file Exchange Act reports after its contractual obligations with the Selling Shareholder expire and, if that is the case, the amount of publicly available information about the Company will be limited.

Future issuances of common stock could result in dilution, which could cause our common stock price to decline.

We are generally not restricted from issuing additional shares of stock, and may issue up to 5,000,000 shares of common stock, 467,500 shares of non-voting common stock and 100,000 shares of preferred stock authorized in our amended and restated certificate of incorporation, which in each case could be increased by a vote of the holders of a majority of our shares of common stock. We may issue additional shares of our common stock in the future pursuant to current or future equity compensation plans, upon conversions of preferred stock or debt, or in connection with future acquisitions or financings. If we choose to raise capital by selling shares of our common stock for any reason, the issuance would have a dilutive effect on the holders of our common stock and could have a material negative effect on the market price of our common stock.

Certain banking laws and certain provisions of our certificate of incorporation and bylaws may have an anti-takeover effect.

Provisions of federal banking laws, including regulatory approval requirements, could make it difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our stockholders. In general, acquisitions of 10% or more of any class of voting stock of a bank holding company or depository institution, including shares of our common stock following completion of this offering, generally creates a rebuttable presumption that the acquirer “controls” the bank holding company or depository institution. Also, a bank holding company must obtain the prior approval of the Federal Reserve before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including the Bank.

There are also provisions in our certificate of incorporation and bylaws that could have the effect of delaying, deferring or discouraging another party from acquiring control of us, even if such acquisition would be viewed by our stockholders to be in their best interests. These include requirements relating to stockholder meetings and nominations or proposals. Upon the completion of this offering, we will also be subject to a statutory antitakeover provision included in the General Corporation Law of the State of Delaware, or DGCL. In addition, our board of directors is authorized under our certificate of incorporation to issue shares of preferred stock, and determine the rights, terms conditions and privileges of such preferred stock, without stockholder approval. These provisions may effectively inhibit a non-negotiated merger or other business combination, which, in turn, could have a material adverse effect on the market price of our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and future oral and written statements by us and our management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or the following:

●	The effects of changes in interest rates (including the effects of changes in the rate of prepayments of our assets) and the policies of the Federal Reserve (including and the recent and potential additional rate increases by the Federal Reserve) including on our net interest income and the value of our security portfolio.
●	The strength of the United States economy in general and the strength of the local economies in which we conduct our operations, including the effects of inflationary pressures and supply chain constraints on such economies, which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of our assets.
●	The economic impact of any future terrorist threats and attacks, widespread disease or pandemics, acts of war or other threats thereof (including the Russian invasion of Ukraine and ongoing conflicts in the Middle East), or other adverse events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse external events.
●	New and revised accounting policies and practices, as may be adopted by state and federal regulatory banking agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.
●	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, consumer protection, insurance, tax, trade and monetary and financial matters, including any changes in response to the recent failures of other banks.
●	Our ability to compete with other financial institutions due to increases in competitive pressures in the financial services sector, including from non-bank competitors such as credit unions and “fintech” companies.
●	Our inability to obtain new customers and to retain existing customers.
●	The timely development and acceptance of products and services.
●	Technological changes implemented by us and by other parties, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequences to us and our customers.
●	Our ability to develop and maintain secure and reliable electronic systems.
●	Our access to sources of liquidity and capital to address our liquidity needs.
●	Our inability to receive dividends from the Bank, pay dividends to our common stockholders or satisfy obligations as they become due.
●	The effectiveness of our risk management framework.
●	The effects of problems encountered by other financial institutions.
●	The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents and our ability to identify and address such incidents.
●	Interruptions involving our information technology and telecommunications systems or third-party servicers.

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●	The effects of severe weather, natural disasters, widespread disease or pandemics and other external events.
●	Our ability to retain key executives and employees and the difficulty that we may experience in replacing key executives and employees in an effective manner.
●	Consumer spending and saving habits which may change in a manner that affects our business adversely.
●	Our ability to successfully integrate acquired businesses and future growth.
●	The costs, effects and outcomes of existing or future litigation.
●	Our ability to maintain our reputation.
●	Our ability to effectively manage our credit risk.
●	Our ability to forecast probable credit losses and maintain an adequate allowance for credit losses.
●	Fluctuations in the value of securities held in our securities portfolio.
●	Credit risks and risks from concentrations (by type of borrower, geographic area, collateral and industry) within our loan portfolio (including commercial real estate loans) and large loans to certain borrowers.
●	The concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure.
●	The level of non-performing assets on our balance sheets.
●	Our ability to raise additional capital if needed.
●	The overall health of the local and national real estate market.
●	The effects of fraudulent activity on the part of our employees, customers, vendors, or counterparties.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus, in particular, the risk factors beginning on page 7. Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by the forward-looking statements in this prospectus. In addition, our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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USE OF PROCEEDS

This prospectus relates to the sale of our voting common stock by the Selling Shareholder. The Selling Shareholder may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent the Selling Shareholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock.

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MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is currently quoted on the OTCQX under the symbol “TYFG.” As of May 31, 2025, we had 2,388,443 shares of our common stock outstanding, which were held by approximately 469 shareholders of record. The following table sets forth the high and low sales prices for shares of our common stock for the periods indicated, as obtained from the OTCQX and as adjusted for dividends. These reported market quotations reflect interdealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions. Also presented are the cash dividends declared for our common stock during the periods indicated.

	Low	High	Dividends Declared(1)
2025
Third Quarter (through July 17, 2025)	$44.00	$44.25	$-
Second Quarter ended June 30, 2025	$42.50	$44.50	$0.25
First Quarter ended March 31, 2025	$43.36	$45.34	$0.25

2024
Fourth Quarter ended December 31, 2024	$41.34	$45.00	$0.25
Third Quarter ended September 30, 2024	$38.88	$43.31	$0.20
Second Quarter ended June 30, 2024	$37.17	$40.16	$0.20
First Quarter ended March 31, 2024	$40.45	$42.89	$0.20

2023
Fourth Quarter ended December 31, 2023	$42.59	$45.50	$0.30
Third Quarter ended September 30, 2023	$42.41	$45.50	$0.20
Second Quarter ended June 30, 2023	$38.63	$43.14	$0.20
First Quarter ended March 31, 2023	$40.40	$45.85	$0.20

(1)	Dividends are generally declared at the end of each quarter and paid in the first two weeks of the following quarter.

On July 17, 2025, the last reported sales price of our common stock on the OTCQX was $44.25 per share.

Dividend Policy

It has been our policy to pay quarterly dividends to holders of our common stock. Our dividend policy and practice may change in the future, however, and our board of directors may change or eliminate the payment of future dividends at its discretion, without notice to our stockholders. Any future determination to pay dividends to holders of our common stock will depend on our results of operations, financial condition, capital requirements, banking regulations, contractual restrictions and any other factors that our board of directors may deem relevant.

Dividend Restrictions

As a Delaware corporation, we are subject to certain restrictions on dividends under the DGCL. In general, a Delaware corporation may only pay dividends either out of surplus (as defined and computed in accordance with the provisions of the DGCL) or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

In addition, we are subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. See “Supervision and Regulation—Supervision and Regulation of the Company—Dividend Payments.” Because we are a holding company and do not engage directly in business activities of a material nature, our ability to pay dividends to our stockholders depends, in large part, upon our receipt of dividends from the Bank, which is also subject to numerous limitations on the payment of dividends under federal banking laws, regulations and policies. See “Supervision and Regulation—Supervision and Regulation of the Bank—Dividend Payments.”

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BUSINESS OVERVIEW

Business

The Company is a bank holding company that was incorporated under the laws of the State of Delaware in 1986. The Company conducts a majority of its business through its wholly-owned subsidiary, First State Bank. As of March 31, 2025, the Company had approximately $1.54 billion in consolidated total assets. The Company and the Bank are headquartered in Mendota, Illinois.

The Bank was founded in 1940 and has focused on providing comprehensive banking services to the communities it serves. For the first several decades, the Bank conducted its business through its headquarters in Mendota. In the 1980s and 1990s, the Bank began expanding to nearby communities, including facilities in LaMoille, Peru, Streator, Ottawa and McNabb. During the early 2000s, the Bank focused on expanding its service offerings and established First State Insurance, a full-serve insurance agency. As the Bank increased its branch locations, it also developed a full-service mortgage lending operation in 2007, now referred to as First State Mortgage. Over the next several years, the Bank engaged in the acquisition of several smaller banks and grew to over $1.0 billion in assets. Currently, the Bank has 19 branch offices in 18 communities located primarily in north central Illinois.

The Bank focuses primarily on the origination and servicing of three categories of loans: (i) commercial loans, including commercial and industrial loans; (ii) real estate loans, including commercial real estate, agricultural real estate and one-to-four family residential mortgage loans; and (iii) agricultural loans, including agricultural operating loans. Demand, savings (including money market), and time deposits are the Bank’s primary funding sources. The funding mix also includes securities sold under agreement to repurchase and borrowings from the Federal Home Loan Bank of Chicago.

Our results of operations are dependent primarily upon net interest income and, to a lesser extent, upon other income derived from sales of one-to-four family residential mortgage loans, loan servicing, trust and insurance services, and customer deposit services. Significant non-interest expenses include salaries and employee benefits, data processing, occupancy and equipment expense, professional services, and deposit and other insurance coverage.

Deposits of the Bank are insured by the Deposit Insurance Fund (the “DIF”) of the FDIC up to the maximum amount allowable under applicable federal laws and regulations. The Bank is regulated by the Illinois Department of Financial and Professional Regulation (the “IDFPR”), as the chartering authority for state banks in Illinois, and the FDIC, as the administrator of the DIF. The Bank is also subject to regulation by the Federal Reserve with respect to reserves required to be maintained against deposits and certain other matters.

The Bank also owns one mortgage subsidiary, FSM, and one insurance subsidiary, FSI. FSM, headquartered in Bloomington, Illinois, has lending capabilities in most states and offers a wide range of residential mortgage loan products. Operations began in 2007, and the entity became a wholly-owned subsidiary of the Bank in 2011. FSM’s revenues and profitability vary greatly based on the mortgage interest rates. First State Insurance, an independent insurance agency headquartered in Mendota, Illinois, has been serving clients in North Central Illinois since 2000. Home, auto, motorcycle, health, life insurance coverage is offered to consumers and businesses. The agency also serves the agricultural community with farm policies, crop hail and multi-peril insurance.

The Company’s executive office and the Bank’s main office are located at 706 Washington Street, Mendota, Illinois 61342. The telephone number is (815) 538-2265. Our website address is www.firststatebank.biz. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

Market Areas

The Bank’s primary deposit gathering and lending markets are geographically diversified throughout north central Illinois. We are headquartered in Mendota, Illinois, and have branches in Batavia, Bloomington, Champaign, Geneva, LaMoille, McNabb, North Aurora, Ottawa, Peru, Princeton, Rochelle, Shabonna, St. Charles, Streator, Sycamore, Waterman and West Brooklyn, Illinois. The primary industries within these respective markets are also diverse and dependent upon a wide array of industry and governmental activity for their economic base. The Bank has a designated a community president to oversee the northern market areas and southern market areas (Bloomington and Champaign). FSM and FSI operate out of our bank branches or ancillary facilities. Additionally, FSM has one loan production office located in Sussex, Wisconsin, which is our only office location outside of Illinois.

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Competition

The Company faces strong competition both in attracting deposits and making real estate, commercial and other loans. Its most direct competition for deposits and loans comes from large national and regional banks, local community banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market mutual funds, credit unions, financial technology (fintech) companies and other non-bank financial service providers located in its principal market areas, including many larger financial institutions which have greater financial and marketing resources available to them. The ability of the Bank to attract and retain deposits generally depends on its ability to provide a rate of return, service levels, liquidity and risk comparable to or better than those offered by competing investment opportunities. The Bank competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers.

Human Capital Resources

Employees. The Company is a relationship driven company and its ability to attract and retain exceptional employees is key to its success. At December 31, 2024, the Bank, FSI and FSM had a total of 288 full-time equivalent employees. The Company has one employee, President and Chief Executive Officer, Timothy McConville. Employees are provided with a comprehensive benefits program, including basic and major medical insurance, life and disability insurance, sick leave, and a 401(k) profit sharing plan. Employees are not represented by any union or collective bargaining group, and the Bank considers its employee relations to be excellent.

Diversity, Equity and Inclusion. The Company believes that a diverse workforce is critical to achieving its strategic goals. The Company strives to foster a strong and inclusive culture that is committed to delivering extraordinary service to our clients and communities by meeting the financial needs of families and businesses across Illinois.

Talent development and retention. The Company utilizes various processes to recruit employees with values that align with the Company’s vision of providing exceptional services to the local communities we serve. The long-term success of the Company revolves around the ability to continue to develop and retain these employees. The Company encourages and supports the growth and development of its employees and, wherever possible, seeks to fill positions by promotion and transfer from within the organization. Continual learning and career development is advanced through ongoing performance and development conversations with employees, internally developed training programs and external training opportunities.

Properties

The Company’s headquarters is located at 706 Washington Street, Mendota, Illinois. The Company maintains numerous other facilities, including Bank branch locations. The Bank owns 17 properties, and leases two branch locations throughout Illinois. FSM also operates various loan production offices. Additional information regarding our locations is set forth below.

Address	Ownership

Main Office:

706 Washington St., Mendota, IL 61342	Owned

Branch Locations:

1403 13th Ave., Mendota, IL 61342	Owned
825 N. Randall Rd., Batavia, IL 60510	Owned
502 N. Hershey Rd., Bloomington, IL 61704	Owned
2911 Crossing Ct, Suite 100, Champaign, IL 61822	Leased
323 W. State St., Geneva, IL 60134	Leased
90 N. Main St., LaMoille, IL 61330	Owned
411 W. Main St., McNabb, IL 61335	Owned
75 S. Randall Rd., North Aurora, IL 60542	Owned
1212 LaSalle St., Ottawa, IL 61350	Owned
4351 Venture Dr., Peru, IL 61354	Owned
1693 N. Main St., Princeton, IL 61356	Owned
304 E. Highway 38, Rochelle, IL 61068	Owned
203 W. Comanche Ave., Shabbona, IL 60550	Owned
2601 Oak St., St. Charles, IL 60175	Owned
115 Plaza Dr., Streator, IL 61364	Owned
1940 DeKalb Ave., Sycamore, IL 60178	Owned
10001 U.S. Route 30, Waterman, IL 60556	Owned
752 2nd Street, West Brooklyn, IL 61378	Owned
N64 W24678 Main St., Suite 5, Sussex, WI 53089	Leased

2203 E. Empire Unit K., Bloomington, IL 61704

3210 Court St., Pekin, IL 61554

5230: 17W662 Butterfield Rd., Suites 203 & 205, Oakbrook Terrace, IL 60181

713 Washington St., Mendota, IL 61342

715 Washington St., Mendota, IL 61342

719 Washington St., Mendota, IL 61342

721 Washington St., Mendota, IL 61342

114 W. Railroad St., Earlville, IL 60518

Leased Leased Leased Owned Owned Owned Owned Owned

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Legal Proceedings

In the normal course of business, we are named or threatened to be named as a defendant in various lawsuits. Management, following consultation with legal counsel, does not expect the ultimate disposition of any or a combination of these matters to have a material adverse effect on our business, financial condition, results of operations, cash flows or growth prospects. However, given the nature, scope and complexity of the extensive legal and regulatory landscape applicable to our business (including laws and regulations governing consumer protection, fair lending, fair labor, privacy, information security and anti-money laundering and anti-terrorism laws), we, like all banking organizations, are subject to heightened legal and regulatory compliance and litigation risk.

Lending Activities

General.

The Bank strives to provide a full range of financial products and services to individuals as well as to small- and medium-sized businesses in each market area it serves. The Bank targets consumers for their mortgage needs as well as owner-operated businesses for small business and commercial real estate. The Bank has a loan committee with authority to approve credits within established guidelines. Concentrations in excess of those guidelines must be approved by either a corporate loan committee comprised of the Bank’s Chief Executive Officer, the Chief Credit Officer, and other senior commercial lenders or the Bank’s board of directors. When lending to an entity, the Bank generally obtains a guaranty from the principals of the entity. The loan mix is subject to the discretion of the Bank’s board of directors and the demands of the local marketplace.

The following is a description of each major category of the Bank’s lending activity.

Real Estate Lending.

Commercial Real Estate Lending. Commercial real estate loans, including multi-family loans, generally have amortization periods of 15 or 20 years. Commercial real estate and multi-family loans are generally limited, by policy, to 80% of the appraised value of the property and are subject to strict underwriting guidelines. Commercial real estate loans are also supported by an analysis demonstrating the borrower’s ability to repay. The Bank continues to focus on generating additional commercial real estate loans, which are part of an overall banking relationship with the customer and does not focus on originating transactional type loans where the borrower does not have other financial relationships with the Bank. This focus results in more owner-occupied commercial real estate loans that are diversified by borrower type and geography. The Bank monitors the commercial real estate loan portfolio closely for concentrations in loan types as well as the financial performance of the borrowers. Currently, the Bank has not identified any negative trends related to the commercial real estate loan portfolio. The Bank’s loan growth over the past few years has been driven in large part by commercial real estate loans.

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One-to-Four Family Residential Real Estate Lending. The Bank originates one-to-four family residential real estate loans with both fixed and variable rates. One-to-four family residential real estate loans are typically priced and originated following underwriting standards that are consistent with guidelines established by the major buyers in the secondary market. Generally, residential real estate loans retained in the Bank’s loan portfolio have fixed or variable rates with adjustment periods of seven years or less and amortization periods of typically either 15, 20 or 30 years. A significant portion of these loans prepay prior to maturity. The Bank has no potential negative amortization loans. While the origination of fixed-rate, one-to-four family residential loans continues to be a key component of our business, the majority of these loans are sold in the secondary market. One-to-four family residential real estate loans that exceed 90% of the appraised value of the real estate generally are required, by policy, to be supported by private mortgage insurance, although on occasion the Bank will retain non-conforming residential loans to known customers. The balances of one-to-four family residential real estate loans increased as of December 31, 2024 compared to December 31, 2023 primarily due to increasing mortgage rates, which increased demand for the Bank’s 7/1 ARM loans. These loans are retained in portfolio and were the primary factor for the increase in balances during 2022 and 2023. While the Bank retains some of the new fixed rate mortgage loan originations, most of the new fixed rate mortgage loans continue to be sold.

Construction and Land Lending. Loans in this category include loans to facilitate the development of both residential and commercial real estate. Construction and land loans generally have terms of less than 18 months, and the Bank will retain a security interest in the borrower’s real estate. Construction loans are generally limited, by policy, to 80% of the appraised value of the property. Land loans are generally limited, by policy, to 65% of the appraised value of the property. The origination of construction and land loans has not been a primary strategy of the Bank over the past few years to reduce risk in the Bank’s loan portfolio. The balances of construction and land loans decreased as of December 31, 2024, compared to December 31, 2023 primarily due to lower demand from the Bank’s loan customers and lack of Bank’s strategic focus for these types of loans.

Commercial Lending.

Commercial loans include loans to service, retail, wholesale and light manufacturing businesses. Commercial loans are made based on the financial strength and repayment ability of the borrower, as well as the collateral securing the loans. The Bank targets owner-operated businesses as its customers and makes lending decisions based upon a cash flow analysis of the borrower as well as a collateral analysis. Accounts receivable loans and loans for inventory purchases are generally on a one-year renewable term, and loans for equipment generally have a term of seven years or less. The Bank generally takes a blanket security interest in all assets of the borrower. Equipment loans are generally limited to 75% of the cost or appraised value of the equipment. Inventory loans are generally limited to 50% of the value of the inventory, and accounts receivable loans are generally limited to 75% of a predetermined eligible base.

Agricultural Lending.

Agricultural real estate loans generally have amortization periods of 20 years or less, during which time the Bank generally retains a security interest in the borrower’s real estate. The Bank also provides short-term credit for operating loans and intermediate-term loans for farm product, livestock and machinery purchases and other agricultural improvements. Farm product loans generally have a one-year term, and machinery, equipment and breeding livestock loans generally have five to seven year terms. Extension of credit is based upon the borrower’s ability to repay, as well as the existence of crop insurance coverage. These loans are generally secured by a blanket lien on livestock, equipment, feed, hay, grain and growing crops. Equipment and breeding livestock loans are generally limited to 75% of appraised value. The Bank continues to focus on generating additional agricultural loan relationships in each of its market areas.

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Consumer and Other Lending.

Loans classified as consumer and other loans include automobile, boat, home improvement and home equity loans. With the exception of home improvement loans and home equity loans, the Bank generally takes a purchase money security interest in collateral for which it provides the original financing. Home improvement loans and home equity loans are principally secured through second mortgages. The terms of the loans typically range from one to seven years, depending upon the use of the proceeds, and generally range from 75% to 90% of the value of the collateral. The majority of these loans are installment loans with fixed interest rates. Home improvement and home equity loans are generally secured by a second mortgage on the borrower’s personal residence and, when combined with the first mortgage, limited to 90% of the value of the property unless further protected by private mortgage insurance. Home improvement loans are generally made for terms of five to seven years with fixed interest rates. Home equity loans are generally made for terms of seven years on a revolving basis with adjustable monthly interest rates tied to the national prime interest rate. While the Bank primarily provides consumer loans to its existing customers, consumer lending is not a category the Bank targets for organic growth.

Loan Origination and Processing

Loan originations are derived from a number of sources. Residential loan originations result from real estate broker referrals, direct solicitation by the Bank and FSM’s loan officers, present depositors and borrowers, referrals from builders and attorneys, walk-in customers and, in some instances, other lenders. Consumer and commercial real estate loan originations generally emanate from many of the same sources.

Residential loan applications are underwritten and closed based upon standards which generally meet secondary market guidelines. The loan underwriting procedures followed by the Bank and FSM conform to regulatory specifications and are designed to assess both the borrower’s ability to make principal and interest payments and the value of any assets or property serving as collateral for the loan. Generally, as part of the process, a loan officer meets with each applicant to obtain the appropriate employment and financial information as well as any other required loan information. The Bank and FSM obtain reports with respect to the borrower’s credit record, and on real estate loans, orders and reviews an appraisal of any collateral for the loan (prepared for the Bank and FSM by an independent appraiser).

Loan applicants are notified promptly of the decision of the Bank or FSM. Prior to closing any long-term loan, the borrower must provide proof of fire and casualty insurance on the property serving as collateral, and such insurance must be maintained during the full term of the loan. Title insurance is required on loans collateralized by real property.

The Bank is focusing on the generation of commercial, commercial real estate and agricultural loans to grow and diversify the loan portfolio. In 2023, the Bank was able to generate loan growth across the geographic markets that it serves, primarily in commercial, commercial real estate and one-to-four residential real estate loans. The substantial growth in 2023 was in commercial real estate, agricultural real estate, and consumer real estate. Total portfolio loan growth was essentially flat in 2024, increasing 0.2% from year-end 2023.

Deposits

The Bank has a diversified deposit base. The deposit base consists of retail, commercial and public fund customers located in the markets in which the Bank operates. The Bank provides a diverse financial suite of products to its deposit customers and seeks to be the primary financial service provider for these customers. The Bank considers these deposit relationships to be its core deposit base. If the Bank requires funding that exceeds these customers’ deposit balances, non-core or brokered deposits may be utilized. The balance of these non-core or brokered deposits at December 31, 2024 was $49.2 million, or 3.9% of total deposits.

In order for the Bank to attract and retain stable deposit relationships, the Bank offers business cash management solution services to help local companies better manage their cash flow. The Bank also offers InterFi and CDARS to provide customers with FDIC insurance coverage for deposit balances that exceed the insurance limit of $250,000. The expertise and experience of the Bank’s management coupled with the latest technology accessed through third party providers enables the Bank to maximize the growth of business-related deposits.

As for consumers, deposit growth is driven by a variety of factors including, but not limited to, population growth, bank and non-bank competition, local bank mergers and consolidations, increases in household income, interest rates, accessibility of location and the sales efforts of Bank personnel. Time deposits can be attracted and increased by paying an interest rate higher than that offered by competitors, but are the costliest type of deposit. The most profitable type of deposits are non-interest bearing demand (checking) accounts, which can be attracted by offering free checking. However, both high interest rates and free checking accounts generate certain expenses for a bank and the desire to increase deposits must be balanced with the need to be profitable and the extent of banking relationships with the customers. The deposit services of the Bank are generally comprised of demand deposits, savings deposits, money market deposits, time deposits and Individual retirement accounts.

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Supervision and Regulation

General

FDIC-insured institutions, their holding companies, and their affiliates are extensively regulated under federal and state law. As a result, our growth and earnings performance may be affected not only by management decisions and general economic conditions, but also by the requirements of federal and state statutes, and by the regulations and policies of various banking agencies, including the IDFPR, the Federal Reserve, the FDIC, and the Consumer Financial Protection Bureau (the “CFPB”). Furthermore, taxation laws administered by the Internal Revenue Service (the “IRS”) and state taxing authorities, accounting rules developed by the Financial Accounting Standards Board (“FASB”), securities laws administered by the SEC and state securities authorities, and anti-money laundering and sanctions laws enforced by the U.S. Department of the Treasury (the “Treasury”) have an impact on our business. The effect of these statutes, regulations, regulatory policies, and accounting rules are significant to our operations and results.

We are subject to federal and state banking laws that impose a comprehensive system of supervision, regulation, and enforcement on our operations that is intended primarily for the protection of the FDIC-insured deposits and depositors of banks, rather than shareholders. These laws, and the regulations of the banking agencies issued under them, affect, among other things, the scope of our business, the kinds and amounts of investments that the Company and the Bank may make, required capital levels relative to assets, the nature and amount of collateral for loans, the establishment of branches, the ability of the Company and the Bank to merge, consolidate and acquire, dealings with the Company’s and the Bank’s insiders and affiliates, and our payment of dividends.

In reaction to the global financial crisis, and particularly following the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we experienced heightened regulatory requirements and scrutiny. Although the reforms primarily targeted large banking organizations and systemically important financial institutions, their influence filtered down in varying degrees to community banking organizations over time and caused our compliance and risk management processes, and the costs thereof, to increase. The Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 (“Regulatory Relief Act”) eliminated questions about the applicability of certain Dodd-Frank Act reforms to community banking systems, including relieving us of any requirement to engage in mandatory stress tests, maintain a risk committee or comply with the Volcker Rule’s complicated prohibitions on proprietary trading and ownership of private funds. These reforms have been favorable to our operations. It is anticipated that the Trump Administration and the current U.S. Congress likely will not increase the regulatory burden on community banking organizations, and instead appear poised to reduce and streamline certain prudential and regulatory requirements applicable to these banking organizations at a federal level based on statements made by relevant congressional leaders, the Secretary of the Treasury and the leaders of the federal banking agencies. At this time, however, it is not possible to predict with any certainty the actual impact that the Trump Administration may have on the regulation of the banking industry or our operations.

The supervisory framework for U.S. banking organizations subjects banks and bank holding companies to regular examination by their respective banking agencies, which results in examination reports and ratings that are not publicly available, and that can impact the conduct and growth of their business. These examinations consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management ability and performance, earnings, liquidity, and various other factors. The banking agencies generally have broad discretion to impose restrictions and limitations on the operations of a regulated entity where the agencies determine, among other things, that such operations are unsafe or unsound, fail to comply with applicable law, or are otherwise inconsistent with laws and regulations. As a result, the approach to supervision adopted by each banking agency may have significant impacts on the operations and results of the Company and the Bank, as well as the banking industry in general. Based on statements made and actions taken by congressional leaders, the Secretary of the Treasury and the current leaders of the federal banking agencies, there have been and are likely to continue to be changes in the supervisory processes and approach made by the federal banking agencies.

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The following is a summary of the material elements of the supervisory and regulatory framework applicable to the Company and our subsidiary bank. It does not describe all of the statutes, regulations and regulatory policies that apply, nor does it restate all of the requirements of those that are described. The descriptions are qualified in their entirety by reference to the particular statutory and regulatory provision.

The Role of Capital

Regulatory capital represents the net assets of a banking organization available to absorb losses. Because of the risks attendant to their business, FDIC-insured institutions, such as banks, as well as their holding companies (i.e., banking organizations) generally are required to hold more capital than other businesses, which directly affects our earnings capabilities. Although capital historically has been one of the key measures of the financial health of both bank holding companies and banks, its role became fundamentally more important in the wake of the global financial crisis, as the federal banking agencies determined that the amount and quality of capital held by banking organizations prior to that crisis was insufficient to absorb losses during periods of severe stress.

Capital Levels. Banking organizations have been required to hold minimum levels of capital based on guidelines established by the federal banking agencies since 1983. The minimum capital levels for banking organizations have been expressed in terms of ratios of “capital” divided by “total assets.” The capital guidelines for U.S. banking organizations beginning in 1989 have been based upon international capital accords (known as the “Basel” accords) adopted by the Basel Committee on Banking Supervision, a committee of central banks and bank supervisors that acts as the primary global standard-setter for prudential regulation, as implemented by the U.S. federal banking agencies on an interagency basis. The accords recognized that bank assets, for the purpose of the capital ratio calculations, needed to be risk weighted (the theory being that riskier assets should require more capital), and that off-balance sheet exposures needed to be factored in the calculations. Following the global financial crisis, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced an agreement on a strengthened set of capital requirements for banking organizations around the world, known as the Basel III accords, to address deficiencies recognized in connection with the global financial crisis.

The Basel III Rule. The federal banking agencies adopted the U.S. Basel III regulatory capital reforms, and, at the same time, effected changes required by the Dodd-Frank Act, in regulations that were effective (with certain phase-ins) in 2015 (the “Basel III Rule”). The Basel III Rule established capital standards for banks and bank holding companies that are meaningfully more stringent than those in place previously. The Basel III Rule is applicable to all banking organizations that are subject to minimum capital requirements, including national and state banks and savings and loan associations, as well as to most bank and savings and loan holding companies. The Bank is subject to the Basel III Rule.

The Basel III Rule also increased the required quantity and quality of capital. Not only did it increase most of the required minimum capital ratios in effect prior to January 1, 2015, but, in requiring that forms of capital be of higher quality to absorb loss, it introduced the concept of Common Equity Tier 1 Capital, which consists primarily of common stock, related surplus (net of Treasury stock), retained earnings, and Common Equity Tier 1 minority interests subject to certain regulatory adjustments. The Basel III Rule also changed the definition of capital by establishing more stringent criteria that instruments must meet to be considered Additional Tier 1 Capital (primarily non-cumulative perpetual preferred stock that meets certain requirements) and Tier 2 Capital (primarily other types of preferred stock and subordinated debt, subject to limitations). The Basel III Rule also constrained the inclusion of minority interests, mortgage-servicing assets, and deferred tax assets in capital, and it required deductions from Common Equity Tier 1 Capital if such assets exceeded a percentage of a banking organization’s Common Equity Tier 1 Capital.

The Basel III Rule requires banking organizations to maintain minimum capital ratios as follows:

●	A ratio of Common Equity Tier 1 Capital equal to 4.5% of risk-weighted assets;
●	A ratio of Tier 1 Capital equal to 6% of risk-weighted assets;
●	A continuation of the minimum required amount of Total Capital (Tier 1 plus Tier 2) at 8% of risk-weighted assets; and
●	A leverage ratio of Tier 1 Capital to total quarterly average assets equal to 4% in all circumstances.

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In addition, banking organizations that want to make capital distributions (including for dividends and repurchases of stock), and pay discretionary bonuses to executive officers without restriction, also must maintain 2.5% in Common Equity Tier 1 Capital attributable to a capital conservation buffer. The purpose of the conservation buffer is to ensure that banking organizations maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. Factoring in the conservation buffer increases the minimum ratios depicted above to 7% for Common Equity Tier 1 Capital, 8.5% for Tier 1 Capital and 10.5% for Total Capital.

In July 2023, the Biden Administration federal banking agencies had proposed wide-ranging and significant changes to the Basel III Rule (the “Basel III Endgame Proposal”), which would have, among other requirements, imposed structural changes to the calculation of capital requirements and risk-weighted assets in an effort to finish the implementation of the Basel III accords. The Basel III Endgame Proposal would generally have impacted the capital requirements applicable to banking organizations with $100 billion or more in total assets, and, as a general matter, would not have had a significant impact on the Company or the Bank. The Basel III Endgame Proposal has not been, and is not expected to be, adopted in a form substantially similar to the Basel III Endgame Proposal. Based on statements made by the current leaders of the federal banking agencies, as well as the Secretary of the Treasury, the agencies may issue a new version of this proposal.

Well-Capitalized Requirements. The capital ratios described above are minimum standards for banking organizations to be considered “adequately capitalized.” Banking agencies uniformly encourage banking organizations to hold more capital and be “well-capitalized” and, to that end, federal law and regulations provide various incentives for banking organizations to maintain regulatory capital at levels in excess of minimum regulatory requirements. For example, a banking organization that is well-capitalized may: (i) qualify for exemptions from prior notice or application requirements otherwise applicable to certain types of activities; (ii) qualify for expedited processing of other required notices or applications; and (iii) accept, roll-over, or renew brokered deposits. Higher capital levels also could be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve’s capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities, or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 Capital less all intangible assets), well above the minimum levels.

Under the capital regulations of the Federal Reserve and FDIC, in order to be well capitalized, a banking organization must maintain:

●	A ratio of Common Equity Tier 1 Capital to risk-weighted assets of 6.5% or more;
●	A ratio of Tier 1 Capital to total risk-weighted assets of 8% or more;
●	A ratio of Total Capital to total risk-weighted assets of 10% or more; and
●	A leverage ratio of Tier 1 Capital to total adjusted average quarterly assets of 5% or more.

It is possible under the Basel III Rule to be well-capitalized while remaining out of compliance with the capital conservation buffer discussed above.

As of March 31, 2025: (i) the Bank was not subject to a directive from the FDIC or the IDFPR to increase its capital; and (ii) the Bank was well-capitalized, as defined by FDIC regulations.

Prompt Corrective Action. The concept of a banking organization being “well-capitalized” is part of a regulatory enforcement regime that provides the federal banking agencies with broad power to take “prompt corrective action” to resolve the problems of depository institutions based on the capital level of each particular institution. The extent of the banking agencies’ powers depends on whether the banking organization in question is “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized,” in each case as defined by regulation. Depending on the capital category to which a banking organization is assigned, the banking agencies’ corrective powers include: (i) requiring the institution to submit a capital restoration plan; (ii) limiting the institution’s asset growth and restricting its activities; (iii) requiring the institution to issue additional capital stock (including additional voting stock) or to sell itself; (iv) restricting transactions between the institution and its affiliates; (v) restricting the interest rate that the institution may pay on deposits; (vi) ordering a new election of directors of the institution; (vii) requiring that senior executive officers or directors be dismissed; (viii) prohibiting the institution from accepting deposits from correspondent banks; (ix) requiring the institution to divest certain subsidiaries; (x) prohibiting the payment of principal or interest on subordinated debt; and (xi) ultimately, appointing a receiver for the institution.

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Community Bank Capital Simplification. Community banking organizations have long raised concerns with the federal banking agencies about the regulatory burden, complexity, and costs associated with certain provisions of the Basel III Rule. In response, the U.S. Congress provided an “off-ramp” for institutions, like the Company, with total consolidated assets of less than $10 billion as part of the Regulatory Relief Act. Section 201 of the Regulatory Relief Act specifically instructed the federal banking agencies to establish a single “Community Bank Leverage Ratio” (“CBLR”) of between 8% and 10%. Under the final rule, a community banking organization is eligible to elect to comply with its capital requirements under the CBLR framework if it has (i) less than $10 billion in total consolidated assets, (ii) limited amounts of certain assets and off-balance sheet exposures, and (iii) a CBLR greater than 9%. The Company and the Bank may elect the CBLR framework at any time, but have not currently determined to do so.

Supervision and Regulation of the Company

General. As the sole shareholder of the Bank, we are a bank holding company. As a bank holding company, we are registered with, and are subject to regulation, supervision and enforcement by, the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “BHCA”). We are legally obligated to act as a source of financial strength to the Bank, and to commit resources to support the Bank in circumstances where we might not otherwise do so. Under the BHCA, we are subject to periodic examination by the Federal Reserve. We are required to file with the Federal Reserve periodic reports of our operations, and such additional information regarding us and our subsidiaries as the Federal Reserve may require.

Acquisitions and Activities. The primary purpose of a bank holding company is to control and manage banks. The BHCA generally requires the prior approval of the Federal Reserve for any merger involving a bank holding company, or any acquisition by a bank holding company of another bank or bank holding company. Subject to certain conditions (including deposit concentration limits established by the BHCA), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States. In approving interstate acquisitions, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its FDIC-insured institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state institutions or their holding companies) and state laws that require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company. Furthermore, in accordance with the Dodd-Frank Act, bank holding companies must be well-capitalized and well-managed in order to effect interstate mergers or acquisitions. For a discussion of the capital requirements, see “—The Role of Capital” above.

The BHCA and implementing regulations generally prohibit us from acquiring direct or indirect ownership or control of more than 5% a class of the voting shares of any company that is not a bank, and from engaging in any business other than that of banking, managing and controlling banks, or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve prior to November 11, 1999 to be “so closely related to banking ... as to be a proper incident thereto.” This authority permits the Company to engage in a variety of banking-related businesses, including the ownership and operation of a savings association, or any entity engaged in consumer finance, equipment leasing, the operation of a computer service bureau (including software development), and mortgage banking and brokerage services. The BHCA does not place territorial restrictions on the domestic activities of nonbank subsidiaries of bank holding companies. In addition to approval from the Federal Reserve that may be required in certain circumstances to make acquisitions or engage in additional activities, the Company also may need to seek prior approval from other agencies, such as the IDFPR or other agencies that regulate the target company involved in an acquisition.

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Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as bank holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance underwriting and sales, merchant banking, and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature or incidental to any such financial activity, or that the Federal Reserve determines by order to be complementary to any such financial activity, as long as the activity does not pose a substantial risk to the safety or soundness of FDIC-insured institutions or the financial system generally. The Company has not elected to operate as a bank holding company at this time.

Change in Control. Federal law prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal banking agency. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership.

Capital Requirements. Bank holding companies are required to maintain capital in accordance with Federal Reserve capital adequacy requirements. For a discussion of capital requirements, see “—The Role of Capital” above.

Dividend Payments. The Company’s ability to pay dividends to its stockholders may be affected by both general corporate law considerations and the policies and capital requirements of the Federal Reserve applicable to bank holding companies. As a Delaware corporation, the Company is subject to the limitations of the Delaware General Corporation Law (“DGCL”), which allow the Company to pay dividends only out of its surplus (as defined and computed in accordance with the provisions of the DGCL) or if the Company has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should eliminate, defer or significantly reduce dividends to shareholders if: (i) the company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the prospective rate of earnings retention is inconsistent with the company’s capital needs and overall current and prospective financial condition; or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

The Federal Reserve also possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. In addition, under the Basel III Rule, banking organizations that want to pay unrestricted dividends have to maintain 2.5% in Common Equity Tier 1 Capital attributable to the capital conservation buffer. See “—The Role of Capital” above.

Incentive Compensation. There have been a number of developments in recent years focused on incentive compensation plans sponsored by bank holding companies and banks, reflecting a determination by the federal banking agencies and the U.S. Congress that flawed incentive compensation practices in the financial industry were one of many factors contributing to the global financial crisis. To address such concerns, the federal banking and financial services agencies released interagency guidance on sound incentive compensation practices for banking organizations.

The interagency guidance recognized three core principles. Effective incentive plans should: (i) provide employees incentives that appropriately balance risk and reward; (ii) be compatible with effective controls and risk-management; and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Much of the guidance is directed at large banking organizations and, because of the size and complexity of their operations, the federal banking agencies expect those organizations to maintain systematic and formalized policies, procedures, and systems for ensuring that the incentive compensation arrangements for all executive and non-executive employees covered by this guidance are identified and reviewed, and appropriately balance risks and rewards. Smaller banking organizations that use incentive compensation arrangements, like us, are expected to implement less extensive, formalized, and detailed policies, procedures, and systems than those of larger banks.

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In addition, Section 956 of the Dodd-Frank Act directs the federal banking and other financial services agencies to implement formal regulations regarding incentive-based compensation arrangements at certain financial institutions. In the latest attempt to address this statutory requirement, a subset of the required agencies released a proposed rule regarding incentive-based compensation arrangements at certain financial institutions with at least $1 billion in assets in May 2024. The Federal Reserve and the SEC, however, did not join this proposal and it was not published in the Federal Register, signaling potential interagency misalignment. In March 2025, the FDIC withdrew its support for this proposed rule, making it unlikely that any rule in a substantially similar form will be finalized.

Monetary Policy. The monetary policy of the Federal Reserve has a significant effect on the operating results of bank holding companies and their subsidiaries. Among the tools available to the Federal Reserve to affect the money supply are open market transactions in U.S. government securities, and changes in the discount rate on bank borrowings. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits, which may impact the Company’s and the Bank’s business and operations.

Corporate Governance. The Dodd-Frank Act addressed many investor protection, corporate governance, and executive compensation matters that will affect most U.S. publicly traded companies. The Dodd-Frank Act increased shareholder influence over boards of directors by requiring companies to give shareholders a nonbinding vote on executive compensation and so-called “golden parachute” payments, and authorizing the SEC to promulgate rules that would allow shareholders to nominate and solicit voters for their own candidates using a company’s proxy materials. As discussed in the “—Incentive Compensation” section above, the Dodd-Frank Act also directed the Federal Reserve, together with the other federal banking and financial services agencies, to promulgate rules prohibiting excessive compensation paid to executives of bank holding companies, regardless of whether such companies are publicly traded. Despite several proposed rules regarding incentive compensation arrangements, these agencies have not yet adopted any such rules at this time.

Supervision and Regulation of the Bank

General. The Bank is an Illinois-chartered bank. The deposit accounts of the Bank are insured by the FDIC’s DIF to the maximum extent provided under federal law and FDIC regulations, currently $250,000 per insured depositor category. As an Illinois-chartered FDIC-insured bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the IDFPR, the chartering authority for Illinois banks. Because the Bank is not a member of the Federal Reserve, it is subject to the examination, supervision, reporting and enforcement requirements of the FDIC, as the Bank’s primary federal regulator.

Deposit Insurance. As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system, whereby FDIC-insured institutions pay insurance premiums at rates based on their risk classification. For institutions like the Bank that are not considered large and highly complex banking organizations, the risk-based assessment is now based on examination ratings and financial ratios. The total base assessment rates for most institutions currently range from 2.5 basis points to 32 basis points.

At least semi-annually, the FDIC updates its loss and income projections for the DIF and, if needed, increases or decreases the assessment rates, following notice and comment on proposed rulemaking. For this purpose, the reserve ratio is the DIF balance divided by estimated insured deposits. In response to the global financial crisis, the Dodd-Frank Act increased the minimum reserve ratio from 1.15% to 1.35% of the estimated amount of total insured deposits. In its May 2025 semiannual update, the FDIC stated that the reserve ratio likely will reach the statutory minimum by the September 30, 2028 deadline, and no adjustments to the base assessment rates is currently projected.

In addition, because the total cost of the failures of Silicon Valley Bank, Signature Bank and First Republic Bank to the DIF in 2023 was significant, the FDIC adopted a special assessment applicable to banking organizations with $5 billion or more of total assets. Because the Company is a banking organization with less than $5 billion in total assets, this special assessment does not apply to the Bank.

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Supervisory Assessments. All Illinois-chartered banks are required to pay supervisory assessments to the IDFPR to fund the operations of that agency. The amount of the assessment is calculated on the basis of the Bank’s total assets. During the year ended December 31, 2024, the Bank paid supervisory assessments to the IDFPR totaling $154,972.

Capital Requirements. Banks are generally required to maintain capital levels in excess of other businesses. For a discussion of capital requirements, see “—The Role of Capital” above.

Liquidity Requirements. Liquidity is a measure of the ability and ease with which bank assets may be converted to meet financial obligations to pay deposits or other funding sources. Banks are required to implement liquidity risk management frameworks that ensure they maintain sufficient liquidity, including a cushion of unencumbered, high-quality liquid assets, to withstand a range of stress events. The level and speed of deposit outflows contributing to the failures of Silicon Valley Bank, Signature Bank and First Republic Bank in the first half of 2023 was unprecedented and contributed to acute liquidity and funding strain. These events have further underscored the importance of liquidity risk management and contingency funding planning by insured depository institutions like the Bank, as highlighted in a 2023 addendum to existing interagency guidance on funding and liquidity risk management.

The primary role of liquidity risk management is to: (i) prospectively assess the need for funds to meet obligations; and (ii) ensure the availability of cash or collateral to fulfill those needs at the appropriate time by coordinating the various sources of funds available to the institution under normal and stressed conditions. The Basel III Rule includes a liquidity framework that requires the largest insured institutions to measure their liquidity against specific liquidity tests. One test, referred to as the Liquidity Coverage Ratio, or LCR, is designed to ensure that the banking organization has an adequate stock of unencumbered high-quality liquid assets that can be converted easily and immediately in private markets into cash to meet liquidity needs for a 30-calendar day liquidity stress scenario. The other test, known as the Net Stable Funding Ratio, or NSFR, is designed to promote more intermediate and long-term funding of the assets and activities of FDIC-insured institutions over a one-year horizon. These tests provide an incentive for banks and bank holding companies to increase their holdings in Treasury securities and other sovereign debt as a component of assets, increase the use of long-term debt as a funding source and rely on stable funding like core deposits (in lieu of brokered deposits).

Although these tests do not, and are not expected to, apply to the Bank, we continue to review our liquidity risk management policies in light of regulatory requirements and industry developments. For instance, in July 2024, the FDIC released a request for information on deposits, soliciting information on whether and to what extent certain types of deposits may behave differently from each other (particularly during periods of economic or financial stress), the results of which could impact liquidity monitoring and risk management expectations for FDIC-insured institutions going forward.

Dividend Payments. The Company’s primary source of funds is dividends from the Bank. Under Illinois banking law, Illinois-chartered banks generally may pay dividends only out of undivided profits. The IDFPR may restrict the declaration or payment of a dividend by an Illinois-chartered bank, such as the Bank. Moreover, the payment of dividends by any FDIC-insured institution is impacted by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and an FDIC-insured institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, the Bank exceeded its capital requirements under applicable guidelines as of March 31, 2025.

Notwithstanding the availability of funds for dividends, however, the FDIC and the IDFPR may prohibit the payment of dividends by the Bank if either or both determine that such payment would constitute an unsafe or unsound practice. In addition, under the Basel III Rule, banking organizations that want to pay unrestricted dividends have to maintain 2.5% in Common Equity Tier 1 Capital attributable to the capital conservation buffer. See “—The Role of Capital” above.

State Bank Investments and Activities. The Bank is permitted to make investments and engage in activities directly or through subsidiaries as authorized by Illinois law. However, under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law and FDIC regulations also prohibit FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines that the activity would not pose a significant risk to the DIF. These restrictions have not had, and are not currently expected to have, a material impact on the operations of the Bank.

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The Bank may be required to seek approval from the IDFPR, the FDIC and other banking or financial services agencies before engaging in certain acquisitions or mergers under applicable state and federal law. In 2024, the OCC and the FDIC separately released updated policy statements—and in the case of the OCC, a final rule—regarding how each banking agency reviews applications submitted pursuant to the Bank Merger Act based on statutory factors. In March 2025, the FDIC issued a notice of proposed rulemaking to repeal its 2024 policy statement and reinstate its prior policy statement on bank mergers, while it considers wider changes to its bank merger review practices. The OCC may follow suit, and there also are Congressional Review Act resolutions introduced in both chambers of U.S. Congress seeking to overturn the OCC’s final rule.

Insider Transactions. The Bank is subject to certain restrictions imposed by federal law on “covered transactions” between the Bank and its “affiliates.” The Company is an affiliate of the Bank for purposes of these restrictions, and covered transactions subject to the restrictions include extensions of credit to us, investments in our stock or other securities, and the acceptance of our stock and other securities as collateral for loans made by the Bank. The Dodd-Frank Act enhanced the requirements for certain transactions with affiliates, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered transactions must be maintained.

Certain limitations and reporting requirements also are placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal shareholders of the Company, and to “related interests” of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms on which any person who is a director or officer of the Company or the Bank, or a principal shareholder of the Company, may obtain credit from banks with which the Bank maintains a correspondent relationship.

Safety and Soundness Standards/Risk Management. The federal banking agencies have adopted operational and managerial standards to promote the safety and soundness of FDIC-insured institutions. The standards apply to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality, and earnings.

In general, the safety and soundness standards prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. Although regulatory standards do not have the force of law, if an institution operates in an unsafe and unsound manner, the FDIC-insured institution’s primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an FDIC-insured institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the banking agency is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the banking agency’s order is cured, the agency may restrict the FDIC-insured institution’s rate of growth, require the FDIC-insured institution to increase its capital, restrict the rates that the institution pays on deposits, or require the institution to take any action that the agency deems appropriate under the circumstances. Noncompliance with safety and soundness also may constitute grounds for other enforcement action by the federal banking agencies, including cease and desist orders and civil money penalty assessments.

During the past decade, the banking agencies have increasingly emphasized the importance of sound risk management processes and strong internal controls when evaluating the activities of the FDIC-insured institutions that they supervise. Properly managing risks has been identified as critical to the conduct of safe and sound banking activities and has become even more important as new technologies, new third-party relationships, product innovation, and the size and speed of financial transactions have changed the nature of banking markets. The agencies have identified a spectrum of risks facing a banking organization including, but not limited to, credit, market, liquidity, operational, legal, and reputational risk. The Bank is expected to have active board and senior management oversight; adequate policies, procedures, and limits; adequate risk measurement, monitoring, and management information systems; and comprehensive internal controls. The federal banking agencies also have released specific risk management guidance on certain topics, including third-party relationships, in response to the proliferation of relationships between banking organizations and financial technology companies (although the guidance applies more broadly).

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Privacy and Cybersecurity. The Bank is subject to many U.S. federal and state laws and regulations governing requirements for maintaining policies and procedures to protect non-public personal and confidential information of their customers. These laws require the Bank to periodically disclose its privacy policies and practices relating to sharing such information, and permit consumers to opt out of their ability to share information with unaffiliated third parties under certain circumstances. They also impact the Bank’s ability to share certain information with affiliates and non-affiliates for marketing and/or non-marketing purposes, or to contact customers with marketing offers. In addition, the Bank is required to implement a comprehensive information security program that includes administrative, technical, and physical safeguards to ensure the security and confidentiality of customer records and information. These security and privacy policies and procedures are in effect across all businesses and geographic locations.

Risks and exposures related to cybersecurity require financial institutions to design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. Bank management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack involving destructive malware. The Bank and the Company also are subject to a number of federal and state laws and regulations requiring notifications and disclosures regarding certain cybersecurity incidents.

Branching Authority. Illinois banks, such as the Bank, have the authority under Illinois law to establish branches anywhere in the State of Illinois, subject to receipt of all required regulatory approvals. The Dodd-Frank Act permits well-capitalized and well-managed banks to establish new interstate branches or acquire individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) without impediments.

In addition, federal law permits state and national banks to merge with banks in other states subject to: (i) regulatory approval; (ii) federal and state deposit concentration limits; and (iii) state law limitations requiring the merging bank to have been in existence for a minimum period of time (not to exceed five years) prior to the merger.

Community Reinvestment Act Requirements. The Community Reinvestment Act of 1977 (“CRA”) requires the Bank to have a continuing and affirmative obligation in a safe and sound manner to help meet the credit needs of the entire community that it serves, including low- and moderate-income neighborhoods. The FDIC regularly assesses the Bank’s record of meeting the credit needs of its communities in dedicated examinations. The Bank’s CRA ratings derived from these examinations can have significant impacts on the activities in which the Bank and the Company may engage. For example, a low CRA rating may impact the review of regulatory applications made by the Bank.

In April 1995, the federal banking agencies, including the FDIC, issued a regulation clarifying how they would evaluate banks’ compliance with the CRA (the “1995 CRA Rule”), which has been amended several times. In October 2023, the federal banking agencies issued a final rule representing a significant overhaul of the 1995 CRA Rule intended to strengthen and modernize the agencies’ CRA regulations (the “2023 CRA Rule”). However, the 2023 CRA Rule has been subject to ongoing litigation claiming that the federal banking agencies exceeded their statutory authority in promulgating this rule. In March 2025, this ongoing lawsuit, as well as an administration change, led the federal banking agencies to announce their intention to rescind the 2023 CRA Rule and continue using the 1995 CRA Rue (as amended) in conducting their CRA evaluations. The federal banking agencies are expected to release a notice of proposed rulemaking to this effect.

In 2022, the Bank, like all Illinois chartered banks, became subject to state-level CRA standards, following passage of the Illinois Community Reinvestment Act (the “Illinois CRA”). This means that, in addition to the federal CRA review, the Bank will be reviewed by the IDFPR to assess the Bank’s record of meeting the credit needs of its communities. Like the potential impact under the federal CRA, applications for additional acquisitions or activities would be affected by the evaluation of the Bank’s effectiveness in meeting its Illinois CRA requirements.

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Anti-Money Laundering. The Bank Secrecy Act ( “BSA”) is the common name for a series of laws and regulations enacted in the United States to combat money laundering and the financing of terrorism. They are designed to deny terrorists and criminals the ability to obtain access to the U.S. financial system and have significant implications for FDIC-insured institutions and other businesses involved in the transfer of money. The so-called Anti-Money Laundering / Countering the Financing of Terrorism (“AML/CFT”) regime under the BSA provides a foundation to promote financial transparency and deter and detect those who seek to misuse the U.S. financial system to launder criminal proceeds, finance terrorist acts, or move funds for other illicit purposes.

The laws mandate financial services companies to have policies and procedures with respect to measures designed to address: (i) customer identification programs; (ii) money laundering; (iii) terrorist financing; (iv) identifying and reporting suspicious activities and currency transactions; (v) currency crimes; and (vi) cooperation between FDIC-insured institutions and law enforcement authorities. The Bank also must comply with stringent economic and trade sanctions regimes administered and enforced by the Office of Foreign Assets Control.

Federal Home Loan Bank Membership. The Bank is a member of a Federal Home Loan Bank (“FHLB”), which serves as a central credit facility for its members. The FHLB is funded primarily from proceeds from the sale of obligations of the FHLB system. It makes loans to member banks in the form of FHLB advances. All advances from the FHLB are required to be fully collateralized as determined by the FHLB.

Concentrations in Commercial Real Estate. Concentration risk exists when FDIC-insured institutions deploy too many assets to any one industry or segment. A concentration in commercial real estate (“CRE”) is one example of regulatory concern, which has been subject to additional scrutiny by federal banking agencies as well as the SEC (for publicly-traded banking organizations) in recent years. The Interagency Concentrations in Commercial Real Estate (“CRE”) Lending, Sound Risk Management Practices guidance (“CRE Guidance”) provides supervisory criteria, including the following numerical indicators, to assist bank examiners in identifying banks with potentially significant CRE loan concentrations that may warrant greater supervisory scrutiny: (i) CRE loans exceeding 300% of capital and increasing 50% or more in the preceding three years, or (ii) construction and land development loans exceeding 100% of capital. The CRE Guidance does not limit banks’ levels of CRE lending activities, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their CRE concentrations. On December 18, 2015, and again in recent years, the federal banking agencies issued statements to reinforce prudent risk-management practices related to CRE lending, having observed substantial growth in many CRE asset and lending markets, increased competitive pressures, rising CRE concentrations in banks, and an easing of CRE underwriting standards. The federal banking agencies have reminded FDIC-insured institutions to maintain underwriting discipline and exercise prudent risk-management practices to identify, measure, monitor, and manage the risks arising from CRE lending. In addition, FDIC-insured institutions must maintain capital commensurate with the level and nature of their CRE concentration risk. On December 18, 2023, the FDIC issued a statement to reemphasize the importance of strong capital, appropriate credit loss allowance levels, and robust credit risk-management practices for institutions with CRE concentrations. As of March 31, 2025, the Bank did not exceed the CRE guidelines.

Consumer Financial Services. The historical structure of federal consumer protection regulation applicable to all providers of consumer financial products and services changed significantly on July 21, 2011, when the CFPB commenced operations to supervise and enforce consumer protection laws. The CFPB has broad rulemaking authority for a wide range of consumer protection laws that apply to all providers of consumer products and services, including the Bank, as well as the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB has examination and enforcement authority over providers with more than $10 billion in assets. FDIC-insured institutions with $10 billion or less in assets, like the Bank, continue to be examined by their applicable primary federal regulators.

Because abuses in connection with residential mortgages were a significant factor contributing to the global financial crisis, many rules issued by the CFPB, as required by the Dodd-Frank Act, addressed mortgage and mortgage-related products, their underwriting, origination, servicing and sales. The Dodd-Frank Act significantly expanded underwriting requirements applicable to loans secured by one-to-four family residential real property and augmented federal law combating predatory lending practices. In addition to numerous disclosure requirements, the Dodd-Frank Act and the CFPB’s enabling rules imposed new standards for mortgage loan originations on all lenders, including banks and savings associations, in an effort to strongly encourage lenders to verify a borrower’s ability to repay, while also establishing a presumption of compliance for certain “qualified mortgages.”

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The current acting leader of the CFPB has indicated that the CFPB will adopt a deregulatory approach, and the CFPB has recently announced that it plans to roll back certain rulemakings adopted over the last several years. The U.S. Congress is also pursuing Congressional Review Act resolutions or otherwise taking steps to overturn certain recent CFPB rulemaking. While some of the CPFB’s recent rulemakings did not impact the Bank directly, the CFPB’s retreat from the aggressive approach to regulation (and supervision, where applicable) that it has previously adopted may benefit the operations of the Bank.

The CFPB’s rules have not had a significant impact on the Bank’s operations, except for higher compliance costs. The Bank must also comply with certain state consumer protection laws and requirements in the states in which it operates.

Regulation and Supervision of Bank Subsidiaries

The Bank has two wholly-owned subsidiaries, FSI and FSM. FSI offers insurance agency services and maintains a state insurance licenses in Illinois. FSM offers mortgage banking services. As operating subsidiaries of the Bank, both FSI and FSM are subject to the supervision, examination and enforcement authority of the IDFPR and the FDIC as part of the operation of their parent bank.

Management

Board of Directors

Our board of directors currently consists of ten members. Our certificate of incorporation provides that our board is authorized to have not less than nine nor more than 15 directors. The number of directors may be changed only by resolution of our board within the range set forth in our certificate of incorporation. We have a classified board of directors, with each director elected to serve a three year term.

The following table sets forth information as of the date of this prospectus regarding the members of our board of directors. Ages are given as of the date of this prospectus and the expiration year is when the director’s current term will expire at that year’s annual meeting of stockholders.

Name	Age	Position	Director Since	Expiration Year
Spencer T. Cohn	37	Director	2023	2027
Matthew P. Faber	42	Director	2018	2028
John Holland III	51	Director	2020	2027
Timothy J. McConville	70	Director, President and Chief Executive Officer of the Company	1991	2026
Kenneth D. Otterbach	60	Vice Chairman of the Board	2004	2028
Thomas K. Prescott	64	Chairman of the Board	2005	2027
Kirk L. Ross	58	Director, President and Chief Executive Officer of the Bank	2024	2028
Julie Setchell	68	Director	2005	2027
Kathleen Stevensen	45	Director	2019	2026
Goodwin W. Toraason	72	Director	1995	2026

The following is a brief discussion of the business and banking background and experience of each of our directors for at least the past five years. The biographies contain information regarding the person’s experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director. No director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

Spencer T. Cohn. Mr. Cohn is a director of Castle Creek Capital, which he joined in 2014. Mr. Cohn serves on our board under an agreement that we made with Castle Creek Capital Partners VI, LP. Castle Creek Capital Partners VI, LP has the right to designate a representative to serve on our board for so long as Castle Creek Capital Partners VI, LP beneficially owns at least 4.9% of our common stock then outstanding. Castle Creek Capital is an asset management firm focused on the community banking industry. Located in San Diego, California and Dallas, Texas, Castle Creek Capital has been an investor in community banking since the firm’s inception in 1990.

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Mr. Cohn is a director of Bancorp 34, Inc. and subsidiary Southwest Heritage Bank, each headquartered in Scottsdale, Arizona, since January 27, 2023. Mr. Cohn is a director of Lincoln Bancorp and subsidiary Lincoln Savings Bank, each of Reinbeck, Iowa, since August 2022. Mr. Cohn has been a director at CNB Bank Shares, Inc., headquartered in Carlinville, Illinois, since January 2022. Previous board experience includes director service with Aquesta Financial Holdings, Inc. and subsidiary Aquesta Bank, each of Cornelius, North Carolina, from 2019 to October 1, 2021, and Citizens Bancshares Company, Kansas City, Missouri, and its subsidiary Citizens Bank & Trust from 2019 through January 1, 2023.

Prior to joining Castle Creek Capital, Mr. Cohn worked at Keefe, Bruyette & Woods as an investment banking associate in the Financial Institutions Group where he concentrated on mergers and acquisitions and capital markets transactions. Since April 2019, Mr. Cohn is a Director of the Cystic Fibrosis Foundation (San Diego Chapter) and serves as Co-Chair of the Cystic Fibrosis Foundation’s Tomorrow’s Leaders program (San Diego Chapter). In addition to his charitable involvement, Mr. Cohn is a Senior Mentor and Resume Reviewer for Wall Street Oasis. Mr. Cohn holds dual Bachelor of Science degrees in Finance and Accountancy from The University of Illinois and is both a graduate and Capstone Advisor of the ABA Stonier Graduate School of Banking at The Wharton School at the University of Pennsylvania.

Matthew P. Faber. Mr. Faber is a sixth generation farmer who began operating alongside his father in 2006. He took over the farm management in 2018. He graduated from Illinois State University in 2005 with a Bachelor of Science Degree where he majored in Business Administration and minored in Agriculture. He has been involved in many community outreach clubs and projects, previously served as president of the Mendota Optimist Club and is currently a member of the Mendota Lions Club.

John Holland III. Mr. Holland is currently the Corporate Controller at HCC, Inc., a manufacturing firm specializing in agricultural equipment, with 24 years of experience in various industries including manufacturing and services. Mr. Holland also serves as Treasurer for the Mendota Golf Club and Alderman on the Mendota, Illinois city council. He is a United States Air Force veteran with 9 years of service.

Timothy J. McConville. Mr. McConville is currently the Chief Executive Officer of Tri-County Financial Group, Inc., a role which he has held since 2024. Prior to his current position, Mr. McConville served as the Chief Executive Officer and President of First State Bank from 1994 to 2024, when he transitioned to his current role. Mr. McConville began his banking career in 1978 after graduating from Illinois State University, where he majored in Agri-Business. He worked in the loan department until he became President of First State Bank in 1994. He retired from that position in 2024.

Kenneth D. Otterbach. Ken Otterbach is a lifelong farmer in the Mendota area. He also owns and operates an excavating business based in Mendota that specializes in excavation, demolition, and trucking. He has been a director since 2004 and is currently Vice Chairman of the Board.

Thomas K. Prescott. Mr. Prescott is the President and Dealer Principal of Prescott Brothers Inc., a Chrysler Dodge Jeep Ram dealership in Mendota, Illinois, and Prescott Brothers Ford Inc., a Ford dealership in Rochelle Illinois. Mr. Prescott has served as a Dealer Council Member of the Stellantis Midwest Business Center since 2019. From 1998 to 2008, he served as a member Chrysler Jeep Dealer Advertising Board and from 1998 to 2002 he served on the Board of the Mendota Chamber of Commerce.

Kirk L. Ross. Mr. Ross began his banking career in 1989 and has worked for First State Bank since 1994 with his primary responsibilities in the commercial lending area. He served as Executive Vice President prior to being named Chief Executive Officer and President of First State Bank in 2024. Mr. Ross is a graduate of the University of Illinois with a bachelor’s degree in Agricultural Economics.

Julie Setchell. Ms. Setchell began her career in 1979 as a self-employed business owner with the acquisition of a retail clothing business. Through dedication, hard work and commitment, she and her husband successfully expanded their business to additional locations. Ms. Setchell has been involved in the Mendota Chamber of Commerce and has served on its Board of Directors and as its President. Along with her retail experience, she has been involved in agriculture through the management of the family farm since 1983. Throughout her career, she has been responsible for all aspects of her business, including the purchasing of merchandise, marketing, accounts payable and receivable, payroll, human resources, tax preparation and ensuring full regulatory compliance.

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Kathleen Stevenson. Ms. Stevenson is an attorney licensed to practice law in the State of Illinois since 2005 and State of Florida since 2004. Ms. Stevenson focuses her practice on real estate transactions, title searches, title work and real estate settlement services, estate planning and probate. She was born and grew up in the Mendota community and has relationships and familiarity with the community and surrounding communities.

Goodwin W. Toraason. Mr. Toraason began his career in 1976 and has worked at various Illinois community banks holding positions as Controller, Senior Lender, Executive Vice President, board member, and Community President. He joined First State Bank as Executive Vice President and Board member in 1994. Mr. Toraason retired from First State Bank in July 2022.

The board also appointed several former directors to serve as Director Emeritus to the full board of directors. The board believes that the Company benefits from having these individuals remain affiliated with the Company in an informal capacity so the board can use their knowledge and experience in business, banking and the community. Such individuals may attend board meetings upon the board’s invitation, but they are not entitled to vote on matters requiring the board’s approval.

Executive Officers

The following table sets forth certain information regarding our executive officers, including their names, ages and positions:

Name	Age	Position
Timothy J. McConville	70	President and Chief Executive Officer
Kirk L. Ross	58	President and Chief Executive Officer of the Bank
Lana Eddy	44	Chief Financial Officer
Rene Shaffer	64	President and Chief Executive Officer of FSM

The business and banking background and experience of each of our executive officers, other than Mr. McConville and Mr. Ross, who also serve as a director of the Company and the Board, for at least the past five years is set forth below. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.

Lana Eddy. Ms. Eddy began her career in public accounting in 2004, specializing in audits of financial institutions, credit unions, and healthcare facilities. In 2015, she joined a local community bank, which was later acquired by First State Bank. She joined First State Bank in 2019 and held positions as Assistant Controller and Controller before becoming Chief Financial Officer in 2021.

Rene Shaffer. Ms. Shaffer began her banking career in November 1986 as a Mortgage Banking Officer. Over the years, she held various roles at a community bank, gaining extensive experience in the industry. In 2007, Rene joined First State Mortgage as an Account Executive and subsequently progressed through several key positions within the company. In 2015, she was appointed President and Chief Executive Officer of FSM, a role she continues to hold today.

Director Independence

Because shares of our stock are not listed on a national securities exchange, such as Nasdaq or NYSE, we are not subject to many of the independence requirements that other “public” companies are required to meet. The OTCQX does not impose the same requirements regarding many of the corporate governance items.

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In applying these standards, and based on information provided by each director concerning his background, employment and affiliations, our board of directors has affirmatively determined that, with the exception of Messrs. McConville and Ross, each of our current directors is an “outside” director and “independent of management”, as defined under the FDICIA and as under the OTCQX rules. The board determined that Messrs. McConville and Ross do not qualify because of their roles as executive officers of either the Company or the Bank.

Board Committees

The standing committees of our board of directors consist of an Audit Committee and an Executive Committee.

Audit Committee. Mr. Faber, Mr. Otterbach, Mr. Holland, Ms. Stevenson, Ms. Setchell, Mr. Prescott and Mr. Cohn, serve on our audit committee. Our audit committee is composed solely of members who satisfy the applicable independence, financial literacy and other requirements of the FDIC, which requires that our audit committee be made up of “outside” directors who are independent from management. The board has determined that each member of our audit committee meets the requirements for the service on the committee.

Our Audit Committee is generally responsible for the following duties and responsibilities:

●	determining the adequacy and effectiveness of the systems of internal controls;

●	determining the adequacy and effectiveness of internal control over financial reporting as required by the FDIC Improvement Act;

●	reviewing the reliability and integrity of financial information, as well as the means needed to identify, measure, classify, and report such information;

●	evaluating the means of safeguarding assets, including a review of procedures and controls and verification of a selection of assets;

●	reviewing existing operations and procedures to ascertain compliance with bank policies, laws, and regulations;

●	observing and evaluating the use of resources in meeting objectives, goals, and standards of the board of directors and management;

●	assisting external auditors as necessary;

●	communicating the results of the internal audits to appropriate levels of management and the board of directors;

●	participating in the planning stages of new policies, procedures, and control systems for new product offerings and for new laws and regulations affecting operations to offer input on strengthening control and compliance factors;

●	maintaining a Whistleblower Policy to encourage and administrate appropriate claims made thereunder; and

●	performing testing in the end stage of new policy and procedure implementation to help ensure that goals and objectives are met and that compliance with laws and regulations is achieved.

Executive Committee. Mr. Ross, Mr. Otterbach, Mr. Prescott, Mr. Holland and Mr. McConville serve on our Executive Committee, which also serves as the Nominating and Governance Committee and the Compensation Committee. The Executive Committee consists of the president, the chairman of the board and three other directors appointed by the chairman of the board and ratified by the board at the first regularly scheduled meeting following the annual meeting of the stockholders. In decisions regarding compensation, no member of the Executive Committee participates in the decision making process of his or her own compensation.

Board Oversight of Risk Management

Our board of directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our board of directors assuming a different and important role in overseeing the management of the risks we face.

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MANAGEMENT DISCUSSION AND ANALYSIS

Results of Operations

The following discussion provides information about our results of operations, financial condition, liquidity, and capital resources. This information is intended to facilitate the understanding and assessment of significant changes and trends related to our results of operations and financial condition. This discussion should be read in conjunction with our consolidated financial statements and the accompanying Notes, as of December 31, 2024 and 2023 and for the years then ended, and our unaudited condensed, consolidated financial statements for the three months ended March 31, 2025 and 2024, presented elsewhere in this document.

The consolidated Company is referred to as “we” or “our” or “the Company” in the following discussion.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Critical accounting policies are those that are both most important to the portrayal of our financial condition and results of operations, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies relate to the determination of the allowance for credit losses and valuation of goodwill, both of which involves significant judgment by management.

Allowance for Credit Losses

As a result of our January 1, 2023, adoption of Accounting Standards Update 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 326), our methodology for estimating the allowance for credit losses changed significantly from prior years. ASC 326 replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. In addition to loans, the CECL methodology is applicable to our off-balance sheet credit exposures such as loan commitments, unused customer credit lines, and standby letters of credit.

The CECL approach requires an estimate of credit losses expected over the life of a financial instrument. The CECL methodology replaces the incurred loss method of recognizing credit losses. Under the incurred loss methodology, recognition of a credit loss was delayed until it became probable that a loss event had occurred.

Our Company adopted ASC 326 using the modified retrospective method. Consequently, results for reporting periods beginning on or after January 1, 2023 are presented under ASC 326 while prior period amounts are reported under previously applicable GAAP.

Our methodologies for estimating the allowance for expected credit losses (ACL) consider available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts. We also consider whether historical loss experience should be adjusted for asset-specific risk characteristics or current conditions that did not exist during the respective historical period.

We use third-party software in our quarterly ACL calculations, primarily to estimate credit losses on pools of loans with similar risk characteristics. We have also engaged independent consultants to validate the model, including its construction and our implementation, ongoing maintenance, and governance. When appropriate, refinements to the model’s inputs and calculations are made to arrive at a better estimate of future losses.

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Substandard loans are individually analyzed to determine the expected credit loss, if any. Expected credit losses on pools of loans and individually analyzed loans are then totaled to arrive at the allowance for credit losses on loans.

Our accounting policies and related disclosures about credit losses are discussed in more detail in the Notes to our consolidated financial statements for the years ended December 31, 2024 and 2023. Please refer to Note 1 – Significant Accounting Policies and Note 4 – Loans.

Goodwill

Goodwill results from business acquisitions that we made in prior years. The acquisition method of accounting requires that assets and liabilities acquired in a business combination are recorded at fair value as of the acquisition date, typically resulting in goodwill. The valuation of assets and liabilities in a business combination involves estimates that are inherently subjective. Goodwill represents the excess of the consideration we paid over the fair value of identifiable assets and liabilities acquired.

Our accounting policy for goodwill and other intangible assets is disclosed in Note 1 – Significant Accounting Policies to the year-end financial statements. We evaluate goodwill for impairment at the reporting unit level annually, or more often if impairment indicators are present. In addition to our internal, qualitative evaluations, goodwill recorded at FSM is supported by annual third party valuations indicating that the fair value of the reporting unit exceeds its carrying value. Our qualitative assessment of goodwill noted FSM’s continuing net losses and a challenging interest rate environment. Consequently, we proceeded to the quantitative goodwill impairment test and engaged a third party firm to estimate the fair value of FSM’s equity.

The valuation firm considered but did not rely on the cost approach to valuing FSM, primarily because of the nature and expected future profitability of FSM and our intent to continue operating our mortgage subsidiary. The market approach was also considered, however, the valuation firm did not rely on the market approach due to the lack of sufficiently similar companies, given FSM’s operating characteristics, service offerings, and market geography. Ultimately, the valuation firm relied on the income approach in its valuation of FSM. The discounted cash flow method was selected as the most appropriate method due to FSM’s expectations for varying growth rates in the upcoming years. The discount rate calculation included an equity risk premium, the risk free rate, a size premium, and specific company risk. These key assumptions were determined through selection of a common industry approach and consistent application of the approach selected.

Cash flow assumptions were based on management’s projected financial results for fiscal years through December 31, 2029, discounted at 18.4%. The valuation included a residual value, discounted at 15.4%, net of a 3% long term annual sustainable cash flow growth rate assumption. Management projected FSM’s earnings to slightly exceed breakeven in 2025 and then return to normalized levels of operating profits beginning in 2026.

The appraisal firm’s valuation of FSM exceeded its carrying value by 44.9% as of the October 31, 2024 measurement date. The estimated fair value included cash recorded on FSM’s balance sheet.

FSM’s appraised fair value is an estimate subject to, among other factors, the risk that key assumptions will not materialize. Estimating future cash flows involves considerable judgment and actual results may differ materially from management’s projections. Further, a more favorable interest rate environment for the mortgage industry may never develop. Economic downturns, rising interest rates, increased competition, new regulations, and changing technology are among the various other factors that could have a material, adverse effect on future operating results.

If FSM incurred a future impairment loss, it would be a non-cash expense limited to its $2.2 million of recorded goodwill, which is about 1.5% of our Company’s consolidated stockholders’ equity as of December 31, 2024. No income tax benefit would be expected from a goodwill impairment loss.

Goodwill is excluded from the Bank’s regulatory capital calculations. Consequently, although a goodwill impairment loss would decrease net income and stockholders’ equity, it would not affect the Bank’s capitalized status as of March 31, 2025.

Emerging Growth Company

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by the Financial Accounting Standards Board or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We have irrevocably elected to adopt new accounting standards within the same time periods as private companies.

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Selected Consolidated Financial Information – Years Ended December 31, 2024 and 2023

Selected consolidated financial information for the Company at or for the years ended December 31, 2024 and 2023, follows:

	At or For the Years Ended December 31,		Increase (Decrease)
	2024	2023	$	%
	(Dollars in thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$44,976	$28,018	$16,958	60.5%
Debt securities available-for-sale	143,735	174,846	(31,111)	(17.8)%
Mortgage loans held for sale	9,011	10,189	(1,178)	(11.6)%
Loans (not including loans held for sale)	1,276,409	1,273,602	2,807	0.2%
Allowance for credit losses	(14,444)	(15,990)	1,546	(9.7)%
Loans, net	1,261,965	1,257,612	4,353	0.3%
Cash surrender value of life insurance	20,269	19,728	541	2.7%
Goodwill and other intangible assets	8,700	8,723	(23)	(0.3)%
Other assets	50,628	53,779	(3,151)	(5.9)%
Total assets	$1,539,284	$1,552,895	$(13,611)	(0.9)%

Deposits	$1,273,296	$1,246,731	$26,565	2.1%
Securities sold under agreement to repurchase	22,679	22,488	191	0.8%
Federal Home Loan Bank advances	67,917	116,000	(48,083)	(41.5)%
Subordinated debt	9,834	9,810	24	0.2%
Other liabilities	22,364	21,723	641	3.0%
Total liabilities	1,396,090	1,416,752	(20,662)	(1.5)%
Stockholders’ equity	143,194	136,143	7,051	5.2%
Total liabilities and stockholders’ equity	$1,539,284	$1,552,895	$(13,611)	(0.9)%

Average earning assets	$1,465,309	$1,454,959	$10,350	0.7%
Average total assets	$1,530,408	$1,515,831	$14,577	1.0%
Average stockholders’ equity	$140,057	$131,189	$8,868	6.8%

Statement of Income Data
Interest income	$77,896	$69,319	$8,577	12.4%
Interest expense	34,988	26,570	8,418	31.7%
Net interest income	42,908	42,749	159	0.4%
Credit loss expense (recovery)	(1,284)	(850)	(434)	51.1%
Noninterest income	15,632	15,522	110	0.7%
Noninterest expense	45,967	45,744	223	0.5%
Income tax expense	3,428	3,332	96	2.9%
Net Income	$10,429	$10,045	$384	3.8%

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	At or For the Years Ended December 31,
	2024	2023
Selected Financial Ratios
Return on average assets	0.68%	0.66%
Return on average equity	7.45%	7.66%
Net interest margin (1)	2.96%	2.97%
Loans/deposits	100.24%	102.16%
Allowance for credit losses to total loans (2)	1.13%	1.26%
Nonperforming loans to total loans (2)	0.33%	0.55%
Tier 1 leverage capital ratio of subsidiary Bank	10.30%	9.80%
Risk-based total capital ratio of subsidiary Bank	14.50%	14.00%
Stockholders’ equity to total assets	9.30%	8.77%
Dividend payout ratio	19.66%	21.93%

(1)	Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.
(2)	The ratio excludes loans held for sale.

Financial Condition

Our primary investing activities are the origination of real estate, commercial, and agricultural loans and the purchase of debt securities. Assets are funded primarily by deposits, borrowings such as FHLB advances, and stockholders’ equity.

Total assets were $1.54 billion at December 31, 2024, representing a decrease of $13.6 million, or 1%, from the prior year-end. The most significant change in assets was the $31.1 million decrease in securities available-for-sale. Debt security maturities and paydowns, together with $26.6 million of deposit growth, were used primarily to reduce our reliance on FHLB borrowing.

Our primary earning assets and funding sources are discussed below, including significant changes in our assets, liabilities, and stockholders’ equity during the year ended December 31, 2024 and the first quarter of 2025.

Securities Portfolio

The securities portfolio serves the following purposes: (i) it provides a source of pledged assets for securing certain deposits and borrowed funds, as may be required by law or by specific agreement with a depositor or lender; (ii) it provides liquidity to even out cash flows from the loan and deposit activities of customers; (iii) it can be used as an interest rate risk management tool, since it provides a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of the Company; and (iv) it is an alternative interest-earning use of funds when loan demand is weak or when deposits grow more rapidly than loans.

Consistent with our investment policy, our portfolio consists of (i) U.S. Treasury securities and U.S. Government sponsored entities’ debt securities for liquidity and pledging; (ii) mortgage-backed securities and collateralized mortgage obligations, which in many instances can also be used for pledging, and which generally enhance the yield of the portfolio; and (iii) municipal obligations, which provide tax free income and limited pledging potential.

All debt securities are classified as available-for-sale. Accounting guidance requires available-for-sale securities to be marked to fair value with an offset to accumulated other comprehensive income (loss), which is a component of stockholders’ equity. Monthly adjustments are made to reflect changes in the fair value of our available-for-sale securities.

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The following table sets forth the carrying value of our investment securities as of December 31, 2024 and 2023.

	December 31,
	2024		2023		Dec. 31, 2024
	Amortized	Fair	Amortized	Fair	% of Total
	Cost	Value	Cost	Value	Portfolio
	(Dollars in thousands)
Securities available for sale
U.S. Treasury and government-sponsored entities	$39,650	$37,479	$61,318	$58,501	26.1%
State and municipal	59,958	56,264	65,125	62,214	39.1%
Mortgage-backed - residential	42,520	36,331	45,943	39,775	25.3%
Collateralized mortgage obligations (CMOs)	15,881	13,661	16,655	14,356	9.5%
Total securities available for sale	$158,009	$143,735	$189,041	$174,846	100.0%

The amortized cost and fair value of our Treasury securities were $25.8 million and $24.6 million, respectively, at December 31, 2024. Our federal agency obligations consist of securities issued by U.S. government-sponsored enterprises, primarily the FHLB. We also invest in SBA guaranteed loan participations.

Our agency mortgage-backed securities and CMO portfolio consist of securities predominantly underwritten to the standards of and guaranteed by the following government-sponsored agencies: Federal Home Loan Mortgage Corporation; Federal National Mortgage Association; and Government National Mortgage Association.

At December 31, 2024 and 2023, approximately 72% of our state and municipal securities were issued by entities located in Illinois.

The following table sets forth certain information regarding the amortized cost, weighted average yields, and maturities of our investment securities portfolio as of December 31, 2024. Yields on tax-exempt obligations have been computed on a tax equivalent basis, using the 21% federal tax rate. Mortgage-backed investment securities include scheduled principal payments and estimated prepayments based on observable market inputs. Actual prepayments will differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

	Maturities and Average Yields as of December 31, 2024
(Dollars in thousands)	One year or less		One to five years		Five to ten years		Over ten years		Total
Securities	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average
available-for-sale	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
U.S. Treasury & Government-sponsored agencies	$7,938	2.41%	$31,712	2.16%	$-		$-		$39,650	2.22%
State and municipal	2,661	3.06%	19,444	3.84%	16,364	3.10%	21,489	2.97%	59,958	3.29%
Mortgage-backed - residential	28	1.93%	17,182	2.01%	21,330	2.39%	3,980	1.56%	42,520	2.16%
Collateralized mortgage obligations	29	1.94%	9,904	2.12%	5,948	1.47%	-		15,881	1.90%
Total	$10,656	2.57%	$78,242	2.54%	$43,642	2.53%	$25,469	2.75%	$158,009	2.58%

Percent of total amortized cost	6.7%		49.5%		27.6%		16.1%		100.0%
Cumulative % of total am. cost	6.7%		56.3%		83.9%		100.0%

The following factors may be particularly relevant when comparing our investment portfolio with the performance of other financial institutions:

●	all our debt security investments are classified as available-for-sale;
●	all our debt securities are carried at fair value on the balance sheet;
●	unrealized losses on debt securities, net of deferred tax, are already reflected in stockholders’ equity; and
●	based on amortized cost as of December 31, 2024, 56% of our debt securities have contractual maturities within five years.

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The following table sets forth the amortized cost and fair value of debt securities as of March 31, 2025 and December 31, 2024.

	March 31, 2025		December 31, 2024		March 31, 2025
	Amortized	Fair	Amortized	Fair	% of Total
	Cost	Value	Cost	Value	Portfolio
	(Dollars in thousands)
Securities available for sale
U.S. Treasury and government-sponsored entities	$37,719	$36,039	$39,650	$37,479	24.5%
State and municipal	59,335	55,381	59,958	56,264	37.5%
Mortgage-backed - residential	45,017	39,790	42,520	36,331	27.0%
Collateralized mortgage obligations (CMOs)	17,971	16,188	15,881	13,661	11.0%
Total securities available for sale	$160,042	$147,398	$158,009	$143,735	100.0%
Net unrealized losses		$12,644		$14,274
Net unrealized losses % to amortized cost		(7.9)%		(9.0)%

As shown above, the fair value of our debt securities recovered in the first quarter of 2025 compared to year-end 2024. Unrealized losses in our securities portfolio are due to increases in interest rates rather than credit deterioration. None of our securities has had a past due payment. As discussed earlier, we incurred significant net unrealized losses due to rapidly rising interest rates in 2022 and first half of 2023.

We did not sell any securities in 2024, 2023 or the first quarter of 2025. Absent credit quality concerns or further increases in market interest rates, unrealized losses on debt securities generally recover as the maturity date approaches.

Loan Portfolio

Loans represent the largest portion of our earning assets and typically provide higher yields than other assets. The quality and diversification of the loan portfolio is an important consideration when reviewing our financial condition. Our loan policy provides consistent standards and direction to achieve goals and objectives, which include maximizing earnings over the short and long term by managing risks. Internal concentration limits exist on all loan types, including commercial and agricultural real estate. We have established strong underwriting practices and procedures to assess borrower credit risk, including review of debt service ability and collateral values and evaluation of guarantors. Appropriate actions are taken when a borrower is past due on payments or no longer able to service its debt.

Our loan portfolio consists of various types of loans. The three segments of our loan portfolio are: commercial (including agricultural production); real estate; and consumer. At December 31, 2024 and 2023, the real estate segment comprised 88% and 87%, respectively, of our loan portfolio. The real estate segment primarily consists of commercial and consumer loans. Smaller portions of the real estate segment are agricultural loans and construction and land loans. Our loans are primarily to borrowers in the Illinois markets where we operate.

Commercial real estate loans are primarily secured by office and industrial buildings, warehouses, small retail shopping centers, single family and multi-family residential buildings, and various other properties including restaurants and hotels. None of our loans are secured by, or dependent on, office buildings in large urban centers such as downtown Chicago. Agricultural real estate loans are primarily for land acquisition and other long-term farm financing.

At December 31, 2024 and 2023, approximately 90% of our consumer real estate loans are secured by first liens on one-to-four family residential properties. The rest of the portfolio are home equity loans and other loans secured by junior liens. At origination, evaluation of borrower repayment ability includes a review of debt to income, credit scores, and certain other information. Collateral coverage is based on appraisals.

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Construction and land development loans are secured by vacant land and/or property in the process of improvement, including (1) land development preparatory to erecting vertical improvements, and (2) the construction of industrial , commercial, residential, or farm buildings. Repayment of these loans typically depends on the sale of the property to third parties or the successful and timely completion of the improvements by the builder for the end user.

Commercial and agricultural loans are primarily for working capital, asset acquisition or expansion, and other business purposes. Underwriting of these loans is based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral. Financial information obtained from borrowers is used to evaluate debt service sufficiency. Such financial information and evaluations are updated periodically during the life of the loan.

Consumer loans for household, family, and other personal expenditures are less than 1% of our total loan portfolio. At the time of origination, we evaluate the borrower’s repayment ability primarily through a review of debt to income and credit scores.

Loan characteristics and risks and underwriting are described in more detail in our December 31, 2024 consolidated financial statements, primarily in accompanying Notes 1 and 4.

The following table sets forth loans within each segment of our portfolio at year-end 2024 and 2023, including their percentage of total loans and increase (decrease) during 2024:

	December 31,		December 31,		Increase (Decrease)
	2024	2023	2024	2023	in 2024
	(Dollars in thousands)		Percent of Total Loans		Percentage
Commercial
Commercial	$69,720	$78,118	5.5%	6.1%	(10.8)%
Agricultural	80,577	75,334	6.3%	5.9%	7.0%
Other	-	32	0.0%	0.0%	(100.0)%
Real estate
Commercial real estate	538,810	509,688	42.2%	40.0%	5.7%
Agricultural real estate	170,401	178,549	13.4%	14.0%	(4.6)%
Consumer real estate	386,475	373,998	30.3%	29.4%	3.3%
Construction and land	21,841	48,381	1.7%	3.8%	(54.9)%
Consumer
Installment	4,196	4,592	0.3%	0.4%	(8.6)%
Vehicle	3,119	3,654	0.2%	0.3%	(14.6)%
Credit cards	1,270	1,256	0.1%	0.1%	1.1%
Total loans	1,276,409	1,273,602	100.0%	100.0%	0.2%
Allowance for credit losses	(14,444)	(15,990)	(1.1)%	(1.3)%	(9.7)%
Loans, net	$1,261,965	$1,257,612			0.3%

The following table sets forth contractual maturities by loan portfolio segment. This table does not include unscheduled prepayments:

	As of December 31, 2024
	(Dollars in thousands)
Loans, maturing in	1 Year or less	1 - 5 Years	6 -15 Years	After 15 Years	Total
Commercial, including agricultural	$83,887	$50,541	$13,078	$2,791	$150,297
Real estate	83,106	264,852	233,481	536,088	$1,117,527
Consumer	2,178	4,524	1,802	81	$8,585
Total	$169,171	$319,917	$248,361	$538,960	$1,276,409
Percentage of total loans	13.3%	25.1%	19.5%	42.1%	100.0%

The following table presents loans that mature after one year, set forth by loan segment and fixed or adjustable interest rate:

	As of December 31, 2024
	(Dollars in thousands)
Loans, maturing after 1 year	Fixed Rate	Adjustable Rate	Total
Commercial, including agricultural	$50,452	$15,958	$66,410
Real estate	317,151	717,270	1,034,421
Consumer	6,407	-	6,407
Total	$374,010	$733,228	$1,107,238
Percentage of loans maturing >1 year	33.8%	66.2%	100.0%

Loan volume in the first quarter of 2025 was slightly less compared to year-end 2024 and the first quarter of 2024. Total loans were approximately 1% less at March 31, 2025 compared to year-end 2024. Similarly, average loan balances were approximately 1% less in the first quarter of 2025 compared to the first quarter of 2024.

The following table sets forth loans within each segment of our portfolio at March 31, 2025 and year-end 2024, including their percentage of total loans and increase (decrease) during the first quarter of 2025:

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	March 31,	Dec. 31,	March 31,	Dec. 31,	Increase (Decrease)
	2025	2024	2025	2024	in 2025
	(Dollars in thousands)		Percent of Total Loans		Percentage
Commercial
Commercial	$69,908	$69,720	5.5%	5.5%	0.3%
Agricultural	62,548	80,577	5.0%	6.3%	(22.4)%
Other	-	-	0.0%	0.0%
Real estate
Commercial real estate	546,777	538,810	43.3%	42.2%	1.5%
Agricultural real estate	166,965	170,401	13.2%	13.4%	(2.0)%
Consumer real estate	384,150	386,475	30.4%	30.3%	(0.6)%
Construction and land	24,643	21,841	2.0%	1.7%	12.8%
Consumer
Installment	3,889	4,196	0.3%	0.3%	(7.3)%
Vehicle	2,684	3,119	0.2%	0.2%	(13.9)%
Credit cards	1,192	1,270	0.1%	0.1%	(6.1)%
Total loans	1,262,756	1,276,409	100.0%	100.0%	(1.1)%
Allowance for credit losses	(14,504)	(14,444)	(1.1)%	(1.1)%	0.4%
Loans, net	$1,248,252	$1,261,965			(1.1)%

Credit Quality and the Allowance For Credit Losses On Loans

Credit Quality Indicators

As disclosed more fully in Note 4 – Loans to the financial statements, we generally monitor credit quality indicators for all loans following internal ratings of either pass, watch, special mention, substandard, or doubtful. Credit ratings are updated as we receive and review new financial statements from borrowers, collateral appraisals, and independent loan review reports. Especially for commercial and agricultural borrowers, the debt service coverage ratio is a key factor in the credit rating that we assign to the loan.

“Pass” ratings are assigned to loans with adequate collateral and debt service ability such that collectability of the contractual loan payments is highly probable.

“Watch” loans are credits that are fundamentally sound but warrant close attention by management. Borrowers in this category may have acceptable asset quality but may face challenges due to market conditions, economic conditions, management changes, or other forces that could adversely affect operations. Factors contributing to adverse conditions are expected to be temporary.

“Special mention” ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectability of the contractual loan payments is still probable.

“Substandard” ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that the collectability of the contractual loan payments is no longer probable.

“Doubtful” ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectability of the contractual loan payments is unlikely.

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The following tables summarize our risk ratings as of December 31, 2024 and 2023, and March 31, 2025 and 2024:

December 31, 2024 Credit Risk Ratings

	Pass	Watch	Special Mention	Substandard	Total
Commercial loan segment
Commercial and industrial	$64,692	$3,343	$999	$686	$69,720
Agricultural	76,243	2,985	1,349	-	80,577
Other	-	-	-	-	-
Total	$140,935	$6,328	$2,348	$686	$150,297
Percentage to total loans	93.8%	4.2%	1.5%	0.5%	100.0%

Real estate loan segment
Commercial	$480,526	$51,637	$1,258	$5,389	$538,810
Consumer	363,382	21,901	242	950	386,475
Agricultural	160,005	8,076	2,178	142	170,401
Construction and land	19,518	2,323	-	-	21,841
Total	$1,023,431	$83,937	$3,678	$6,481	$1,117,527
Percentage to total loans	91.6%	7.5%	0.3%	0.6%	100.0%

Consumer loan segment	$8,470	$41	$-	$74	$8,585
Percentage to total loans	98.6%	0.5%	0.0%	0.9%	100.0%

Total loan portfolio	$1,172,836	$90,306	$6,026	$7,241	$1,276,409
Percentage to total loans	91.9%	7.1%	0.4%	0.6%	100.0%

December 31, 2023 Credit Risk Ratings

	Pass	Watch	Special Mention	Substandard	Total
Commercial loan segment
Commercial and industrial	$67,290	$9,852	$524	$452	$78,118
Agricultural	70,858	3,485	991	-	75,334
Other	-	-	-	32	32
Total	$138,148	$13,337	$1,515	$484	$153,484
Percentage to total loans	90.0%	8.7%	1.0%	0.3%	100.0%

Real estate loan segment
Commercial	$468,406	$35,600	$1,166	$4,516	$509,688
Consumer	360,129	12,873	153	843	373,998
Agricultural	163,299	9,717	943	4,590	178,549
Construction and land	47,070	1,311	-	-	48,381
Total	$1,038,904	$59,501	$2,262	$9,949	$1,110,616
Percentage to total loans	93.5%	5.4%	0.2%	0.9%	100.0%

Consumer loan segment	$9,412	$41	$-	$49	$9,502
Percentage to total loans	99.1%	0.4%	0.0%	0.5%	100.0%

Total loan portfolio	$1,186,464	$72,879	$3,777	$10,482	$1,273,602
Percentage to total loans	93.2%	5.7%	0.3%	0.8%	100.0%

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March 31, 2025 Credit Risk Ratings

	Pass	Watch	Special Mention	Substandard	Total
Commercial loan segment
Commercial and industrial	$64,603	$3,758	$996	$551	$69,908
Agricultural	54,726	5,651	2,171	-	62,548
Total	$119,329	$9,409	$3,167	$551	$132,456
Percentage to total loans	90.1%	7.1%	2.4%	0.4%	100.0%

Real estate loan segment
Commercial	$470,253	$69,379	$897	$6,248	$546,777
Consumer	357,337	25,346	241	1,226	384,150
Agricultural	156,370	8,160	2,293	142	166,965
Construction and land	21,613	3,030	-	-	24,643
Total	$1,005,573	$105,915	$3,431	$7,616	$1,122,535
Percentage to total loans	89.6%	9.4%	0.3%	0.7%	100.0%

Consumer loan segment	$7,728	$28	$-	$9	$7,765
Percentage to total loans	99.5%	0.4%	0.0%	0.1%	100.0%

Total loan portfolio	$1,132,630	$115,352	$6,598	$8,176	$1,262,756
Percentage to total loans	89.7%	9.1%	0.5%	0.7%	100.0%

March 31, 2024 Credit Risk Ratings

	Pass	Watch	Special Mention	Substandard	Total
Commercial loan segment
Commercial and industrial	$70,976	$9,043	$1,011	$820	$81,850
Agricultural	55,406	4,007	986	-	60,399
Total	$126,382	$13,050	$1,997	$820	$142,249
Percentage to total loans	88.8%	9.2%	1.4%	0.6%	100%

Real estate loan segment
Commercial	$483,681	$33,560	$3,320	$4,955	$525,516
Consumer	363,340	16,410	151	574	380,475
Agricultural	167,150	9,537	929	4,590	182,206
Construction and land	39,430	1,167	-	-	40,597
Total	$1,053,601	$60,674	$4,400	$10,119	$1,128,794
Percentage to total loans	93.3%	5.4%	0.4%	0.9%	100.0%

Consumer loan segment	$9,019	$37	$-	$44	$9,100
Percentage to total loans	99.1%	0.4%	0.0%	0.5%	100.0%

Total loan portfolio	$1,189,002	$73,761	$6,397	$10,983	$1,280,143
Percentage to total loans	92.9%	5.8%	0.5%	0.8%	100.0%

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Pass rated loans approximated 90% and 94% of the total portfolio at March 31, 2025 and year-end 2024, respectively. The decrease in Pass rated loans during the first quarter of 2025 was primarily due to the increase in Watch rated loans. At March 31, 2025, 9.4% of the real segment was rated Watch, compared to 7.5% at year-end 2024. Watch loans in each class of the real estate segment increased in the first quarter of 2025. Watch loans have less credit quality concerns than Special Mention or Substandard loans.

Special Mention and Substandard loans also increased in the first quarter of 2025 from their year-end levels, although they were less than their respective totals at March 31, 2024.

Pass rated loans approximated 92% and 93% of the total portfolio at December 31, 2024 and 2023, respectively. The change was primarily due to Watch rated loans in the real estate segment, which increased to $83.9 million at December 31, 2024, from $59.5 million at the prior year-end.

Total Substandard loans in the portfolio decreased to $7.2 million at December 31, 2024, from $10.5 million at December 31, 2023. Loans rated Special Mention and Substandard were each less than 1% of the total portfolio at December 31, 2024 and 2023.

Classified loans are those rated Substandard or Doubtful. No loans were classified as doubtful at March 31, 2025 or 2024, or at December 31, 2024 or 2023.

Total classified loans in the portfolio are summarized in the following table as of the dates indicated:

	March 31,		December 31,
	2025	2024	2024	2023
	(Dollars in thousands)
Total substandard loans	$8,176	$10,983	$7,241	$10,482

Five loan relationships comprised 71% of total substandard loans at March 31, 2025. Approximately 90% of the collateral for these five loan relationships is secured by owner-occupied commercial real estate, and approximately 10% is secured by apartment buildings.

The largest substandard loan relationship approximates $2.4 million and was not past due or in nonaccrual loan status as of March 31, 2025. We expect that collateral coverage and/or personal guarantees will prevent any significant loss if the business does not operate successfully.

Substandard loans are individually reviewed to estimate whether a credit loss is expected. Specific allocations within the allowance for credit losses are made for individually reviewed loans as needed. The number and dollar amount of substandard loans remain at manageable levels.

To summarize, the decrease in credit quality indicators during the first quarter of 2025 were largely driven by the following factors:

●	review of updated financial information, such as financial statements provided by borrowers as of December 31, 2024;
●	results of current loan review reports provided by third party consultants; and
●	lower debt service coverage ratios due to factors such as the following:

○	inflationary effects on input costs, both for agricultural and commercial borrowers,
○	lower agricultural commodity prices, such as for corn and soybeans, and
○	higher debt service costs for borrowers (for example, borrowers with interest rates that reset annually or every three or five years).

Although credit quality indicators decreased in the first quarter of 2025, we continue to believe that the overall credit quality of the loan portfolio is satisfactory.

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Past Due Loans

Loans past due are summarized in the following table.

	(Dollars in thousands)			Percentage of Total Loans
	March 31,	December 31,		March 31,	December 31,
Loans past due	2025	2024	2023	2025	2024	2023
30-89 days past due	$6,423	$5,318	$4,439	0.51%	0.42%	0.35%
90 or more days past due	4,288	3,784	6,731	0.34%	0.30%	0.53%
Total loans past due 30 days or more	$10,711	$9,102	$11,170	0.85%	0.71%	0.88%

Past due loans remain at manageable levels. At March 31, 2025, three loans comprise 71% of total loans past due 90 days or more. The largest two loans each had a balance of approximately $1.2 million each and are secured by owner-operated commercial real estate. The other loan is an agricultural real estate loan that became 90 days past due in late March of 2025. Management believes collateral coverage will prevent or mitigate losses on these loans.

For more information about past due loans, please refer to Note 4 – Loans to our consolidated financial statements.

Non-Performing Assets. The following table sets forth information about non-performing assets, including non-accrual loans and real estate acquired through foreclosure or by deed in lieu of foreclosure (“other real estate owned”). The accrual of interest on non-performing loans is generally discontinued at the time the loan is ninety days delinquent unless the credit is well secured and in the process of collection.

	March 31,	December 31,
	2025	2024	2023
	(Dollars in thousands)
Non-performing assets
Nonaccrual loans	$3,482	$3,569	$1,777
Loans past due 90 days or more and accruing interest	1,642	595	5,282
Total non-performing loans	5,124	4,164	7,059
Other real estate owned	241	920	101
Total non-performing assets	$5,365	$5,084	$7,160
Non-performing loans to total loans	0.41%	0.33%	0.55%
Non-performing assets to total assets	0.35%	0.33%	0.46%
Allowance for credit losses on loans to non-performing loans	283.06%	346.88%	226.52%
Allowance for credit losses on loans to total loans	1.15%	1.13%	1.26%

Non-performing loans increased in the first quarter of 2025 but remain at a manageable level. Eighteen loans were in nonaccrual status at March 31, 2025. The two largest loans, as discussed above, each had a balance approximating $1.2 million, and both are secured by owner-occupied commercial real estate. Together, these two loans comprise 70% of total nonaccrual loans. The other 16 nonaccrual loans had an average balance of $66,000 at March 31, 2025. Commercial or consumer real estate secure 92% of the total nonaccrual loan balances.

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At March 31, 2025, sixteen loans were past due 90 days or more and still accruing interest. The largest loan, as discussed above, had a balance of $600,000 which we believe is adequately secured by agricultural real estate. The other fifteen loans are to separate borrowers, and all the loan balances were less than $250,000. Most of these fifteen smaller loans are secured by commercial or consumer real estate.

The allowance for credit losses on loans was well in excess of total nonperforming loans at March 31, 2025 and 2024, and December 31, 2024 and 2023.

The following tables summarize activity in the allowance for credit losses on loans by portfolio segment (dollars in thousands):

Year Ended December 31, 2024	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$1,177	$14,688	$125	$15,990
Credit loss expense	(77)	(1,489)	120	(1,446)
Recoveries on loans previously charged off	24	30	10	64
Loans charged off	(23)	(28)	(113)	(164)
(Net loan charge offs) / recoveries	1	2	(103)	(100)
Balance at end of year	$1,101	$13,201	$142	$14,444

Year Ended December 31, 2023	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$2,488	$10,399	$202	$13,089
Impact of adopting ASC 326	(824)	4,463	(83)	3,556
Credit loss expense	(526)	(442)	61	(907)
Recoveries on loans previously charged off	40	416	30	486
Loans charged off	(1)	(148)	(85)	(234)
(Net loan charge offs) / recoveries	39	268	(55)	252
Balance at end of year	$1,177	$14,688	$125	$15,990

Quarter Ended March 31, 2025	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$1,101	$13,201	$142	$14,444
Credit loss expense (recovery)	(47)	284	(6)	231
Recoveries on loans previously charged off	6	10	13	29
Loans charged off	(3)	(173)	(24)	(200)
(Net loan charge offs) / recoveries	3	(163)	(11)	(171)
Balance at quarter end	$1,057	$13,322	$125	$14,504

Quarter Ended March 31, 2024	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$1,177	$14,688	$125	$15,990
Credit loss expense	(116)	(864)	(9)	(989)
Recoveries on loans previously charged off	6	1	20	27
Loans charged off	-	-	(23)	(23)
(Net loan charge offs) / recoveries	6	1	(3)	4
Balance at quarter end	$1,067	$13,825	$113	$15,005

Annualized net charge offs were 0.05% of average loans in the first quarter of 2025. Similarly, net charge-offs were 0.01% of average loans in 2024, and we had net recoveries in 2023.

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The following table sets forth the allocation of the allowance to our three loan segments, together with average net loan charge-offs / recoveries for each year (dollars in thousands).

	At or for the Year Ended December 31,			At or for the Year Ended December 31,
	2024			2023
Loan Portfolio Segment	Allowance Allocation	Percentage of Loan Category to Total Loans	Net (Charge-offs) / Recoveries to Average Loans	Allowance Allocation	Percentage of Loan Category to Total Loans	Net (Charge-offs) / Recoveries to Average Loans

Commercial	$1,101	11.8%	0.00%	$1,177	12.1%	0.02%
Real estate	13,201	87.6%	0.00%	14,688	87.2%	0.03%
Consumer	142	0.6%	-1.11%	125	0.7%	-0.57%
Total	$14,444	100.0%	-0.01%	$15,990	100.0%	0.02%

At December 31, 2024, the real estate loan segment comprises approximately 88% of our total loans, comparable to its 91% allocation of the allowance for credit losses.

Adoption of the CECL Accounting Model. As discussed in the Critical Accounting Policies section, we adopted ASC 326, which requires the CECL methodology to account for expected credit losses, on January 1, 2023. Through December 31, 2022, we applied the incurred loss model to determine the allowance for credit losses.

Adopting ASC 326 was a required change in accounting principle, the cumulative effect of which was recorded on January 1, 2023. The resulting increases to credit loss allowances and the decrease to retained earnings are summarized below:

Impact of Adopting ASC 326 on January 1, 2023
Increase (Decrease) to Retained Earnings (Dollars in thousands)

Increase in the allowance for credit losses on loans	$(3,556)
Increase in the allowance for credit losses on off-balance sheet commitments to extend credit	(769)
Pre-tax decrease to retained earnings	(4,325)
Increase in deferred tax assets	1,233
Cumulative-effect decrease to retained earnings	$(3,092)

The cumulative-effect adjustment equals 2.32% of total stockholders’ equity as of December 31, 2022, or $1.24 per common share. The CECL model may result in more volatility in credit loss accounting.

As part of our credit risk management, we continue to actively manage the loan portfolio to identify problem loans. As of March 31, 2025 and December 31, 2024 and 2023, we believe the allowance for credit losses on loans is adequate based our evaluation of the portfolio.

Funding Sources

Our primary sources of funds are deposits, FHLB borrowings, proceeds from principal and interest payments on loans and investment securities and proceeds from the sale of mortgage loans. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are influenced by market interest rates, economic conditions, and customer behavior, all of which can change over time.

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Deposits

The composition and cost of our deposit base are important components in analyzing our net interest margin and balance sheet liquidity. Our liquidity is impacted by the volatility of deposits, given the risk of that money leaving our Bank for rate-related or other reasons. Deposits can be adversely affected if economic conditions weaken, especially in the markets where we operate.

Due to well publicized bank failures in 2023, concerns about uninsured deposits have risen. Potentially, our most volatile deposits are those that exceed the FDIC deposit insurance limit. Rate sensitivity is another potential cause of deposit volatility, as customers may seek more attractive interest rates on their balances. Customers with higher balances may be more rate-sensitive than customers with smaller balances.

Deposits at year-end are set forth in the following table.

	December 31,		December 31,
	2024	2023	2024	2023	Increase (Decrease)
	(Dollars in thousands)		Percent of Total Deposits		Amount	Percentage
Deposit Category
Demand, non-interest bearing	$176,978	$181,082	13.9%	14.5%	$(4,104)	(2.3)%
Demand, interest bearing	263,600	274,494	20.7%	22.0%	(10,894)	(4.0)%
Savings, including money market	331,480	331,161	26.0%	26.6%	319	0.1%
Time, $250 and over	131,874	125,609	10.4%	10.1%	6,265	5.0%
Time, under $250	369,364	334,385	29.0%	26.8%	34,979	10.5%
Total deposits	$1,273,296	$1,246,731	100.0%	100.0%	$26,565	2.1%

Total deposits increased $26.6 million, or 2%, in 2024. The increase in total deposits partially offset the $48.1 million decrease in FHLB advances during 2024. In 2024 and 2023, demand and savings accounts decreased as a percent of total deposits as customer preferences shifted to time deposits. At year-end 2024, time deposits comprised 39% of total deposits, compared to 24% at year-end 2022. We believe the shift in our deposit mix during 2022 and 2023 is largely due to rising interest rates, as time deposits generally offer significantly higher interest yields than demand and savings accounts.

In 2023, we began using brokered certificates of deposit as a funding source. Brokered certificates were $49.2 million and $71.1 million at December 31, 2024 and 2023, respectively. We have not used listing service deposits as a funding source.

Also in 2023, we began participating in a program offered by the State of Illinois, whereby we obtain time deposit funding in exchange for commitments to make a certain amount of agricultural loans. The average balance of State of Illinois time deposits was $65.0 million and $49.2 million in 2024 and 2023, respectively.

Year-end total deposits increased 2% in 2024 while average deposits increased 4%. In absolute terms, the 29% increase in average time deposits in 2024 exceeded the average balance declines in all the other deposit categories.

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The following table presents average deposit balances and the average rate paid on those balances for the years indicated.

	For the Years Ended December 31,
	2024		2023
	Average Deposits	Average Interest Rate	Average Deposits	Average Interest Rate
Deposit Category (Dollars in thousands)
Non-interest bearing demand	$173,159	0.00%	$190,024	0.00%
Demand, interest bearing	263,885	1.32%	284,874	1.12%
Savings, including money market	321,348	1.63%	343,215	1.24%
Time	506,421	4.17%	398,795	2.97%
Total average deposits / rate	$1,264,813	2.36%	$1,216,909	1.58%

The rate on total average deposits increased 78 basis points in 2024, to 2.36%, compared to 1.58% in 2023. The average rate on each of our interest-bearing deposit categories increased significantly in 2024. The steepest increase was in the cost of time deposits, which increased to 4.17% in 2024, compared to 2.97% in 2023 and 0.68% in 2022. Our cost of funds reflects the rise in market interest rates and customer preferences for higher yielding time deposits.

Total average deposits were $1.29 billion and $1.28 billion in the first quarter of 2025 and 2024, respectively. Total deposits as of March 31, 2025 were $1.30 billion, representing a 2% increase from year-end 2024.

Deposits as of March 31, 2025 and year-end 2024 are presented below, together with the percentage increase in the first quarter:

	March 31,	December 31,	Q1 2025 Increase
	2025	2024	(Decrease)
Deposit Category (Dollars in thousands)
Demand, non-interest bearing	$184,244	$176,978	4.1%
Demand, interest bearing	283,958	263,600	7.7%
Savings, including money market	331,927	331,480	0.1%
Time, $250 and over	134,379	131,874	7.2%
Time, under $250	368,436	369,364	(2.1%)
Total deposits	$1,302,944	$1,273,296	2.3%

Maturities of time deposits as of March 31, 2025 are shown below:

	March 31, 2025	Percentage of Total
Maturing Period (Dollars in thousands)
Within one year	$427,656	85.1%
Over one year through two years	42,224	8.4%
Over two years through three years	29,914	5.9%
Over three years through four years	1,789	0.4%
Over four years through five years	1,232	0.2%
Total time deposits	$502,815	100.0%

Core deposits are defined by the banking regulators as all deposit accounts of $250,000 and less, minus any fully insured brokered deposits of $250,000 or less. Our core deposits have been relatively stable, while our use of brokered deposits has declined in 2024 and the first quarter of 2025. Information about our core deposits and brokered deposits follows as of the dates indicated:

Core and Brokered Deposits	March 31,	December 31,
(Dollars in thousands)	2025	2024	2023

Core deposits	$1,131,830	$1,093,886	$1,051,166
% of total deposits	86.9%	85.9%	84.3%
Change from prior balance sheet date	$37,944	$42,720	$(43,208)
% Change from prior balance sheet date	3.5%	4.1%	-3.9%

Brokered deposits	$37,522	$49,223	$71,088
% of total deposits	2.9%	3.9%	5.7%

A portion of our deposits are from state, county, and municipal customers. In general, public deposits exceed the FDIC insurance limits so, as allowed by law, we have specifically pledged a portion of our debt securities to collateralize these deposits. The banking regulators refer to collateralized public deposits as “preferred deposits.”

As shown below, uninsured and preferred deposit balances have been relatively stable. Estimated uninsured deposits and preferred deposits and their percentage to total deposits follow as of the dates indicated:

Uninsured and Preferred Deposits	March 31,	December 31,
(Dollars in thousands)	2025	2024	2023

Estimated amount of uninsured deposits	$318,007	$320,972	$321,276
Preferred deposits	102,552	107,613	109,149
Estimated uninsured deposits, net of preferred deposits	$215,455	$213,359	$212,127
As a percent of total deposits
Estimated uninsured deposits	24.4%	25.2%	25.8%
Estimated uninsured deposits, net of preferred deposits	16.5%	16.8%	17.0%

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Other Borrowings

We also used repurchase agreements as a funding source. Repurchase agreements provide secured borrowings from customers whose funds exceed FDIC deposit insurance limits. To repay these borrowings, we are required to repurchase identical securities to those that are sold. The average balance of securities sold under agreement to repurchase was $22.6 million and $21.8 million in 2024 and 2023, respectively.

We also maintain a borrowing arrangement with the FHLB. FHLB advances totaled $67.9 million at December 31, 2024, compared to $116 million and $220 million at year-end 2023 and 2022, respectively. The reductions in FHLB advances in 2024 and 2023 occurred as less expensive funding became available through brokered deposits, State of Illinois time deposits, and cash provided by maturities and paydowns of debt securities, net of new securities purchased.

Off-Balance Sheet Arrangements

As a provider of financial services, we issue standby letters of credit. Standby letters of credit are conditional commitments issued by the Bank generally to guarantee the payment or performance obligation of a customer to a third party. While these standby letters of credit represent a potential outlay by us, a significant amount of the commitments may expire without being drawn upon. We have recourse against the customer for any amount the customer is required to pay to a third party under a standby letter of credit. The letters of credit are subject to the same credit policies, underwriting standards, and approval process as loans made by us. Most of the standby letters of credit are secured, and in the event of nonperformance by the customers, we have the right to the underlying collateral, which could include commercial real estate, physical plant and property, inventory, receivables, cash, and marketable securities. The contract amount of these standby letters of credit, which represents the maximum potential future payments guaranteed by us, was $6.7 million and $2.1 million at December 31, 2024 and 2023, respectively.

At March 31, 2025 and December 31, 2024 and 2023, we had outstanding loan commitments, including letters of credit, totaling $235.5 million, $232.0 million and $250.9 million, respectively. These commitments consist primarily of unfunded lines of credit and commitments to make loans.

We anticipate that sufficient funds will be available to meet current loan commitments. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

As required by ASC 326, we maintain an allowance for expected credit losses on off-balance sheet commitments. The allowance balance is included with other liabilities on our balance sheet. The allowance balance is calculated in the same manner as our allowance for credit losses on loans, except we estimate the percentage of off-balance sheet commitments that we will actually fund in the future. Our allowance for credit losses on off-balance sheet commitments was $1.3 million at March 31, 2025 and $1.0 million at December 31, 2024. There were no charge-offs of any off-balance sheet commitments in 2024 or 2023 or the first quarter of 2025.

Funding at the Company Level

At December 31, 2024 and 2023 and March 31, 2025, the Company had $10.0 million of subordinated debentures outstanding. These unsecured subordinated debentures mature in 2031.

In 2022, the Company obtained a $10 million operating line of credit from Bankers’ Bank. The line of credit was most recently renewed in 2024 with a maturity date of October 29, 2026. The line of credit is secured by all the stock of the Bank and has covenants specific to capital and other financial ratios. The Company was in compliance with these covenants at March 31, 2025 and December 31, 2024 and 2023. There were no borrowings on the line of credit during the first quarter of 2025 or during 2024 and 2023.

The Company primarily depends on dividends from the Bank for its cash needs. The Bank must maintain profitable operations and satisfy its capital requirements in order to pay dividends to its parent company. In addition to debt service, the parent company uses cash to pay dividends to its stockholders.

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Capital Requirements

The Basel III Capital Rules require the Bank to maintain: 1) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5%, plus a 2.5% “capital conservation buffer” (resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 7.0%); 2) a minimum Tier 1 capital ratio of 8.5% to risk-weighted assets; 3) a minimum ratio of total capital to risk-weighted assets of 8.0%, plus the capital conservation buffer resulting in a minimum total capital ratio of 10.5%); and 4) a minimum leverage ratio of Tier 1 Capital to average total assets of 4.0%. The net unrealized gain or loss on available-for-sale debt securities is not included in computing regulatory capital.

The Bank must also satisfy the capital requirements of the regulatory framework for prompt corrective action. The risk-weighted capital ratio requirements to be categorized as “well capitalized” under the prompt corrective action provisions are less than the minimum requirements of the Basel III Capital Rules. However, the leverage ratio required to be well capitalized under the prompt correction action provisions (5%) is higher than the minimum required under the Basel III Rules (4%).

The following table shows that the Bank’s capital, as of December 31, 2024, exceeded the greater of the minimum capital requirements under the Basel III Rules or the minimum to be categorized as well capitalized under the prompt corrective action provisions.

	Capital Ratios		Capital Amounts
Capital ratios of the Bank, as of December 31, 2024	Minimum Required	Actual	Minimum Required	Actual
			(Dollars in thousands)
Common Equity Tier 1 capital to risk-weighted assets (1)	7.0%	13.4%	$81,153	$155,252
Total capital to risk-weighted assets (1)	10.5%	14.5%	$97,384	$167,534
Tier 1 Capital to risk-weighted assets (1)	8.5%	13.4%	$98,543	$155,252
Tier 1 Capital to average assets (leverage ratio) (2)	5.0%	10.3%	$75,648	$155,252

(1)	Minimum required, including the capital conservation buffer, under the Basel III Capital Rules
(2)	Minimum required to be categorized as “well capitalized” under the prompt corrective action provisions

Our capital increased slightly during the first quarter of 2025. At March 31, 2025, the Bank’s Tier 1 Capital to average assets (leverage ratio) was 10.2% and its total capital to risk-weighted assets ratio was 15.0%. The total capital ratio increased due to retained earnings growth, as well as a 2.3% decrease in risk-weighted assets during the first quarter of 2025.

The payment of dividends by the Bank would be restricted if the Bank does not meet the minimum Capital Conservation Buffer as defined by Basel III regulatory capital guidelines and/or if, after payment of the dividend, the Bank would be unable to maintain satisfactory regulatory capital ratios. Bank dividends are similarly restricted by the prompt corrective action provisions.

Consolidated capital amounts and ratios are not presented because they are not required for consolidated entities with less than $3 billion in total assets and the Bank comprises over 90% of the consolidated assets of the Company. Nonetheless, regulators expect bank holding companies to be a “source of strength” to their subsidiary banks and we follow that principle in managing capital at both the Bank and Company levels.

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FSM is subject to capital requirements in connection with its mortgage banking activities. Failure to maintain minimum capital requirements could result in the FSM’s inability to originate mortgage loans for the respective investor and therefore could have a direct material effect on FSM’s financial results.

FSM’s actual adjusted capital amounts and the minimum amounts required for capital adequacy purposes by the U.S. Department of Housing and Urban Development (“HUD”) for non-supervised mortgagees follow:

FSM Capital	December 31,
(Dollars in thousands)	2024	2023

Actual Adjusted Capital	$10,234	$11,933
Minimum Capital Requirements	$1,013	$1,060

Dividends and Share Buybacks

In 2024, we continued our history of paying cash dividends to stockholders. Dividends were $0.85 and $0.90 per share in 2024 and 2023, respectively. Our ratio of dividends declared to net income was 20% and 22% in 2024 and 2023, respectively.

From time to time, our Board of Directors authorizes the purchase of the Company’s outstanding common stock, subject to a dollar amount limit over a specified period. The number of shares purchased, and the timing, manner, price, and amount of the purchases are determined at the Company’s discretion. Among other factors, we consider stock price, trading volume, general market conditions, and our capital and liquidity needs.

We purchased and retired 45,175 shares in 2024 and 77,850 shares in 2023 for approximately $1.9 million and $3.6 million, respectively. In the first quarter of 2025, we purchased and retired 5,800 shares for approximately $264,000. Our most recent share buyback program has been substantially completed as of March 31, 2025.

Liquidity

Liquidity management is a daily function. Excess funds are generally invested in short-term investments. Cash inflows are typically generated from earnings, loan payments, mortgage loan sales, maturing securities, and increased deposit balances and borrowings. Debt securities can also be sold to provide funds. The Bank’s cash outflows are primarily for loan advances, security purchases, deposit withdrawals, and maturities of other borrowings.

In the event we require funds beyond our ability to generate them internally, additional funds are generally available from FHLB advances and the Federal Reserve Discount Window. Brokered deposits and deposits obtained through listing services are other potential sources of funds. Our parent company also has a $10 million line of credit that could be used for Bank liquidity.

We maintain significant capacity to borrow from the FHLB and the Federal Reserve. The Bank’s pledged collateral, related borrowings, and additional borrowings available are summarized below.

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	March 31,	December 31,
	2025	2024	2023
Collateral pledged to		(Dollars in thousands)
Federal Home Loan Bank	$874,057	$892,193	$874,982
Federal Reserve Discount Window	91,007	111,238	112,754
	$965,064	$1,003,431	$987,736
Borrowings from the
Federal Home Loan Bank	$32,917	$67,917	$116,000
Federal Reserve Discount Window	-	-	-
	$32,917	$67,917	$116,000
Additional borrowing available from the
Federal Home Loan Bank	$513,952	$483,639	$426,815
Federal Reserve Discount Window	76,816	85,839	86,546
Total borrowing available	$590,768	$569,478	$513,361

Our most liquid assets are cash and cash equivalents and securities available-for-sale. The levels of these assets are dependent on the operating, financing, lending, and investing activities during any given year. These liquid assets totaled $192.9 million at March 31, 2025, and $188.7 million and $202.9 million at December 31, 2024 and 2023, respectively.

Note 12 – Federal Home Loan Bank Advances and Other Borrowings to the consolidated financial statements provides more information about borrowing arrangements with the FHLB and the Federal Reserve Discount Window at year-end 2024 and 2023.

Management believes the Bank’s liquid assets and unused borrowing capacity are sufficient for our operations, including the ability to fund loan originations and meet deposit outflows.

Comparison of Operating Results For The Years Ended December 31, 2024 and 2023

Summary of Performance

Interest rates remained elevated in 2024, including an inverse yield curve for most of the year. The rapid increase in interest rates during 2022 and 2023 significantly increased funding costs in the banking industry and diminished mortgage loan originations. Higher rates have also negatively affected the fair value of debt securities.

Despite these economic headwinds, we continue to be profitable. Net income was $10.4 million in 2024, compared to $10.0 million in 2023. The 4% earnings improvement in 2024 was primarily due to continued recoveries of credit loss expense. The recovery of credit loss expense (i.e., a credit to pre-tax earnings) was $1.3 million in 2024 compared to a recovery of $850,000 in 2023.

Net Interest Income

Our profitability depends primarily on net interest income. Net interest income represents the difference between income derived from interest-earning assets and the expense incurred on interest-bearing liabilities. Net interest income is affected by the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (“interest rate spread”) as well as the relative volumes of interest-earning assets and interest-bearing liabilities during the reporting period.

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The following table sets forth information relating to average balances of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2024 and 2023. Average balances are derived primarily from daily average balances. Non-accrual loans are included in average balances. The yields in the table below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense. This table reflects the average yields on assets and average costs of liabilities (derived by dividing income or expense by the average balance of assets or liabilities, respectively) as well as the “net interest margin” for the periods shown.

	Year Ended December 31
	2024			2023
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
			(Dollars in thousands)
Assets
Loans (1) (2)	$1,280,465	$72,990	5.70%	$1,232,426	$63,738	5.17%
Debt securities - taxable	114,132	2,444	2.14%	152,615	3,224	2.11%
Debt securities - tax-exempt (3)	53,469	1,939	3.63%	58,543	2,109	3.60%
Interest-bearing balances at banks	11,177	490	4.38%	3,011	153	5.08%
Federal funds sold	1,625	48	2.95%	2,012	43	2.14%
Federal Home Loan Bank stock	4,441	392	8.83%	6,352	495	7.79%
Total interest-earning assets	1,465,309	78,303	5.34%	1,454,959	69,762	4.79%
Cash and due from banks -noninterest bearing	20,213			21,223
Cash surrender value of life insurance	19,992			19,479
Premises and equipment, net	25,570			26,643
Unrealized gains (losses) on securities	(14,394)			(17,467)
Allowance for credit losses on loans	(15,014)			(16,628)
Other assets	28,732			27,622
Total assets	$1,530,408			$1,515,831
Liabilities and stockholders’ equity
Deposits
Demand, interest-bearing	$263,885	$3,473	1.32%	$284,874	$3,195	1.12%
Savings and money market	321,348	5,252	1.63%	343,215	4,254	1.24%
Time deposits	506,421	21,123	4.17%	398,795	11,825	2.97%
Total interest-bearing deposits	1,091,654	29,848	2.73%	1,026,884	19,274	1.88%
Federal Home Loan Bank advances	75,136	3,821	5.09%	114,633	5,822	5.08%
Securities sold under agreement to repurchase	22,551	945	4.19%	21,821	832	3.81%
Federal funds purchased and other borrowings	229	24	10.48%	5,225	292	5.59%
Subordinated debt	9,823	350	3.56%	9,799	350	3.57%
Total interest-bearing liabilities	1,199,393	34,988	2.92%	1,178,362	26,570	2.25%
Non-interest bearing demand deposits	173,159			190,024
Other noninterest bearing liabilities	17,799			16,256
Total liabilities	1,390,351			1,384,642
Stockholders’ equity	140,057			131,189
Total liabilities and stockholders’ equity	$1,530,408			$1,515,831

Net interest income / margin (3)		$43,315	2.96%		$43,192	2.97%
Less tax equivalent adjustment		(407)			(443)
Net interest income		$42,908			$42,749

(1) Includes loans held for sale and nonaccrual loans.

(2) Yield amounts on loans include fees.

(3) Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

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The volume and rate variances table below indicates the difference in interest earned and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of such change attributable to changes in average balances (volume) or average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by the average rate in the prior period. Changes attributable to rate variances are equal to the increase or decrease in the average interest rate multiplied by the prior period average balance. Variances attributable to both rate and volume changes are equal to the change in rate multiplied by the change in average balance and are included below in the average volume column:

	Year Ended December 31, 2024
	Average Volume	Average Rate	Net Change
	(Dollars in thousands)
Income from interest-earning assets
Loans	$2,738	$6,514	$9,252
Debt securities - taxable	(824)	44	(780)
Debt securities - tax-exempt (1)	(184)	14	(170)
Interest-bearing balances at banks	358	(21)	337
Federal funds sold	(11)	16	5
Federal Home Loan Bank stock	(169)	66	(103)
Total interest income	$1,908	$6,633	$8,541

Expense from interest-bearing liabilities
Demand deposits, interest-bearing	$(276)	$554	$278
Savings and money market deposits	(357)	1,355	998
Time deposits	4,489	4,809	9,298
Total interest expense on deposits	3,856	6,718	10,574
Federal Home Loan Bank advances	(2,009)	8	(2,001)
Securities sold under agreement to repurchase	31	82	113
Federal funds purchased and other borrowings	(524)	256	(268)
Subordinated debt	1	(1)	-
Total interest expense	$1,355	$7,063	$8,418

Net interest income (1)	$553	$(430)	$123
Less tax equivalent adjustment			36
Net interest income			$159

(1) Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

In 2024, net interest income was $42.9 million, an increase of $159, or less than 1%, from 2023. The $8.6 million increase in interest income was substantially offset by higher funding costs in 2024.

Net interest margin is an important measure of profitability, and it represents net interest income divided by average earning assets. On a full-tax equivalent (“FTE”) basis, using the 21% statutory federal income tax rate, our net interest margin was 2.96% in 2024 and 2.97% in 2023.

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Individual components of interest income and expense are discussed below.

Interest Income

On a fully-taxable equivalent basis, total interest income increased to $78.3 million in 2024, an increase of $8.5 million, or 12%, over 2023. The average balance of interest-earning assets increased by less than 1% in 2024. However, the yield on average interest-earning assets increased significantly, to 5.34% in 2024 compared to 4.79% in 2023.

Significant changes in individual components of interest income are discussed below. References to interest income are on a fully-taxable equivalent basis. Debt security balances refer to amortized cost.

Total interest income increased primarily due to a 4% increase in average loan volume and a significant improvement in loan yields due to general increases in mortgage interest rates.

Interest income on loans increased $9.3 million, or 15%, to $73.0 million in 2024. The improvement was primarily due to significantly higher loan yields. The yield on average loan volume was 5.70% in 2024 compared to 5.17% in 2023, as loans that originated at lower rates in prior years were renewed or replaced with new volume at higher, current rates in 2024.

The 4% increase in average loan volume also improved interest income in 2024. Average loans outstanding were $1.3 billion in 2024. Loan growth in the real estate segment of the portfolio exceeded a slight decline in commercial loan segment during 2024. In some cases, real estate and agricultural loans granted at promotional rates renewed at higher rates in 2024, thus improving our interest income.

The average balance of our entire debt securities portfolio decreased by $43.5 million in 2024 and $37.9 million in 2023. We purchased $3 million and $20 million of debt securities in 2024 and 2023, respectively. In comparison, we purchased $158 million of debt securities in 2022. Ninety percent of our security purchases in 2022 occurred in the first quarter of the year. In mid-March 2022, the Federal Reserve began to raise interest rates aggressively. To illustrate the effect, selected market rates at the dates indicated are scheduled below, according to the Federal Reserve Economic Data website.

	March 31,	December 31,
Interest Rate	2025	2024	2023	2022	2021	2020
30-Year Fixed Rate Mortgage	6.65%	6.85%	6.61%	6.42%	3.11%	2.67%
10-Year Treasury Rate	4.23%	4.58%	3.88%	3.88%	1.52%	0.93%
5-Year Treasury Rate	3.96%	4.38%	3.84%	3.99%	1.26%	0.36%

Unrealized holding losses on available-for-securities, before deferred tax effects, were $18.9 million in 2022, due to rapidly rising interest rates during the year. The fair value of our debt securities recovered to some degree in 2023, as we had $1.9 million of net unrealized, pre-tax gains. During 2024, net unrealized losses, before tax effects, were $79,000.

Beginning with the Federal Open Market Committee (“FOMC”) meeting in March 2022, the Federal Reserve raised the federal funds rate seven times, from a range of zero to 0.25% to a range of 4.25% to 4.50% by December 2022. The FOMC continued to raise rates in 2023, but at a slower pace. The federal funds rate was raised by 0.25% at each of the FOMC’s meetings in February, March, May, and July of 2023. Since its July 2023 meeting, the FOMC held the federal funds target rate range at 5.25% to 5.50% until September 2024. The FOMC lowered rates at its September, November, and December 2024 meetings. Since its December 2024 meeting, and through its May 2025 meeting, the FOMC has held its federal funds target range steady at 4.25% to 4.50%.

Interest income on taxable debt securities was $2.4 million in 2024, a decrease of $780,000, or 24%, from the prior year. The decrease in interest income was consistent with the 25% decrease in the average balance of taxable debt securities. Our yield on taxable debt securities was 2.14% in 2024 and 2.11% in 2023, significantly below the market yield for comparable securities.

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The FTE yield on debt securities exempt from federal income tax increased to 3.63% in 2024, compared to 3.60% in 2023. The higher yield in 2024 partially offset a 9% decline in average balances. The average balance decreased by $5.1 million in 2024 due to maturing securities. FTE interest income on tax exempt securities was $1.9 million in 2024 and $2.1 million in 2023.

Average interest-bearing balances at other banks increased by $8.2 million in 2024, resulting in higher interest income despite a decrease in yield. Interest income on balances at other banks was $490,000 in 2024 and $153,000 in 2023. The yield was 4.38% in 2024 and 5.08% in 2023. The lower yield in 2024 reflects rate cutting by the FOMC.

Dividends on FHLB stock decreased to $392,000 in 2024 from $495,000 in 2023. The decrease is primarily due to a 30% decrease in average balance, as we were able to redeem stock because we borrowed considerably less from the FHLB in 2024. The timing of dividend payments and stock purchases and redemptions may distort the yield on average balances.

Interest Expense

The entire banking industry has experienced significantly higher funding costs in 2024, 2023 and 2022 compared to prior years. Our total interest expense has increased substantially over the years, from $6.4 million in 2021 to $35.0 million in 2024. Except for the Company’s subordinated debt, all our interest-bearing funding sources became significantly more expensive in both 2024 and 2023.

In 2024, total interest expense increased 32% from the 2023 level. Average total interest-bearing liabilities increased 2% in 2024 while average non-interest bearing demand deposits decreased 9%.

Reflecting customer preferences, average interest-bearing demand deposits declined 7% in both 2024 and 2023. Similarly, average savings deposits and money market accounts declined 6% in 2024 and 12% in 2023. In contrast, time deposit average balances increased by 27% in 2024, following an increase of 29% in 2023. Historically, interest-bearing demand deposits, as well as savings and money market accounts, have been less expensive funding sources than time deposits (i.e., certificates of deposit).

To remain competitive, we increased deposit account interest rates in 2024 and 2023. The rate on average interest-bearing deposits increased to 2.73% in 2024, compared to 1.88% in 2023 and 0.51% in 2022. To help right-size our deposit rates, we closely monitor interest rates offered by competitors. This process includes the use of an outside service to keep us informed about current rates offered by competitors.

The cost of interest-bearing demand deposits increased 20 basis points to 1.32 % in 2024, after more than doubling to 1.12% in 2023 from 0.52% in 2022. The interest rate on savings and money market deposits was 1.63% in 2024 and 1.24% in 2023. The cost of savings and money market accounts in 2024 was more than four times our average cost of 0.37% in 2022.

The average rate on our time deposits was 4.17% and 2.97% in 2024 and 2023, respectively, compared to 0.68% in 2022.

Our funding strategy in 2024 relied less on FHLB advances. The 2024 year-end balance of FHLB advances was $67.9 million compared to $116 million at December 31, 2023. Similarly, the average balance of FHLB advances was $75.1 million in 2024, a decrease of $39.5 million from 2023. The average rate on FHLB advances was 5.09% in 2024, virtually the same as 2023. Consequently, interest expense on FHLB advances decreased $2.0 million in 2024.

The average balance of securities sold under repurchase agreements increased 3% in 2024. Like most short-term rates, the cost of repurchase agreements was higher in 2024, increasing to 4.19% from 3.81% in 2023. The maturities of our repurchase agreements are overnight and continuous.

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In general, our increased funding costs in 2024, 2023, and 2022 were directionally consistent with average market rates during those years.

In October 2021, we redeemed $16 million of subordinated debt at 7.00% and issued $10 million of new subordinated debt with a fixed rate of 3.50%. The fixed rate will be in effect until October 15, 2026, at which time the rate will reset quarterly to the SOFR plus 266 basis points until the October 15, 2031 maturity date. The Company may redeem the subordinated debentures, in whole or in part, on or after October 15, 2026 at 100% of principal amount plus accrued interest. Interest expense on subordinated debt includes amortization of the debt issuance costs.

Yields on earning assets, especially fixed rate loans and debt securities, have lagged the increase in funding costs. The Federal Reserve’s very rapid increases in short-term interest rates in 2023 and 2022 have affected our funding sources much faster, and to a greater degree, than our ability to reprice earning assets.

Credit Loss Expense

Credit risk is inherent in the business of making loans. As discussed in the Critical Accounting Policies section, we maintain an allowance for credit losses on loans through charges or credits to earnings, which are presented in the statements of income as credit loss expense or recovery of credit loss expense. Determining the appropriate level of the allowance involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio, including the fair value of collateral or discounted cash flows of specifically identified impaired loans. This process, by its nature, creates variability in the amount and frequency of charges or credits to the Company’s earnings. Specifically identifiable and quantifiable known losses are promptly charged off against the allowance. Subsequent recoveries, if any, are credited to the allowance.

As required by new accounting principles, we changed our method of accounting upon the January 1, 2023 adoption of ASC 326. Under the modified retrospective method of adopting ASC 326, our calculations using the new CECL methodology resulted in a $3.6 million increase to the allowance for credit losses on loans. As disclosed in Notes 1 and 4 to our December 31, 2024, financial statements, most of the adoption date adjustment was applicable to the real estate segment of our loan portfolio. Within the real estate loan segment, almost all the adjustment was attributable to the following two loan classes: (1) commercial real estate loans; and (2) construction and land loans.

In 2024, our recovery of credit loss expense on loans was $1.4 million, partially offset by $162,000 of credit loss expense on off-balance sheet commitments. The expense recovery was largely due to decreases in the loss factors applied to certain loan pools. We refined the loss factors in our CECL model to include more current and relevant data, The changes reflect faster loan paydown experience and a more favorable economic climate than previously expected. Consequently, the loss factors applied to some of our loan pools, primarily in the real estate segment, decreased, while these adjustments increased the estimated loss factors applied to other loan pools, such as construction and commercial loans. The net effect was a recovery of credit loss expense.

Our total provision for credit losses in 2023 was a net recovery of $850,000, consisting of a $907,000 recovery of credit loss expense on loans and $57,000 of credit loss expense on off-balance sheet commitments.

Under the CECL methodology, we use reasonable and supportable forecasts to help determine expected credit losses. The key economic factors in our forecasts are gross national product and unemployment levels. In 2023, the forecast was adjusted to reflect more favorable economic conditions than previously expected. Among other factors, the recession that many had expected, due to higher interest rates and inflation, did not occur. Forecast adjustments resulted in lower expected loss factors applied to our pools of loans, which in turn led to the decrease in the allowance and a favorable impact on earnings.

In 2023, recoveries on previously charged-off loans exceeded charge-offs, resulting in net recoveries of $252,000. Net recoveries also contributed to the recovery of credit loss expense in 2023.

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Non-Interest Income

The following table sets forth the Company’s various components of non-interest income.

	Year Ended December 31,		Increase (Decrease) in 2024
	2024	2023	Amount	Percentage
	(Dollars in thousands)
Non-interest income
Service charges on deposits	$1,091	$1,096	$(5)	(0.5)%
Mortgage banking income	9,924	9,295	629	6.8%
Debit card and ATM fees	1,834	1,855	(21)	(1.1)%
Insurance services	1,406	1,321	85	6.4%
Trust fees	268	276	(8)	(2.9)%
Other customer service fees	153	170	(17)	(10.0)%
Earnings on Bank-owned life insurance	542	497	45	9.1%
Gains (losses) on sales of securities	-	-	-
Other non-interest income	414	1,012	(598)	(59.1)%
Total non-interest income	$15,632	$15,522	$110	0.7%

Total non-interest income was approximately the same in 2024 and 2023.

Insurance services revenue is generated by FSI, a wholly-owned subsidiary of the Bank. FSI had revenue of $1.4 million in 2024, a 6% increase from the prior year. FSI continues to be profitable, with net income of $380,000 and $342,000 in 2024 and 2023, respectively.

The average balance of our investment in life insurance policies was $20.0 million and $19.5 million in 2024 and 2023, respectively. The increase in cash surrender value resulted in a tax exempt yield of 2.71% in 2024 and 2.55% in 2023. No death benefits were received in either year. As an investment, the policies are designed to be held until death of the insured.

Other non-interest income in 2023 includes a casualty insurance settlement resulting from tornado damage to one of our branches. The extensive damage led to the demolition of an old building that had a low carrying value.

Most of our mortgage banking activity occurs at FSM, a wholly-owned subsidiary of the Bank. Mortgage banking income improved by $629,000, or 7%, in 2024. Loan originations increased by 1.7% in 2024, following significant loan volume declines in 2023, 2022, and 2021. FSM’s condensed balance sheets as of December 31, 2024 and 2023, and condensed income statements for the years then ended, follow.

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First State Mortgage	At or for the Year Ended December 31,		Increase (Decrease)
Condensed Financial Statements	2024	2023	Amount	Percentage
	(Dollars in thousands)
Balance Sheets
Cash on deposit at the Bank	$10,265	$11,655	$(1,390)	(11.9)%
Loans held for sale	7,743	9,973	(2,230)	(22.4)%
Portfolio loans	1,698	1,621	77	4.8%
Allowance for credit losses	-	-	-	0.0%
Goodwill	2,193	2,193	-	0.0%
Other assets	1,306	1,318	(12)	(0.9)%
Total assets	$23,205	$26,760	$(3,555)	(13.3)%
Warehouse line of credit payable to the Bank	$7,436	$9,422	$(1,986)	(21.1)%
Other liabilities	2,139	1,937	202	10.4%
Owner’s equity	13,630	15,401	(1,771)	(11.5)%
Total liabilities and equity	$23,205	$26,760	$(3,555)	(13.3)%
Income Statements
Interest income on loans	$1,306	$1,417	$(111)	(7.8)%
Interest expense charged by the Bank	969	941	28	3.0%
Net interest income	337	476	(139)	(29.2)%
Credit loss expense	-	-	-
Net interest income after credit loss expense	337	476	(139)	(29.2)%
Mortgage banking income	8,869	8,599	270	3.1%
Non-interest expense
Salaries and benefits	9,480	10,157	(677)	(6.7)%
Occupancy and equipment	428	400	28	7.0%
Other non-interest expense	1,778	1,575	203	12.9%
Total non-interest expense	11,686	12,132	(446)	(3.7)%
Income (loss) before income taxes	(2,480)	(3,057)	577	(18.9)%
Income tax expense (benefit)	(709)	(838)	129	(15.4)%
Net income (loss)	$(1,771)	$(2,219)	$448	(20.2)%

FSM is structured to provide conventional and government-sponsored financing on 1-4 family residences. FSM’s profitability and mortgage loan volume are greatly affected by market interest rates. Rising interest rates, beginning in March 2022, have substantially ended mortgage refinancing activity and slowed the pace of home sales. Demand for single family homes still exists, but the supply of existing homes on the market has been reduced.

The rise in three key interest rates affecting the mortgage industry, according to the Federal Reserve Economic Data website, is summarized below.

	March 31,	December 31,
Interest Rate	2025	2024	2023	2022	2021	2020
30-Year Fixed Rate Mortgage	6.65%	6.85%	6.61%	6.42%	3.11%	2.67%
10-Year Treasury Rate	4.23%	4.58%	3.88%	3.88%	1.52%	0.93%
5-Year Treasury Rate	3.96%	4.38%	3.84%	3.99%	1.26%	0.36%

The higher rate environment greatly diminished our mortgage loan originations and sales, as shown in the table below for our consolidated Company (in thousands of dollars, for the calendar years presented).

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Mortgage loans held for sale	Years Ended December 31,
(Dollars in thousands)	2024	2023	2022	2021	2020
Origination of loans held for sale	$308,635	$303,475	$345,362	$707,119	$948,127
Increase (decrease) in originations	1.7%	(12.1)%	(51.2)%	(25.4)%

Consistent with the rise in interest rates and the decline in revenue, FSM incurred net losses of $1.8 million, $2.2 million, and $2.3 million in 2024, 2023 and 2022, respectively, compared to net income of $3.1 million in 2021.

FSM’s compensation expense decreased 7% in 2024. At December 31, 2024, FSM had 70 full-time equivalent employees, compared to 88 and 105 at year end 2023 and 2022, respectively. We continue to try and adjust the scale of mortgage operations without significantly reducing our capacity to serve our markets when the supply and demand issue is resolved.

Non-Interest Expense

The following table sets forth the Company’s various components of non-interest expense, in thousands of dollars.

	Year Ended December 31,		Increase (Decrease)
Non-interest expense	2024	2023	Amount	Percentage
(Dollars in thousands)
Salaries and employee benefits	$31,063	$31,416	$(353)	(1.1)%
Occupancy	2,744	2,781	(37)	(1.3)%
Furniture and equipment	1,164	1,295	(131)	(10.1)%
Data processing	3,870	3,531	339	9.6%
FDIC insurance assessments	710	687	23	3.3%
Insurance	790	864	(74)	(8.6)%
Advertising and public relations	652	715	(63)	(8.8)%
Professional fees	1,558	1,243	315	25.3%
Other non-interest expense	3,416	3,212	204	6.4%
Total non-interest expense	$45,967	$45,744	$223	0.5%

Efficiency ratio	78.5%	78.5%

Despite inflationary pressures, we were largely successful in controlling non-interest expense in 2024 and 2023. Total non-interest expense increased less than 1% in 2024, following a decrease of 1% in 2023 from the 2022 level.

Salaries and employee benefits are our largest non-interest cost, totaling $31.1 million in 2024. We reduced personnel expense by approximately 1% in both 2024 and 2023. These annual reductions followed a more substantial decrease in 2022. On a consolidated basis, salaries and employee benefits decreased by $4.5 million, or 13%, in 2022 from our 2021 level. The consolidated expense decline in 2022 correlates to the $4.9 million decrease in compensation costs at FSM alone. Substantially lower mortgage volume has decreased expenses at FSM, especially for commissions, bonuses, and other incentive pay tied to loan sales.

Our consolidated full-time equivalent employees numbered 288 and 318 at year-end 2024 and 2023, respectively. Most of the staff reduction was at FSM, including a layoff of some mortgage employees in 2024. The rest of the staff reduction was primarily through attrition.

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Professional fees increased $315,000, or 25%, in 2024. The cost increase reflects our preparations to file a registration statement with the SEC pursuant to our contractual obligations with the Selling Shareholder. Going forward, we expect audit, accounting, legal, and other related professional fees to increase because of our new status as an SEC registrant.

The efficiency ratio equals total non-interest expense divided by the sum of net interest income and total non-interest income. In general, the efficiency ratio is a measure of operating efficiency (the lower the ratio the better). Our efficiency ratio was 79% in both 2024 and 2023, even though total non-interest expense decreased in both years. The efficiency ratio remained the same primarily because our net interest income and non-interest income were approximately the same in 2024 and 2023.

Income Taxes

Income tax expense was $3.4 million and $3.3 million in 2024 and 2023, respectively. The 3% increase in income tax expense was directionally consistent with the 4% increase in pre-tax income. Our effective income tax rate (income tax expense divided by pre-tax income) was 24.7% and 24.9% in 2024 and 2023, respectively, compared to the combined federal and state statutory income tax rate of approximately 28.5%. The difference between the combined federal and state statutory rate and our effective tax rate is primarily due to tax-exempt interest income and earnings on Bank-owned life insurance.

Return on Equity and Assets

Net income divided by average assets and net income to average stockholders’ equity are important performance indicators. The following table presents information on our return on average assets, return on average equity, equity to total assets, and dividend payout ratio, as of or for the years ended December 31.

	At or For the Years Ended December 31,
	2024	2023
Selected Financial Ratios
Return on average assets	0.68%	0.66%
Return on average equity	7.45%	7.66%
Stockholders’ equity to total assets	9.30%	8.77%
Dividend payout ratio	19.66%	21.93%

The improved return on average assets reflects our 4% increase in earnings. Average assets were approximately the same in both 2024 and 2023. The decrease in return on average equity results from the 7% increase equity while average assets only increased 1%.

The year-end ratio of stockholders’ equity to total assets increased in 2024 because equity increased 5% while total assets decreased 1%.

Stockholders’ equity increased in 2024 primarily due to the following:

●	net income of $10.4 million, less dividends paid of $2.1 million, and
●	purchase and retirement of common shares totaling $1.9 million, partially offset by $482,000 of stock options exercised.

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Comparison of Operating Results – Three Months Ended March 31, 2025 and 2024

Summary of Performance

Interest rates have been affected by the FOMC’s rate cuts. These rate cuts, totaling 100 basis points, occurred at the FOMC’s meetings in September, November, and December, 2024. Since then, the FOMC has maintained its target rate for federal funds at 4.25-4.50% through its May 2025 meeting.

Net income for the three months ended March 31, 2025 was $2.6 million, a 5% decrease compared to $2.7 million in the first quarter of 2024. Net interest income increased by $1.2 million, or 11%, compared to the first quarter of 2024. Quarterly earnings decreased, however, due to a $1.8 million unfavorable variance in our accounting for expected credit losses. Credit loss expense was $501,000 in the first quarter of 2025 compared to a $1.3 million recovery of credit loss expense in the first quarter of 2024.

The following tables summarize our consolidated financial position as of March 31, 2025 and December 31, 2024, and results for the quarters ended March 31, 2025 and 2024.

	March 31,	December 31,	Increase (Decrease)
	2025	2024	Amount	%
	(Dollars in thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$45,534	$44,976	$558	1.2%
Debt securities available-for-sale, at fair value	147,398	143,735	3,663	2.5%
Mortgage loans held for sale	15,578	9,011	6,567	72.9%
Loans (not including loans held for sale)	1,262,756	1,276,409	(13,653)	(1.1)%
Allowance for credit losses	(14,504)	(14,444)	(60)	0.4%
Loans, net	1,248,252	1,261,965	(13,713)	(1.1)%
Cash surrender value of life insurance	20,409	20,269	140	0.7%
Goodwill and other intangible assets	8,694	8,700	(6)	(0.1)%
Other assets	50,627	50,628	(1)	(0.0)%
Total assets	$1,536,492	$1,539,284	$(2,792)	(0.2)%

Deposits	$1,302,944	$1,273,296	$29,648	2.3%
Securities sold under agreement to repurchase	22,266	22,679	(413)	(1.8)%
Federal Home Loan Bank advances	32,917	67,917	(35,000)	(51.5)%
Subordinated debt	9,840	9,834	6	0.1%
Other liabilities	22,471	22,364	107	0.5%
Total liabilities	1,390,438	1,396,090	(5,652)	(0.4)%
Stockholders’ equity	146,054	143,194	2,860	2.0%
Total liabilities and stockholders’ equity	$1,536,492	$1,539,284	$(2,792)	(0.2)%

	Quarter Ended March 31,		Increase (Decrease)
Statement of Income Data	2025	2024	Amount	%
Interest income	$19,530	$18,989	$541	2.8%
Interest expense	7,892	8,510	(618)	(7.3)%
Net interest income	11,638	10,479	1,159	11.1%
Credit loss expense (recovery)	501	(1,287)	1,788	(138.9)%
Noninterest income	3,596	3,013	583	19.3%
Noninterest expense	11,300	11,189	111	1.0%
Income tax expense	879	915	(36)	(3.9)%
Net Income	$2,554	$2,675	$(121)	(4.5)%

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	Quarter Ended March 31,		Increase (Decrease)
	2025	2024	Amount	%
Average Balances (Dollars in thousands)
Average earning assets	$1,461,302	$1,480,132	$(18,830)	(1.3)%
Average total assets	1,523,355	1,549,062	(25,707)	(1.7)%
Average stockholders’ equity	144,834	136,475	8,359	6.1%
Selected Financial Ratios
Return on average assets	0.71%	0.69%	0.0%	2.1%
Return on average equity	7.15%	7.88%	(0.7)%	(9.3)%
Net interest margin (1)	3.26%	2.88%	0.4%	13.3%
Dividend payout ratio	23.38%	18.13%	5.2%	28.9%

(1) Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

	March 31,	December 31,
Balance Sheet and Capital Ratios	2025	2024
Loans/deposits	96.92%	100.24%
Allowance for credit losses on loans to total loans	1.15%	1.13%
Nonperforming loans to total loans	0.41%	0.33%
Tier 1 leverage capital ratio of subsidiary Bank	10.30%	10.30%
Risk-based total capital ratio of subsidiary Bank	14.99%	14.45%
Stockholders’ equity to total assets	9.51%	9.30%

Net Interest Income

Net interest income was $11.6 million and $10.5 million for the three months ended March 31, 2025 and 2024, respectively. In 2025, on a full-tax equivalent basis, our net interest margin was 3.26% and 2.88% in the first quarter of 2025 and 2024, respectively. The improvement was due primarily to higher loan yields and a decrease in the cost of time deposits and FHLB advances.

On a full-tax equivalent basis, total interest income improved by $535,000, or 3%, in the first quarter of 2025 compared to the first quarter of 2024. The increase was primarily due to higher loan yields. Loan pricing improved as older loans were renewed or replaced with new volume at higher, current rates. The increase in loan yields, to 5.77% from 5.53%, more than offset the 1% decrease in average loan volume.

Quarterly Interest expense decreased by $618,000 in the first quarter of 2025 compared to the first quarter of 2024. Interest expense on deposits was nearly the same in the first quarter of 2025 and 2024. The cost of total interest-bearing deposits decreased by one basis point in 2025 due to lower rates on time deposits. The cost of FHLB advances and repurchase agreements also decreased in the first quarter of 2025 compared to the first quarter of 2024. Deposit and borrowing costs in 2025 were influenced by the FOMC short-term rate cuts, totaling 100 basis points, during the last four months of 2024.

Average interest-bearing deposits in the first quarter of 2025 and 2024 were little changed. Average time deposits increased by 2% while average interest-bearing demand deposits increased 1%. Average savings and money market accounts were virtually the same in the first quarters of 2025 and 2024.

We continued to reduce FHLB advances, from $67.9 million at year-end 2024 to $32.9 million at March 31, 2025. The 4.58% rate on FHLB advances was considerably less in 2025 than the 5.40% cost in 2024. Consequently, due to favorable volume and rate variances, interest expense was $631,000 less in the first quarter of 2025 compared to the first quarter of 2024.

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The following table sets forth average balances of interest-earning assets and interest-bearing liabilities for the three months ended March 31, 2025 and 2024. This table reflects the average yields on assets and average costs of liabilities (derived by dividing income or expense by the average balance of assets or liabilities, respectively) as well as the net interest margin for the periods shown.

	Three Months Ended March 31,
	2025			2024
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
			(Dollars in thousands)
Assets
Loans (1) (2)	$1,271,296	$18,228	5.77%	$1,281,646	$17,637	5.53%
Debt securities - taxable	108,281	582	2.16%	131,104	780	2.39%
Debt securities - tax-exempt (3)	50,986	470	3.70%	55,041	497	3.64%
Interest-bearing balances at banks	24,816	255	4.13%	5,667	56	3.97%
Federal funds sold	2,429	10	1.66%	1,624	12	2.97%
Federal Home Loan Bank stock	3,494	84	9.67%	5,050	111	8.84%
Total interest-earning assets	1,461,302	19,629	5.40%	1,480,132	19,093	5.19%
Cash and due from banks -noninterest bearing	16,323			20,527
Cash surrender value of life insurance	20,341			19,793
Premises and equipment, net	25,185			25,583
Unrealized gains (losses) on securities	(14,135)			(15,015)
Allowance for credit losses on loans	(14,424)			(15,980)
Other assets	28,763			34,022
Total assets	$1,523,355			$1,549,062
Liabilities and stockholders’ equity
Deposits
Demand, interest-bearing	$283,720	$955	1.35%	$280,528	$881	1.26%
Savings and money market	322,288	1,351	1.69%	322,432	1,256	1.57%
Time deposits	502,512	4,826	3.86%	492,167	4,938	4.04%
Total interest-bearing deposits	1,108,520	7,132	2.59%	1,095,127	7,075	2.60%
Federal Home Loan Bank advances	43,361	494	4.58%	83,808	1,125	5.40%
Securities sold under agreement to repurchase	20,215	178	3.54%	20,568	220	4.30%
Federal funds purchased and other borrowings	-	-		334	3	3.61%
Subordinated debt	9,838	88	3.60%	9,813	87	3.57%
Total interest-bearing liabilities	1,181,934	7,892	2.69%	1,209,650	8,510	2.83%
Non-interest bearing demand deposits	178,802			185,672
Other noninterest bearing liabilities	17,785			17,265
Total liabilities	1,378,521			1,412,587
Stockholders’ equity	144,834			136,475
Total liabilities and stockholders’ equity	$1,523,355			$1,549,062

Net interest income / margin (3)		$11,737	3.26%		$10,583	2.88%
Less tax equivalent adjustment		(99)			(104)
Net interest income		$11,638			$10,479

(1) Includes loans held for sale and nonaccrual loans.

(2) Yield amounts on loans include fees.

(3) Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

The following volume and rate variances table indicates the difference in interest earned and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of such change attributable to changes in average balances (volume) or average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by the average rate in the prior period. Changes attributable to rate variances are equal to the increase or decrease in the average interest rate multiplied by the prior period average balance. Variances attributable to both rate and volume changes are equal to the change in rate multiplied by the change in average balance and are included below in the average volume column.

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	Three Months Ended March 31, 2025
	Increase (Decrease) Due to
	Average Volume	Average Rate	Net Change
	(Dollars in thousands)
Income from interest-earning assets
Loans	$(142)	$733	$591
Debt securities - taxable	(123)	(75)	(198)
Debt securities - tax-exempt (1)	(37)	9	(28)
Interest-bearing balances at banks	197	2	199
Federal funds sold	3	(5)	(2)
Federal Home Loan Bank stock	(37)	10	(27)
Total interest income	$(139)	$674	$535

Expense from interest-bearing liabilities
Demand deposits, interest-bearing	$11	$63	$74
Savings and money market deposits	0	95	95
Time deposits	98	(210)	(112)
Total interest expense on deposits	109	(52)	57
Federal Home Loan Bank advances	54	(685)	(631)
Securities sold under agreement to repurchase	114	(156)	(42)
Federal funds purchased and other borrowings	9	(12)	(3)
Subordinated debt	(2)	3	1
Total interest expense	284	(902)	(618)

Net interest income (1)	$(423)	$1,576	$1,153
Tax equivalent adjustment			6
Net interest income			$1,159

(1) Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

Credit Loss Expense

Estimating expected credit losses is inherently subjective and involves estimates and assumptions about future events. In determining the allowance for expected credit losses, we update our economic forecasts and other estimates and assumptions at least quarterly.

During the first quarter of 2024, we updated our pre-payment speed and forecast assumptions to reflect faster loan paydown experience and a more favorable economic climate than previously expected. These changes reduced the expected loss factors applied to pools of loans and off-balance sheet commitments and resulted in a $1.3 million credit to earnings, with $988,000 and $298,000 attributable to loans and off-balance sheet commitments, respectively. The credit to earnings was offset by corresponding decreases to the allowances for expected losses on loans and off-balance sheet commitments.

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Expected losses on individual problem loans were approximately $800,000 at both March 31, 2025 and December 31, 2024, so approximately 95% of our allowance was allocated to pools of loans.

The provision for credit losses on loans was $231,000 in the first quarter of 2025, directionally consistent with net charge-offs of $171,000. The expense was primarily driven by higher loss factors applied to pools of loans, due to a less optimistic economic forecast.

The provision for credit losses on off-balance sheet commitments was $270,000 in the first quarter of 2025, compared to a $298,000 recovery of credit loss expense in prior year first quarter. Credit loss expense in the first quarter of 2025 was driven by the same loss factors applied to the loan portfolio. The recovery in the first quarter of 2024 was due to the changes in loss factors applied to pools of loans, as discussed earlier.

Non-Interest Income

Non-interest income was $3.6 million in the first quarter of 2025 and $3.0 million in the same quarter of 2024, representing a 19% improvement. The table below provides information about the major components of our non-interest income and changes from quarter to quarter.

	Quarter Ended March 31,		Increase (Decrease)
	2025	2024	Amount	Percentage
	(Dollars in thousands)
Non-interest income
Service charges on deposits	$253	$240	$13	5.4%
Mortgage banking income	2,178	1,765	413	23.4%
Debit card and ATM fees	427	436	(9)	(2.1)%
Insurance services	409	230	179	77.8%
Trust fees	37	44	(7)	(15.9)%
Other customer service fees	52	37	15	40.5%
Earnings on Bank-owned life insurance	139	130	9	6.9%
Gains (losses) on sales of securities	-	-	-
Other non-interest income	101	131	(30)	(22.9)%
Total non-interest income	$3,596	$3,013	$583	19.3%

Originations of mortgage loans held for sale were $55.7 million in the first quarter of 2025 compared to $48.3 million in the first quarter of 2024. The 15% increase in originations correlates to the 23% increase in our mortgage banking income.

Higher mortgage rates and less inventory of homes for sale, at least compared to 2020 and 2021, have continued to suppress mortgage loan volume. Consequently, FSM, our mortgage company, continued to incur net losses in the first quarter of 2025. However, due higher loan volume, FSM’s net loss decreased from $657,000 in the first quarter of 2024 to $494,000 in the first quarter of 2025.

To help scale its operations, FSM continued to reduce headcount. FSM’s full-time equivalent employees numbered 68 and 83 at March 31, 2025 and 2024, respectively, compared to 105 at December 31, 2022.

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FSM’s condensed financial statements follow.

First State Mortgage	March 31,	Dec. 31,	Increase (Decrease)
Condensed Financial Statements	2025	2024	Amount	Percentage
	(Dollars in thousands)
Balance Sheets
Cash on deposit at the Bank	$8,800	$10,265	$(1,465)	(14.3)%
Loans held for sale	14,625	7,743	6,882	88.9%
Portfolio loans	1,966	1,698	268	15.8%
Allowance for credit losses	-	-	-
Goodwill	2,193	2,193	-	0.0%
Other assets	1,691	1,306	385	29.5%
Total assets	$29,275	$23,205	$6,070	26.2%
Warehouse line of credit payable to the Bank	$14,186	$7,436	$6,750	90.8%
Other liabilities	1,954	2,139	(185)	(8.6)%
Owner’s equity	13,135	13,630	(495)	(3.6)%
Total liabilities and equity	$29,275	$23,205	$6,070	26.2%

	Quarter Ended March 31,		Increase (Decrease)
Income Statements	2025	2024	Amount	Percentage
Interest income on loans	$258	$290	$(32)	(11.0)%
Interest expense charged by the Bank	152	161	(9)	(5.6)%
Net interest income	106	129	(23)	(17.8)%
Provision for credit losses	-	-	-
Net interest income after provision for credit losses	106	129	(23)	(17.8)%
Mortgage banking income	1,828	1,575	253	16.1%
Non-interest expense			-
Salaries and benefits	2,124	2,111	13	0.6%
Occupancy and equipment	89	106	(17)	(16.0)%
Other non-interest expense	412	406	6	1.5%
Total non-interest expense	2,625	2,623	2	0.1%
Income (loss) before income taxes	(691)	(919)	228	(24.8)%
Income tax expense (benefit)	(197)	(262)	65	(24.8)%
Net income (loss)	$(494)	$(657)	$163	(24.8)%

Insurance service revenue also contributed to the increase in non-interest income. The timing of premium payments received from customers may skew insurance revenue from one quarter to the next.

Non-Interest Expense

The following table sets forth the various components of non-interest expense for the quarters ended March 31, 2025 and 2024.

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	Quarter Ended March 31,		Increase (Decrease)
	2025	2024	Amount	Percentage
	(Dollars in thousands)
Non-interest expense
Salaries and employee benefits	$7,552	$7,575	$(23)	(0.3)%
Occupancy	669	719	(50)	(7.0)%
Furniture and equipment	283	298	(15)	(5.0)%
Data processing	990	882	108	12.2%
FDIC insurance assessments	167	180	(13)	(7.2)%
Insurance	31	54	(23)	(42.6)%
Advertising	156	148	8	5.4%
Professional fees	372	290	82	28.3%
Other non-interest expense	1,080	1,043	37	3.5%
Total non-interest expense	$11,300	$11,189	$111	1.0%

Efficiency ratio	74.2%	82.9%	(8.8)%	(10.6)%
FTE employees at quarter-end	288	322	(34)	(10.6)%

In the first quarter of 2025, we continued to effectively control non-interest expense. Total non-interest expense increased 1%, considerably less than the rate of inflation, in the first quarter of 2025 compared to the first quarter of 2024.

Salaries and employee benefits continue to be our largest non-interest cost, and they were virtually unchanged at approximately $7.6 million for the quarters ended March 31, 2025 and 2024. Cost control was primarily due to continuing head count reduction. Most of the staff reduction was at FSM.

Professional fees increased 28% in the first quarter of 2025 compared to 2024, primarily due to preparatory work regarding our registration statement on Form S-1. Going forward, we expect audit, accounting, legal, and other related professional fees to increase because of our new status as an SEC registrant.

The efficiency ratio equals total non-interest expense divided by the sum of net interest income and total non-interest income. In general, the efficiency ratio is a measure of operating efficiency (the lower the ratio the better). Our efficiency ratio decreased to 74% in the first quarter of 2025 from 83% a year ago. The lower efficiency ratio results from significantly higher net interest income and non-interest income, up 11% and 19%, respectively, in the first quarter of 2025 while non-interest expense was nearly the same in both quarters.

Income Tax Expense

Income tax expense was $879,000 and $915,000 in the first quarter of 2025 and 2024, respectively. The 4% decrease in tax expense was directionally consistent with the 4% decrease in our pre-tax income. Our effective income tax rate (income tax expense divided by pre-tax income) was 25.6% and 25.5% in the first quarter of 2025 and 2024, respectively, compared to the combined federal and state statutory income tax rate of approximately 28.5%. The difference between the combined federal and state statutory rate and our effective tax rate is primarily due to tax-exempt interest income and earnings on Bank-owned life insurance.

Return on Equity and Assets

Net income divided by average assets and net income to average stockholders’ equity are important performance indicators. The following table presents information on our return on average assets, return on average equity, equity to total assets, and dividend payout ratio, as of or for the quarters ended March 31, 2025 and 2024.

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	Quarter Ended March 31,
	2025	2024
Return on average assets	0.71%	0.69%
Return on average equity	7.15%	7.88%
Stockholders’ equity to total assets	9.51%	8.87%
Dividend payout ratio	23.38%	18.13%

The return on average assets increased slightly in 2025 because the 2% decrease in average assets offset the 5% decline in net income. The return on average equity decreased in 2025 because earnings were down while average stockholders’ equity increased 6% over the first quarter of 2024.

The quarter end ratio of stockholders’ equity to total assets was greater at March 31, 2025, primarily due to the following.

●	Total stockholders’ equity was $146.1 million and $137.5 million at March 31, 2025 and 2024, respectively. The increase was primarily due to retained earnings and other comprehensive income, offset by dividends and the purchase and retirement of common shares.
●	Total assets were approximately 1% less at March 31, 2025 compared to March 31, 2024.

Dividends per share were $0.25 and $0.20 in the first quarter of 2025 and 2024, respectively. The higher dividend payout ratio in 2025 is due the increased dividend and the 5% decrease in net income compared to the first quarter of 2024.

Interest Rate Management

Our market risk exposure is primarily that of interest rate risk, and we have established policies and procedures to monitor and limit earnings and balance sheet exposure to changes in interest rates. We do not engage in the trading of financial instruments, nor do we have exposure to currency exchange rates.

The principal objective of interest rate risk management (often referred to as “asset/liability management”) is to manage the financial components of the Company in a manner that will optimize the risk/reward equation for earnings and capital in relation to changing interest rates. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent, and that the goal is to identify and manage the risks. We use two methodologies to manage interest rate risk: (i) a standard GAP analysis; and (ii) an interest rate shock simulation model.

The planning of asset and liability maturities is an integral part of the management of a bank’s net interest margin. To the extent maturities of assets and liabilities do not match in a changing interest rate environment, the net interest margin may change over time. Even with perfectly matched repricing of assets and liabilities, risks remain in the form of prepayment of loans or securities or in the form of delays in the adjustment of rates of interest applying to either earning assets with floating rates or to interest-bearing liabilities.

Interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities, which may have a significant effect on the net interest margin and are not reflected in the interest sensitivity analysis table. Because of these factors, an interest sensitivity GAP report may not provide a complete assessment of the exposure to changes in interest rates.

We use modeling software for asset/liability management to simulate the effects of potential interest rate changes on the Bank’s net interest margin, and to calculate the estimated fair values of the Bank’s financial instruments under different interest rate scenarios. The program imports current balances, interest rates, maturity dates and repricing information for individual financial instruments, and incorporates assumptions on the characteristics of embedded options along with pricing and duration for new volumes to project the effects of a given interest rate change on the Bank’s interest income and interest expense. Rate scenarios consisting of key rate and yield curve projections are run against our investment, loan, deposit and borrowed fund portfolios. These rate projections can be shocked (an immediate and parallel change in all base rates, up or down) and ramped (an incremental increase or decrease in rates over a specified time), based on current trends and econometric models or stable economic conditions (unchanged from current actual levels). Critical assumptions in the Bank’s interest rate risk model, like deposit betas, deposit rate change lags and decay rate assumptions, are reviewed and updated regularly to reflect current market conditions.

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The following tables set forth the estimated changes in the Bank’s annual net interest income, on a full-tax equivalent basis, and economic value of equity that would result from the designated instantaneous parallel shift in interest rates noted, and assuming a constant balance sheet with consistent product mix as of March 31, 2025.

	Increase (Decrease) in
	Estimated Net Interest Income (1)
Change in Interest Rates	(Dollars in thousands)
(basis points)	Amount	Percent
+300	$(1,872)	(3.6)%
+200	(395)	(0.8)%
+100	1,438	2.8%
0	-	0.0%
-100	2,991	5.8%
-200	2,099	4.0%
-300	(504)	(1.0)%

	Increase (Decrease) in
	Estimated Economic Value
	of Equity (1)
Change in Interest Rates	(Dollars in thousands)
(basis points)	Amount	Percent
+300	$(48,691)	(22.3)%
+200	(28,399)	(13.0)%
+100	(11,361)	(5.2)%
0	-	0.0%
-100	5,292	2.4%
-200	2,590	1.2%
-300	(5,177)	(2.4)%

(1) Computations of prospective effects of hypothetical interest rate changes are for illustrative purposes only, are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. These projections are forward-looking and should be considered in light of the Cautionary Note Regarding Forward-Looking Statements appearing earlier in this document. Actual rates paid on deposits may differ from the hypothetical interest rates modeled due to competitive or market factors, which could reduce any actual impact on net interest income.

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As with any method of gauging interest rate risk, there are certain shortcomings inherent to the methodology noted above. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, rate changes are rarely instantaneous. The use of the simplifying assumption that short-term and long-term rates change by the same degree may also misstate historic rate patterns, which rarely show parallel yield curve shifts. Further, the model assumes that certain assets and liabilities of similar maturity or period to repricing will react in the same way to changes in rates However, certain types of financial instruments may react in advance of changes in market rates, while the reaction of other types of financial instruments may lag the change in general market rates. Additionally, the methodology noted above does not reflect the full impact of annual and lifetime restrictions on changes in rates for certain assets, such as adjustable rate loans. When interest rates change, actual loan prepayments and actual early withdrawals from certificates of deposit may deviate significantly from the assumptions used in the model. Finally, this methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan customers’ ability to service their debt. All these factors are considered in monitoring the Company’s exposure to interest rate risk.

Cash Flows

Operating activities provided $13.5 million and $8.8 million of cash in 2024 and 2023, respectively. Net income is a primary source of operating cash, as adjusted for certain items including gains on sales of assets, changes in income and expense accruals, and non-cash expenses such as depreciation and the provision for credit losses

Mortgage banking activity was another important source of cash from operating activities, as shown in the following table.

Cash flows from mortgage loans held for sale	2024	2023
(Dollars in thousands)
Proceeds from loan sales	$320,103	$309,116
Gains on sales of loans	$(10,290)	$(8,930)
Origination of loans held for sale	(308,635)	(303,475)
Net cash provided (used)	$1,178	$(3,289)

Net cash provided by investing activities was $28.4 million in 2024. The primary use of investing cash flows was loan originations, net of principal collections, of $4.0 million in 2024.

Investing cash flows related to debt securities provided significant cash in both 2024 and 2023, as summarized below.

Cash flows from security purchases and maturities	2024	2023	Increase (Decrease)
(Dollars in thousands)
Proceeds from maturities, paydowns, and calls	$34,247	$69,042	$(34,795)
Purchases of available-for-sale securities	(3,264)	(20,136)	16,872
Net cash provided	$30,983	$48,906	$(17,923)

In 2023, net cash used by investing activities was $15.1 million, primarily due to loan originations, net of principal collections, of $71.0 million.

Financing activities used $24.9 million and $2.5 million of net cash in 2024 and 2023, respectively. Net increases in deposits were $26.6 million in 2024 and $108.0 million 2023. Reductions of FHLB advances used $48.1 million and $104.0 million of financing cash in 2024 and 2023, respectively, as management relied more on other funding sources.

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Less significant sources and uses of cash from financing activities include cash dividends paid, purchases and retirement of our common stock, and proceeds from stock options exercised. Netted together, these equity transactions used $3.6 million and $5.5 million of cash in 2024 and 2023, respectively

Cash and cash equivalents increased $17.0 million in 2024 and decreased $8.8 million in 2023. At year-end 2024 and 2023, cash and cash equivalents totaled $45.0 million and $28.0 million, respectively. We consider cash and cash equivalents, in combination with other liquidity sources, to be adequate for our operations.

In the first quarter of 2025, operating activities used $4.5 million of cash, primarily to fund the $5.1 million increase in mortgage loans held for sale. Timing of loan sales can cause significant fluctuations in net cash flows from operating activities. For example, in the first quarter of 2024, loan sale proceeds exceeded originations by $1.5 million. Gains on the sales of mortgage loans were $1.7 million and $1.8 million in the quarters ended March 31, 2025 and 2024, respectively. In reporting cash provided by operating activities, gains are included in the proceeds from mortgage loan sales.

Net cash flows from operations were $749,000 in the first quarter of 2024. Net income in the first quarter of 2024 included $1.3 million from the recovery of credit loss expense, a non-cash item.

In the first quarter of 2025, net cash flows from investing activities totaled $11.6 million, primarily because portfolio loan collections exceeded originations by $13.2 million. Cash flows from lending activities were partially offset by debt security purchases.

Investing activities resulted in a net use of cash totaling $461,000 in the first quarter of 2024, as loan originations were offset by net redemptions of FHLB stock and proceeds from debt security maturities, paydowns, and calls. No securities were purchased in the first quarter of 2024.

The net change in deposits provided $29.7 million and $38.1 million of cash in the first quarters of 2025 and 2024, respectively. Net cash from deposits was used primarily to reduce FHLB borrowings in both quarters. Net cash used in financing activities was $6.6 million and $5.6 million in the quarters ended March 31, 2025 and 2024, respectively.

Cash and cash equivalents increased by $558,000 in the first quarter of 2025, compared to a decrease of $5.3 million in the first quarter of 2024. Cash and cash equivalents totaled $45.5 million at March 31, 2025, a 1% increase from December 31, 2024. We believe liquidity, including available funding sources, is sufficient for our operating needs.

Effects of Inflation

Our consolidated financial statements and accompanying footnotes have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation.

Because our assets and liabilities are primarily monetary, interest rates have a greater impact on our performance than the effects of inflation. However, inflation can affect certain aspects of our operations, such as non-interest expense. Inflation may also affect our customers’ operations, including their ability to repay loans. Accordingly, inflation is one of the factors we consider in determining the allowance for expected credit losses on loans and off-balance sheet commitments.

Market Risk

Market risk is the risk of loss of future earnings, fair values, or future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change because of changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments. Market risk is attributed to all market risk sensitive financial instruments, including securities, loans, deposits and borrowings, as well as the Bank’s role as a financial intermediary in customer-related transactions. The objective of market risk management is to avoid excessive exposure of earnings and equity to loss and to reduce the volatility inherent in certain financial instruments.

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Reconciliation of Non-GAAP Financial Measures

Our accounting and reporting policies conform to GAAP and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate our performance. We believe these non-GAAP financial measures are common in the banking industry and may enhance comparability for peer comparison purposes. These non-GAAP measures should be supplemental to primary GAAP financial measures and should not be read in isolation or relied upon as a substitute for primary GAAP financial measures.

Management reviews yields on tax exempt debt securities and the net interest margin on an FTE basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from debt securities exempt from federal income tax. The following table summarizes components of FTE net interest income for the periods indicated.

	Quarter Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023
	(Dollars in thousands)
Net interest income (GAAP)	$11,638	$10,479	$42,908	$42,749
Tax-equivalent adjustment on securities exempt from federal income tax	99	104	407	443
Net interest income, FTE (non-GAAP)	$11,737	$10,583	$43,315	$43,192

Average balance of total interest-earning assets	$1,461,302	$1,480,132	$1,465,309	$1,454,959

Net interest margin (annualized net interest income divided by the average balance of total interest-earning assets) (GAAP)	3.23%	2.85%	2.93%	2.94%

Net interest margin, FTE (annualized net interest income, FTE, divided by the average balance of total interest earning assets) (non-GAAP)	3.26%	2.88%	2.96%	2.97%

The efficiency ratio is a non-GAAP financial measure that is calculated by dividing non-interest expense by total revenue (net interest income plus non-interest income), and measures how much it costs to produce one dollar of revenue. The following table summarizes components of our efficiency ratio for the periods indicated.

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	Quarter Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023
	(Dollars in thousands)
Non-interest expense	$11,300	$11,189	$45,967	$45,744

Net interest income	$11,638	$10,479	$42,908	$42,749
Non-interest income	3,596	3,013	15,632	15,522
Total Revenue	$15,234	$13,492	$58,540	$58,271

Efficiency ratio (non-interest divided by total revenue) (non-GAAP)	74.2%	82.9%	78.5%	78.5%

Executive Compensation

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are collectively referred to as our “named executive officers.”

Summary Compensation Table

The following table sets forth information concerning the compensation paid to, awarded to, or earned by our named executive officers for the fiscal year ended December 31, 2024:

Name and Principal Position(s)	Year	Salary ($)		Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Tim McConville	2024	352,547	(3)	—	182,887	535,434
President, Chief Executive Officer, and Director of the Company
Kirk Ross	2024	350,000		20,000	86,064	456,064
President and Chief Executive Officer of the Bank and Director of the Company
Rene Shaffer	2024	313,500		57	15,662	329,219
President and Chief Executive Officer of First State Mortgage

(1)	The amounts set forth in the “Bonus” column reflect an annual discretionary cash bonuses paid to Mr. Ross in December and an annual birthday bonus paid to Ms. Shaffer.
(2)	The amounts set forth in the “All Other Compensation” column are summarized below:

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Description		Tim McConville	Kirk Ross	Rene Shaffer
Country Club Dues	($)	—	1,040	—
Imputed Income Attributable to Life Insurance	($)	586	4,902	—
Personal Use of Company Automobile	($)	38,272	3,250	—
Employer 401(k) Profit Sharing Contribution	($)	8,444	17,922	—
Employer 401(k) Matching Contribution	($)	2,118	17,250	15,662
Tri-County Financial Group Board Fees	($)	41,800	41,700	—
Salary Continuation Plan Payments	($)	91,667	—	—
Total	($)	182,887	86,064	15,662

(3)	This amount includes $136,298 of accrued but unused sick time that was paid out to Mr. McConville upon his retirement from his position as President and Chief Executive Officer of the Bank on January 10, 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth information concerning the unexercised options held by each of our named executive officers as of December 31, 2024:

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Tim McConville	12/01/22	—	6,000	47.50	01/10/2027
	12/01/20	3,200	—	34.00	01/10/2027
	12/01/18	3,600	—	42.20	01/10/2027
	12/01/16	4,500	—	26.00	12/01/2026
Kirk Ross	12/01/22	—	4,000	47.50	12/01/2032
	12/01/20	1,050	—	34.00	12/01/2030
	12/01/18	1,200	—	42.20	12/01/2028
	12/01/16	1,500	—	26.00	12/01/2026
Rene Shaffer	—	—	—	—	—

(1)	Each option award vests in its entirety on the third anniversary of the date listed in the respective “Grant Date” column.

Our Executive Compensation Program

Our executive compensation program is designed to achieve the following objectives:

●	attract and retain the highly qualified executives needed to achieve our goals and to maintain a stable executive management group; and
●	drive performance relative to our financial goals, balancing short-term and intermediate operational objectives with long-term strategic goals.

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Our total compensation package is designed to align our executives’ interests with those of our shareholders and does not promote or reward taking excessive risk to generate individual executive gains while creating higher financial and market risk for us.

Option Plan

We have historically provided equity-based incentives through the Tri-County Financial Group, Inc. Stock Option Plan, as amended from time to time (the “Option Plan”). The purpose of the Option Plan is to focus our directors, executive officers and employees on long-term strategic goals and the creation of shareholder value.

Pursuant to the Option Plan, the Board of Directors of the Company is allowed to grant stock option awards to eligible persons. Awards vest, become exercisable and contain such other terms and conditions as determined by our Board of Directors and set forth in individual agreements with the individuals receiving the awards. The plan enables our Board of Directors to set specific performance criteria that must be met before an award vests under the plan. Upon a change in control of the Company, all option awards under the Option Plan become fully exercisable. The Option Plan allows for the acceleration of option award vesting at the discretion of our Board of Directors. Upon certain terminations of employment, participants will have a period of time to exercise their vested options in accordance with the terms of the Option Plan and their applicable award agreements. Up to 200,000 shares of common stock may be issued under the Option Plan.

Employment Agreements

The Company has entered into employment agreements with Messrs. McConville and Ross and has not entered into an employment agreement with Ms. Shaffer. Each employment agreement generally describes the position and duties of each named executive officer; provides for a specified term of employment; describes base salary, bonus opportunity and other benefits to which the executive officer is entitled; and sets forth the duties and obligations of each party in the event of a termination of employment in connection with a change in control.

Mr. McConville. Our employment agreement with Mr. McConville was entered into in December 2017 and provides that Mr. McConville will serve as the President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank, with an initial term of two years and automatic one-year extensions on each anniversary of the effective date, unless either party provides 30 days’ prior written notice of non-extension. The agreement also provides for a base salary, subject to annual review and increase in accordance with the Company’s established management compensation policies and practices, and eligibility to receive a discretionary annual performance bonus. Under the agreement, Mr. McConville is eligible to participate in benefit plans generally available to similarly situated employees. In the event Mr. McConville’s employment is terminated within one year following a change in control or Mr. McConville terminates his employment within 180 days following a change in control, he will be entitled to a payment equal to 200% of the sum of his salary plus the average of his bonus payments for the prior three years. In this instance, Mr. McConville and his immediate family will also be entitled to health insurance coverage at employee rates for a period following his termination, subject to the terms of his employment agreement. Mr. McConville’s agreement includes a 280G cutback. In January 2024, Mr. McConville voluntarily retired as the Bank’s President and Chief Executive Officer. Mr. McConville continues to serve as the Company’s President and Chief Executive Officer on a part-time basis.

Mr. Ross. Our employment agreement with Mr. Ross was entered into in February 2024 and provides that Mr. Ross will serve as the President and Chief Executive Officer of the Bank for an initial term of two years, with an automatic extension for an additional one-day period for each day that passes during the term, so that the term will always be two years. The agreement also provides for a base salary, subject to annual review and increase in accordance with the Company’s established management compensation policies and practices, and eligibility to receive a discretionary annual performance bonus. Under the agreement, Mr. Ross is eligible to participate in benefit plans generally available to similarly situated employees. In the event Mr. Ross’ employment is terminated without cause, excluding a termination due to death or disability, he will be entitled to a lump sum payment equal to 200% of his base salary. Mr. Ross’ agreement includes a 280G cutback.

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Our obligation to pay any severance under each of these employment agreements is conditioned on the execution by each named executive officer of a general release and waiver of any and all claims with respect to their employment with the Company.

Other Compensation Arrangements

Salary Continuation Agreements. We have entered into salary continuation agreements with certain executives, including Messrs. McConville and Ross. Upon a separation of service after attaining age 65, each of Messrs. McConville and Ross are entitled to receive an annual benefit of $100,000, payable in equal monthly installments for 15 years following such separation from service. Upon a separation from service, other than due to a termination for cause, death, or disability, prior to attaining age 65, each of Messrs. McConville and Ross are entitled to a reduced annual benefit. Additionally, upon a termination due to disability or prior to attaining age 65 and within 24 months of a change in control, Messrs. McConville and Ross would be entitled to a reduced annual benefit. Any payment under the salary continuation agreements made in connection with a change in control are subject to a Section 280G cutback. Following Mr. McConville’s voluntary retirement as President and Chief Executive Officer of the Bank, he began receiving his full annual benefit under his salary continuation agreement.

First State Bank 401(k) Profit Sharing Plan. The First State Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) is designed to provide retirement benefits to all eligible full-time and part-time employees of the Bank and Tri-County Insurance Services, Inc. d/b/a First State Insurance who have attained age 21 and completed at least one year of service. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer a portion of their compensation to the 401(k) Plan up to the applicable statutory limit. We currently match 100% of employee deferrals on the first 5% of employee compensation. The Company has the authority to make an annual discretionary profit sharing contribution to the 401(k) Plan and made such contributions in 2024. All participant deferrals and employer contributions to the 401(k) Plan are immediately fully vested. Participants may direct the investment of their entire 401(k) Plan account balances.

Health & Welfare Benefits. Our named executive officers are generally eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability insurance, on the same basis as our other part-time and full-time employees. In addition, Mr. Ross is eligible for a $250,000 supplemental life insurance benefit beyond the $550,000 maximum group term life insurance benefit available to our full-time employees. Except for Mr. Ross’ supplemental life insurance benefit, we do not provide our named executive officers with any health and welfare benefits that are not generally available to our other employees.

Perquisites. We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain highly qualified executives. Perquisites are awarded or adjusted on an individual basis. For 2024, Messrs. McConville and Ross were allowed the personal use of a Company automobile, and we paid for country club dues for Mr. Ross.

Board Fees. Messrs. McConville and Ross received fees for their service on our board of directors in 2024, as discussed further below under the “Director Compensation” heading.

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Director Compensation

Overview

The following table sets forth information regarding the compensation we paid to the non-employee directors who served on our Board of Directors during 2024:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Matt Faber	43,000	—	43,000
Goodwin Toraason	41,800	—	41,800
Ken Otterbach	41,800	3,945	45,745
John Holland	43,400	—	43,400
Spencer Cohn	27,000	—	27,000
Julie Setchell	43,000	2,877	45,877
Kathleen Stevenson	43,000	—	43,000
Tom Prescott	50,800	4,737	55,537
Doug Fitzgerald	40,600	1,585	42,185

(1)	The following table lists the aggregate number of shares of our common stock subject to outstanding unexercised stock option awards at fiscal year-end for each non-employee director:

Name	Option Awards
Matt Faber	5,400
Goodwin Toraason	2,400
Ken Otterbach	7,400
John Holland	3,800
Spencer Cohn	—
Julie Setchell	7,400
Kathleen Stevenson	3,800
Tom Prescott	7,400
Doug Fitzgerald	5,400

(2)	Messrs. McConville’s and Ross’ fees are reflected in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts represents above-market earnings credited to each directors’ deferral account in 2024 under the Director Deferred Compensation Agreements.
(4)	Mr. Fitzgerald retired from our Board of Directors on February 13, 2024.

Director Compensation Program

Cash Compensation. During 2024, we paid each of our non-employee directors an annual retainer of $12,000 for service on the board of directors of First State Bank. Additionally, the chairman of the board of directors of First State Bank received a supplemental annual retainer of $8,000 for serving in such role. Each non-employee director also received fees for each meeting of the board of directors of First State Bank ($600), our Board of Directors ($600), and each committee of the board of directors of First State Bank ($400) that the director attended.

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Equity Compensation. No equity awards were granted to our non-employee directors in 2024.

Director Deferred Compensation Agreements. We have entered into a deferred compensation agreement with each of our non-employee directors other than Messrs. Toraason and Cohn (collectively, the “Director Deferred Compensation Agreements”). While each Director Deferred Compensation Agreement allows for the director to annually defer director fees, which are subsequently credited at a 6% interest rate, only Messrs. Otterbach, Prescott and Fitzgerald and Ms. Setchell have deferred fees under their agreements. Upon the director’s disability or separation from service, other than for cause or due to death, each of Messrs. Otterbach, Prescott and Fitzgerald and Ms. Setchell will receive their respective deferral account balance at the time of such event, paid in 120 monthly installments starting on the first day of the month following such event; however, if the separation of service is within 24 months following a change in control, the director is paid out their deferral account balance within 30 days of such termination in a lump sum. Each non-employee director that has entered into a Director Deferred Compensation Agreement is entitled to a death benefit of at least $150,000 within 30 days following such director’s death if such director dies prior to a separation from service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, as of March 31, 2025, by:

●	each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days, including any right to acquire such securities (i) through the exercise of any option, warrant or right, (ii) through the conversion of a security, (iii) pursuant to the power to revoke a trust, discretionary account or similar arrangement or (iv) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 2,388,443 shares of our common stock outstanding as of May 31, 2025.

Except as otherwise indicated, the address for each stockholder listed in the table below is: c/o Tri-County Financial Group, Inc., 706 Washington St., Mendota, Illinois 61342.

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	Number of Shares Beneficially Owned(1)
Name	#	%
5% stockholders:
Castle Creek Capital Partners VI, LP	563,064	23.6%
Robert F. Vickrey	143,100	5.9%
AllianceBernstein Financial Services Opportunity Fund Master Fund(2)	186,241	7.8%

Directors and named executive officers:
Spencer T. Cohn(3)	0
Matthew P. Faber (4)	4,500	*
John Holland III(5)	1,916	*
Timothy J. McConville(6)	54,550	2.3%
Kenneth D. Otterbach	8,250	*
Thomas K. Prescott(7)	19,526	*
Kirk L. Ross(8)	9,350	*
Julie Setchell(9)	8,600	*
Rene Shaffer	0	*
Kathleen Stevenson(10)	2,500	*
Goodwin W. Toraason(11)	35,100	1.5%

All directors and executive officers as a group (12 persons)	144,292	6.0%

*	Indicates one percent or less.
(1)	Beneficial ownership includes shares of unvested restricted stock that stockholders are entitled to vote but does not include shares underlying performance based restricted stock units that are subject to vesting to the extent performance objectives are achieved.
(2)	The address of AllianceBernstein Financial Services Opportunity Fund Master Fund is 66 Hudson Blvd E, New York, New York, 10001.
(3)	Consists of 563,064 shares of voting common stock held by Castle Creek. The address of Castle Creek is 11682 El Camino Road, Suite 320, San Diego, California 92130. The natural persons who have or share voting and/or dispositive powers over the shares held are the managing principals of Castle Creek’s general partner. The managing principals of Castle Creek’s general partner are John Eggemeyer, Tony Scavuzzo, David Volk and Sundeep Rana.
(4)	Excludes the 563,064 shares of voting common stock held by Castle Creek. Mr. Cohn, a director of an affiliate of Castle Creek, is not deemed to beneficially own the shares held by Castle Creek pursuant to applicable SEC rules.
(5)	This includes 3,000 shares underlying options that are either (i) currently exercisable or (ii) exercisable on or before December 31, 2025.
(6)	This includes 516 shares owned by Mr. Holland and his spouse jointly; and 1,400 shares are underlying options that are either (i) currently exercisable or (ii) exercisable on or before December 31, 2025.
(7)	This includes 17,300 shares underlying options that are either (i) currently exercisable or (ii) exercisable on or before December 31, 2025.
(8)	This includes 3,278 shares owned by Mr. Prescott and his spouse jointly and 7,400 shares underlying options that are either (i) currently exercisable or (ii) exercisable on or before December 31, 2025.
(9)	This includes 3,750 shares underlying options that are either (i) currently exercisable or (ii) exercisable on or before December 31, 2025, and 700 shares owned by Mr. Ross through a tax-deferred account (e.g., in an IRA, 401(k) plan or ESOP).
(10)	This includes 8,600 shares owned by Mrs. Setchell and her spouse jointly.
(11)	This includes 1,400 shares underlying options that are either (i) currently exercisable or (ii) exercisable on or before December 31, 2025.
(12)	This includes 750 shares owned by Mr. Toraason and his spouse jointly; and 1,200 shares owned by Mr. Toraason through a tax-deferred account.

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DESCRIPTION OF OUR CAPITAL STOCK

The following section is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our certificate of incorporation and bylaws, which describe the rights of holders of our capital stock. Our certificate of incorporation and bylaws are exhibits to the registration statement filed with the SEC of which this prospectus is a part.

The following is a summary of the material rights of our equity securities and related provisions of our amended and restated certificate of incorporation, or certificate of incorporation, and our bylaws. The following description of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of stockholder rights.

General

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of voting common stock, par value $1.00 per share, 467,500 shares of non-voting common stock, par value $1.00 per share, and 100,000 shares of preferred stock, no par value per share. Generally, the shares of voting common stock and non-voting common stock are identical, with exception of voting rights and certain rights upon the dissolution of the Company. All other preferences and economic rights are the same between the voting and the non-voting common stock. As of May 31, 2025, there were 2,388,443 shares of our voting common stock issued and outstanding and no shares of non-voting common stock or our preferred stock were issued or outstanding.

Common Stock

Governing Documents. Holders of shares of our common stock have the rights set forth in our certificate of incorporation, our bylaws and the DGCL.

Dividends and Distributions. The holders of our common stock, both voting and non-voting shares, are entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends, subject to limitations under the DGCL, the banking regulations and any preferential rights of holders of any then outstanding shares of preferred stock.

Ranking. Our common stock, both voting and non-voting, ranks junior to all other securities and indebtedness of the Company with respect to rights upon liquidation, dissolution or winding up of the Company. The voting and non-voting common stock are pari passu with one another with respect to rights upon liquidation, dissolution or winding up of the Company.

No Conversion Rights. Our voting common stock is not convertible into any other shares of our stock. Pursuant to certain limitations sent forth in the certificate of incorporation, shares of non-voting common stock are convertible into voting common stock on a one-for-one basis.

No Preemptive Rights. Holders of our common stock do not have any preemptive rights.

Voting Rights. The holders of our voting common stock are entitled to one vote per share on any matter to be voted on by the stockholders under the DGCL, the Company’s certificate of incorporation and its bylaws. However, the holders of voting common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of the non-voting common or one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or as a class with the holders of one or more other such series, to vote pursuant to the certificate of incorporation or DGCL. Only the holders of our voting common stock are entitled to vote for directors and the holders are not entitled to cumulative voting rights with respect to the election of directors. A plurality of the shares voted shall elect all of the directors then standing for election at a meeting of stockholders at which a quorum is present.

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The holders of non-voting shares have no right to vote on any matter requiring a stockholder vote under the DGCL, the Company’s certificate of incorporation or its bylaws, except for matters affecting the terms of the non-voting common stock, at which time the holders of our non-voting shares are entitled to one vote per share on such matters.

No Redemption. We have no obligation or right to redeem our common stock.

Stock Exchange Listing. We have not applied to list our common stock on any exchange. The shares of voting common stock are eligible for quotation on the OTCQX under the symbol “TYFG”.

Preferred Stock

Subject to limitations under the DGCL, our board of directors is authorized to issue, from time to time and without stockholder approval, up to an aggregate of 100,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, conversion rights, voting rights, redemption rights (including sinking fund provisions), liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting and conversion rights could adversely affect the voting power of the holders of shares of our voting common stock and non-voting common stock.

Anti-Takeover Considerations and Special Provisions of Our Certificate of Incorporation, Bylaws and Applicable Law

Applicable law and certain provisions of our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us, even if such acquisition would be viewed by our stockholders to be in their best interests. We believe that these provisions are beneficial because they encourage negotiation with our board of directors, which could result in improved terms of any unsolicited proposal.

Delaware Law. The Company is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

Federal Banking Law. The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The Bank Holding Company Act of 1956, as amended, or BHCA, requires any “bank holding company” to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of our outstanding common stock. Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership.

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Approval of a Change in Control. Our certificate of incorporation includes a provision that makes it more difficult to complete a merger, sale or transfer of control of our Company. Article V, Section 6 requires the affirmative vote of the holders of at least 75% of the voting stock of the Company to approve such a transaction if more than 25% of the board of directors recommends against voting to approve the transaction.

Special Meetings of Stockholders. Our certificate of incorporation provides that special meetings of our stockholders may be called only by our President or at the request of a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations. Our bylaws contain an advance notice provision regarding director nominations. Generally, to be timely, notice of director nominations and other stockholder proposals must be received by our corporate secretary not less than 14 days prior to any meeting of the stockholders called for the election of directors, provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of the corporation not later than the close of the 7th day following the day on which notice of the meeting was mailed to stockholders. The stockholder nomination must include certain information regarding the nominee, as set forth in the bylaws.

Sole and Exclusive Forum

Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or its stockholders, (iii) any action asserting a claim pursuant to the DGCL, our certificate of incorporation or our bylaws or (iv) or any action asserting a claim governed by the internal affairs doctrine. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, pursuant to Article X, Section 1 of our certificate of incorporation, the federal district courts shall have sole and exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce such a provision, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Our stockholders approved this provision at our annual stockholders’ meeting held on May 13, 2014. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our certificate of incorporation. This choice of forum provision, if enforced, may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our bylaws to be inapplicable or unenforceable.

Limitation on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

●	for breach of duty of loyalty;

●	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

●	under Section 174 of the DGCL (unlawful dividends or unlawful stock repurchases or redemptions); or

●	for transactions from which the director derived an improper personal benefit.

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Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL, subject to the limits of applicable federal banking laws and regulations. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive directors.

The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

SELLING SHAREHOLDER

The Selling Shareholder may offer and sell up to an aggregate amount of 563,064 shares of common stock. We are registering the shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Because the Selling Shareholder may not offer or sell all of the shares it owns pursuant to this prospectus, we cannot give you an estimate as to the number of shares of common stock the Selling Shareholder will own upon termination of this offering, if any. Additionally, it is possible that the Selling Shareholder may acquire additional shares of Common Stock during, or following, the time that this registration statement of which this prospectus is part of is effective with the SEC.

Selling Shareholder Agreements

On October 6, 2017, we sold 95,564 shares of our voting common stock and 46,750 shares of our nonvoting series B preferred stock to Castle Creek. On June 24, 2024, Castle Creek converted its holdings of nonvoting series B preferred stock into holdings of our common stock. In connection with this transaction, we entered into a Stock Purchase Agreement, dated as of October 6, 2017, with Castle Creek. Under these agreements, we have agreed to comply with certain continuing obligations with respect to Castle Creek which are described in more detail below.

Stock Purchase Agreement.

We have agreed to nominate one person designated by Castle Creek to our board of directors, subject to satisfaction of the legal and governance requirements regarding service as a member of our board of directors and to the reasonable approval of the Company. We have also agreed that we will recommend to our stockholders that the Castle Creek representative is elected to our board of directors at all of the Company’s meetings of stockholder as which members of the board of directors are to be elected. In addition, subject to limited exceptions, we have agreed that, if at any time Castle Creek does not have a representative on our board of directors, to invite one person designated by Castle Creek to attend all meetings of our board of directors and all meetings of the board of directors of the Bank.

The above-described board representation and board observation rights will continue with respect to Castle Creek for so long as Castle Creek, together with its affiliates, continues to hold 4.9% or more of our issued and outstanding voting common stock. If Castle Creek ceases to hold the required ownership percentage, Castle Creek will no longer have any further board representation rights, and Castle Creek will use all reasonable best efforts to cause its board representative to promptly resign from our board of directors and from the board of directors. Currently, Spencer Cohn serves on our board of directors as the representative of Castle Creek.

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Registration Rights Agreement.

In connection with the transactions above, we entered into the Registration Rights Agreements providing for demand and piggyback registration rights. Pursuant to the Registration Rights Agreement and certain amendments thereto, the Company must file a registration statement with the SEC by June 16, 2025, so that Castle Creek may resell its shares of common stock. If the Company is unable to file a registration statement or cause the registration statement to become effective within specified timeframes, the Company must, subject to certain limitations, pay Castle Creek an amount in cash equal to 2.0% of their aggregate original purchase price of the common stock and nonvoting series B preferred stock held by Castle Creek each month until the default is cured. Such payment will bear interest of 1.0% per month on an annualized basis if such payment is not made within 10 business days of the due date.

If the Company files a registration statement for a primary or secondary offer of its securities (other than a registration statement related to equity compensation plans or mergers and acquisitions), the Company must give notice to Castle Creek at least 10 business days’ prior to the anticipated registration statement filing date, and Castle Creek may elect to have their securities included in a piggyback registration statement for resale. The Company must effect registration of all securities that Castle Creek requests to be included in the piggyback registration within 5 business days following the notice given by the Company.

In any of the foregoing registration statements, the Company will pay the fees and expenses of such registration statements, including all registration and filing fees, printing expenses, trading market fees, fees and disbursements of counsel for the Company and fees and expenses of the Company reasonably incurred.

Board Representation and Observer Rights.

We have agreed to nominate one person designated by Castle Creek to our board of directors, subject to satisfaction of the legal and governance requirements regarding service as a member of our board of directors and to the reasonable approval of the Company, and to the board of directors of the Bank. We have also agreed that we will recommend to our stockholders that the Castle Creek representative is elected to our board of directors at all of the Company’s meetings of stockholder as which members of the board of directors are to be elected. In addition, subject to limited exceptions, we have agreed that, if at any time Castle Creek does not have a representative on our board of directors, to invite one person designated by Castle Creek to attend all meetings of our board of directors and all meetings of the board of directors of the Bank.

The above-described board representation and board observation rights will continue with respect to Castle Creek for so long as Castle Creek, together with its affiliates, continues to hold 4.9% or more of our issued and outstanding voting common stock. If Castle Creek ceases to hold the required ownership percentage, Castle Creek will no longer have any further board representation rights, and Castle Creek will use all reasonable best efforts to cause its board representative to promptly resign from our board of directors and from the board of directors of the Bank. Currently, Spencer Cohn serves on our board of directors as the representative of Castle Creek.

PLAN OF DISTRIBUTION

We are registering 563,064 shares of common stock, referred to as the “Shares”, to permit the resale of the Shares under the Securities Act from time to time after the date of this prospectus at the discretion of the Selling Shareholder. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Shares.

The Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its Shares on the OTCQB, or any other stock exchange, market, quotation service or trading facility on which the Shares are traded or in private transactions, provided that all applicable laws are satisfied. The Selling Shareholder may also sell their Shares directly or through one or more underwriters, broker-dealers, or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling its Shares:

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●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell the Shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholder may transfer the Shares by other means not described in this prospectus.

If the Selling Shareholder effects such transactions by selling Common Stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Shareholder or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of Common Stock or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. A Selling Shareholder may also sell Common Stock short and deliver Common Stock covered by this prospectus to close out its short positions and to return borrowed shares in connection with such short sales. A Selling Shareholder may also loan or pledge Common Stock to broker-dealers that in turn may sell such Common Stock. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Stock offered by this prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Shareholder may pledge or grant a security interest the Shares owned by them, as applicable, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the Selling Shareholder to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholder also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the Selling Shareholder and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

The Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Once this registration statement becomes effective, we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424. Provided we are not the subject of any SEC stop orders and we are not subject to any cease and desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is currently no underwriter or coordinating broker acting in connection with the proposed sale of the resale Shares by the Selling Shareholder.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Shares by the Selling Shareholder or any other person. All of the foregoing provisions may affect the marketability of the Shares and the ability of any person or entity to engage in market- making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares, estimated to be approximately $491,453 in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws, and legal and accounting fees; provided, however, that the Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the applicable definitive documents entered into with the Selling Shareholder, or we may be entitled to contribution.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the Common Stock may be resold by the Selling Shareholder without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the Shares have been sold by Selling Shareholder pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Once sold under the registration statement of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our legal counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of Forvis Mazars LLP, independent registered public accounting firm, given on their authority as experts in auditing and accounting.

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AUDITED FINANCIAL INFORMATION

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors, and Audit Committee

Tri-County Financial Group, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Tri-County Financial Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

St. Louis, Missouri

March 3, 2025

Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited

F-2

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2024 and 2023

(000s omitted except share data)

	2024	2023
ASSETS
Cash and due from banks	$42,418	$26,905
Federal funds sold	2,558	1,113
Cash and cash equivalents	44,976	28,018
Debt securities available-for-sale, at fair value (amortized cost $158,009 and $189,041, respectively)	143,735	174,846
Federal Home Loan Bank stock, at cost	3,420	5,765
Mortgage loans held for sale	9,011	10,189
Loans, net of allowance for credit losses of $14,444 and $15,990, respectively	1,261,965	1,257,612
Bank-owned life insurance	20,269	19,728
Foreclosed assets, net	920	101
Bank premises and equipment, net	25,344	25,785
Goodwill and other intangibles	8,700	8,723
Accrued interest receivable	7,474	7,572
Other assets	13,470	14,556

Total assets	$1,539,284	$1,552,895

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Noninterest-bearing	$176,978	$181,082
Interest-bearing	1,096,318	1,065,649
Total deposits	1,273,296	1,246,731

Federal Home Loan Bank advances and other borrowings	67,917	116,000
Securities sold under agreements to repurchase	22,679	22,488
Dividends payable	611	737
Accrued interest payable and other liabilities	21,753	20,986
Subordinated debt, net of debt issuance costs of $166 and $190, respectively	9,834	9,810

Total liabilities	1,396,090	1,416,752

Commitments and Contingencies
Stockholders’ equity:
Common stock, $1 par value; 5,000,000 shares authorized; 2,394,193 and 1,954,858 shares issued and outstanding, respectively	2,394	1,955
Non-voting common stock, $1 par value; 467,500 shares authorized; 0 and 467,500 shares issued and outstanding, respectively	0	468
Additional paid-in-capital	21,212	22,455
Retained earnings	129,793	121,414
Accumulated other comprehensive loss	(10,205)	(10,149)
Total stockholders’ equity	143,194	136,143

Total liabilities and stockholders’ equity	$1,539,284	$1,552,895

See Notes to Consolidated Financial Statements.

F-3

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2024 and 2023

(000s omitted except share data)

	2024	2023

Interest income:
Loans, including fees	$71,553	$62,209
Debt securities:
Taxable	2,444	3,224
Tax-exempt	1,532	1,666
Mortgage loans held for sale, including fees	1,437	1,529
Dividends	392	495
Other	538	196
Total interest income	77,896	69,319

Interest expense:
Deposits	29,848	19,274
Federal Home Loan Bank advances and other borrowings	4,196	6,464
Securities sold under agreements to repurchase	944	832
Total interest expense	34,988	26,570

Net interest income	42,908	42,749

Recovery of credit loss expense on loans	(1,446)	(907)
Credit loss expense on off-balance sheet credit exposures	162	57

Net interest income after credit loss expense	44,192	43,599

Non-interest income:
Trust department	268	276
Customer-service fees	1,244	1,266
Mortgage banking	9,924	9,295
Insurance services	1,406	1,321
Other	2,790	3,364
Total non-interest income	15,632	15,522

Non-interest expenses:
Salaries and employee benefits	31,063	31,416
Occupancy	2,744	2,781
Furniture and equipment	1,164	1,295
Other	10,996	10,252
Total non-interest expenses	45,967	45,744

Income before income taxes	13,857	13,377

Income tax expense	3,428	3,332

Net income	$10,429	$10,045

Earnings per common share:
Basic	$4.32	$4.09
Diluted	$4.28	$4.05

See Notes to Consolidated Financial Statements.

F-4

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2024 and 2023

(000s omitted except share data)

	2024	2023

Net income	$10,429	$10,045

Other comprehensive income (loss):
Unrealized holding gains (losses) on available-for-sale debt securities	(79)	1,901

Income tax effect	23	(542)
Total other comprehensive income (loss)	(56)	1,359

Total comprehensive income	$10,373	$11,404

See Notes to Consolidated Financial Statements.

F-5

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2024 and 2023

(000s omitted except share data)

	Common Stock			Accumulated
	and Non-Voting	Additional		Other
	Common	Paid-in-	Retained	Comprehensive
	Stock (1)	Capital	Earnings	Loss	Total

Balance, December 31, 2022	$2,491	$25,437	$116,664	($11,508)	$133,084

Cumulative change in accounting principle (Note 1)			(3,092)		(3,092)

Balance at January 1, 2023 (as adjusted for change in accounting principle)	2,491	25,437	113,572	(11,508)	129,992

Net income			10,045		10,045

Other comprehensive income				1,359	1,359

Cash dividends on common stock ($0.90 per share)			(2,203)		(2,203)

Purchases and retirement of 77,850 Shares of common stock	(78)	(3,521)			(3,599)

Stock-based compensation expense		247			247

Stock options, exercised (9,585 shares)	10	292			302

Balance, December 31, 2023	2,423	22,455	121,414	(10,149)	136,143

Net income			10,429		10,429

Other comprehensive loss				(56)	(56)

Cash dividends on common stock ($0.85 per share)			(2,050)		(2,050)

Purchases and retirement of 45,175 Shares of common stock	(46)	(1,869)			(1,915)

Stock-based compensation expense		161			161

Stock options exercised (17,010 shares)	17	465			482

Balance, December 31, 2024	$2,394	$21,212	$129,793	($10,205)	$143,194

(1) The Company’s stock previously included 467,500 shares of nonvoting stock, all of which converted into voting stock during 2024. See Consolidated Balance Sheets for further information.

See Notes to Consolidated Financial Statements.

F-6

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2024 and 2023

(000s omitted except share data)

	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,429	$10,045
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,535	1,645
Amortization of intangibles	23	35
Net amortization (accretion) of securities	49	(273)
Amortization of debt issuance costs	24	25
Recovery of credit loss expense	(1,284)	(850)
Deferred income tax	(229)	(1,364)
Net gain on sales of foreclosed assets	(31)	(21)
Net gain on sales of bank premises and equipment	(21)	(642)
Net gain on sale of loans	(10,290)	(8,930)
Stock-based compensation expense	161	247
Net mortgage servicing rights amortization	447	813
Origination of loans held for sale	(308,635)	(303,475)
Proceeds from loans held for sale	320,103	309,116
Change in accrued interest receivable	98	(1,621)
Change in bank-owned life insurance	(541)	(497)
Change in other assets	891	1,350
Change in accrued interest payable and other liabilities	767	3,174

Net cash provided by operating activities	13,496	8,777

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities, paydowns and calls of available-for-sale debt securities	34,247	69,042
Purchases of available-for-sale debt securities	(3,264)	(20,136)
Net redemptions of FHLB stock	3,314	4,376
Purchases of FHLB stock	(969)	0
Loan (originations) and principal collections, net	(3,955)	(70,954)
Proceeds from sales of foreclosed assets	98	1,902
Proceeds from sales of bank premises and equipment	138	1,033
Purchases of bank premises and equipment, net	(1,211)	(377)

Net cash provided by (used in) investing activities	28,398	(15,114)

See Notes to Consolidated Financial Statements.

F-7

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(CONTINUED)

For the years ended December 31, 2024 and 2023

(000s omitted except share data)

	2024	2023

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits	$26,565	$107,950
Net change in securities sold under agreements to repurchase	191	(886)
Cash dividends paid	(2,176)	(2,223)
Purchases and retirement of common stock	(1,915)	(3,599)
Net change in short-term FHLB advances and other borrowings	(31,000)	(104,000)
Advances on long-term FHLB advances and other borrowings	32,917	0
Payments on long-term FHLB advances and other borrowings	(50,000)	0
Proceeds from stock options exercised	482	302

Net cash used in financing activities	(24,936)	(2,456)

Increase (decrease) in cash and cash equivalents	16,958	(8,793)

Cash and cash equivalents:
Beginning of the year	28,018	36,811

Ending of the year	$44,976	$28,018

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest paid:
Deposits	$29,599	$17,646
Securities sold under agreements to repurchase	945	732
FHLB advances and other borrowings	3,909	6,573

Total	$34,453	$24,951

Income taxes paid	$2,853	$3,312

SUPPLEMENTAL DISCLOSURES OF NONCASH AND FINANCING ACTIVITIES:
Foreclosed assets acquired in settlement of loans	$886	$1,850
Dividends payable	$611	$737
Lease liabilities arising from obtaining right-of-use assets	$0	$74

See Notes to Consolidated Financial Statements.

F-8

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies:

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Tri-County Financial Group, Inc. (Company) and its wholly owned subsidiaries, First State Bank (Bank), Tri-County Insurance Services, Inc. (Insurance Company), and First State Mortgage (Mortgage Banking Company). The Bank consolidates subsidiaries in which it holds more than 50-percent ownership. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and conform to general practices within the banking industry. All significant intercompany transactions have been eliminated.

Nature of operations:

The Company provides a variety of banking and mortgage banking services and insurance services to individuals and businesses principally through its main facilities in Mendota and branches in Peru, LaMoille, McNabb, Streator, Ottawa, Earlville, Bloomington, St. Charles, Geneva, Batavia, North Aurora, Shabbona, Waterman, Sycamore, Rochelle, Princeton, West Brooklyn, and Champaign, Illinois, with additional mortgage banking offices in Illinois and Wisconsin. The Company’s primary deposit products are demand deposits and certificates of deposit and its primary lending products are agribusiness, commercial, real estate mortgage and installment loans and secondary market mortgage activities.

The Company is divided into two reportable segments: Commercial Banking and Mortgage Banking. Commercial Banking provides a full range of loan and deposit products to individual consumers and businesses in all markets through retail lending, deposit services, online banking, mobile banking, private banking, commercial lending, commercial real estate lending, agricultural lending, and other banking services. Mortgage banking provides residential mortgage banking products through five offices in Illinois and one office in Wisconsin through our Mortgage Banking Company. The majority of the loans are sold with servicing released.

Use of estimates:

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for credit losses and valuation of goodwill.

F-9

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Significant group concentrations of credit risk:

Most of the Company’s activities are with customers located in the area and communities noted above. Note 3 details the types of securities in which the Company invests. Note 4 details the types of lending in which the Company engages. A substantial portion of the Company’s loans are with entities involved in the agricultural industry.

Cash and cash equivalents:

For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in cash and due from banks and federal funds sold, which are sold overnight.

Trust assets:

Assets of the trust department, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company.

Debt securities available-for-sale:

Debt securities are classified as available for sale (AFS) and recorded at fair value, with unrealized gains or losses excluded from earnings and reported in other comprehensive income (loss).

Purchase premiums are recognized in interest income using the interest method over the terms of the debt securities and are amortized/accreted to the earliest of call or maturity date. Discounts are recognized in interest income using the interest method over the term of the securities. Gains and losses on the sale of debt securities are recorded on the trade date and are determined using the specific identification method.

When the fair value of securities is below the amortized cost and the Company will not be required to sell the security before recovery of its amortized cost basis, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. If the present value of cash flows expected to be collected from the security are less than the amortized cost basis of the security, an allowance for credit losses is recorded for the credit loss, limited to the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss).

F-10

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Debt securities available-for-sale (continued):

Accounting Treatment
Circumstances of Impairment Considerations	Credit Component	Remaining Portion
Not intended for sale or more likely than not that the Bank will not have to sell before recovery of cost basis	Recognized as an allowance for credit loss	Recognized in other comprehensive income (loss)

Intended for sale or more likely than not that the Bank will be required to sell before recovery of cost basis	Recognized in earnings

Allowance for Credit Losses – available-for-sale debt securities:

For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether (1) there is intention to sell or (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either case is affirmative, any previously recognized allowances are charged off and the security’s amortized cost is written down to fair value through income. If neither case is affirmative, the security is evaluated to determine whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and any adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. Adjustments to the allowance are reported in our income statement as a component of credit loss expense. The Company excludes accrued interest receivable on available-for-sale securities from the estimate of credit losses. Available-for-sale securities are charged off against the allowance or, in the absence of any allowance, written down through income when deemed uncollectible by management or when either of the aforementioned criteria regarding intent or requirement to sell is met.

Federal Home Loan Bank stock:

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to own a certain amount of stock based on the level of borrowings and may invest in additional amounts. FHLB stock is carried at cost since no ready market exists and it has no quoted market value. FHLB stock is periodically evaluated for impairment based on the ultimate recovery of par value.

F-11

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Mortgage loans held for sale and loan servicing:

Mortgage loans held for sale are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. The majority of the Company’s mortgage loans held for sale are generated through the Mortgage Banking Company. Changes in fair value are recorded in mortgage banking income in the consolidated statements of income.

The Company does retain some of the servicing on the loans sold through the Mortgage Banking Company within the Company’s markets.

Mortgage loans held for sale through the Bank are sold with the mortgage servicing rights retained by the Bank. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. These gains or losses are included in mortgage banking income in the consolidated statements of income.

Mortgage servicing rights are recognized as separate assets when rights are acquired through a sale of loans. Generally, for sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available. The Company subsequently measures each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income of the underlying loans. Capitalized mortgage servicing assets are reported in other assets and are assessed for impairment at least annually.

Servicing fee income is recorded for fees earned from servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as mortgage banking income when earned.

Mortgage loan sales:

The Company generally sells mortgage loans held for sale without recourse. However, the Company’s agreements to sell residential mortgage loans in the normal course of business usually require certain representations and warranties on the underlying loans sold, related to credit information, loan documentation, collateral, and insurability, which if subsequently are untrue or breached, could require the Company to repurchase certain loans affected. The potential liability under these representations and warranties is estimated as a liability and any losses incurred and resulting expense are netted with mortgage banking income.

F-12

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Mortgage banking income:

Mortgage banking income includes the fees generated from the underwriting and origination of mortgage loans held for sale along with the gains or losses realized from the sale of these loans, net of origination costs, the changes in fair values of mortgage loan derivatives, servicing right income, amortization, and servicing fee income.

Loans:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost basis, which is the unpaid principal balance outstanding, net of unearned income and deferred loan fees and costs. The Company has made a policy election to exclude accrued interest from the amortized cost basis of loans and report accrued interest separately from the related loan balance in the consolidated balance sheets.

Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income over the life of the loan without anticipating prepayments.

Loans are considered past due or delinquent when the contractual principal and/or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. The accrual of interest income on loans is typically discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection, or if full collection of interest or principal becomes doubtful. All interest accrued but not received for a loan placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for credit losses (ACL) - Loans:

The Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on January 1, 2023 (CECL). Under the CECL model, the allowance for credit losses (ACL) on loans represents a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to represent the net amount expected to be collected on the loan portfolio.

F-13

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) – Loans (continued):

The Company estimates the ACL on loans based on the underlying assets’ amortized cost basis, which is the amount at which the receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of payment, and partial charge-offs. In the event that collection of principal becomes uncertain, the Company has policies in place to reverse accrued interest in a timely manner. Therefore, the Company has made a policy election to exclude accrued interest from the measurement of the ACL on loans.

Expected credit losses are reflected in the ACL on loans through a charge to provision for credit losses on loans. When the Company deems all or a portion of a financial asset to be uncollectible, the appropriate amount is written-off and the ACL on loans is reduced by the same amount. The Company applies judgment to determine when a financial asset is deemed uncollectible; however, generally speaking, an asset will be considered uncollectible no later than when all efforts of collection have been exhausted and the collateral, if any, has been liquidated. Subsequent recoveries, if any, are credited to the ACL on loans when received.

The Company’s methodologies for estimating the ACL on loans consider available relevant information about the collectability of cash flows, including information about past events, current conditions and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic conditions expected to exist through the contractual lives of the financial assets that are reasonable and supportable to the identified pools of financial assets with similar risk characteristics for which the historical loss experience was observed. The Company’s methodologies may revert to historical loss information on a straight-line basis over a number of quarters when it can no longer develop reasonable and supportable forecasts.

Loans are predominantly segmented by FDIC Call Report Codes into loan pools that have similar risk characteristics, similar collateral type and are assumed to pose consistent risk of loss to the Company.

F-14

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) - Loans (continued):

The Company measures expected credit losses for its loan portfolio segments as follows:

Loan Portfolio Segment	ACL Methodology

Commercial and industrial	Discounted cash flow
Commercial agricultural	Discounted cash flow
Commercial other	Discounted cash flow
Real estate – commercial	Discounted cash flow
Real estate – consumer	Discounted cash flow
Real estate – agricultural	Discounted cash flow
Real estate – construction and land	Discounted cash flow
Consumer installment	Remaining life
Consumer vehicle	Remaining life
Credit cards	Other

Discounted cash flow method (DCF) – The DCF methodology is used to develop cash flow projections at the instrument level wherein payment expectations are adjusted for estimated prepayment speed and curtailments and expected losses are calculated via a gross loss rate and recovery rate assumption. The modeling of expected prepayment speeds and curtailment rates are based on industry data.

The Company uses regression analysis on historical internal and peer data to determine suitable loss drivers to utilize when modeling expected losses. For all loan pools utilizing the DCF method, management utilizes a forecast unemployment rate and gross domestic product as its primary loss drivers, as these were determined to best correlate to historical losses.

With regard to the DCF model, management determined that four quarters represented a reasonable and supportable forecast period with reversion back to historical loss rate over four quarters on a straight-line basis.

The combination of adjustments for credit expectations (expected losses) and timing expectations (prepayment and curtailment) produces an expected cash flow stream at the instrument level. An ACL is established for the difference between the instrument’s NPV and amortized cost basis.

Remaining life method – The remaining life methodology is a type of loss rate methodology that uses an average loss rate and applies it to future expected outstanding balances of the pool.

F-15

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) - Loans (continued):

Collateral dependent loans – Loans that do not share risk characteristics are evaluated on an individual basis. For collateral dependent loans where the Company has determined that the liquidation or foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the financial asset to be provided substantially through the operation of the business or sale of the collateral, the ACL is measured based on the difference between the estimated fair value of the collateral and amortized cost basis of the assets as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the financial asset exceeds the NPV of expected cash flows from the operation of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the financial asset exceeds the fair value of the underlying collateral less estimated cost to sell. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized costs basis of the loan. The Company’s estimate of the ACL reflects losses expected over the remaining contractual life of the loan and the contractual term does not consider extensions, renewals, or modifications.

The Company’s qualitative factors are considered by qualitatively adjusting model results for risk factors that are not considered within the modeling processes but are nonetheless relevant in assessing the expected credit losses within the loan pools. These qualitative factors and other qualitative adjustments may increase or decrease the Company’s estimate of expected credit losses by a calculated percentage or amount based upon the estimated level of risk. The various risks that may be considered in making qualitive adjustments include among other things the impact of the following:

i.	Changes in lending policies and procedures, including changes in underwriting standards and collections, charge offs, and recovery practices

ii.	Changes in international, national, regional, and local economic and business conditions

iii.	Changes in the nature and volume of the portfolio and in the terms of the underlying loans

iv.	Changes in the experience, depth, and ability of the lending management and staff

v.	Changes in volume and severity of past due loans and other similar conditions

vi.	Changes in the quality of the organization’s loan review system

F-16

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) - Loans (continued):

vii.	Changes in the value of the underlying collateral for loans that are non-collateral dependent

viii.	The existence and effect of any concentrations of credit and changes in the levels of such concentrations

ix.	The effect of other external factors such as regulatory, legal and technological environments; competition; and events such as natural disasters or health pandemics

The following portfolio segments have been identified: commercial, real estate and consumer.

Management considers the following when assessing the risk in the loan portfolio:

Commercial and industrial and agricultural loans are primarily for working capital, physical asset expansion, asset acquisition and other. These loans are made based primarily on historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Financial information is obtained from the borrowers to evaluate cash flows sufficiency to service debt and are periodically updated during the life of the loan.

Agricultural real estate and commercial real estate loans are dependent on the industries tied to these loans. Agricultural real estate loans are primarily for land acquisition. Commercial real estate loans are primarily secured by office and industrial buildings, warehouses, small retail shopping facilities, single family rental, multifamily loans, and various special purpose properties, including hotels and restaurants. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt and is periodically updated during the life of the loan. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

F-17

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) - Loans (continued):

Commercial real estate loans also include construction and land development loans. These loans are secured by vacant land and/or property that are in the process of improvement, including (a) land development preparatory to erecting vertical improvements or (b) the on-site construction of industrial, commercial, residential or farm buildings. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that necessary approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs.

Consumer real estate loans are affected by the local residential real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores. Appraisals are obtained to support the loan amount. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt at the time of origination.

Consumer and other loans may take the form of installment loans, demand loans or single payment loans and are extended to individuals for household, family and other personal expenditures. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores.

Allowance for Credit Losses – Off-Balance-Sheet Credit Exposures

The allowance for credit losses on off-balance-sheet credit exposures is a liability account, representing expected credit losses over the contractual period for which the Company is exposed to credit risk resulting from a contractual obligation to extend credit. No allowance is recognized if the Company has the unconditional right to cancel the obligation. The allowance is reported as a component of accrued interest payable and other liabilities in the consolidated balance sheets. Adjustments to the allowance are reported in the consolidated income statement as a component of credit loss expense. The allowance for credit losses on off-balance-sheet credit exposures is described more fully in Note 4.

F-18

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Loan commitments:

The Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit issued to meet customer financing needs. Loan commitments are recorded when they are funded. Standby letters of credit are considered financial guarantees in accordance with GAAP and are recorded at fair value, if material.

Loan servicing:

Mortgage servicing rights are recognized as separate assets when rights are acquired through a sale of loans and are reported in other assets. When the originating mortgage loans are sold into the secondary market, the Company allocates the total cost of the mortgage loans between mortgage servicing rights and the loans, based on their relative fair values. The cost of originated mortgage-servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The amount of impairment is the amount by which the capitalized mortgage servicing rights exceed their fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

Mortgage loan derivatives:

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are to be accounted for as free-standing derivatives. The Company enters into these best efforts forward commitments and mandatory delivery forward commitments in order to hedge the change in interest rates resulting from its commitments to fund the loans. The Company also enters into over-the-counter contracts for the future delivery of mortgage backed securities. These contracts are fair value hedges, which are also used to offset the interest rate risk related to granting interest rate locks. The fair values of these derivatives are estimated based on the expected net future cash flows related to the associated servicing of the loans and changes in mortgage interest rates from the date of the commitments. In estimating fair value, the Company assigns a probability to the commitment based on an expectation that it will be exercised and the loan will be funded. These derivatives are included in other assets and other liabilities with changes in fair values on these derivatives included in net gains on sales of mortgage loans.

F-19

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Foreclosed assets:

Assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair market value less estimated cost to sell. At the date of acquisition losses are charged to the allowance for credit losses, and subsequent write downs are charged to expense in the period incurred. Operating costs after acquisition are expensed.

Bank premises and equipment:

Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by using the straight-line method over the estimated useful lives. Building and improvements are depreciated from five to forty years and furniture and equipment from three to fifteen years.

Goodwill and other intangibles:

The premium paid on the assumption of deposit liabilities and the fair value of net assets acquired is accounted for as goodwill and other intangibles. Goodwill and other intangible assets determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives, which is ten years. Goodwill is the only intangible asset with an indefinite useful life on the balance sheet.

Goodwill is evaluated at the reporting unit level annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Bank owned life insurance:

The Bank has purchased life insurance policies on certain key employees. The Bank- owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value.

F-20

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Transfers of financial assets:

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive income:

Comprehensive income consists of net income and other comprehensive income (loss). Accumulated other comprehensive loss includes unrealized gains and losses on securities available for sale, and is recognized as separate components of stockholders’ equity.

Reclassification adjustments out of other comprehensive income (loss) for gains realized on sales and calls of securities available for sale comprise the entire balance of “Net gain on sales of available-for-sale securities” on the consolidated statements of income.

Stock compensation plans:

The Company records stock-based employee compensation cost using the fair value method. Compensation expense for share-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The Company begins to record compensation expense in the subsequent calendar year as options are historically issued every two years in December. A Black-Sholes model is used to estimate the fair value of stock options. The Company assumes no projected forfeitures on its stock based compensation, since actual historical forfeiture rates on its stock-based incentive awards have been negligible.

Income taxes:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-21

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Income taxes (continued):

The Company may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized tax benefits are classified as income taxes, if applicable. No liabilities for unrecognized tax benefits from uncertain tax positions have been recorded.

Earnings per share:

Basic earnings per common share are computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company’s stock options.

Recent Accounting Pronouncements:

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The amendments in ASU 2023-07 provide for new disclosures which: (1) require that a public entity disclose on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss; (2) require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition; (3) require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods; (4) allows more than one measure of segment profit or loss used by the CODM when assessing segment performance and deciding how to allocate resources to be disclosed; (5) require disclosure of title and position of CODM and explain how the CODM uses the disclosed reported measurers to assess segment performance; and (6) require that a public entity that has a single reportable segment provide all the disclosures required by the amended Topic 280. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments in this update are required to be applied retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories and the amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Company adopted this accounting standard effective January 1, 2024, and the Company’s financial condition, results of operations and cash flows were not impacted by this guidance. The Company has provided the required disclosures for its reportable segments.

F-22

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(2)	Cash and Due from Banks:

The Bank is required to maintain reserve balances, in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The total required reserve balances as of December 31, 2024 and 2023 were $0.

In the normal course of business, the Company maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s (FDIC’s) insured limit of $250. Management believes these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal. At December 31, 2024, the Company’s cash accounts exceeded federally insured limits by $888. The Company also had $26,564 at the Federal Home Loan Bank and Federal Reserve Bank, which are government-sponsored entities not insured by the FDIC.

(3)	Debt Securities Available for Sale:

The following tables reflect the amortized cost and fair value of debt securities available for sale as of December 31:

2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Treasuries & Govt. - sponsored agencies	$39,650	$0	$(2,171)	$37,479
State and municipal	59,958	172	(3,866)	56,264
Mortgage-backed - residential	42,520	0	(6,189)	36,331
Collateralized mortgage
Obligations (CMOs)	15,881	0	(2,220)	13,661

	$158,009	$172	$(14,446)	$143,735

2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Treasuries & Govt. - sponsored agencies	$61,318	$0	$(2,817)	$58,501
State and municipal	65,125	411	(3,322)	62,214
Mortgage-backed - residential	45,943	0	(6,168)	39,775
Collateralized mortgage
Obligations (CMOs)	16,655	0	(2,299)	14,356

	$189,041	$411	$(14,606)	$174,846

F-23

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(3)	Debt Securities Available for Sale (continued):

Debt securities with a carrying amount of approximately $67,149 and $84,650 at December 31, 2024 and 2023, respectively, were pledged as collateral on public deposits, debt securities sold under agreements to repurchase and for other purposes as required or permitted by law.

At December 31, 2024 and 2023, there were no holdings of debt securities of any one issuer, other than the U.S. Government and its sponsored agencies, in an amount greater than 10% of stockholders’ equity.

As of December 31, 2024 and 2023, accrued interest on debt securities available-for-sale of $629 and $751, respectively, was excluded from CECL evaluation. Accrued interest on debt securities available-for-sale is recorded within accrued interest receivable on the consolidated balance sheet.

The amortized cost and approximate fair value of debt securities at December 31, 2024 by contractual maturity are shown below. Expected maturities may differ from contractual maturities on mortgage-backed and collateralized mortgage obligation debt securities because the underlying mortgages may be called or prepaid without any penalties.

	Amortized Cost	Fair Value
Due in one year or less	$10,599	$10,520
Due after one year through five years	51,156	48,839
Due after five years through ten years	16,364	15,305
Due after ten years	21,489	19,079
	99,608	93,743
Mortgage-backed – residential	42,520	36,331
Collateralized mortgage obligations	15,880	13,661
	$158,008	$143,735

F-24

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(3)	Debt Securities Available-for-Sale (continued):

Debt securities with unrealized losses as of December 31 not recognized in income are as follows:

2024
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S Treas. & Gov’t - sponsored agencies	$0	$0	$37,479	$2,171	$37,4791	$2,171
State and municipal	9,719	65	33,978	3,801	43,6977	3,866
CMOs	961	41	12,699	2,178	13,6601	2,219
Mortgage-backed –residential	943	8	34,094	6,181	35,0375	6,189

Total temporarily impaired	$11,623	$114	$118,250	$14,331	$129,8733	$14,445

2023
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S Treas. & Gov’t - sponsored agencies	$19,763	$73	$38,738	$2,744	$58,5011	$2,817
State and municipal	7,727	51	30,660	3,271	38,3877	3,322
CMOs	0	0	14,356	2,299	14,3567	2,299
Mortgage-backed–residential	0	0	39,775	6,168	39,7755	6,168

Total temporarily impaired	$27,490	$124	$123,529	$14,482	$151,0199	$14,606

At December 31, 2024 and 2023, the investment portfolio included 173 and 155 debt securities that were in an unrealized loss position, respectively. Unrealized losses have not been recognized as an allowance for credit losses because the Company does not intend to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions.

F-25

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans:

The following table presents total loans at December 31 by portfolio segment and class of loan:

	2024	2023
Commercial:
Commercial and industrial	$69,720	$78,118
Agricultural	80,577	75,334
Other	0	32
Real estate:
Commercial	538,810	509,688
Consumer	386,475	373,998
Agricultural	170,401	178,549
Construction and land	21,841	48,381
Consumer:
Installment	4,196	4,592
Vehicle	3,119	3,654
Credit cards	1,270	1,256
Total loans	1,276,409	1,273,602
Allowance for credit losses	(14,444)	(15,990)
Loans, net	$1,261,965	$1,257,612

Detailed analysis of the allowance for credit losses by portfolio segment for the year ended December 31, 2024 follows:

2024	Commercial	Real Estate	Consumer	Total

Balance at beginning of year	$1,177	$14,688	$125	$15,990
Credit loss expense	(77)	(1,489)	120	(1,446)
Recoveries on loans previously charged-off	24	30	10	64
Less loans charged-off	(23)	(28)	(113)	(164)

Balance at end of year	$1,101	$13,201	$142	$14,444

Detailed analysis of the allowance for credit losses by portfolio segment for the year ended December 31, 2023 follows:

2023	Commercial	Real Estate	Consumer	Total

Balance at beginning of year	$2,488	$10,399	$202	$13,089
Impact of adopting ASC 326	(824)	4,463	(83)	3,556
Credit loss expense	(526)	(442)	61	(907)
Recoveries on loans previously charged-off	40	416	30	486
Less loans charged-off	(1)	(148)	(85)	(234)

Balance at end of year	$1,177	$14,688	$125	$15,990

F-26

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

Detailed analysis of the allowance for unfunded commitments for the year ended December 31, 2024 follows:

2024	Commercial	Real Estate	Consumer	Total

Balance at beginning of year	$201	$621	$3	$825
Credit loss expense (benefit)	(105)	268	(1)	162

Balance at end of year	$96	$889	$2	$987

Detailed analysis of the allowance for unfunded commitments for the year ended December 31, 2023 follows:

2023	Commercial	Real Estate	Consumer	Total

Balance at beginning of year	$0	$0	$0	$0
Impact of adopting ASC 326	338	427	3	768
Credit loss expense (benefit)	(137)	194	0	57
Less loans charged-off	0	0	0	0

Balance at end of year	$201	$621	$3	$825

The Bank has no commitments to loan additional funds to the borrowers of collateral dependent or non-accrual loans.

Certain purchased loans as later discussed in Note 4 are not considered impaired or non-accrual loans if the expected cash flows as of December 31, 2024 and 2023 exceed the carrying amount and accretion income is being recorded.

The Company regularly evaluates various attributes of loans to determine the appropriateness of the allowance for credit losses. The Company generally monitors credit quality indicators for all non-consumer loans using the following internally prepared ratings:

●	‘Pass’ ratings are assigned to loans with adequate collateral and debt service ability such that collectability of the contractual loan payments is highly probable.
●	‘Special Mention’ ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectability of the contractual loan payments is still probable.
●	‘Substandard’ ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that collectability of the contractual loan payments is no longer probable.
●	‘Doubtful’ ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectability of the contractual loan payments is unlikely.

As of December 31, 2024 and 2023, accrued interest on loans of $6,902 and $6,883, respectively, were excluded from CECL evaluation. Accrued interest on loans is recorded within accrued interest receivable on the consolidated balance sheet.

F-27

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The following table presents the credit risk profile of the Company’s loan portfolio (excluding loans in process and deferred loan fees) based on rating category and year of origination as of December 31, 2024:

December 31,	2024	2023		2022	2021	2020	Prior	Revolving Loans	Total
Commercial:
Commercial and industrial
Pass	17,359		$9,286	$8,665	$2,960	$2,604	$7,774	$16,044	$64,692
Watch	899		390	345	65	169	0	1,475	3,343
Special Mention	0		506	22	0	0	0	471	999
Substandard	353		54	0	270	9	0	0	686
Doubtful	0		0	0	0	0	0	0	0
Total Commercial and industrial	$18,611		$10,236	$9,032	$3,295	$2,782	$7,774	$17,990	$69,720
Agricultural:
Pass	$3,008		$3,096	$6,427	$6,235	$261	$196	$57,020	$76,243
Watch	32		70	74	168	0	524	2,117	2,985
Special Mention	148		782	0	90	0	0	329	1,349
Substandard	0		0	0	0	0	0	0	0
Doubtful	0		0	0	0	0	0	0	0
Total Agricultural	$3,188		$3,948	$6,501	$6,493	$261	$720	$59,466	$80,577
Other
Pass	$0		$0	$0	$0	$0	$0	$0	$0
Watch	0		0	0	0	0	0	0	0
Special Mention	0		0	0	0	0	0	0	0
Substandard	0		0	0	0	0	0	0	0
Doubtful	0		0	0	0	0	0	0	0
Total Other	$0	$		$0	$0	$0	$0	$0	$0
Real Estate
Commercial
Pass	$58,904		$68,080	$125,841	$64,969	$47,115	$104,386	$11,231	$480,526
Watch	3,765		3,857	9,916	12,514	1,792	13,332	6,460	51,636
Special Mention	0		0	0	215	0	1,008	35	1,258
Substandard	0		2,525	0	1,341	460	687	377	5,390
Doubtful	0		0	0	0	0	0	0	0
Total Commercial	$62,669		$74,462	$135,757	$79,039	$49,367	$119,413	$18,103	$538,810
Consumer
Pass	$48,876		$65,610	$89,293	$49,563	$24,547	$61,346	$24,147	$363,382
Watch	5,687		4,325	828	3,950	2,460	3,337	1,314	21,901
Special Mention	0		97	67	0	78	0	0	242
Substandard	0		0	423	43	0	464	20	950
Doubtful	0		0	0	0	0	0	0	0
Total Consumer	$54,563		$70,032	$90,611	$53,556	$27,085	$65,147	$25,481	$386,475

F-28

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

December 31,	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Real Estate Continued):
Agricultural
Pass	$12,755	$15,988	$30,714	$28,249	$11,761	$44,010	$16,528	$160,005
Watch	0	1,393	1,800	0	1,323	3,560	0	8,076
Special Mention	0	0	0	0	340	1,148	690	2,178
Substandard	0	142	0	0	0	0	0	142
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$12,755	$17,523	$32,514	$28,249	$13,424	$48,718	$17,218	$170,401
Construction and land:
Pass	$9,734	$4,020	$938	$603	$578	$3,426	$219	$19,518
Watch	0	507	1,740	0	0	0	76	2,323
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Construction and land	$9,734	$4,527	$2,678	$603	$578	$3,426	$295	$21,841
Consumer
Installment
Pass	$1,416	$910	$507	$514	$313	$449	$47	$4,156
Watch	7	0	9	22	0	2	0	40
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$1,423	$910	$516	$536	$313	$451	$47	$4,196
Vehicle
Pass	$1,225	$948	$670	$165	$36	$0	$0	$3,044
Watch	0	0	0	0	1	0	0	1
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	64	10	0	0	0	0	74
Doubtful	0	0	0	0	0	0	0	0
Total Vehicle	$1,225	$1,012	$680	$165	$37	$0	$0	$3,119
Credit cards
Pass	$1,270	0	0	0	0	0	0	$1,270
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Credit Cards	$1,270	$0	$0	$0	$0	$0	$0	$1,270
Total Loans
Pass	$154,547	$167,938	$263,055	$153,258	$87,215	$221,587	$125,236	$1,172,836
Watch	10,390	10,542	14,712	16,719	5,746	20,755	11,442	90,306
Special Mention	148	1,385	89	305	418	2,156	1,525	6,026
Substandard	353	2,785	433	1,654	469	1,151	396	7,241
Doubtful	0	0	0	0	0	0	0	0
Total	$165,438	$182,650	$278,289	$171,936	$93,848	$245,649	$138,599	$1,276,409

F-29

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The following table presents the credit risk profile of the Company’s loan portfolio (excluding loans in process and deferred loan fees) based on rating category and year of origination as of December 31, 2023.

December 31,	2023	2022		2021	2020	2019	Prior	Revolving Loans	Total
Commercial:
Commercial and industrial
Pass	$19,492		$12,939	$5,555	$4,739	$4,657	$5,003	$14,905	$67,290
Watch	1,418		943	207	171	102	18	6,993	9,852
Special Mention	11		0	0	53	0	0	460	524
Substandard	136		0	316	0	0	0	0	452
Doubtful	0		0	0	0	0	0	0	0
Total Commercial and industrial	$21,057		$13,882	$6,078	$4,963	$4,759	$5,021	$22,358	$78,118
Agricultural:
Pass	$4,129		$8,787	$9,187	$491	$609	$116	$47,539	$70,858
Watch	60		100	350	3	45	603	2,324	3,485
Special Mention	811		0	0	0	0	0	180	991
Substandard	0		0	0	0	0	0	0	0
Doubtful	0		0	0	0	0	0	0	0
Total Agricultural	$5,000		$8,887	$9,537	$494	$654	$719	$50,043	$75,334
Other
Pass	$0		$0	$0	$0	$0	$0	$0	$0
Watch	0		0	0	0	0	0	0	0
Special Mention	0		0	0	0	0	0	0	0
Substandard	0		0	32	0	0	0	0	32
Doubtful	0		0	0	0	0	0	0	0
Total Other	$0	$		$32	$0	$0	$0	$0	$32
Real Estate
Commercial
Pass	$82,468		$130,636	$72,322	$50,202	$23,306	$98,019	$11,453	$468,406
Watch	4,882		5,118	9,649	565	3,588	9,706	2,092	35,600
Special Mention	0		0	224	460	0	442	40	1,166
Substandard	1,202		162	1,685	0	434	932	101	4,516
Doubtful	0		0	0	0	0	0	0	0
Total Commercial	$88,552		$135,916	$83,880	$51,227	$27,328	$109,099	$13,686	$509,688
Consumer
Pass	$81,704		$95,716	$57,205	$27,779	$11,633	$63,789	$22,303	$360,129
Watch	3,226		826	2,425	2,285	309	3,178	624	12,873
Special Mention	0		71	0	82	0	0	0	153
Substandard	0		65	0	0	0	778	0	843
Doubtful	0		0	0	0	0	0	0	0
Total Consumer	$84,930		$96,678	$59,630	$30,146	$11,942	$67,745	$22,927	$373,998

F-30

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

December 31,	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
Real Estate Continued):
Agricultural
Pass	$18,163	$34,193	$30,433	$12,464	$6,517	$42,944	$18,585	$163,299
Watch	1,422	1,184	14	1,404	733	4,880	80	9,717
Special Mention	0	0	0	354	418	171	0	943
Substandard	4,590	0	0	0	0	0	0	4,590
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$24,175	$35,377	$30,447	$14,222	$7,668	$47,995	$18,665	$178,549
Construction and land:
Pass	$13,463	$14,058	$7,891	$3,747	$1,750	$6,161	$0	$47,070
Watch	0	0	815	0	0	366	130	1,311
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Construction and land	$13,463	$14,058	$8,706	$3,747	$1,750	$6,527	$130	$48,381
Consumer
Installment
Pass	$1,905	$773	$698	$423	$275	$430	$37	$4,541
Watch	0	4	27	0	0	4	0	35
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	13	0	0	2	1	0	16
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$1,905	$790	$725	$423	$277	$435	$37	$4,592
Vehicle
Pass	$1,835	$1,233	$384	$119	$28	$16	$0	$3,615
Watch	0	0	0	6	0	0	0	6
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	33	0	0	0	0	33
Doubtful	0	0	0	0	0	0	0	0
Total Vehicle	$1,835	$1,233	$417	$125	$28	$16	$0	$3,654
Credit cards
Pass	$1,256	0	0	0	0	0	0	$1,256
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Credit Cards	$1,256	$0	$0	$0	$0	$0	$0	$1,256
Total Loans
Pass	$224,415	$298,335	$183,675	$99,964	$48,775	$216,478	$114,822	$1,186,464
Watch	11,008	8,175	13,487	4,434	4,777	18,755	12,243	72,879
Special Mention	822	71	224	949	418	613	680	3,777
Substandard	5,928	240	2,066	0	436	1,711	101	10,482
Doubtful	0	0	0	0	0	0	0	0
Total	$242,173	$306,821	$199,452	$105,347	$54,406	$237,557	$127,846	$1,273,602

F-31

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The following table presents the amortized cost basis of loans on nonaccrual status and loans past due over 89 days still accruing as of December 31, 2024:

2024	Nonaccrual	Nonaccrual With No ACL	Loans Past Due Over 89 Days and Still Accruing

Commercial:
Commercial	$279	$9	$0
Agricultural	0	0	0
Real estate:
Commercial real estate	2,974	477	353
Agricultural real estate	0	0	0
Consumer real estate	292	292	193
Consumer:
Installment	24	0	49

Total	$3,569	$778	$595

The following table presents the amortized cost basis of loans on nonaccrual status and loans past due over 89 days still accruing as of December 31, 2023:

2023	Nonaccrual	Nonaccrual With No ACL	Loans Past Due Over 89 Days and Still Accruing

Commercial:
Commercial	$316	$0	$7
Agricultural	0	0	0
Real estate:
Commercial real estate	1,355	1,355	510
Agricultural real estate	0	0	4,590
Consumer real estate	105	103	144
Consumer:
Installment	1	1	31

Total	$1,777	$1,459	$5,282

F-32

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

Loan aging information by class of loan for the years ended December 31:

	Loans Past Due	Loans Past Due	Total
2024	30-89 Days	90+ Days	Past Due

Commercial:
Commercial	$97	$9	$106
Agricultural	211	0	211
Real estate:
Commercial real estate	385	3,327	3,712
Agricultural real estate	1,613	0	1,613
Consumer real estate	2,848	375	3,223
Consumer:
Installment	164	73	237

Total	$5,318	$3,784	$9,102

	Loans Past Due	Loans Past Due	Total
2023	30-89 Days	90+ Days	Past Due

Commercial:
Commercial	$191	$141	$332
Agricultural	22	0	22
Real estate:
Commercial real estate	1,396	1,825	3,221
Agricultural real estate	490	4,590	5,080
Consumer real estate	2,216	144	2,360
Consumer:
Installment	124	31	155

Total	$4,439	$6,731	$11,170

The following table represents collateral dependent loans. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral. The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of December 31:

2024	Commercial	Real Estate	Vehicle	Total

Commercial and industrial	$324	$0	$0	$324
Commercial other	0	0	0	0
Consumer vehicle	0	0	74	74
Consumer other	0	0	0	0
Agricultural real estate	0	142	0	142
Commercial real estate	375	5,303	0	5,678
Residential real estate	0	1,040	0	1,040

Totals	$699	$6,485	$74	$7,258

F-33

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of December 31:

2023	Commercial	Real Estate	Vehicle	Total

Commercial and industrial	$353	$99	$0	$452
Commercial other	0	0	33	33
Consumer vehicle	0	0	33	33
Consumer other	0	0	16	16
Agricultural real estate	0	4,590	0	4,590
Commercial real estate	0	4,516	0	4,516
Residential real estate	0	843	0	843

Totals	$353	$10,048	$82	$10,483

The Company had no loans modified to borrowers experiencing financial difficulty as of and during the year ended December 31, 2024 and 2023.

The current fiscal year-to-date gross charge-offs by loan class and year of origination is presented in the following table:

December 31,	2024	2023	2022	2021	Prior	Revolving Loans	Total

Commercial and industrial	$0	$22	$1	$0	$0	$0	$23
Commercial agricultural	0	0	0	0	0	0	0
Commercial other	0	0	0	0	0	0	0
Real estate commercial	0	0	28	0	0	0	28
Real estate consumer	0	0	0	0	0	0	0
Real estate agricultural	0	0	0	0	0	0	0
Real estate construction and land	0	0	0	0	0	0	0
Consumer vehicle	0	0	0	0	0	0	0
Consumer other	82	5	3	0	0	0	90
Credit cards	0	1	1	3	18	0	23
Total current- period gross charge-offs	$82	$28	$33	$3	$18	$0	$164

F-34

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The December 31, 2023 fiscal year-to-date gross charge-offs by loan class and year of origination is presented in the following table:

December 31,	2023	2022	2021	2020	Prior	Revolving Loans	Total

Commercial and industrial	$0	$0	$0	$0	$1	$0	$1
Commercial agricultural	0	0	0	0	0	0	0
Commercial other	0	0	0	0	0	0	0
Real estate commercial	0	148	0	0	0	0	148
Real estate consumer	58	3	2	0	0	0	63
Real estate agricultural	0	0	0	0	0	0	0
Real estate construction and land	0	0	0	0	0	0	0
Consumer vehicle	0	0	0	0	0	0	0
Consumer other	0	0	0	0	0	0	0
Credit cards	0	0	9	2	11	0	22
Total current- period gross charge-offs	$58	$151	$11	$2	$12	$0	$234

(5)	Servicing:

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates.

Mortgage loans serviced for others as of December 31, 2024 and 2023 were approximately $487,578 and $511,688, respectively. Custodial escrow balances maintained in conjunction with serviced loans and included in cash and due from banks were approximately $3,152 and $2,921 at December 31, 2024 and 2023, respectively.

At December 31, 2024 and 2023, mortgage servicing rights, net of amortization, totaled approximately $790, and $1,237, respectively, and are carried as other assets. The fair value of mortgage servicing rights approximated $5,274, $5,776, and $5,930 at December 31, 2024, 2023, and 2022, respectively. The mortgage servicing rights are applicable only to the Bank and evaluated and measured for impairment as a single class.

The following summarizes the activity pertaining to mortgage servicing rights, which is included in other assets, for the years ended December 31:

	2024	2023

Mortgage servicing rights:
Balance at beginning of year	$1,237	$2,050
Mortgage servicing rights new/capitalized	218	181
Mortgage servicing rights amortized	(665)	(994)

Balance at end of year	$790	$1,237

F-35

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(6)	Mortgage Banking Commitments:

The Company enters into commitments to fund residential mortgage loans (interest rate lock commitments, or IRLC) at specified times in the future, with the intention that these loans will be subsequently sold to third-party investors. A mortgage loan commitment binds the Company to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the interest rate lock. These mortgage loan commitments are considered to be derivatives. As of December 31, 2024 and 2023, the Company had approximately $16,121 and $16,626, respectively, in interest rate lock commitments outstanding.

To protect against the price risk inherent in derivative loan commitments, the Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. During 2024 and 2023, the Mortgage Banking Company used both “best efforts” and “mandatory delivery” and the Bank used “mandatory delivery” forward loan sale commitments. To facilitate the hedging of the loans, the Company has elected the fair value option for loans held for sale. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due nor on non-accrual as of December 31, 2024.

As of December 31, 2024 and 2023, the aggregate fair value, contractual balance, and gain or loss were as follows:

	2024	2023
Aggregate fair value	$9,010	$10,189
Contractual balance	8,825	9,759

Gain	$185	$430

Changes in the fair value of loans held for sale, interest rate lock commitments and forward contracts are recorded in mortgage banking income in noninterest income.

Best efforts sale commitments are contracts to deliver certain mortgage loans to third-party investors at a specified date and price only if the underlying loan is funded. At December 31, 2024 and 2023, the Company had approximately $4,050 and $2,787, respectively, in best effort forward sale commitments outstanding.

Mandatory forward sale commitments are contracts to deliver a certain principal amount of mortgage loans to a third-party investor at a specified date and price. If the contractual amount of mortgages are not delivered, then a “pair-off fee” is assessed based on then-current market prices. At December 31, 2024 and 2023, the Company had approximately $19,814 and $23,812, respectively, in mandatory forward sale commitments outstanding.

F-36

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(6)	Mortgage Banking Commitments (continued):

The following table provides the components of income from mortgage banking activities for the year ended December 31, 2024 and 2023:

	2024	2023

Gain on loans sold	$10,290	$8,930
Gain (loss) resulting from the change in fair value of loans held-for-sale	(245)	277
Gain (loss) resulting from the change in fair value of derivatives	(183)	217
Gain (loss) resulting from the change in forward contracts	62	(129)

Total	$9,924	$9,295

The fair value of mortgage banking derivatives reported as assets and included in other assets was approximately $188 and $371 at December 31, 2024 and 2023, respectively. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income.

The Company also enters into over-the-counter contracts for the future delivery of mortgage-backed securities. These contracts are fair value hedges, which are also used to offset the interest rate risk related to granting interest rate locks. It is the Company’s practice not to deliver on these contracts for future delivery of mortgage-backed securities. Instead, these contracts are settled with a “pair-off” that is assessed based on then-current market prices. The notional amounts of these contracts were $31,000 and $43,000 as of December 31, 2024 and 2023, respectively. The fair value of these contracts included in other assets and liabilities was approximately $62 and $(129) as of December 31, 2024 and 2023, respectively. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income.

The IRLCs and forward contracts are not designed as accounting hedges and are recorded at fair value with changes in fair value reflected in noninterest income on the consolidated statements of income. The fair value of derivative instruments with a positive fair value are reported in other assets in the consolidated balance sheets, while derivative instruments with a negative fair value are reported in other liabilities in the consolidated balance sheets.

F-37

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(6)	Mortgage Banking Commitments (continued):

The following table presents the notional amount and fair value of IRLCs and forward contracts utilized by the Company at December 31:

Asset Derivatives

	2024		2023
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives not designated as hedging instruments:
IRLCs	$16,121	$188	$16,626	$371
Forward contracts	31,000	62	0	0

Liability Derivatives

	2024		2023
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives not designated as hedging instruments:
Forward contracts	$0	$0	$43,000	$(129)

Fair values of IRLCs and forward contracts were estimated using changes in mortgage interest rates from the date the Company entered into the IRLC and the balance sheet date.

The following table summarizes the periodic changes in the fair value of the derivative financial instruments on the consolidated statements of income for the twelve months ended December 31:

Amount of (loss)/gain recognized in the twelve months ended:

	2024	2023

Asset Derivatives
Derivatives not designated as hedging instruments
IRLCs	$(183)	$217
Forward contracts	(191)	171

F-38

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(7)	Bank Premises and Equipment:

The cost of bank premises and equipment and the total accumulated depreciation at December 31 is as follows:

	2024	2023

Land	$7,993	$7,993
Buildings and improvements	28,754	27,984
Furniture and equipment	7,254	7,113
	44,001	43,090
Less accumulated depreciation	(18,657)	(17,305)

	$25,344	$25,785

(8)	Foreclosed Assets:

Foreclosed assets consist of the following at December 31:

	2024	2023

Commercial real estate	920	101

Total	$920	$101

Residential real estate loans that are in the process of foreclosure totaled $221 and $137 at December 31, 2024 and 2023, respectively. Commercial real estate loans that are in the process of foreclosure totaled $611 and $4,590 at December 31, 2024 and 2023, respectively.

(9)	Income Taxes:

The following table reflects the allocations of federal and state income taxes between current and deferred portions for the years ended December 31:

	2024	2023
Federal tax expense (benefit):
Current tax expense	$2,470	$2,303
Deferred tax (benefit)	(171)	(97)
	2,299	2,206
State tax expense:
Current tax expense	1,187	1,161
Deferred tax (benefit)	(58)	(35)
	1,129	1,126

Provision for income tax	$3,428	$3,332

F-39

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(9)	Income Taxes (continued):

A reconciliation of the differences between the statutory federal income tax rate and the effective tax rates with the resulting dollar amounts for the years ending December 31 is shown in the following table:

	2024		2023
		% of		% of
	Dollar	Pretax	Dollar	Pretax
	Amount	Income	Amount	Income

Income tax at statutory rate	$2,910	21%	$2,809	21%
Tax-exempt interest income	(331)	(2)	(361)	(3)
State taxes, net of federal benefit	892	6	889	7
Other	(43)	0	(5)	0

	$3,428	25%	$3,332	25%

The components of the net deferred tax assets included in other liabilities are as follows at December 31:

	2024	2023
Deferred tax assets:
Allowance for credit losses and warranty reserve	$4,330	$4,819
Unfunded commitment	278	235
Deferred compensation	1,605	1,594
Securities available-for-sale	4,068	4,406
Compensated absences and other	1,314	1,106
	11,595	12,160
Deferred tax liabilities:
Property and equipment	(2,657)	(2,880)
Mortgage servicing rights	(204)	(331)
Acquisition accounting differences	(277)	(284)
Other	(299)	(398)
	(3,437)	(3,893)

	$8,158	$8,267

At December 31, 2024, the Company had federal net operating loss carryforwards of approximately $36, which expire at various dates from 2025 to 2026. Deferred tax assets are recognized for net operating losses because the benefit is more likely than not to be realized.

The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months, and there is no reserve for uncertain tax positions.

With few exceptions, the Company is no longer subject to federal or state examinations by tax authorities for years before 2021.

F-40

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(10)	Employee Benefit Plans:

The Bank and Mortgage Banking Company sponsor a 401(k) profit-sharing plan, covering substantially all full-time employees who meet eligibility requirements. The Bank and Mortgage Banking Company make discretionary contributions as approved annually by their respective Boards of Directors. The total amounts contributed and charged to expense by the Company were approximately $1,680 and $1,757 for the years ended December 31, 2024 and 2023, respectively.

The Bank has deferred compensation agreements with certain officers and directors. The accrued benefits were approximately $5,692 and $5,591 at December 31, 2024 and 2023, respectively, and the related expense for the years then ended was $481 and $401, respectively. The Bank has purchased life insurance contracts to assist in providing for these liabilities. The Bank is the owner and beneficiary of the life insurance policies, which provide an aggregate death benefit of approximately $44,272 and $44,143 at December 31, 2024 and 2023, respectively. These policies had cash surrender values of approximately $20,269 and $19,728 at December 31, 2024 and 2023, respectively.

(11)	Commitments and Contingencies:

Loan commitments:

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, credit lines, letters of credit, and overdraft protection. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and issuing letters of credit as it does for on-balance-sheet instruments.

A summary of the contract amount of the Bank’s exposure to off-balance-sheet risk as of December 31 is approximately as follows:

	2024	2023

Commitments to extend credit	$218,871	$240,387
Committed credit-card lines	6,387	8,431
Standby letters of credit	6,737	2,053
	$231,995	$250,871

F-41

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(11)	Commitments and Contingencies (continued):

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $16,121 at December 31, 2024, with the remainder at floating market rates. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, crops, livestock, property and equipment, residential real estate, and income-producing commercial properties. Credit-card commitments are unsecured.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit are considered financial guarantees under FASB guidance. The fair value of these financial guarantees is considered immaterial.

Contingencies:

Various legal claims arise from time to time in the normal course of business, which in the opinion of management will have no material effect on the Company’s consolidated financial statements.

(12)       Federal Home Loan Bank Advances and Other Borrowings:

Federal Home Loan Bank advances and letters of credit:

The Bank has a master contract agreement with the Federal Home Loan Bank (FHLB) which provides for borrowing up to the maximum of 76% of the book value of the Bank’s 1-4 family real estate loans, 62% of the book value of the Bank’s revolving home equity lines of credit, 62% of the book value of the Bank’s 1-4 family second mortgages, 62% of the book value of the Bank’s secured farmland loans, 73% of the book value of the multi-family loans and the amount of the Bank’s securities pledged, and 73% of the commercial real estate first-lien loans. The total carrying value of the Bank’s assets pledged for FHLB advances was approximately $892,193 and $874,982 at December 31, 2024 and 2023, respectively. At December 31, 2024, the Bank’s available and unused portion of this borrowing agreement totaled approximately $483,639, based on collateral pledged. The Bank may, however, have to purchase additional FHLB stock to support future draws.

F-42

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(12)       Federal Home Loan Bank Advances and Other Borrowings (continued):

Federal Home Loan Bank advances and letters of credit (continued):

Variable rate advances are due on demand and interest is payable monthly. Various advances were obtained from the FHLB with total outstanding balances of $0 at December 31, 2024 and 2023.

Fixed rate advances are due at the maturity date, with a prepayment penalty applying and interest payable monthly. Various advances were obtained from the FHLB with a total outstanding balance of $67,917 and various interest rates from 0.00% to 5.08% at December 31, 2024 and a total outstanding balance of $116,000, with various interest rates from 4.65% to 5.47% at December 31, 2023.

The Bank had four letters of credit totaling $66,045 at December 31, 2024, with maturity dates through May 2025.

Federal Reserve Bank Discount Window:

The Bank maintains an operating line of credit with the Federal Reserve Bank Discount Window that is secured by commercial and agricultural loans. As of December 31, 2024 and 2023, the balance owed on the line was $0. The Bank was eligible to borrow up to approximately $85,839 and $86,546, based on collateral of approximately $111,238 and $112,754 at December 31, 2024 and 2023, respectively.

At December 31, 2024, the scheduled maturities of Federal Home Loan Bank advances are as follows:

2024

2025	$50,000
2026	15,000
2027	2,917
$67,917

Bankers’ Bank Borrowings:

During October 2023, Tri-County Financial Group entered into an operating line of credit with Bankers’ Bank for $10,000 at a variable interest rate based upon the Wall Street Journal Prime Rate (8.50% prime interest rate at December 31, 2023). The note is secured by 52,200 shares of the common stock of First State Bank, representing 100% of the issued and outstanding capital stock of the Bank. As of December 31, 2023, the balance owed on the line was $0. The line of credit matured on October 29, 2024 and was renewed with a maturity date of October 29, 2026 at a variable interest rate based upon the Wall Street Journal Prime Rate, less 0.250 percentage points (7.50% prime interest rate at December 31, 2024). The note is secured by the same terms and the balance owed on the line was $0 at December 31, 2024. There were no draws on the operating line of credit at any point during the years ended December 31, 2024 and 2023.

F-43

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(13)	Securities Sold Under Agreements to Repurchase:

The agreements to repurchase securities require the Company (seller) to repurchase identical securities as those that are sold. The securities underlying the agreements were under the Company’s control. Information about the repurchase agreements at December 31 follows:

2024
Remaining Contractual Maturity of the Agreements
Overnight and Continuous
Repurchase agreements secured by:
U.S. Government sponsored agencies	$12,271
Mortgage-backed – residential	5,304
Collateralized mortgage obligations (CMOs)	5,104

Total securities sold under agreements to repurchase	$22,679

2023
Remaining Contractual Maturity of the Agreements
Overnight and Continuous
Repurchase agreements secured by:
U.S. Government sponsored agencies	$12,162
Mortgage-backed – residential	4,205
Collateralized mortgage obligations (CMOs)	6,121

Total securities sold under agreements to repurchase	$22,488

The maximum amount of outstanding agreements at any month end during 2024 and 2023 totaled $31,640 and $31,023, respectively, and the monthly average of such agreements totaled $22,551 and $21,821 for 2024 and 2023, respectively.

(14)	Subordinated Debentures:

In October 2021, the Company issued $10,000 in subordinated debentures bearing interest of 3.50% annually until October 15, 2026 at which time the rate will reset quarterly to an interest rate per year equal to the then current three-month SOFR, plus 266 basis points. The debt requires semi-annual interest payments until October 15, 2026, followed by quarterly interest payments until maturity. The Company may redeem the subordinate debentures, in whole or in part, on or after October 15, 2026, at 100% of the principal amount, plus accrued but unpaid interest and additional interest, if any. The subordinated debentures mature on October 15, 2031.

F-44

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(14)	Subordinated Debentures (continued):

At December 31, 2024 and 2023, subordinated debentures are as follows:

	2024		2023
	Principal	Unamortized Debt Issuance Costs	Principal	Unamortized Debt Issuance Costs

Subordinated debentures, due 2031 and 2026, respectively	$10,000	$166	$10,000	$190

Amortization of debt issuance costs recognized totaled $24 and $25 for the years ended December 31, 2024 and 2023, respectively. The remaining annual amortization expense is as follows:

2025	$24
2026	24
2027	24
2028	24
2029	24
Thereafter	46

Total	$166

(15)	Deposits:

At December 31, 2024, the scheduled maturities of time deposits are as follows:

2025	$439,351
2026	34,325
2027	23,855
2028	1,886
2029	1,821

Total	$501,238

Brokered certificates were $49,223 and $71,088 at December 31, 2024 and 2023, respectively.

The aggregate amounts of time deposits (including certificates of deposit) in denominations that meet or exceed the FDIC insurance limit of $250 were approximately $131,874 and $125,609 as of December 31, 2024 and 2023, respectively.

F-45

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(16)	Transactions with Related Parties:

Certain directors, executive officers, and principal shareholders of the Company, and their related interests, had loans outstanding in the aggregate amounts of approximately $7,494 and $9,234 at December 31, 2024 and 2023, respectively. During the year ended December 31, 2024, total principal additions were $15,975 and total principal payments were $17,715. Changes in related party composition during the year totaled an increase of $0.

Deposit accounts with related parties totaled approximately $6,272 and $4,417 at December 31, 2024 and 2023, respectively.

In management’s opinion, such loans and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

(17)	Stock-Compensation Plans:

The Company has a stock-option plan, which provides for grants of incentive stock options to employees and non-qualified stock options to non-employee directors whereby shares of common stock are made available for purchase. The maximum number of shares available for issuance under the Plan is 10.0% of the total shares of stock outstanding at any time. The Company has a policy of using previously authorized, but unissued shares of common stock to satisfy stock option exercises. Currently, the Company has a sufficient number of authorized common shares to satisfy expected stock option exercises.

Under the agreements, the exercise price of each option equals the market price of the Company’s stock on the grant date. The maximum term of each option is ten years. The options vest on the third anniversary of the grant date.

For the years ended December 31, 2024 and 2023, the Company recognized approximately $161 and $247 in compensation expense for stock options, respectively. The total income tax benefit recognized was $8 and $12 for the years ended December 31, 2024 and 2023.

As of December 31, 2024, stock-based compensation expense, net of anticipated tax effects, not yet recognized totaled $153 and is expected to be recognized over a weighted-average remaining period of 1 year.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

F-46

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(17)	Stock-Compensation Plans (continued):

No options were granted in 2024 or 2023.

The total intrinsic value of options exercised during the years ended December 31, 2024 and 2023 was $234 and $120, respectively.

The following table summarizes the activity of options granted, exercised or forfeited for the year ended December 31, 2024:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	2024	Price	Term	Value

Shares under option, beginning of year	180,930	$39.70	6.52	$1,059
Granted during the year	0	0
Forfeited and canceled during the year	(2,425)	44.68
Exercised during the year	(17,010)	28.26		234

Shares under option, end of year	161,495	$40.83	6.02	$891

Options exercisable, end of year	95,495	$36.22	4.66	$863

The following table summarizes the activity for non-vested options for the year ended December 31, 2024:

		Weighted
		Average
	Number of	Market Value
	Options	at Grant

Non-vested options, December 31, 2023	77,600	$47.50
Granted during the year	0	0
Vested during the year	(9,175)	47.50
Forfeited or expired during the year	(2,425)	44.68

Non-vested options, December 31, 2024	66,000	$47.50

F-47

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(17)	Stock-Compensation Plans (continued):

The following table summarizes information about stock options outstanding at December 31, 2024:

	Number		Number
	Outstanding	Remaining	Exercisable
Exercise Price	At December 31, 2024	Contractual Life	At December 31, 2024

$26.00	24,245	2	24,245
$42.20	28,400	4	28,400
$34.00	30,050	6	30,050
$47.50	78,800	8	12,800
	161,495		95,495

(18)	Minimum Capital Requirements:

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2024 and 2023, the Bank met all capital-adequacy requirements to which they are subject.

As of December 31, 2024, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum Common Equity Tier 1 risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since December 31, 2024 that management believes have changed this categorization.

F-48

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(18)	Minimum Capital Requirements (continued):

The actual capital amounts and ratios for the Bank are also presented in the following table as of December 31, 2024 and December 31, 2023:

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2024:
Common equity Tier 1 capital (to Risk-Weighted Assets) Bank	$155,252	13.4%	$	>52,170	>4.5%	$	>75,357	>6.5%
Total Capital (to Risk-Weighted Assets) Bank	$167,534	14.5%	$	>92,747	>8.0%	$	>115,934	>10.0%
Tier-I Capital (to Risk-Weighted Assets) Bank	$155,252	13.4%	$	>69,560	>6.0%	$	>92,747	>8.0%
Tier-I Capital (To Average Assets) Bank	$155,252	10.3%	$	>60,519	>4.0%	$	>75,648	>5.0%

As of December 31, 2023:
Common equity Tier 1 capital (to Risk-Weighted Assets) Bank	$149,025	12.9%	$	>52,144	>4.5%	$	>75,319	>6.5%
Total Capital (to Risk-Weighted Assets) Bank	$161,772	14.0%	$	>92,701	>8.0%	$	>115,876	>10.0%
Tier-I Capital (to Risk-Weighted Assets) Bank	$149,025	12.9%	$	>69,526	>6.0%	$	>92,701	>8.0%
Tier-I Capital (To Average Assets) Bank	$149,025	9.8%	$	>60,792	>4.0%	$	>75,989	>5.0%

Consolidated capital amounts and ratios are not presented as they are not required for consolidated entities less than $3 billion in assets and the Bank comprises approximately 90% of the consolidated assets of the Company.

The Basel III Capital Rules were fully phased in on January 1, 2020 and require the Bank to maintain: 1) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5%, plus a 2.5% “capital conservation buffer” (resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 7.0%); 2) a minimum ratio of Tier 1 capital ratio of 8.5%); 3) a minimum ratio of total capital to risk-weighted assets of 8.0%, plus the capital conservation buffer resulting in a minimum total capital ratio of 10.5%); and 4) a minimum Leverage Ratio of 4.0%. The net unrealized gain or loss on available-for-sale debt securities is not included in computing regulatory capital.

F-49

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(18)	Minimum Capital Requirements (continued):

The payment of dividends by the Bank would be restricted if the Bank does not meet the minimum Capital Conservation Buffer as defined by Basel III regulatory capital guidelines and/or if, after payment of the dividend, the Bank would be unable to maintain satisfactory regulatory capital ratios.

The Mortgage Banking Company is also subject to capital requirements in connection with its mortgage banking activities.  Failure to maintain minimum capital requirements could result in the Mortgage Banking Company’s inability to originate mortgage loans for the respective investor and therefore could have a direct material effect on the Mortgage Banking Company’s financial statements.

The Mortgage Banking Company’s actual adjusted capital amounts and the minimum amounts required for capital adequacy purposed in accordance with the guidelines as required by the U.S. Department of Housing and Urban Development (HUD) for Non-Supervised Mortgagees as of December 31 are as follows:

	Actual Adjusted Capital	Minimum Capital Requirements

As of December 31, 2024:
HUD	$10,234	$1,013
As of December 31, 2023:
HUD	$11,933	$1,060

(19)	Intangible Assets:

The following is a summary of intangible assets at December 31:

	2024		2023
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Subject to amortization -
Core deposit intangible	$900	$796	$900	$773
Customer list	349	349	349	349
Total	$1,249	$1,145	$1,249	$1,122

Goodwill is not subject to amortization and was $8,596 as of December 31, 2024 and 2023.

F-50

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(19)	Intangible Assets (continued):

Amortization expense recognized on all amortizable intangibles totaled $23 and $35 for the years ended December 31, 2024 and 2023, respectively. The remaining annual amortization expense is as follows:

2025	$22
2026	21
2027	20
2028	19
2029	18
Thereafter	4

Total	$104

(20)	Earnings Per Common Share:

For the years ended December 31 earnings per common share has been computed based on the following:

	2024	2023

Net income	$10,429	$10,045

Income available to common stockholders	$10,429	$10,045

Average number of common shares outstanding used to calculate basic earnings per common share	2,412,573	2,454,027

Effect of dilutive securities:
Stock options	26,182	27,316
	26,182	27,316

Average number of common shares outstanding used to calculate diluted earnings per common share	2,438,755	2,481,343

Stock options for 78,800 and 80,400 shares of the Company’s common stock were not considered in computing diluted earnings per common share for the years ended December 31, 2024 and 2023, respectively, because they were anti-dilutive.

F-51

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(21)	Fair Value Measurements:

Accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard describes three levels of inputs that may be used to measure fair value:

●	Level 1: Quoted prices (unadjusted) or identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

●	Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

●	Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of valuation methodologies used for assets recorded at fair value:

Debt securities available for sale: The fair values of the Company’s debt securities available for sale are primarily determined by quoted prices in active markets (Level 1) and matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific debt securities, but rather by relying on the debt securities’ relationship to other benchmark quoted securities. The values determined by matrix pricing are considered Level 2 fair value measurements.

Mortgage loans held for sale: The fair values of the Company’s mortgage loans held for sale are based on quotes from third party investors.

Derivatives: Derivatives instruments such as interest rate lock commitments and forward contracts are valued by means of pricing models based on readily observable market parameters such as interest rate yield curves and option pricing volatilities.

Collateral-dependent impaired loans: The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. The fair value of collateral dependent impaired loans is generally based on recent real estate appraisals. Adjustments are routinely made in the appraisal process by independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification. Non-real estate collateral may be valued using an appraisal, net book value of the borrower’s financial statements or aging reports, adjusted or discounted based on management’s expertise and knowledge of the borrower and borrower’s business. Fair value measurements prepared internally are based on management’s comparisons to sales of comparable assets, but include significant unobservable data and are therefore considered Level 3 measurements.

F-52

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(21)	Fair Value Measurements (continued):

Foreclosed assets: Real estate acquired through or in lieu of loan foreclosure is not measured at fair value on a recurring basis. However, other real estate is initially measured at fair value (less estimated costs to sell) when it is acquired and may also be measured at fair value (less estimated costs to sell) if it becomes subsequently impaired. The fair value measurement for each property must be obtained from an independent appraiser or prepared internally. Fair value measurements obtained from independent appraisers generally utilize a market approach based on sales of comparable assets and/or an income approach. Such measurements are usually considered Level 2 measurements. However, management routinely evaluates fair value measurements of independent appraisers by comparing actual selling prices to the most recent appraisals. If management determines significant adjustments should be made to the independent appraisals based on these evaluations, these measurements are considered Level 3 measurements. Fair value measurements prepared internally are based on management’s comparisons to sales of comparable assets, but include significant unobservable data and are therefore considered Level 3 measurements.

The following table presents the Company’s approximate fair value hierarchy for assets measured at fair value as of December 31:

2024
		Fair Value Measurements at
		Reporting Date Using
	Total	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Assets:
Debt securities available for sale	$143,735	$24,598	$119,137
Mortgage loans held for sale	$9,011		$9,011
Derivative assets	$188		$188
Forward contracts	$62		$62

Assets measured at fair value on a non-recurring basis:
Assets:
Collateral-dependent loans, net of specific reserves	$6,460			$6,460
Foreclosed assets	$920			$920

F-53

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(21)	Fair Value Measurements (continued):

2023
		Fair Value Measurements at
		Reporting Date Using
	Total	(Level 1)	(Level 2)	(Level 3)
Assets and liabilities measured at fair value on a recurring basis:
Assets:
Debt securities available for sale	$174,846	$45,626	$129,220
Mortgage loans held for sale	$10,189		$10,189
Derivative assets	$371		$371
Liabilities:
Forward contracts	$129		$129

Assets measured at fair value on a non-recurring basis:
Assets:
Collateral-dependent loans, net of specific reserves	$92			$92

Collateral-dependent impaired loans, which are measured for impairment using the fair value of collateral, had approximate carrying values of $7,258 and $468 with specific reserves of approximately $798 and $376 as of December 31, 2024 and 2023, respectively. Losses of $0 were recognized in December 31, 2024 and 2023.

Foreclosed assets which are measured at the lower of carrying or fair value less costs to sell, had an approximate carrying amount of $920 and $0 which is comprised of the outstanding balance of approximately $920 and $0, net of an allowance for losses of $0 as of December 31, 2024 and 2023. Losses of $0 were recognized in December 31, 2024 and 2023.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31:

2024
	Fair Value	Valuation Technique	Unobservable Input	Weighted Average Discount
Assets measured at fair value on a non-recurring basis:
Collateral-dependent impaired loans, net of specific reserves	$2,039	Sales comparison approach	Appraised values	56.1%

Foreclosed assets	$920	Sales comparison approach	Appraised values	52.6%

F-54

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(21)	Fair Value Measurements (continued):

2023
	Fair Value	Valuation Technique	Unobservable Input	Weighted Average Discount
Assets measured at fair value on a non-recurring basis:
Collateral-dependent impaired loans, net of specific reserves	$92	Sales comparison approach	Appraised values	79.5%

There were no transfers between Level 1 and Level 2 during 2024 or 2023.

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined by quoted market prices; however, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or valuation techniques. Those techniques are significantly affected by assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair-value estimates may not be realized in an immediate settlement of the instrument. Accounting standards exclude certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31:

	2024
			Fair Value Measurements at
			Reporting Date Using
	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash and cash equivalents	$44,976	$44,976			$44,976
Securities available for sale	143,735	24,598	119,137		143,735
Federal Home Loan Bank stock	3,420			3,420	3,420
Mortgage held for sale	9,011		9,011		9,011
Loans, net	1,261,965			1,219,281	1,219,281
Accrued interest receivable	7,474	7,474			7,474
Mortgage servicing rights	790		5,274		5,274
Derivative assets	188		188		188
Forward commitments	62		62		62

Financial liabilities:
Deposits	$1,273,296	$865,392		$408,560	$1,273,952
FHLB advances and other borrowings	67,917			67,917	67,917
Securities sold under agreements to repurchase	22,679	22,679			22,679
Accrued interest payable	2,899	2,899			2,899

F-55

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(21)	Fair Value Measurements (continued):

	2023
			Fair Value Measurements at
			Reporting Date Using
	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash and cash equivalents	$28,018	$28,018			$28,018
Securities available for sale	174,846	45,626	129,220		174,846
Federal Home Loan Bank stock	5,765			5,765	5,765
Mortgage held for sale	10.189		10,189		10,189
Loans, net	1,257,612			1,183,062	1,183,062
Accrued interest receivable	7,572	7,572			7,572
Mortgage servicing rights	1,237		5,776		5,776
Derivative assets	371		371		371

Financial liabilities:
Deposits	$1,246,731	$862,483		$385,195	$1,247,678
FHLB advances and other borrowings	116,000			116,000	116,000
Securities sold under agreements to repurchase	22,488	22,488			22,488
Accrued interest payable	2,852	2,852			2,852
Forward commitments	129		129		129

(22)	Leases:

Lessee Arrangements

The Mortgage Banking Company leases its facilities under operating leases in Bloomington, IL; Pekin, IL; Champaign, IL; Oakbrook Terrace, IL; and Sussex, WI. The Bank leases facilities in Geneva, IL and Champaign, IL. The Company enters into leases in the normal course of business primarily for mortgage servicing centers, information technology equipment, and land for ATMs and parking lots. The Company’s leases have remaining terms ranging from one to five years, some of which include renewal or termination options to extend the lease for up to five years.

The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the Company’s balance sheet.

Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease.

F-56

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(22)	Leases (continued):

Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.

Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications as of December 31 are as follows:

Balance Sheet Classification
	2024	2023
Right-of-use assets:
Operating leases Other assets	$842	$821

Lease liabilities:
Operating leases Accrued interest payable and other liabilities	$842	$821

The total consolidated lease expense was approximately $573 and $613 for the years ended December 31, 2024 and 2023, respectively. The expense paid is the same as the amount paid.

Lease Obligations

Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2024 are as follows:

2025	$357
2026	221
2027	177
2028	144
2029	0

Total undiscounted lease payments	$899
Less: imputed interest	(57)

Net lease liabilities	$842

Supplemental Lease Information

	2024	2023
Operating lease weighted average remaining lease term (years)	3.20 years	2.25 years
Operating lease weighted average discount rate	2.02%	1.99%

F-57

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(23)	Revenue from Contracts with Customers:

All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income. The following table presents the Company’s sources of non-interest income for the twelve months ended December 31, 2024. Items outside the scope of ASC 606 are noted as such.

	2024	2023
Non-interest income
Trust department income	$268	$276
Customer-service fees
Overdraft fees	918	944
Other	326	322
Mortgage banking (1)	9,924	9,295
Insurance services	1,406	1,321
Other (2)	2,790	3,364
	$15,632	$15,522

(1) Not within the scope of ASC 606

(2) The Other category includes ATM fees, wire transfer fees, safe deposit rentals and check order fees and gain/loss on sale of OREO, totaling $2,083 and $2,692 for 2024 and 2023, respectively, which is within the scope of ASC 606; the remaining balance of $707 and $672 for 2024 and 2023, respectively, represents loan & collection income, life insurance income, and gain on sale, which is outside the scope of ASC 606.

A description of the Company’s revenue streams accounted for under ASC 606 follows:

Customer-service fees: The Company earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as ATM fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Interchange income: The Company earns interchange fees from debit and credit cardholder transactions conducted through the Visa and MasterCard payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

F-58

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(23)	Revenue from Contracts with Customers (continued):

Trust department income: The Company earns income from its contracts with trust customers to manage assets for investment and/or to transact on their accounts. These fees are primarily earned over time as the Company provides the contracted monthly or quarterly services and are generally assessed based on a tiered scale of the market value of assets under management at month-end. Fees that are transaction-based, including trade execution services, are recognized at the point in time that the transaction is executed, i.e., the trade date. Other related services are provided and the fees the Company earns, which are based on a fixed fee schedule, are recognized when the services are rendered.

Insurance services: The Company earns fees from insurance services provided to its customers. These fees are primarily earned and assessed each month as the Company provides the contracted monthly service.

Gains/Losses on Sales of OREO: The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

(24)	Segments:

The Company is divided into two reportable segments: Commercial Banking and Mortgage Banking. Commercial Banking provides a full range of loan and deposit products to individual consumers and businesses in all markets through retail lending, deposit services, online banking mobile banking, private banking, commercial lending, commercial real estate lending, agricultural lending, and other banking services. Mortgage banking provides residential mortgage banking products through five offices in Illinois and one office in Wisconsin through our Mortgage Banking Company. The majority of the loans are sold with servicing released.

Financial information for each business segment reflects that which is specifically identifiable. Income taxes are allocated based on the effective federal tax rate adjusted for any tax-exempt activity. All tax-exempt activity and provision have been fully allocated to the commercial banking segment. Measurement of performance of business segments is based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. Information presented is also not necessarily indicative of the segments’ operations if they were independent entities.

F-59

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(000s omitted except share data)

(Continued)

(24)	Segments (continued):

Principally, all of the net assets of the Company are involved in the commercial banking segment. Goodwill of approximately $6 million resulting from acquisitions has been assigned to the commercial banking segment, and goodwill of approximately $2 million has been assigned to the mortgage banking segment as a result of First State Mortgage’s formation. Assets assigned to the mortgage banking primarily consist of mortgage loans held for sale and net premises and equipment.

The Company’s chief operating decision maker is comprised of the Chief Executive Officer of the Company, the Chief Executive Officer of First State Bank, and Chief Executive Officer/Chief Operating Officer of First State Mortgage. The individuals consider net interest income, noninterest income, and budget-to-actual variances on a monthly basis for profit measures when making decisions about allocating capital and personnel to the operating segment.

Selected financial information by business segment is as follows for the year ended December 31, 2024:

2024	Commercial	Mortgage Banking	Eliminations	Total

Net interest income	$42,618	$337	$(47)	$42,908
Recovery of credit loss expense	(1,284)	0	0	(1,284)
Mortgage banking revenues	974	8,869	81	9,924
All other noninterest income	5,708	0	0	5,708
Noninterest expenses	34,437	11,686	(156)	45,967
Income (loss) before income tax expense	16,459	(2,480)	(122)	13,857
Income tax expense (benefit)	4,137	(709)	0	3,428
Net income (loss)	12,322	(1,771)	(122)	10,429

Selected financial information by business segment is as follows for the year ended December 31, 2023:

2023	Commercial	Mortgage Banking	Eliminations	Total

Net interest income	$42,322	$476	$(49)	$42,749
Recovery of credit loss expense	(850)	0	0	(850)
Mortgage banking revenues	613	8,599	83	9,295
All other noninterest income	6,227	0	0	6,227
Noninterest expenses	33,768	12,132	(156)	45,744
Income (loss) before income tax expense	16,556	(3,057)	(122)	13,377
Income tax expense (benefit)	4,170	(838)	0	3,332
Net income (loss)	12,386	(2,219)	(122)	10,045

(25)	Subsequent events:

The Company has evaluated subsequent events for recognition and disclosure through March 3, 2025, which is the date the financial statements were available to be issued.

F-60

Tri-County Financial Group, Inc. and Subsidiaries Consolidated, Unaudited Financial Statements for the Period Ended March 31, 2025 and 2024

F-61

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2025 and 2024

(000s omitted except share data)

	2025	2024

ASSETS
Cash and due from banks	$43,692	$21,372
Federal funds sold	1,842	1,353
Cash and cash equivalents	45,534	22,725
Debt securities available-for-sale, at fair value (amortized cost $160,042 and $184,539, respectively)	147,398	169,149
Federal Home Loan Bank stock, at cost	3,420	4,425
Mortgage loans held for sale	15,578	10,504
Loans, net of allowance for credit losses of $14,504 and $15,005, respectively	1,248,252	1,265,138
Bank-owned life insurance	20,409	19,858
Foreclosed assets, net	241	167
Bank premises and equipment, net	25,147	25,481
Goodwill and other intangibles	8,694	8,717
Accrued interest receivable	8,198	8,229
Other assets	13,621	15,577

Total assets	$1,536,492	$1,549,970

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Noninterest-bearing	$184,244	$181,980
Interest-bearing	1,118,700	1,102,804
Total deposits	1,302,944	1,284,784

Federal Home Loan Bank advances and other borrowings	32,917	74,500
Securities sold under agreements to repurchase	22,266	21,107
Dividends payable	609	496
Accrued interest payable and other liabilities	21,862	21,815
Subordinated debt, net of debt issuance costs of $160 and $184, respectively	9,840	9,816

Total liabilities	1,390,438	1,412,518

Commitments and Contingencies
Stockholders’ equity:
Common stock, $1 par value; 5,000,000 shares authorized; 2,388,443 and 1,956,018 shares issued and outstanding, respectively	2,388	1,955
Non-voting common stock, $1 par value; 467,500 shares authorized; 0 and 467,500 shares issued and outstanding, respectively	0	468
Additional paid-in-capital	20,956	22,429
Retained earnings	131,750	123,604
Accumulated other comprehensive loss	(9,040)	(11,004)
Total stockholders’ equity	146,054	137,452

Total liabilities and stockholders’ equity	$1,536,492	$1,549,970

See Notes to Consolidated Financial Statements.

F-62

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the quarters ended March 31, 2025 and 2024

(000s omitted except share data)

	2025	2024

Interest income:
Loans, including fees	$17,939	$17,323
Debt securities:
Taxable	582	780
Tax-exempt	371	393
Mortgage loans held for sale, including fees	289	314
Dividends	84	111
Other	265	68
Total interest income	19,530	18,989

Interest expense:
Deposits	7,132	7,075
Federal Home Loan Bank advances and other borrowings	582	1,215
Securities sold under agreements to repurchase	178	220
Total interest expense	7,892	8,510

Net interest income	11,638	10,479

Credit loss expense (recovery of credit loss expense) on loans	231	(989)
Credit loss expense (recovery of credit loss expense) on off-balance sheet credit exposures	270	(298)

Net interest income after credit loss expense	11,137	11,766

Non-interest income:
Trust department	37	44
Customer-service fees	305	277
Mortgage banking	2,178	1,765
Insurance services	409	230
Other	667	697
Total non-interest income	3,596	3,013

Non-interest expenses:
Salaries and employee benefits	7,552	7,575
Occupancy	669	719
Furniture and equipment	283	298
Other	2,796	2,597
Total non-interest expenses	11,300	11,189

Income before income taxes	3,433	3,590

Income tax expense	879	915

Net income	$2,554	$2,675

Earnings per common share:
Basic	$1.07	$1.10
Diluted	$1.06	$1.09

See Notes to Consolidated Financial Statements.

F-63

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the quarters ended March 31, 2025 and 2024

(000s omitted except share data)

	2025	2024

Net income	$2,554	$2,675

Other comprehensive income (loss):
Unrealized holding gains (losses) on available-for-sale debt securities	1,629	(1,196)

Income tax effect	(464)	341
Total other comprehensive income (loss)	1,165	(855)

Total comprehensive income	$3,719	$1,820

See Notes to Consolidated Financial Statements.

F-64

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the quarters ended March 31, 2025 and 2024

(000s omitted except share data)

	Common Stock and			Accumulated
	Non-Voting	Additional		Other
	Common	Paid-in-	Retained	Comprehensive
	Stock (1)	Capital	Earnings	Loss	Total

Balance at December 31, 2023	2,423	22,455	121,414	(10,149)	136,143

Net income			2,675		2,675

Other comprehensive loss				(855)	(855)

Cash dividends on common stock ($0.20 per share)			(485)		(485)

Purchases and retirement of 4,375 Shares of common stock	(4)	(177)			(181)

Stock-based compensation expense		0			0

Stock options, exercised (5,535 shares)	4	151			155

Balance, March 31, 2024	2,423	22,429	123,604	(11,004)	137,452

Net income			7,754		7,754

Other comprehensive income				799	799

Cash dividends on common stock ($0.65 per share)			(1,565)		(1,565)

Purchases and retirement of 40,800 Shares of common stock	(42)	(1,692)			(1,734)

Stock-based compensation expense		161			161

Stock options exercised (11,475 shares)	13	314			327

Balance, December 31, 2024	$2,394	$21,212	$129,793	($10,205)	$143,194

Net income			2,554		2,554

Other comprehensive income				1,165	1,165

Cash dividends on common stock ($0.25 per share)			(597)		(597)

Purchases and retirement of 5,800 Shares of common stock	(6)	(257)			(263)

Stock-based compensation expense		0			0

Stock options exercised (50 shares)	0	1			1

Balance, March 31, 2025	$2,388	$20,956	$131,750	($9,040)	$146,054

See Notes to Consolidated Financial Statements.

F-65

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the quarters ended March 31, 2025 and 2024

(000s omitted except share data)

	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,554	$2,675
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	386	384
Amortization of intangibles	6	6
Net amortization (accretion) of securities	28	(64)
Amortization of debt issuance costs	6	6
Credt loss expense (recovery)	501	(1,287)
Deferred income tax (benefit)	(229)	(132)
Net gain on sales of foreclosed assets	(8)	0
Net gain on sales of bank premises and equipment	0	(18)
Net gain on sale of loans	(1,631)	(1,797)
Stock-based compensation expense	0	0
Net mortgage servicing rights amortization	74	145
Origination of loans held for sale	(55,746)	(48,306)
Proceeds from loans held for sale	50,810	49,788
Change in accrued interest receivable	(724)	(657)
Change in bank-owned life insurance	(140)	(130)
Change in other assets	(460)	(693)
Change in accrued interest payable and other liabilities	109	829

Net cash provided by (used in) operating activities	(4,464)	749

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities, paydowns and calls of available-for-sale debt securities	4,989	4,566
Purchases of available-for-sale debt securities	(7,051)	0
Net redemptions of FHLB stock	0	1,340
Purchases of FHLB stock	0	0
Loan (originations) and principal collections, net	13,212	(6,305)
Proceeds from sales of foreclosed assets	687	0
Proceeds from sales of bank premises and equipment	0	75
Purchases of bank premises and equipment, net	(189)	(137)

Net cash provided by (used in) investing activities	11,648	(461)

See Notes to Consolidated Financial Statements.

F-66

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(CONTINUED)

For the quarters ended March 31, 2025 and 2024

(000s omitted except share data)

	2025	2024

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits	$29,648	$38,053
Net change in securities sold under agreements to repurchase	(413)	(1,381)
Cash dividends paid	(599)	(727)
Purchases and retirement of common stock	(263)	(181)
Net change in short-term FHLB advances and other borrowings	(35,000)	(16,500)
Advances on long-term FHLB advances and other borrowings	0	0
Payments on long-term FHLB advances and other borrowings	0	(25,000)
Proceeds from stock options exercised	1	155

Net cash used in financing activities	(6,626)	(5,581)

Increase (decrease) in cash and cash equivalents	558	(5,293)

Cash and cash equivalents:
Beginning of the year	44,976	28,018

Ending of the year	$45,534	$22,725

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest paid:
Deposits	$6,910	$6,540
Securities sold under agreements to repurchase	177	220
FHLB advances and other borrowings	491	942

Total	$7,578	$7,702

Income taxes paid	$260	($136)

SUPPLEMENTAL DISCLOSURES OF NONCASH AND FINANCING ACTIVITIES:
Foreclosed assets acquired in settlement of loans	$0	$66
Dividends payable	$609	$496
Lease liabilities arising from obtaining right-of-use assets	$250	$0

See Notes to Consolidated Financial Statements.

F-67

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies:

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Tri-County Financial Group, Inc. (Company) and its wholly owned subsidiaries, First State Bank (Bank), Tri-County Insurance Services, Inc. (Insurance Company), and First State Mortgage (Mortgage Banking Company). The Bank consolidates subsidiaries in which it holds more than 50-percent ownership. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and conform to general practices within the banking industry. All significant intercompany transactions have been eliminated.

Nature of operations:

The Company provides a variety of banking and mortgage banking services and insurance services to individuals and businesses principally through its main facilities in Mendota and branches in Peru, LaMoille, McNabb, Streator, Ottawa, Earlville, Bloomington, St. Charles, Geneva, Batavia, North Aurora, Shabbona, Waterman, Sycamore, Rochelle, Princeton, West Brooklyn, and Champaign, Illinois, with additional mortgage banking offices in Illinois and Wisconsin. The Company’s primary deposit products are demand deposits and certificates of deposit and its primary lending products are agribusiness, commercial, real estate mortgage and installment loans and secondary market mortgage activities.

The Company is divided into two reportable segments: Commercial Banking and Mortgage Banking. Commercial Banking provides a full range of loan and deposit products to individual consumers and businesses in all markets through retail lending, deposit services, online banking, mobile banking, private banking, commercial lending, commercial real estate lending, agricultural lending, and other banking services. Mortgage banking provides residential mortgage banking products through five offices in Illinois and one office in Wisconsin through our Mortgage Banking Company. The majority of the loans are sold with servicing released.

Use of estimates:

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for credit losses and valuation of goodwill.

F-68

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Significant group concentrations of credit risk:

Most of the Company’s activities are with customers located in the area and communities noted above. Note 3 details the types of securities in which the Company invests. Note 4 details the types of lending in which the Company engages. A substantial portion of the Company’s loans are with entities involved in the agricultural industry.

Cash and cash equivalents:

For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in cash and due from banks and federal funds sold, which are sold overnight.

Trust assets:

Assets of the trust department, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company.

Debt securities available-for-sale:

Debt securities are classified as available for sale (AFS) and recorded at fair value, with unrealized gains or losses excluded from earnings and reported in other comprehensive income (loss).

Purchase premiums are recognized in interest income using the interest method over the terms of the debt securities and are amortized/accreted to the earliest of call or maturity date. Discounts are recognized in interest income using the interest method over the term of the securities. Gains and losses on the sale of debt securities are recorded on the trade date and are determined using the specific identification method.

When the fair value of securities is below the amortized cost and the Company will not be required to sell the security before recovery of its amortized cost basis, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. If the present value of cash flows expected to be collected from the security are less than the amortized cost basis of the security, an allowance for credit losses is recorded for the credit loss, limited to the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss).

F-69

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Debt securities available-for-sale (continued):

Accounting Treatment
Circumstances of Impairment Considerations	Credit Component	Remaining Portion
Not intended for sale or more likely than not that the Bank will not have to sell before recovery of cost basis	Recognized as an allowance for credit loss	Recognized in other comprehensive income (loss)
Intended for sale or more likely than not that the Bank will be required to sell before recovery of cost basis	Recognized in earnings

Allowance for Credit Losses – available-for-sale debt securities:

For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether (1) there is intention to sell or (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either case is affirmative, any previously recognized allowances are charged off and the security’s amortized cost is written down to fair value through income. If neither case is affirmative, the security is evaluated to determine whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and any adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. Adjustments to the allowance are reported in our income statement as a component of credit loss expense. The Company excludes accrued interest receivable on available-for-sale securities from the estimate of credit losses. Available-for-sale securities are charged off against the allowance or, in the absence of any allowance, written down through income when deemed uncollectible by management or when either of the aforementioned criteria regarding intent or requirement to sell is met.

Federal Home Loan Bank stock:

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to own a certain amount of stock based on the level of borrowings and may invest in additional amounts. FHLB stock is carried at cost since no ready market exists and it has no quoted market value. FHLB stock is periodically evaluated for impairment based on the ultimate recovery of par value.

F-70

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Mortgage loans held for sale and loan servicing:

Mortgage loans held for sale are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. The majority of the Company’s mortgage loans held for sale are generated through the Mortgage Banking Company. Changes in fair value are recorded in mortgage banking income in the consolidated statements of income.

The Company does retain some of the servicing on the loans sold through the Mortgage Banking Company within the Company’s markets.

Mortgage loans held for sale through the Bank are sold with the mortgage servicing rights retained by the Bank. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. These gains or losses are included in mortgage banking income in the consolidated statements of income.

Mortgage servicing rights are recognized as separate assets when rights are acquired through a sale of loans. Generally, for sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available. The Company subsequently measures each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income of the underlying loans. Capitalized mortgage servicing assets are reported in other assets and are assessed for impairment at least annually.

Servicing fee income is recorded for fees earned from servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as mortgage banking income when earned.

Mortgage loan sales:

The Company generally sells mortgage loans held for sale without recourse. However, the Company’s agreements to sell residential mortgage loans in the normal course of business usually require certain representations and warranties on the underlying loans sold, related to credit information, loan documentation, collateral, and insurability, which if subsequently are untrue or breached, could require the Company to repurchase certain loans affected. The potential liability under these representations and warranties is estimated as a liability and any losses incurred and resulting expense are netted with mortgage banking income.

F-71

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Mortgage banking income:

Mortgage banking income includes the fees generated from the underwriting and origination of mortgage loans held for sale along with the gains or losses realized from the sale of these loans, net of origination costs, the changes in fair values of mortgage loan derivatives, servicing right income, amortization, and servicing fee income.

Loans:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost basis, which is the unpaid principal balance outstanding, net of unearned income and deferred loan fees and costs. The Company has made a policy election to exclude accrued interest from the amortized cost basis of loans and report accrued interest separately from the related loan balance in the consolidated balance sheets.

Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income over the life of the loan without anticipating prepayments.

Loans are considered past due or delinquent when the contractual principal and/or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. The accrual of interest income on loans is typically discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection, or if full collection of interest or principal becomes doubtful. All interest accrued but not received for a loan placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for credit losses (ACL) - Loans:

The Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on January 1, 2023 (CECL). Under the CECL model, the allowance for credit losses (ACL) on loans represents a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to represent the net amount expected to be collected on the loan portfolio.

F-72

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) – Loans (continued):

The Company estimates the ACL on loans based on the underlying assets’ amortized cost basis, which is the amount at which the receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of payment, and partial charge-offs. In the event that collection of principal becomes uncertain, the Company has policies in place to reverse accrued interest in a timely manner. Therefore, the Company has made a policy election to exclude accrued interest from the measurement of the ACL on loans.

Expected credit losses are reflected in the ACL on loans through a charge to provision for credit losses on loans. When the Company deems all or a portion of a financial asset to be uncollectible, the appropriate amount is written-off and the ACL on loans is reduced by the same amount. The Company applies judgment to determine when a financial asset is deemed uncollectible; however, generally speaking, an asset will be considered uncollectible no later than when all efforts of collection have been exhausted and the collateral, if any, has been liquidated. Subsequent recoveries, if any, are credited to the ACL on loans when received.

The Company’s methodologies for estimating the ACL on loans consider available relevant information about the collectability of cash flows, including information about past events, current conditions and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic conditions expected to exist through the contractual lives of the financial assets that are reasonable and supportable to the identified pools of financial assets with similar risk characteristics for which the historical loss experience was observed. The Company’s methodologies may revert to historical loss information on a straight-line basis over a number of quarters when it can no longer develop reasonable and supportable forecasts.

Loans are predominantly segmented by FDIC Call Report Codes into loan pools that have similar risk characteristics, similar collateral type and are assumed to pose consistent risk of loss to the Company.

F-73

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) - Loans (continued):

The Company measures expected credit losses for its loan portfolio segments as follows:

Loan Portfolio Segment	ACL Methodology

Commercial and industrial	Discounted cash flow
Commercial agricultural	Discounted cash flow
Commercial other	Discounted cash flow
Real estate – commercial	Discounted cash flow
Real estate – consumer	Discounted cash flow
Real estate – agricultural	Discounted cash flow
Real estate – construction and land	Discounted cash flow
Consumer installment	Remaining life
Consumer vehicle	Remaining life
Credit cards	Other

Discounted cash flow method (DCF) – The DCF methodology is used to develop cash flow projections at the instrument level wherein payment expectations are adjusted for estimated prepayment speed and curtailments and expected losses are calculated via a gross loss rate and recovery rate assumption. The modeling of expected prepayment speeds and curtailment rates are based on industry data.

The Company uses regression analysis on historical internal and peer data to determine suitable loss drivers to utilize when modeling expected losses. For all loan pools utilizing the DCF method, management utilizes a forecast unemployment rate and gross domestic product as its primary loss drivers, as these were determined to best correlate to historical losses.

With regard to the DCF model, management determined that four quarters represented a reasonable and supportable forecast period with reversion back to historical loss rate over four quarters on a straight-line basis.

The combination of adjustments for credit expectations (expected losses) and timing expectations (prepayment and curtailment) produces an expected cash flow stream at the instrument level. An ACL is established for the difference between the instrument’s NPV and amortized cost basis.

Remaining life method – The remaining life methodology is a type of loss rate methodology that uses an average loss rate and applies it to future expected outstanding balances of the pool.

F-74

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) - Loans (continued):

Collateral dependent loans – Loans that do not share risk characteristics are evaluated on an individual basis. For collateral dependent loans where the Company has determined that the liquidation or foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the financial asset to be provided substantially through the operation of the business or sale of the collateral, the ACL is measured based on the difference between the estimated fair value of the collateral and amortized cost basis of the assets as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the financial asset exceeds the NPV of expected cash flows from the operation of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the financial asset exceeds the fair value of the underlying collateral less estimated cost to sell. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized costs basis of the loan. The Company’s estimate of the ACL reflects losses expected over the remaining contractual life of the loan and the contractual term does not consider extensions, renewals, or modifications.

The Company’s qualitative factors are considered by qualitatively adjusting model results for risk factors that are not considered within the modeling processes but are nonetheless relevant in assessing the expected credit losses within the loan pools. These qualitative factors and other qualitative adjustments may increase or decrease the Company’s estimate of expected credit losses by a calculated percentage or amount based upon the estimated level of risk. The various risks that may be considered in making qualitive adjustments include among other things the impact of the following:

i.	Changes in lending policies and procedures, including changes in underwriting standards and collections, charge offs, and recovery practices

ii.	Changes in international, national, regional, and local economic and business conditions

iii.	Changes in the nature and volume of the portfolio and in the terms of the underlying loans

iv.	Changes in the experience, depth, and ability of the lending management and staff

v.	Changes in volume and severity of past due loans and other similar conditions

vi.	Changes in the quality of the organization’s loan review system

F-75

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) - Loans (continued):

vii.	Changes in the value of the underlying collateral for loans that are non-collateral dependent

viii.	The existence and effect of any concentrations of credit and changes in the levels of such concentrations

ix.	The effect of other external factors such as regulatory, legal and technological environments; competition; and events such as natural disasters or health pandemics

The following portfolio segments have been identified: commercial, real estate and consumer.

Management considers the following when assessing the risk in the loan portfolio:

Commercial and industrial and agricultural loans are primarily for working capital, physical asset expansion, asset acquisition and other. These loans are made based primarily on historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Financial information is obtained from the borrowers to evaluate cash flows sufficiency to service debt and are periodically updated during the life of the loan.

Agricultural real estate and commercial real estate loans are dependent on the industries tied to these loans. Agricultural real estate loans are primarily for land acquisition. Commercial real estate loans are primarily secured by office and industrial buildings, warehouses, small retail shopping facilities, single family rental, multifamily loans, and various special purpose properties, including hotels and restaurants. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt and is periodically updated during the life of the loan. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

F-76

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Allowance for credit losses (ACL) - Loans (continued):

Commercial real estate loans also include construction and land development loans. These loans are secured by vacant land and/or property that are in the process of improvement, including (a) land development preparatory to erecting vertical improvements or (b) the on-site construction of industrial, commercial, residential or farm buildings. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that necessary approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs.

Consumer real estate loans are affected by the local residential real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores. Appraisals are obtained to support the loan amount. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt at the time of origination.

Consumer and other loans may take the form of installment loans, demand loans or single payment loans and are extended to individuals for household, family and other personal expenditures. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores.

Allowance for Credit Losses – Off-Balance-Sheet Credit Exposures

The allowance for credit losses on off-balance-sheet credit exposures is a liability account, representing expected credit losses over the contractual period for which the Company is exposed to credit risk resulting from a contractual obligation to extend credit. No allowance is recognized if the Company has the unconditional right to cancel the obligation. The allowance is reported as a component of accrued interest payable and other liabilities in the consolidated balance sheets. Adjustments to the allowance are reported in the consolidated income statement as a component of credit loss expense. The allowance for credit losses on off-balance-sheet credit exposures is described more fully in Note 4.

F-77

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Loan commitments:

The Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit issued to meet customer financing needs. Loan commitments are recorded when they are funded. Standby letters of credit are considered financial guarantees in accordance with GAAP and are recorded at fair value, if material.

Loan servicing:

Mortgage servicing rights are recognized as separate assets when rights are acquired through a sale of loans and are reported in other assets. When the originating mortgage loans are sold into the secondary market, the Company allocates the total cost of the mortgage loans between mortgage servicing rights and the loans, based on their relative fair values. The cost of originated mortgage-servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The amount of impairment is the amount by which the capitalized mortgage servicing rights exceed their fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

Mortgage loan derivatives:

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are to be accounted for as free-standing derivatives. The Company enters into these best efforts forward commitments and mandatory delivery forward commitments in order to hedge the change in interest rates resulting from its commitments to fund the loans. The Company also enters into over-the-counter contracts for the future delivery of mortgage backed securities. These contracts are fair value hedges, which are also used to offset the interest rate risk related to granting interest rate locks. The fair values of these derivatives are estimated based on the expected net future cash flows related to the associated servicing of the loans and changes in mortgage interest rates from the date of the commitments. In estimating fair value, the Company assigns a probability to the commitment based on an expectation that it will be exercised and the loan will be funded. These derivatives are included in other assets and other liabilities with changes in fair values on these derivatives included in net gains on sales of mortgage loans.

F-78

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Foreclosed assets:

Assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair market value less estimated cost to sell. At the date of acquisition losses are charged to the allowance for credit losses, and subsequent write downs are charged to expense in the period incurred. Operating costs after acquisition are expensed.

Bank premises and equipment:

Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by using the straight-line method over the estimated useful lives. Building and improvements are depreciated from five to forty years and furniture and equipment from three to fifteen years.

Goodwill and other intangibles:

The premium paid on the assumption of deposit liabilities and the fair value of net assets acquired is accounted for as goodwill and other intangibles. Goodwill and other intangible assets determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives, which is ten years. Goodwill is the only intangible asset with an indefinite useful life on the balance sheet.

Goodwill is evaluated at the reporting unit level annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Bank owned life insurance:

The Bank has purchased life insurance policies on certain key employees. The Bank- owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value.

F-79

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Transfers of financial assets:

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive income:

Comprehensive income consists of net income and other comprehensive income (loss). Accumulated other comprehensive loss includes unrealized gains and losses on securities available for sale, and is recognized as separate components of stockholders’ equity.

Reclassification adjustments out of other comprehensive income (loss) for gains realized on sales and calls of securities available for sale comprise the entire balance of “Net gain on sales of available-for-sale securities” on the consolidated statements of income.

Stock compensation plans:

The Company records stock-based employee compensation cost using the fair value method. Compensation expense for share-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The Company begins to record compensation expense in the subsequent calendar year as options are historically issued every two years in December. A Black-Sholes model is used to estimate the fair value of stock options. The Company assumes no projected forfeitures on its stock based compensation, since actual historical forfeiture rates on its stock-based incentive awards have been negligible.

Income taxes:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-80

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(1)	Significant Accounting Policies (continued):

Income taxes (continued):

The Company may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized tax benefits are classified as income taxes, if applicable. No liabilities for unrecognized tax benefits from uncertain tax positions have been recorded.

Earnings per share:

Basic earnings per common share are computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company’s stock options.

Recent Accounting Pronouncements:

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The amendments in ASU 2023-07 provide for new disclosures which: (1) require that a public entity disclose on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss; (2) require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition; (3) require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods; (4) allows more than one measure of segment profit or loss used by the CODM when assessing segment performance and deciding how to allocate resources to be disclosed; (5) require disclosure of title and position of CODM and explain how the CODM uses the disclosed reported measurers to assess segment performance; and (6) require that a public entity that has a single reportable segment provide all the disclosures required by the amended Topic 280. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments in this update are required to be applied retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories and the amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Company adopted this accounting standard effective January 1, 2024, and the Company’s financial condition, results of operations and cash flows were not impacted by this guidance. The Company has provided the required disclosures for its reportable segments.

F-81

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(2)	Cash and Due from Banks:

The Bank is required to maintain reserve balances, in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The total required reserve balances as of March 31, 2025 and 2024 were $0.

In the normal course of business, the Company maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s (FDIC’s) insured limit of $250. Management believes these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal. At March 31, 2025, the Company’s cash accounts exceeded federally insured limits by $789. The Company also had $27,012 at the Federal Home Loan Bank and Federal Reserve Bank, which are government-sponsored entities not insured by the FDIC.

(3)	Debt Securities Available for Sale:

The following tables reflect the amortized cost and fair value of debt securities available for sale as of March 31:

2025
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

U.S. Treasuries & Govt. -sponsored agencies	$37,719	$0	$(1,680)	$36,039
State and municipal	59,335	109	(4,063)	55,381
Mortgage-backed -residential	45,017	61	(5,288)	39,790
Collateralized mortgage Obligations (CMOs)	17,971	11	(1,794)	16,188

	$160,042	$181	$(12,825)	$147,398

2024
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

U.S. Treasuries & Govt. -sponsored agencies	$61,510	$0	$(2,943)	$58,567
State and municipal	62,302	305	(3,638)	58,969
Mortgage-backed - residential	44,558	0	(6,644)	37,914
Collateralized mortgage Obligations (CMOs)	16,169	0	(2,470)	13,699

	$184,539	$305	$(15,695)	$169,149

F-82

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(3)	Debt Securities Available for Sale (continued):

Debt securities with a carrying amount of approximately $61,008 and $72,301 at March 31, 2025 and 2024, respectively, were pledged as collateral on public deposits, debt securities sold under agreements to repurchase and for other purposes as required or permitted by law.

At March 31, 2025, securities collateralizing public deposits consist of the following:

US Treasury and government agencies	$24,000
State & municipal	11,525
Mortgage backed securities	3,312
CMOs	1,531
$40,368

In addition, there are approximately $66,000 of FHLB Public Units of Deposits Letters of Credit collateralizing deposits.

At March 31, 2025 and 2024, there were no holdings of debt securities of any one issuer, other than the U.S. Government and its sponsored agencies, in an amount greater than 10% of stockholders’ equity.

As of March 31, 2025 and 2024, accrued interest on debt securities available-for-sale of $777 and $983, respectively, was excluded from CECL evaluation. Accrued interest on debt securities available-for-sale is recorded within accrued interest receivable on the consolidated balance sheet.

The amortized cost and approximate fair value of debt securities at March 31, 2025 by contractual maturity are shown below. Expected maturities may differ from contractual maturities on mortgage-backed and collateralized mortgage obligation debt securities because the underlying mortgages may be called or prepaid without any penalties.

	Amortized Cost	Fair Value
Due in one year or less	$10,370	$10,283
Due after one year through five years	53,847	51,682
Due after five years through ten years	16,997	15,861
Due after ten years	21,464	18,770
	102,678	96,596
Mortgage-backed – residential	45,017	39,790
Collateralized mortgage obligations	12,347	11,012
	$160,042	$147,398

F-83

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(3)	Debt Securities Available-for-Sale (continued):

Debt securities with unrealized losses as of March 31 not recognized in income are as follows:

2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S Treas. & Gov’t - sponsored agencies	$0	$0	$36,039	$1,680	$36,0391	$1,680
State and municipal	10,511	90	35,378	3,973	45,8897	4,063
CMOs	2,454	17	12,711	1,777	15,1651	1,794
Mortgage-backed –residential	1,258	14	33,705	5,274	34,9635	5,288

Total temporarily impaired	$14,223	$121	$117,833	$12,704	$132,0563	$12,825

2024
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S Treas. &Gov’t - sponsored agencies	$0	$0	$58,567	$2,943	$58,5671	$2,943
State and municipal	8,274	52	32,358	3,586	40,6327	3,638
CMOs	0	0	13,699	2,470	13,6997	2,470
Mortgage-backed –residential	0	0	37,914	6,644	37,9145	6,644
Total temporarily impaired	$8,274	$52	$142,538	$15,643	$150,8129	$15,695

At March 31, 2025 and 2024, the investment portfolio included 177 and 163 debt securities that were in an unrealized loss position, respectively. Unrealized losses have not been recognized as an allowance for credit losses because the Company does not intend to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions.

F-84

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans:

The following table presents total loans at March 31 by portfolio segment and class of loan:

	2025	2024
Commercial:
Commercial and industrial	$69,908	$81,850
Agricultural	62,548	60,399
Other	0	0
Real estate:
Commercial	546,777	525,516
Consumer	384,150	380,475
Agricultural	166,965	182,206
Construction and land	24,643	40,597
Consumer:
Installment	3,889	4,338
Vehicle	2,684	3,556
Credit cards	1,192	1,206
Total loans	1,262,756	1,280,143
Allowance for credit losses	(14,504)	(15,005)
Loans, net	$1,248,252	$1,265,138

Detailed analysis of the allowance for credit losses by portfolio segment for the quarter ended March 31, 2025 follows:

2025	Commercial	Real Estate	Consumer	Total

Balance at beginning of year	$1,101	$13,201	$142	$14,444
Credit loss expense	(47)	284	(6)	231
Recoveries on loans previously charged-off	6	10	13	29
Less loans charged-off	(3)	(173)	(24)	(200)

Balance at end of quarter	$1,057	$13,322	$125	$14,504

Detailed analysis of the allowance for credit losses by portfolio segment for the year ended March 31, 2024 follows:

2024	Commercial	Real Estate	Consumer	Total

Balance at beginning of year	$1,177	$14,688	$125	$15,990
Credit loss expense	(116)	(864)	(9)	(989)
Recoveries on loans previously charged-off	6	1	20	27
Less loans charged-off	0	0	(23)	(23)

Balance at end of quarter	$1,067	$13,825	$113	$15,005

F-85

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

Detailed analysis of the allowance for unfunded commitments for the quarter ended March 31, 2025 follows:

2025	Commercial	Real Estate	Consumer	Total

Balance at beginning of year	$96	$889	$2	$987
Credit loss expense (benefit)	(10)	280	0	270

Balance at end of quarter	$86	$1,169	$2	$1,257

Detailed analysis of the allowance for unfunded commitments for the year ended March 31, 2024 follows:

2024	Commercial	Real Estate	Consumer	Total

Balance at beginning of year	$201	$621	$3	$825
Credit loss expense (benefit)	(29)	(269)	0	(298)

Balance at end of quarter	$172	$352	$3	$527

The Bank has no commitments to loan additional funds to the borrowers of collateral dependent or non-accrual loans.

Certain purchased loans as later discussed in Note 4 are not considered impaired or non-accrual loans if the expected cash flows as of March 31, 2025 and 2024 exceed the carrying amount and accretion income is being recorded.

F-86

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The Company regularly evaluates various attributes of loans to determine the appropriateness of the allowance for credit losses. The Company generally monitors credit quality indicators for all non-consumer loans using the following internally prepared ratings:

●	‘Pass’ ratings are assigned to loans with adequate collateral and debt service ability such that collectability of the contractual loan payments is highly probable.
●	‘Watch’ ratings are assigned to loans that are considered below average credit risk with some clearly defined financial weaknesses or uncertainty. The loans warrant a higher than average level of monitoring.
●	‘Special Mention’ ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectability of the contractual loan payments is still probable.
●	‘Substandard’ ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that collectability of the contractual loan payments is no longer probable.
●	‘Doubtful’ ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectability of the contractual loan payments is unlikely.

As of March 31, 2025 and 2024, accrued interest on loans of $7,487 and $7,299, respectively, were excluded from CECL evaluation. Accrued interest on loans is recorded within accrued interest receivable on the consolidated balance sheet.

F-87

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The following table presents the credit risk profile of the Company’s loan portfolio (excluding loans in process and deferred loan fees) based on rating category and year of origination as of March 31, 2025:

March 31,	2025	2024		2023	2022	2021	Prior	Revolving Loans	Total
Commercial:
Commercial and industrial
Pass	$6,662		$15,262	$7,773	$7,753	$2,501	$9,782	$14,870	$64,603
Watch	162		940	364	316	52	147	1,777	3,758
Special Mention	0		0	496	19	0	0	481	996
Substandard	79		184	28	0	251	9	0	551
Doubtful	0		0	0	0	0	0	0	0
Total Commercial and industrial	$6,903		$16,386	$8,661	$8,088	$2,804	$9,938	$17,128	$69,908
Agricultural:
Pass	$375		$2,046	$2,431	$5,262	$5,092	$374	$39,146	$54,726
Watch	9		254	421	71	190	524	4,182	5,651
Special Mention	0		148	776	0	131	0	1,116	2,171
Substandard	0		0	0	0	0	0	0	0
Doubtful	0		0	0	0	0	0	0	0
Total Agricultural	$384		$2,448	$3,628	$5,333	$5,413	$898	$44,444	$62,548
Other
Pass	$0		$0	$0	$0	$0	$0	$0	$0
Watch	0		0	0	0	0	0	0	0
Special Mention	0		0	0	0	0	0	0	0
Substandard	0		0	0	0	0	0	0	0
Doubtful	0		0	0	0	0	0	0	0
Total Other	$0	$		$0	$0	$0	$0	$0	$0
Real Estate
Commercial
Pass	$25,722		$58,593	$50,044	$117,125	$63,483	$145,808	$9,478	$470,253
Watch	0		3,751	15,734	15,976	12,375	14,780	6,763	69,379
Special Mention	0		0	0	0	0	897	0	897
Substandard	0		0	2,511	0	1,324	1,347	1,066	6,248
Doubtful	0		0	0	0	0	0	0	0
Total Commercial	$25,722		$62,344	$68,289	$133,101	$77,182	$162,832	$17,307	$546,777
Consumer
Pass	$9,981		$45,441	$62,992	$85,728	$48,597	$80,561	$24,037	$357,337
Watch	334		5,965	4,516	985	3,907	7,367	2,272	25,346
Special Mention	0		0	96	67	0	78	0	241
Substandard	0		0	0	419	42	747	18	1,226
Doubtful	0		0	0	0	0	0	0	0
Total Consumer	$10,315		$51,406	$67,604	$87,199	$52,546	$88,753	$26,327	$384,150

F-88

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)       Loans (continued):

March 31,	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Real Estate Continued):
Agricultural
Pass	$3,365	$12,024	$15,777	$29,979	$27,688	$53,183	$14,354	$156,370
Watch	0	0	1,390	1,784	0	4,986	0	8,160
Special Mention	0	0	0	0	0	1,553	740	2,293
Substandard	0	0	142	0	0	0	0	142
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$3,365	$12,024	$17,309	$31,763	$27,688	$59,722	$15,094	$166,965
Construction and land:
Pass	$1,311	$10,530	$4,442	$805	$593	$3,713	$219	$21,613
Watch	0	700	507	1,733	0	0	90	3,030
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Construction and land	$1,311	$11,230	$4,949	$2,538	$593	$3,713	$309	$24,643
Consumer
Installment
Pass	$432	$1,109	$750	$457	$423	$657	$37	$3,865
Watch	0	6	0	8	0	1	0	15
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	9	0	0	0	9
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$432	$1,115	$750	$474	$423	$658	$37	$3,889
Vehicle
Pass	$162	$955	$820	$592	$125	$17	$0	$2,671
Watch	0	13	0	0	0	0	0	13
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Vehicle	$162	$968	$820	$592	$125	$17	$0	$2,684
Credit cards
Pass	$1,192	0	0	0	0	0	0	$1,192
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Credit Cards	$1,192	$0	$0	$0	$0	$0	$0	$1,192
Total Loans
Pass	$49,202	$145,960	$145,029	$247,701	$148,502	$294,095	$102,141	$1,132,630
Watch	505	11,629	22,932	20,873	16,524	27,805	15,084	115,352
Special Mention	0	148	1,368	86	131	2,528	2,337	6,598
Substandard	79	184	2,681	428	1,617	2,103	1,084	8,176
Doubtful	0	0	0	0	0	0	0	0
Total	$49,786	$157,921	$172,010	$269,088	$166,774	$326,531	$120,646	$1,262,756

F-89

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The following table presents the credit risk profile of the Company’s loan portfolio (excluding loans in process and deferred loan fees) based on rating category and year of origination as of March 31, 2024.

March 31,	2024	2023		2022	2021	2020	Prior	Revolving Loans	Total
Commercial:
Commercial and industrial
Pass	$6,998		$15,519	$11,703	$4,876	$4,202	$9,156	$18,522	$70,976
Watch	301		421	904	138	130	92	7,057	9,043
Special Mention	0		566	0	0	0	0	445	1,011
Substandard	100		365	0	302	53	0	0	820
Doubtful	0		0	0	0	0	0	0	0
Total Commercial and industrial	$7,399		$16,871	$12,607	$5,316	$4,385	$9,248	$26,024	$81,850
Agricultural:
Pass	$1,033		$3,640	$7,781	$8,530	$410	$572	$33,440	$55,406
Watch	0		60	100	345	3	638	2,861	4,007
Special Mention	0		806	0	0	0	0	180	986
Substandard	0		0	0	0	0	0	0	0
Doubtful	0		0	0	0	0	0	0	0
Total Agricultural	$1,033		$4,506	$7,881	$8,875	$413	$1,210	$36,481	$60,399
Other
Pass	$0		$0	$0	$0	$0	$0	$0	$0
Watch	0		0	0	0	0	0	0	0
Special Mention	0		0	0	0	0	0	0	0
Substandard	0		0	0	0	0	0	0	0
Doubtful	0		0	0	0	0	0	0	0
Total Other	$0	$		$0	$0	$0	$0	$0	$0
Real Estate
Commercial
Pass	$23,912		$82,316	$129,625	$71,139	$49,285	$116,613	$10,791	$483,681
Watch	804		3,505	5,088	9,518	776	12,589	1,280	33,560
Special Mention	0		1,351	0	221	0	434	1,314	3,320
Substandard	0		1,202	162	1,279	460	1,751	101	4,955
Doubtful	0		0	0	0	0	0	0	0
Total Commercial	$24,716		$88,374	$134,875	$82,157	$50,521	$131,387	$13,486	$525,516
Consumer
Pass	$16,085		$75,616	$93,788	$54,738	$27,414	$73,027	$22,672	$363,340
Watch	4,100		3,192	618	2,404	2,113	3,456	527	16,410
Special Mention	0		0	71	0	80	0	0	151
Substandard	0		0	213	46	0	315	0	574
Doubtful	0		0	0	0	0	0	0	0
Total Consumer	$20,185		$78,808	$94,690	$57,188	$29,607	$76,798	$23,199	$380,475

F-90

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

March 31,	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Real Estate Continued):
Agricultural
Pass	$10,841	$17,751	$33,650	$29,371	$12,357	$47,192	$15,988	$167,150
Watch	0	1,417	1,168	9	1,331	5,418	194	9,537
Special Mention	0	0	0	0	351	578	0	929
Substandard	0	4,590	0	0	0	0	0	4,590
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$10,841	$23,758	$34,818	$29,380	$14,039	$53,188	$16,182	$182,206
Construction and land:
Pass	$132	$12,494	$13,542	$1,879	$3,696	$7,687	$0	$39,430
Watch	0	0	0	809	0	358	0	1,167
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Construction and land	$132	$12,494	$13,542	$2,688	$3,696	$8,045	$0	$40,597
Consumer
Installment
Pass	$500	$1,386	$692	$653	$381	$647	$34	$4,293
Watch	0	0	3	26	0	4	0	33
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	12	0	0	0	0	12
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$500	$1,386	$707	$679	$381	$651	$34	$4,338
Vehicle
Pass	$469	$1,561	$1,075	$299	$90	$26	$0	$3,520
Watch	0	0	0	0	4	0	0	4
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	32	0	0	0	32
Doubtful	0	0	0	0	0	0	0	0
Total Vehicle	$469	$1,561	$1,075	$331	$94	$26	$0	$3,556
Credit cards
Pass	$1,206	0	0	0	0	0	0	$1,206
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Credit Cards	$1,206	$0	$0	$0	$0	$0	$0	$1,206
Total Loans
Pass	$61,176	$210,283	$291,856	$171,485	$97,835	$254,920	$101,447	$1,189,002
Watch	5,205	8,595	7,881	13,249	4,357	22,555	11,919	73,761
Special Mention	0	2,723	71	221	431	1,012	1,939	6,397
Substandard	100	6,157	387	1,659	513	2,066	101	10,983
Doubtful	0	0	0	0	0	0	0	0
Total	$66,481	$227,758	$300,195	$186,614	$103,136	$280,553	$115,406	$1,280,143

F-91

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The following table presents the amortized cost basis of loans on nonaccrual status and loans past due over 89 days still accruing as of March 31, 2025:

2025	Nonaccrual	Nonaccrual With No ACL	Loans Past Due Over 89 Days and Still Accruing

Commercial:
Commercial	$260	$24	$0
Agricultural	0	0	192
Real estate:
Commercial real estate	2,938	479	372
Agricultural real estate	0	0	600
Consumer real estate	284	150	458
Consumer:
Installment	0	0	20

Total	$3,482	$653	$1,642

The following table presents the amortized cost basis of loans on nonaccrual status and loans past due over 89 days still accruing as of March 31, 2024:

2024	Nonaccrual	Nonaccrual With No ACL	Loans Past Due Over 89 Days and Still Accruing

Commercial:
Commercial	$355	$53	$0
Agricultural	0	0	0
Real estate:
Commercial real estate	1,364	1,364	1,301
Agricultural real estate	0	0	4,590
Consumer real estate	183	181	257
Consumer:
Installment	0	0	11

Total	$1,902	$1,598	$6,159

F-92

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

Loan aging information by class of loan for the quarters ended March 31:

	Loans Past Due	Loans Past Due	Total
2025	30-89 Days	90+ Days	Past Due

Commercial:
Commercial	$313	$0	$313
Agricultural	118	192	310
Real estate:
Commercial real estate	530	2,557	3,087
Agricultural real estate	1,436	600	2,036
Consumer real estate	3,916	917	4,833
Construction and land	48	0	48
Consumer:
Installment	62	22	84

Total	$6,423	$4,288	$10,711

	Loans Past Due	Loans Past Due	Total
2024	30-89 Days	90+ Days	Past Due

Commercial:
Commercial	$340	$127	$467
Agricultural	211	0	211
Real estate:
Commercial real estate	1,855	2,142	3,997
Agricultural real estate	1,833	4,590	6,423
Consumer real estate	914	117	1,031
Consumer:
Installment	289	11	300

Total	$5,442	$6,987	$12,429

The following table represents collateral dependent loans. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral. The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of March 31:

2025	Commercial	Real Estate	Vehicle	Total

Commercial and industrial	$301	$0	$0	$301
Commercial other	0	0	0	0
Consumer vehicle	0	0	9	9
Consumer other	0	0	0	0
Agricultural real estate	0	142	0	142
Commercial real estate	0	6,426	0	6,426
Residential real estate	0	1,315	0	1,315

Totals	$301	$7,883	$9	$8,193

F-93

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of March 31:

2024	Commercial	Real Estate	Vehicle	Total

Commercial and industrial	$833	$0	$0	$833
Commercial other	0	0	0	0
Consumer vehicle	0	0	32	32
Consumer other	0	0	12	12
Agricultural real estate	0	4,590	0	4,590
Commercial real estate	0	4,562	0	4,562
Residential real estate	0	579	0	579

Totals	$833	$9,731	$44	$10,608

The Company had no loans modified to borrowers experiencing financial difficulty as of and during the quarter ended March 31, 2025 and 2024.

The current quarter year-to-date gross charge-offs by loan class and year of origination is presented in the following table:

March 31,	2025	2024	2023	2022	Prior	Revolving Loans	Total

Commercial and industrial	$0	$0	$3	$0	$0	$0	$3
Commercial agricultural	0	0	0	0	0	0	0
Commercial other	0	0	0	0	0	0	0
Real estate commercial	0	0	0	0	173	0	173
Real estate consumer	0	0	0	0	0	0	0
Real estate agricultural	0	0	0	0	0	0	0
Real estate construction and land	0	0	0	0	0	0	0
Consumer vehicle	0	0	1	0	0	0	1
Consumer other	23	0	0	0	0	0	23
Credit cards	0	0	0	0	0	0	0
Total current- period gross charge-offs	$23	$0	$4	$0	$173	$0	$200

F-94

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(4)	Loans (continued):

The March 31, 2024 quarter year-to-date gross charge-offs by loan class and year of origination is presented in the following table:

March 31,	2024	2023	2022	2021	Prior	Revolving Loans	Total

Commercial and industrial	$0	$0	$0	$0	$0	$0	$0
Commercial agricultural	0	0	0	0	0	0	0
Commercial other	0	0	0	0	0	0	0
Real estate commercial	0	0	0	0	0	0	0
Real estate consumer	0	0	0	0	0	0	0
Real estate agricultural	0	0	0	0	0	0	0
Real estate construction and land	0	0	0	0	0	0	0
Consumer vehicle	0	0	0	0	0	0	0
Consumer other	15	0	2	0	0	0	17
Credit cards	3	0	0	3	0	0	6
Total current- period gross charge-offs	$18	$0	$2	$3	$0	$0	$23

(5)	Servicing:

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates.

Mortgage loans serviced for others as of March 31, 2025 and 2024 were approximately $509,427 and $509,996, respectively. Custodial escrow balances maintained in conjunction with serviced loans and included in cash and due from banks were approximately $4,600 and $4,626 at March 31, 2025 and 2024, respectively.

At March 31, 2025 and 2024, mortgage servicing rights, net of amortization, totaled approximately $716, and $1,092, respectively, and are carried as other assets. The fair value of mortgage servicing rights approximated $5,274, $5,776, and $5,930 at March 31, 2025, 2024, and 2023, respectively. The mortgage servicing rights are applicable only to the Bank and evaluated and measured for impairment as a single class.

The following summarizes the activity pertaining to mortgage servicing rights, which is included in other assets, for the quarters ended March 31:

	2025	2024

Mortgage servicing rights:
Balance at beginning of year	$790	$1,237
Mortgage servicing rights new/capitalized	53	38
Mortgage servicing rights amortized	(127)	(183)

Balance at end of quarter	$716	$1,092

F-95

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(6)	Mortgage Banking Commitments:

The Company enters into commitments to fund residential mortgage loans (interest rate lock commitments, or IRLC) at specified times in the future, with the intention that these loans will be subsequently sold to third-party investors. A mortgage loan commitment binds the Company to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the interest rate lock. These mortgage loan commitments are considered to be derivatives. As of March 31, 2025 and 2024, the Company had approximately $30,005 and $29,719, respectively, in interest rate lock commitments outstanding.

To protect against the price risk inherent in derivative loan commitments, the Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. During 2024 and 2023, the Mortgage Banking Company used both “best efforts” and “mandatory delivery” and the Bank used “mandatory delivery” forward loan sale commitments. To facilitate the hedging of the loans, the Company has elected the fair value option for loans held for sale. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due nor on non-accrual as of March 31, 2025.

As of March 31, 2025 and 2024, the aggregate fair value, contractual balance, and gain or loss were as follows:

	2025	2024
Aggregate fair value	$15,578	$10,504
Contractual balance	15,136	10,196

Gain	$442	$308

Changes in the fair value of loans held for sale, interest rate lock commitments and forward contracts are recorded in mortgage banking income in noninterest income.

Best efforts sale commitments are contracts to deliver certain mortgage loans to third-party investors at a specified date and price only if the underlying loan is funded. At March 31, 2025 and 2024, the Company had approximately $7,480 and $2,670, respectively, in best effort forward sale commitments outstanding.

Mandatory forward sale commitments are contracts to deliver a certain principal amount of mortgage loans to a third-party investor at a specified date and price. If the contractual amount of mortgages are not delivered, then a “pair-off fee” is assessed based on then-current market prices. At March 31, 2025 and 2024, the Company had approximately $37,150 and $36,351, respectively, in mandatory forward sale commitments outstanding.

F-96

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(6)	Mortgage Banking Commitments (continued):

The following table provides the components of income from mortgage banking activities for the year ended March 31, 2025 and 2024:

	2025	2024

Gain on loans sold	$1,631	$1,797
Gain (loss) resulting from the change in fair value of loans held-for-sale	257	(122)
Gain (loss) resulting from the change in fair value of derivatives	357	177
Gain (loss) resulting from the change in forward contracts	(67)	(86)

Total	$2,178	$1,765

The fair value of mortgage banking derivatives reported as assets and included in other assets was approximately $545 and $548 at March 31, 2025 and 2024, respectively. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income.

The Company also enters into over-the-counter contracts for the future delivery of mortgage-backed securities. These contracts are fair value hedges, which are also used to offset the interest rate risk related to granting interest rate locks. It is the Company’s practice not to deliver on these contracts for future delivery of mortgage-backed securities. Instead, these contracts are settled with a “pair-off” that is assessed based on then-current market prices. The notional amounts of these contracts were $42,500 and $42,000 as of March 31, 2025 and 2024, respectively. The fair value of these contracts included in other assets and liabilities was approximately $(67) and $(86) as of March 31, 2025 and 2024, respectively. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income.

The IRLCs and forward contracts are not designed as accounting hedges and are recorded at fair value with changes in fair value reflected in noninterest income on the consolidated statements of income. The fair value of derivative instruments with a positive fair value are reported in other assets in the consolidated balance sheets, while derivative instruments with a negative fair value are reported in other liabilities in the consolidated balance sheets.

F-97

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(6)	Mortgage Banking Commitments (continued):

The following table presents the notional amount and fair value of IRLCs and forward contracts utilized by the Company at March 31:

Asset Derivatives

	2025		2024
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives not designated as hedging instruments:
IRLCs	$30,005	$545	$29,719	$548
Forward contracts	42,500	(67)	42,000	(86)

Liability Derivatives

	2025		2024
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives not designated as hedging instruments:
Forward contracts	$0	$0	$0	$0

Fair values of IRLCs and forward contracts were estimated using changes in mortgage interest rates from the date the Company entered into the IRLC and the balance sheet date.

The following table summarizes the periodic changes in the fair value of the derivative financial instruments on the consolidated statements of income for the twelve months ended March 31:

Amount of (loss)/gain recognized in the three months ended:

	2025	2024

Asset Derivatives
Derivatives not designated as hedging instruments
IRLCs	$357	$177
Forward contracts	20	86

F-98

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(7)	Bank Premises and Equipment:

The cost of bank premises and equipment and the total accumulated depreciation at March 31 is as follows:

	2025	2024

Land	$7,993	$7,993
Buildings and improvements	28,793	28,010
Furniture and equipment	7,402	7,118
	44,188	43,121
Less accumulated depreciation	(19,041)	(17,640)

	$25,147	$25,481

(8)	Foreclosed Assets:

Foreclosed assets consist of the following at March 31:

	2025	2024
Residential real estate	$0	$66
Commercial real estate	241	101

Total	$241	$167

Residential real estate loans that are in the process of foreclosure totaled $158 and $123 at March 31, 2025 and 2024, respectively. Commercial real estate loans that are in the process of foreclosure totaled $1.099 and $5,431 at March 31, 2025 and 2024, respectively.

(9)	Employee Benefit Plans:

The Bank and Mortgage Banking Company sponsor a 401(k) profit-sharing plan, covering substantially all full-time employees who meet eligibility requirements. The Bank and Mortgage Banking Company make discretionary contributions as approved annually by their respective Boards of Directors. The total amounts contributed and charged to expense by the Company were approximately $276 and $245 for the quarters ended March 31, 2025 and 2024, respectively.

The Bank has deferred compensation agreements with certain officers and directors. The accrued benefits were approximately $5,731 and $5,635 at March 31, 2025 and 2024, respectively, and the related expense for the quarters then ended was $124 and $112, respectively. The Bank has purchased life insurance contracts to assist in providing for these liabilities. The Bank is the owner and beneficiary of the life insurance policies, which provide an aggregate death benefit of approximately $44,245 and $44,112 at March 31, 2025 and 2024, respectively. These policies had cash surrender values of approximately $20,409 and $19,858 at March 31, 2025 and 2024, respectively.

F-99

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(10)	Commitments and Contingencies:

Loan commitments:

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, credit lines, letters of credit, and overdraft protection. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and issuing letters of credit as it does for on-balance-sheet instruments.

A summary of the contract amount of the Bank’s exposure to off-balance-sheet risk as of March 31 is approximately as follows:

	2025	2024

Commitments to extend credit	$222,442	$229,215
Committed credit-card lines	6,686	8,638
Standby letters of credit	6,419	1,501
	$235,547	$239,354

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $30,005 at March 31, 2025, with the remainder at floating market rates. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, crops, livestock, property and equipment, residential real estate, and income-producing commercial properties. Credit-card commitments are unsecured.

F-100

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(10)	Commitments and Contingencies (continued):

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit are considered financial guarantees under FASB guidance. The fair value of these financial guarantees is considered immaterial.

Contingencies:

Various legal claims arise from time to time in the normal course of business, which in the opinion of management will have no material effect on the Company’s consolidated financial statements.

(11)	Federal Home Loan Bank Advances and Other Borrowings:

Federal Home Loan Bank advances and letters of credit:

The Bank has a master contract agreement with the Federal Home Loan Bank (FHLB) which provides for borrowing up to the maximum of 76% of the book value of the Bank’s 1-4 family real estate loans, 62% of the book value of the Bank’s revolving home equity lines of credit, 62% of the book value of the Bank’s 1-4 family second mortgages, 62% of the book value of the Bank’s secured farmland loans, 73% of the book value of the multi-family loans and the amount of the Bank’s securities pledged, and 72% of the commercial real estate first-lien loans. The total carrying value of the Bank’s assets pledged for FHLB advances was approximately $874,057 and $883,923 at March 31, 2025 and 2024, respectively. At March 31, 2025, the Bank’s available and unused portion of this borrowing agreement totaled approximately $513,952, based on collateral pledged. The Bank may, however, have to purchase additional FHLB stock to support future draws.

Variable rate advances are due on demand and interest is payable monthly. Various advances were obtained from the FHLB with total outstanding balances of $0 at March 31, 2025 and 2024.

Fixed rate advances are due at the maturity date, with a prepayment penalty applying and interest payable monthly. Various advances were obtained from the FHLB with a total outstanding balance of $32,917 and various interest rates from 0.00% to 5.08% at March 31, 2025 and a total outstanding balance of $74,500, with various interest rates from 4.65% to 5.43% at March 31, 2024.

F-101

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(11)	Federal Home Loan Bank Advances and Other Borrowings (continued):

The Bank had four letters of credit totaling $96,045 at March 31, 2025, with maturity dates through March 2026.

Federal Reserve Bank Discount Window:

The Bank maintains an operating line of credit with the Federal Reserve Bank Discount Window that is secured by commercial and agricultural loans. As of March 31, 2025 and 2024, the balance owed on the line was $0. The Bank was eligible to borrow up to approximately $76,816 and $82,543, based on collateral of approximately $91,007 and $101,147 at March 31, 2025 and 2024, respectively.

At March 31, 2025, the scheduled maturities of Federal Home Loan Bank advances are as follows:

2025

2025	$15,000
2026	15,000
2027	2,917
$32,917

Bankers’ Bank Borrowings:

During October 2023, Tri-County Financial Group entered into an operating line of credit with Bankers’ Bank for $10,000 at a variable interest rate based upon the Wall Street Journal Prime Rate (8.50% prime interest rate at March 31, 2024). The note is secured by 52,200 shares of the common stock of First State Bank, representing 100% of the issued and outstanding capital stock of the Bank. As of March 31, 2024, the balance owed on the line was $0. The line of credit matured on October 29, 2024 and was renewed with a maturity date of October 29, 2026 at a variable interest rate based upon the Wall Street Journal Prime Rate, less 0.250 percentage points (7.50% prime interest rate at March 31, 2025). The note is secured by the same terms and the balance owed on the line was $0 at March 31, 2025. There were no draws on the operating line of credit at any point during the quarters ended March 31, 2025 and 2024.

F-102

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(12)	Securities Sold Under Agreements to Repurchase:

The agreements to repurchase securities require the Company (seller) to repurchase identical securities as those that are sold. The securities underlying the agreements were under the Company’s control. Information about the repurchase agreements at March 31 follows:

2025
Remaining Contractual Maturity of the Agreements
Overnight and Continuous
Repurchase agreements secured by:
U.S. Government sponsored agencies	$12,486
Mortgage-backed – residential	5,340
Collateralized mortgage obligations (CMOs)	4,440

Total securities sold under agreements to repurchase	$22,266

2024
Remaining Contractual Maturity of the Agreements
Overnight and Continuous
Repurchase agreements secured by:
U.S. Government sponsored agencies	$12,085
Mortgage-backed – residential	5,800
Collateralized mortgage obligations (CMOs)	3,222

Total securities sold under agreements to repurchase	$21,107

The maximum amount of outstanding agreements at any month end during 2025 and 2024 totaled $25,257 and $26,040, respectively, and the monthly average of such agreements totaled $20,215 and $20,568 for 2025 and 2024, respectively.

(13)	Subordinated Debentures:

In October 2021, the Company issued $10,000 in subordinated debentures bearing interest of 3.50% annually until October 15, 2026 at which time the rate will reset quarterly to an interest rate per year equal to the then current three-month SOFR, plus 266 basis points. The debt requires semi-annual interest payments until October 15, 2026, followed by quarterly interest payments until maturity. The Company may redeem the subordinate debentures, in whole or in part, on or after October 15, 2026, at 100% of the principal amount, plus accrued but unpaid interest and additional interest, if any. The subordinated debentures mature on October 15, 2031.

F-103

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(13)	Subordinated Debentures (continued):

At March 31, 2025 and 2024, subordinated debentures are as follows:

	2025		2024
	Principal	Unamortized Debt Issuance Costs	Principal	Unamortized Debt Issuance Costs

Subordinated debentures, due 2031 and 2026, respectively	$10,000	$160	$10,000	$184

Amortization of debt issuance costs recognized totaled $6 and $6 for the quarters ended March 31, 2025 and 2024, respectively. The remaining annual amortization expense is as follows:

2025	$18
2026	24
2027	24
2028	24
2029	24
Thereafter	46

Total	$160

(14)	Deposits:

At March 31, 2025, the scheduled maturities of time deposits are as follows:

2025	$427,656
2026	42,224
2027	29,914
2028	1,789
2029	1,232

Total	$502,815

Brokered certificates were $37,522 and $87,462 at March 31, 2025 and 2024, respectively.

The aggregate amounts of time deposits (including certificates of deposit) in denominations that exceed the FDIC insurance limit of $250 were approximately $134,379 and $128,082 as of March 31, 2025 and 2024, respectively.

F-104

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(15)	Transactions with Related Parties:

Certain directors, executive officers, and principal shareholders of the Company, and their related interests, had loans outstanding in the aggregate amounts of approximately $5,816 and $8,739 at March 31, 2025 and 2024, respectively. During the quarter ended March 31, 2025, total principal additions were $3,125 and total principal payments were $4,803. Changes in related party composition during the quarter totaled an increase of $0.

Deposit accounts with related parties totaled approximately $4,454 and $3,986 at March 31, 2025 and 2024, respectively.

In management’s opinion, such loans and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

(16)	Stock-Compensation Plans:

The Company has a stock-option plan, which provides for grants of incentive stock options to employees and non-qualified stock options to non-employee directors whereby shares of common stock are made available for purchase. The maximum number of shares available for issuance under the Plan is 10.0% of the total shares of stock outstanding at any time. The Company has a policy of using previously authorized, but unissued shares of common stock to satisfy stock option exercises. Currently, the Company has a sufficient number of authorized common shares to satisfy expected stock option exercises.

Under the agreements, the exercise price of each option equals the market price of the Company’s stock on the grant date. The maximum term of each option is ten years. The options vest on the third anniversary of the grant date.

For the three months ended March 31, 2025 and 2024, the Company recognized approximately $45 in compensation expense for stock options. The total income tax benefit recognized was $2 for the periods ended March 31, 2025 and 2024.

As of March 31, 2025, stock-based compensation expense, net of anticipated tax effects, not yet recognized totaled $110 and is expected to be recognized over a weighted-average remaining period of 1 year.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

F-105

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(16)	Stock-Compensation Plans (continued):

No options were granted in 2025 or 2024.

The total intrinsic value of options exercised for the three months ended March 31, 2025 and 2024 was $1 and $141, respectively.

The following table summarizes the activity of options granted, exercised or forfeited for the three months ended March 31, 2025:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	2025	Price	Term	Value

Shares under option, beginning of year	161,495	$40.83	6.02	$891
Granted during the year	0	0
Forfeited and canceled during the year	(385)	42.75
Exercised during the year	(50)	34.00		1

Shares under option, end of year	161,060	$40.83	5.02	$827

Options exercisable, end of year	95,460	$36.24	3.66	$789

The following table summarizes the activity for non-vested options for the three months ended March 31, 2025:

		Weighted
		Average
	Number of	Market Value
	Options	at Grant

Non-vested options, December 31, 2024	66,000	$47.50
Granted during the year	0	0
Vested during the year	(100)	47.50
Forfeited or expired during the year	(300)	47.50

Non-vested options, March 31, 2025	65,600	$47.50

F-106

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(16)	Stock-Compensation Plans (continued):

The following table summarizes information about stock options outstanding at March 31, 2025:

	Number		Number
	Outstanding	Remaining	Exercisable
Exercise Price	At March 31, 2025	Contractual Life	At March 31, 2025

$26.00	24,160	1	24,160
$42.20	28,400	3	28,400
$34.00	30,000	5	30,000
$47.50	78,500	7	12,900
	161,060		95,460

(17)	Minimum Capital Requirements:

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below).  Management believes, as of March 31, 2025 and 2024, the Bank met all capital-adequacy requirements to which they are subject.

As of March 31, 2025, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum Common Equity Tier 1 risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since March 31, 2025 that management believes have changed this categorization.

F-107

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(17)	Minimum Capital Requirements (continued):

The actual capital amounts and ratios for the Bank are also presented in the following table as of March 31, 2025 and March 31, 2024:

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of March 31, 2025:
Common equity Tier 1 capital (to Risk-Weighted Assets) Bank	$156,365	13.8%	$	> 50,968	> 4.5%	$	> $73,620	> 6.5%
Total Capital (to Risk-Weighted Assets) Bank	$169,788	15.0%	$	> 90,609	> 8.0%	$	> 113,261	> 10.0%
Tier-I Capital (to Risk-Weighted Assets) Bank	$156,365	13.8%	$	> 67,957	> 6.0%	$	> 90,609	> 8.0%
Tier-I Capital (To Average Assets) Bank	$156,365	10.3%	$	> 60,527	> 4.0%	$	> 75,659	> 5.0%

As of March 31, 2024:
Common equity Tier 1 capital (to Risk-Weighted Assets) Bank	$150,247	13.0%	$	> 51,914	> 4.5%	$	> 74,986	> 6.5%
Total Capital (to Risk-Weighted Assets) Bank	$163,090	14.1%	$	> 92,291	> 8.0%	$	> 115,363	> 10.0%
Tier-I Capital (to Risk-Weighted Assets) Bank	$150,247	13.0%	$	> 69,218	> 6.0%	$	> 92,291	> 8.0%
Tier-I Capital (To Average Assets) Bank	$150,247	9.8%	$	> 61,058	> 4.0%	$	> 76,323	> 5.0%

Consolidated capital amounts and ratios are not presented as they are not required for consolidated entities less than $3 billion in assets and the Bank comprises approximately 90% of the consolidated assets of the Company.

The Basel III Capital Rules were fully phased in on January 1, 2020 and require the Bank to maintain: 1) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5%, plus a 2.5% “capital conservation buffer” (resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 7.0%); 2) a minimum ratio of Tier 1 capital ratio of 8.5%); 3) a minimum ratio of total capital to risk-weighted assets of 8.0%, plus the capital conservation buffer resulting in a minimum total capital ratio of 10.5%); and 4) a minimum Leverage Ratio of 4.0%. The net unrealized gain or loss on available-for-sale debt securities is not included in computing regulatory capital.

F-108

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(17)	Minimum Capital Requirements (continued):

The payment of dividends by the Bank would be restricted if the Bank does not meet the minimum Capital Conservation Buffer as defined by Basel III regulatory capital guidelines and/or if, after payment of the dividend, the Bank would be unable to maintain satisfactory regulatory capital ratios.

The Mortgage Banking Company is also subject to capital requirements in connection with its mortgage banking activities.  Failure to maintain minimum capital requirements could result in the Mortgage Banking Company’s inability to originate mortgage loans for the respective investor and therefore could have a direct material effect on the Mortgage Banking Company’s financial statements.

(18)	Intangible Assets:

The following is a summary of intangible assets at March 31:

	2025		2024
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Subject to amortization -
Core deposit intangible	$900	$802	$900	$779
Customer list	349	349	349	349
Total	$1,249	$1,151	$1,249	$1,128

Goodwill is not subject to amortization and was $8,596 as of March 31, 2025 and 2024.

Amortization expense recognized on all amortizable intangibles totaled $6 for the quarters ended March 31, 2025 and 2024. The remaining annual amortization expense is as follows:

2025	$16
2026	21
2027	20
2028	19
2029	18
Thereafter	4

Total	$98

F-109

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(19)	Earnings Per Common Share:

For the quarters ended March 31 earnings per common share has been computed based on the following:

	2025	2024

Net income	$2,554	$2,675

Income available to common stockholders	$2,554	$2,675

Average number of common shares outstanding used to calculate basic earnings per common share	2,388,888	2,423,785

Effect of dilutive securities:
Stock options	18,638	19,290
	18,638	19,290

Average number of common shares outstanding used to calculate diluted earnings per common share	2,407,526	2,443,076

Stock options for 78,800 and 109,100 shares of the Company’s common stock were not considered in computing diluted earnings per common share for the quarters ended March 31, 2025 and 2024, respectively, because they were anti-dilutive.

F-110

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(20)	Fair Value Measurements:

Accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard describes three levels of inputs that may be used to measure fair value:

●	Level 1: Quoted prices (unadjusted) or identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

●	Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

●	Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of valuation methodologies used for assets recorded at fair value:

Debt securities available for sale: The fair values of the Company’s debt securities available for sale are primarily determined by quoted prices in active markets (Level 1) and matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific debt securities, but rather by relying on the debt securities’ relationship to other benchmark quoted securities. The values determined by matrix pricing are considered Level 2 fair value measurements.

Mortgage loans held for sale: The fair values of the Company’s mortgage loans held for sale are based on quotes from third party investors.

Derivatives: Derivatives instruments such as interest rate lock commitments and forward contracts are valued by means of pricing models based on readily observable market parameters such as interest rate yield curves and option pricing volatilities.

Collateral-dependent impaired loans: The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. The fair value of collateral dependent impaired loans is generally based on recent real estate appraisals. Adjustments are routinely made in the appraisal process by independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification. Non-real estate collateral may be valued using an appraisal, net book value of the borrower’s financial statements or aging reports, adjusted or discounted based on management’s expertise and knowledge of the borrower and borrower’s business. Fair value measurements prepared internally are based on management’s comparisons to sales of comparable assets, but include significant unobservable data and are therefore considered Level 3 measurements.

F-111

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(20)	Fair Value Measurements (continued):

Foreclosed assets: Real estate acquired through or in lieu of loan foreclosure is not measured at fair value on a recurring basis. However, other real estate is initially measured at fair value (less estimated costs to sell) when it is acquired and may also be measured at fair value (less estimated costs to sell) if it becomes subsequently impaired. The fair value measurement for each property must be obtained from an independent appraiser or prepared internally. Fair value measurements obtained from independent appraisers generally utilize a market approach based on sales of comparable assets and/or an income approach. Such measurements are usually considered Level 2 measurements. However, management routinely evaluates fair value measurements of independent appraisers by comparing actual selling prices to the most recent appraisals. If management determines significant adjustments should be made to the independent appraisals based on these evaluations, these measurements are considered Level 3 measurements. Fair value measurements prepared internally are based on management’s comparisons to sales of comparable assets, but include significant unobservable data and are therefore considered Level 3 measurements.

The following table presents the Company’s approximate fair value hierarchy for assets measured at fair value as of March 31:

2025
		Fair Value Measurements at
		Reporting Date Using
	Total	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Assets:
Debt securities available for sale	$147,398	$22,942	$124,456
Mortgage loans held for sale	$15,578		$15,578
Derivative assets	$545		$545
Liabilities:
Forward contracts	$67		$67

Assets measured at fair value on a non-recurring basis:
Assets:
Collateral-dependent loans, net of specific reserves	$1,937			$1,937
Foreclosed assets	$241			$241

F-112

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(20)	Fair Value Measurements (continued):

2024
		Fair Value Measurements at
		Reporting Date Using
	Total	(Level 1)	(Level 2)	(Level 3)
Assets and liabilities measured at fair value on a recurring basis:
Assets:
Debt securities available for sale	$169,149	$45,784	$123,365
Mortgage loans held for sale	$10,504		$10,504
Derivative assets	$548		$548
Liabilities:
Forward contracts	$86		$86

Assets measured at fair value on a non-recurring basis:
Assets:
Collateral-dependent loans, net of specific reserves	$37			$37

There were no transfers between Level 1 and Level 2 during 2025 or 2024.

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined by quoted market prices; however, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or valuation techniques. Those techniques are significantly affected by assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair-value estimates may not be realized in an immediate settlement of the instrument. Accounting standards exclude certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

F-113

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(20)	Fair Value Measurements (continued):

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments as of March 31:

	2025
			Fair Value Measurements at
			Reporting Date Using
	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash and cash equivalents	$45,534	$45,534			$45,534
Securities available for sale	147,398	22,942	124,456		147,398
Federal Home Loan Bank stock	3,420			3,420	3,420
Mortgage held for sale	15,578		15,578		15,578
Loans, net	1,248,252			1,203,843	1,203,843
Accrued interest receivable	8,198	8,198			8,198
Mortgage servicing rights	716		5,274		5,274
Derivative assets	545		545		188

Financial liabilities:
Deposits	$1,302,944	$894,734		$408,803	$1,303,537
FHLB advances and other borrowings	32,917			32,917	32,917
Securities sold under agreements to repurchase	22,266	22,266			22,266
Accrued interest payable	3,178	3,178			3,178
Forward commitments	67		67		67

	2024
			Fair Value Measurements at
			Reporting Date Using
	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash and cash equivalents	$22,725	$22,725			$22,725
Securities available for sale	169,149	45,784	123,365		169,149
Federal Home Loan Bank stock	4,425			4,425	4,425
Mortgage held for sale	10,504		10,504		10,504
Loans, net	1,265,138			1,202,156	1,202,156
Accrued interest receivable	8,229	8,229			8,229
Mortgage servicing rights	1,092		5,776		5,776
Derivative assets	548		548		548

Financial liabilities:
Deposits	$1,284,784	$852,150		$434,311	$1,286,462
FHLB advances and other borrowings	74,500			74,500	74,500
Securities sold under agreements to repurchase	21,107	21,107			21,107
Accrued interest payable	3,222	3,222			3,222
Forward commitments	86		86		86

F-114

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(21)	Leases:

Lessee Arrangements

The Mortgage Banking Company leases its facilities under operating leases in Bloomington, IL; Pekin, IL; Champaign, IL; Oakbrook Terrace, IL; and Sussex, WI. The Bank leases facilities in Geneva, IL and Champaign, IL. The Company enters into leases in the normal course of business primarily for mortgage servicing centers, information technology equipment, and land for ATMs and parking lots. The Company’s leases have remaining terms ranging from one to five years, some of which include renewal or termination options to extend the lease for up to five years.

The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the Company’s balance sheet.

Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease.

Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.

Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications as of March 31 are as follows:

Balance Sheet Classification

	2025	2024
Right-of-use assets:
Operating leases Other assets	$1,002	$1,369

Lease liabilities:
Operating leases Accrued interest payable and other liabilities	$1,001	$1,371

F-115

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(21)	Leases (continued):

The total consolidated lease expense was approximately $120 and $142 for the quarters ended March 31, 2025 and 2024, respectively. The expense paid is the same as the amount paid.

Lease Obligations

Future undiscounted lease payments for operating leases with initial terms of one year or more as of March 31, 2025 are as follows:

2025	$315
2026	313
2027	268
2028	154
2029	0

Total undiscounted lease payments	$1,050
Less: imputed interest	(48)

Net lease liabilities	$1,002

Supplemental Lease Information

	2025	2024
Operating lease weighted average remaining lease term (years)	3.03 years	3.10 years
Operating lease weighted average discount rate	3.14%	2.02%

F-116

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(22)	Revenue from Contracts with Customers:

All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income. The following table presents the Company’s sources of non-interest income for the quarter ended March 31, 2025 and 2024. Items outside the scope of ASC 606 are noted as such.

	2025	2024
Non-interest income
Trust department income	$37	$44
Customer-service fees
Overdraft fees	222	201
Other	83	76
Mortgage banking (1)	2,178	1,765
Insurance services	409	230
Other (2)	667	697
	$3,596	$3,013

(1) Not within the scope of ASC 606

(2) The Other category includes ATM fees, wire transfer fees, safe deposit rentals and check order fees and gain/loss on sale of OREO, totaling $488 and $529 for 2025 and 2024, respectively, which is within the scope of ASC 606; the remaining balance of $179 and $168 for 2025 and 2024, respectively, represents loan & collection income, life insurance income, and gain on sale, which is outside the scope of ASC 606.

A description of the Company’s revenue streams accounted for under ASC 606 follows:

Customer-service fees: The Company earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as ATM fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Interchange income: The Company earns interchange fees from debit and credit cardholder transactions conducted through the Visa and MasterCard payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

F-117

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(22)	Revenue from Contracts with Customers (continued):

Trust department income: The Company earns income from its contracts with trust customers to manage assets for investment and/or to transact on their accounts. These fees are primarily earned over time as the Company provides the contracted monthly or quarterly services and are generally assessed based on a tiered scale of the market value of assets under management at month-end. Fees that are transaction-based, including trade execution services, are recognized at the point in time that the transaction is executed, i.e., the trade date. Other related services are provided and the fees the Company earns, which are based on a fixed fee schedule, are recognized when the services are rendered.

Insurance services: The Company earns fees from insurance services provided to its customers. These fees are primarily earned and assessed each month as the Company provides the contracted monthly service.

Gains/Losses on Sales of OREO: The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

(23)	Segments:

The Company is divided into two reportable segments: Commercial Banking and Mortgage Banking. Commercial Banking provides a full range of loan and deposit products to individual consumers and businesses in all markets through retail lending, deposit services, online banking mobile banking, private banking, commercial lending, commercial real estate lending, agricultural lending, and other banking services. Mortgage banking provides residential mortgage banking products through five offices in Illinois and one office in Wisconsin through our Mortgage Banking Company. The majority of the loans are sold with servicing released.

Financial information for each business segment reflects that which is specifically identifiable. Income taxes are allocated based on the effective federal tax rate adjusted for any tax-exempt activity. All tax-exempt activity and provision have been fully allocated to the commercial banking segment. Measurement of performance of business segments is based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. Information presented is also not necessarily indicative of the segments’ operations if they were independent entities.

F-118

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(000s omitted except share data)

(Continued)

(23)	Segments (continued):

Principally, all of the net assets of the Company are involved in the commercial banking segment. Goodwill of approximately $6 million resulting from acquisitions has been assigned to the commercial banking segment, and goodwill of approximately $2 million has been assigned to the mortgage banking segment as a result of First State Mortgage’s formation. Assets assigned to the mortgage banking primarily consist of mortgage loans held for sale and net premises and equipment.

The Company’s chief operating decision maker is comprised of the Chief Executive Officer of the Company, the Chief Executive Officer of First State Bank, and Chief Executive Officer/Chief Operating Officer of First State Mortgage. The individuals consider net interest income, noninterest income, and budget-to-actual variances on a monthly basis for profit measures when making decisions about allocating capital and personnel to the operating segment.

Selected financial information by business segment is as follows for the quarter ended March 31, 2025:

2025	Commercial	Mortgage Banking	Eliminations	Total

Net interest income	$11,540	$106	$(8)	$11,638
Provision for credit losses	501	0	0	501
Mortgage banking revenues	337	1,828	13	2,178
All other noninterest income	1,418	0	0	1,418
Noninterest expenses	8,716	2,625	(41)	11,300
Income (loss) before income tax expense	4,160	(691)	(36)	3,433
Income tax expense (benefit)	1,076	(197)	0	879
Net income (loss)	3,084	(494)	(36)	2,554

Selected financial information by business segment is as follows for the quarter ended March 31, 2024:

2024	Commercial	Mortgage Banking	Eliminations	Total

Net interest income	$10,357	$129	$(7)	$10,479
Recovery of credit loss expense	(1,287)	0	0	(1,287)
Mortgage banking revenues	176	1,575	14	1,765
All other noninterest income	1,248	0	0	1,248
Noninterest expenses	8,608	2,623	(41)	11,189
Income (loss) before income tax expense	4,542	(919)	(34)	3,590
Income tax expense (benefit)	1,176	(262)	0	915
Net income (loss)	3,366	(657)	(34)	2,675

(24)	Subsequent events:

The Company has evaluated subsequent events for recognition and disclosure through June 16, 2025, which is the date the financial statements were available to be issued.

F-119

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting commissions, to be paid in connection with the sale of shares of our common stock being registered, all of which will be paid by us. We will pay all of these expenses. All expenses other than the SEC registration fee are estimates, pursuant to the instruction to Item 511 of Regulation S-K, subject to future contingencies, of the expenses to be incurred by us in connection with the issuance and distribution of the securities being registered.

Approximate Amount
SEC Registration Fee	$3,793.02
Legal Fees and Expenses	$300,000.00
Accounting Fees and Expenses	$162,760.50
Printing and EDGAR Expenses	$14,899.00
Miscellaneous	$10,000

Total	$491,453

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our certificate of incorporation provides that we must indemnify, to the fullest extent permitted by Section 145 of the DGCL, our directors and officers. Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation also includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the DGCL, except for liability for any breach of the director’s duty of loyalty to us or our shareholders; for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL, which relates to unlawful payment of dividends or unlawful stock purchase or redemption and expressly sets forth a negligence standard with respect to such liability; and for any transaction from which the director derived an improper personal benefit.

Item 15. Unregistered Sales of Equity Securities.

None.

II-1

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Amended and Restated Certificate of Incorporation of Tri-County Financial Group, Inc.
3.2*	Amended and Restated By-laws of Tri-County Financial Group, Inc.
4.1*	Form of Registrant’s Common Stock Certificate
5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP
10.1	Registration Rights Agreement between Tri-County Financial Group, Inc. and Castle Creek Capital Partners VI, LP dated October 6, 2017, as amended
10.2	Stock Purchase Agreement between Tri-County Financial Group, Inc. and Castle Creek Capital Partners VI, LP dated October 6, 2017
10.3#*	Kirk Ross Employment Agreement, dated February 7, 2024
10.4#*	Timothy J. McConville Employment Agreement, dated December 2017
10.5*	Indenture, dated October 14, 2016, between Tri-County Financial Group, Inc., as Issuer, and Hickory Point Bank and Trust, as Trustee.
10.6*	Indenture, dated October 12, 2021, between Tri-County Financial Group, Inc., as Issuer, and Hickory Point Bank and Trust, as Trustee.
21.1*	List of Subsidiaries
23.1	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1)
23.2	Consent of Forvis Mazars LLP
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
107*	Calculation of Filing Fee Tables

*	Previously filed.
#	Management Contract.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Mendota, State of Illinois, on July 18, 2025.

TRI-COUNTY FINANCIAL GROUP, INC.

By:	/s/ Timothy J. McConville
Timothy McConville
President and
Chief Executive Officer

By:	/s/ Lana Eddy
Lana Eddy
Principal Financial Officer and Principal Accounting Officer

II-3

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. McConville	Director, President and Chief Executive Officer	July 18, 2025
Timothy J. McConville	(principal executive officer)

/s/ Lana Eddy	Chief Financial Officer	July 18, 2025
Lana Eddy	(principal financial officer)

*
Spencer T. Cohn	Director	July 18, 2025

*
Matthew P. Faber	Director	July 18, 2025

*
John Holland III	Director	July 18, 2025

*
Kenneth D. Otterbach	Director	July 18, 2025

*
Thomas K. Prescott	Director	July 18, 2025

*
Kirk L. Ross	Director	July 18, 2025

*
Julie Setchell	Director	July 18, 2025

*
Kathleen Stevensen	Director	July 18, 2025

*
Goodwin W. Toraason	Director	July 18, 2025

* By:	/s/ Timothy J. McConville
Timothy J. McConville
Attorney-in-fact

II-4